Exhibit 10.41
Execution Version

SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
among
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
MONEYGRAM INTERNATIONAL, INC.
And
GSMP V ONSHORE US, LTD.
GSMP V OFFSHORE US, LTD.
GSMP V INSTITUTIONAL US, LTD.
Dated as of March 24, 2008
Relating to:
$500,000,000
13.25% Senior Secured Second Lien Notes Due 2018

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EXHIBITS:

Exhibit A	Form of Indenture
Exhibit B	Form of Registration Rights Agreement
Exhibit 2.4	Form of Effective Date Certificate
Exhibit 3.1l(a)	Form of Secretary’s Certificate
Exhibit 3.11(b)	Form of Officer’s Certificate
Exhibit 3.11(c)	Form of Solvency Certificate
Exhibit 3.16(a)	Form of Second Priority Security Agreement

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Exhibit 3.16(b)	Form of Second Priority Pledge Agreement
Exhibit 3.16(c)	Form of Second Priority Patent Security Agreement
Exhibit 3.16(d)	Form of Second Priority Patent Security Agreement
Exhibit 3.16(e)	Form of Second Priority Trademark Security Agreement
Exhibit 3.16(f)	Form of Second Priority Trademark Security Agreement
Exhibit 3.16(g)	Form of Intercreditor Agreement
Exhibit 4	Financial information
SCHEDULES:

Schedule I	Holdco Disclosure Schedules
Schedule 2.2	Information Relating to the Purchasers

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SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
     SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of March 24, 2008, among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”), MoneyGram International, Inc., a Delaware Corporation (“Holdco”), GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”) and GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with GSMP Onshore and GSMP Offshore, the “Initial Purchasers”).
RECITALS
     WHEREAS, the Company, Holdco and the Initial Purchasers entered into that certain note purchase agreement, dated as of the Signing Date (the “Original Note Purchase Agreement”).
     WHEREAS, the Company, Holdco, the Initial Purchasers and THL Credit Partners L.P., a Delaware limited partnership (“THL CP”) entered into that certain amended and restated note purchase agreement, dated as of the Effective Date (the “Amended and Restated Note Purchase Agreement”)
     WHEREAS, on March 8, 2008, Holdco acknowledged that certain of the closing conditions of that certain Purchase Agreement, dated as of the Signing Date (as in effect on the Signing Date, the “Original Equity Purchase Agreement”) related to capital of Holdco, including but not limited to Section 1.2(c)(iii) and Section 1.2(c)(vii) of the Original Equity Purchase Agreement, had not been satisfied and would not be satisfied.
     WHEREAS, certain of the closing conditions of the Original Note Purchase Agreement related to capital of Holdco, including but not limited to Section 3.1(d), 3.9 and 3.13(b) of the Original Note Purchase Agreement, have not been satisfied and will not be satisfied and accordingly, the Initial Purchasers were not required to purchase the Notes under the terms of the Original Note Purchase Agreement.
     WHEREAS, pursuant to that certain Amended and Restated Purchase Agreement, dated as of the Signing Date, as amended on March 17, 2008 (such agreement, together with all of the exhibits and schedules thereto, in each case, as in effect on the Effective Date, the “Equity Purchase Agreement”), between Holdco and the parties named as “Investors” therein (the “Equity Investors’”), Holdco has agreed, subject to the terms and conditions set forth therein, to issue and sell to the Equity Investors, as applicable, on the Closing Date, for an aggregate cash purchase price as determined in the Equity Purchase Agreement (the “Equity Contribution”), the Series D participating convertible preferred stock of Holdco (the “Series D Preferred Stock”), Series B participating convertible preferred stock of Holdco (the “Series B Preferred Stock”) and shares of Series B-l participating convertible preferred stock of Holdco (“Series B-1 Preferred Stock”), each as set forth in the Equity Purchase Agreement. The Equity Investors include investment funds affiliated with Thomas H. Lee Partners L.P. (the “Lead Sponsor”) and investment funds affiliated with GS Capital Partners VI, L.P. (“GSCP” and, together with the Lead Sponsor, the “Sponsors”) and also include the Initial Purchasers.
     WHEREAS, the consummation of the Equity Contribution in accordance with the Equity Purchase Agreement is subject to the consummation of certain concurrent transactions (such transactions, together with the Equity Contribution, the “Transactions”), including:

(a)	that the Company shall have amended and restated the existing $350 million Amended and Restated Credit Agreement, dated as of June 29, 2005, of Holdco, as amended through the Effective Date, in accordance with the form attached to the Equity Purchase Agreement as Schedule D, to provide the Company with amended and restated senior credit facilities consisting of $350 million (less any original issue discount otherwise permitted under this Agreement) of term loans, of which $100 million has been previously funded and $250 million (less any original issue discount otherwise permitted under this Agreement) of which shall be new term loans to be funded on the Closing Date contemplated hereby, and a $250 million revolving credit facility (of which no more than $150 million will be drawn on the Closing Date) (collectively, the “Company Credit Facilities”);

(b)	that Holdco shall have received full proceeds from the sale of the securities listed on Schedule B-l to the Equity Purchase Agreement in the amounts set forth on Schedule B-l thereto; and

(c)	that the Company shall have received the proceeds of the issuance of its 13.25% senior secured second lien notes due 2018 (the “Notes”) issued pursuant to the indenture substantially in the form attached hereto as Exhibit A (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Indenture”).
     WHEREAS, the proceeds from the purchase of the Notes will be used by the Company and its Subsidiaries for investments in accordance with the provisions of the Indenture to supplement the Company’s unrestricted assets, to repay existing indebtedness and to pay related transaction costs and expenses.
     WHEREAS, THL CP will not purchase any Notes pursuant to this Agreement.
     WHEREAS, THL CP, the Purchasers and the Company are simultaneously herewith entering into a letter agreement pursuant to which after the closing THL CP will purchase from the Purchasers Notes on the terms and conditions set forth in such letter agreement.
     WHEREAS, pursuant to Section 10.4 of the Amended and Restated Note Purchase Agreement the parties hereto desire to amend and restate the Amended and Restated Note Purchase Agreement in its entirety as provided herein.
     NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS
     1.1. Definitions.
     As used herein, defined terms which are defined in the Indenture shall have, except where otherwise expressly set forth herein, the same respective meanings as such defined terms have in the Indenture, and, in addition, the following terms shall have the meanings specified herein unless the context otherwise requires (it being understood that defined terms shall include in the singular number the plural and in the plural the singular):

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     “Agreement” is defined in Section 10.4.
     “AML Laws” means any anti-money laundering law or regulation applicable to Holdco or any Holdco Subsidiary.
     “Anti-boycott Laws” means the Export Administration Act and the Internal Revenue Code and any other applicable law regarding boycotts issued by a foreign government and not endorsed by the United States.
     “Bank Secrecy Act” means the Currency and Foreign Transactions Report Act, as amended.
     “Benefit Plan” has the meaning given to it in Section 4.13(a).
     “Board of Directors” has the meaning given to it in Section 4.5(a).
     “Board Observer” has the meaning given to it in Section 7.10.
     “Board Papers” is defined in Section 7.10.
     “Certificate of Designations” has the definition given to it in the Equity Purchase Agreement.
     “Closing” is defined in Section 2.3(a).
     “Closing Certificate” is defined in Section 3.24.
     “Closing Date” is defined in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
     “Collateral” means the collateral described in the Security Documents.
     “Collateral Agent” means the Trustee in its capacity as Collateral Agent under the Indenture and under the Security Documents and any successor thereto in such capacity.
     “Company Credit Facilities” is defined in the recitals.
     “Contract” has the meaning given to it in Section 4.5(b).
     “Credit Documents” means the Company Credit Facilities and all agreements, guarantees, collateral documents, certificates, instruments, and other documents made or delivered in connection therewith.
     “D&T Deliverables” means the Satisfactory Audit Opinion and Deloitte & Touche LLP’s consent to file the Satisfactory Audit Opinion in Holdco’s Annual Report on Form 10-K.
     “Default” has the meaning given to it in the Indenture.
     “DTC” means The Depository Trust Company.
     “DTC Agreement” means a letter of representations between the Company and DTC.

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     “Effective Date” means March 17, 2008.
     “Effective Date Certificate” is defined in Section 2.4.
     “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of Hazardous Materials or the failure to comply with Environmental Law.
     “Environmental Law” means any Law relating to pollution, the environment or natural resources.
     “Equity Contribution” is defined in the recitals.
     “Equity Documents” means the Equity Purchase Agreement and all agreements, certificates, instruments, and other documents made or delivered in connection therewith.
     “Equity Interest” is defined in the Indenture.
     “Equity Investors” is defined in the recitals.
     “Equity Purchase Agreement” is defined in the recitals.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefore.
     “ERISA Event” means (a) an event described in Section 4043 of ERISA and the regulations thereunder with respect to any Benefit Plan, other than any event as to which the thirty day notice period has been waived; or (b) the failure of any Benefit Plan to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA.
     “Event of Default” means “Event of Default”, as such term is defined in the Indenture.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.
     “Export Administration Act” means The Export Administration Act of 1979, as amended, and the executive orders, rules and regulations pursuant to the President’s invocation of emergency powers under the International Emergency Economic Powers Act.
     “Fairness Opinions” is defined in Section 4.30.
     “Fee Letter” means that certain Amended and Restated Fee Letter dated as of the Effective Date by and between the Sponsors, the Initial Purchasers, Holdco the Company and THL Managers VI, LLC.
     “Final 10-K” means Holdco’s Annual Report on Form 10-K for the year ended December 31, 2007, in a form identical to a form that shall have been provided to the Initial Purchasers not less than one day prior to the Closing Date, which shall be in a form acceptable to the Initial Purchasers, in compliance with all applicable rules promulgated under the Exchange Act, excluding any rules related to filing deadlines, which such Final 10-K does not disclose or identify any material weakness in the design or

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operation of internal controls which could adversely affect Holdco’s ability to record, process, summarize and report financial data.
     “Financing Documents” means collectively, this Agreement, the Indenture, the Notes, the Registration Rights Agreements, the Fee Letter, the Management Rights Agreement, the Security Documents and the Intercreditor Agreement and all certificates, instruments, and other documents made or delivered in connection herewith and therewith.
     “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Company or any of its Subsidiaries with respect to employees employed outside the United States.
     “GAAP” is defined in Section 4.6.
     “German Antitrust Act” means the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen).
     “Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
     “Governmental Entity” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     “GSCP” is defined in the recitals.
     “Guarantors” has the definition given to it in the Indenture.
     “Hazardous Materials” means (x) petroleum and petroleum by-products, asbestos that is friable, radioactive materials, medical or infectious wastes or polychlorinated biphenyls and (y) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics.
     “Holdco Disclosure Schedule” means a schedule attached hereto as Schedule I setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Holdco’s or the Company’s representations or warranties contained in Section 4.
     “Holdco Intellectual Property” means all patents and patent applications currently owned by Holdco and the Holdco Subsidiaries that are material to the business of Holdco and the Holdco Subsidiaries, taken as a whole, as currently conducted.
     “Holdco Subsidiary” is defined in Section 4.3.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Infringe” means, in relation to Intellectual Property, infringing upon, misappropriating or violating the rights of any third party.

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     “Indemnitee” has the meaning given to it in Section 9.2.
     “Indenture” has meaning given to it in the recitals.
     “Initial Equity Securities” is defined in the recitals.
     “Initial Purchasers” is defined in the preamble.
     “Intellectual Property” means the following and all rights pertaining thereto: (A) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries), (B) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (C) copyrights, proprietary designs, computer software, mask works, databases, and registrations and applications for registration thereof, (D) confidential and proprietary information, trade secrets, know-how and show-how, and (E) all similar rights, however denominated, throughout the world.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of the Closing Date, among JPMorgan Chase Bank, N.A., as First Priority Collateral Agent, Collateral Agent, the Company and the Guarantors, a form of which is attached hereto as Exhibit 3.16(g).
     “Investment Company Act” means the Investment Company Act of 1940 as from time to time in effect and any successor act to all or a portion thereof.
     “Investment Policy” is defined in Section 6.2.
     “Investors” has the definition given to it in the Equity Purchase Agreement.
     “IRS” means the Internal Revenue Service of the United States of America.
     “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, order, injunction, arbitration award, writ, decree, agency requirement, license or permit of any Governmental Entity.
     “Lead Sponsor” is defined in the recitals.
     “Management Rights Agreement” means the management rights agreement dated as of the Closing Date among Holdco, the Company and GS Mezzanine Partners V Institutional, L.P. (the indirect owner of GSMP Institutional).
     “Material Adverse Effect” means: (1) for any purpose under this Agreement other than Section 7, any circumstance, event, change, development or effect that, (a) is material and adverse to the financial position, results of operations, business, assets or liabilities of Holdco and the Holdco Subsidiaries, taken as a whole, (b) would materially impair the ability of Holdco and the Holdco Subsidiaries, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Documents, (c) would materially impair the rights and remedies of the Purchasers under this Agreement or any of the other Financing Documents, taken as a whole, or (d) would materially impair the ability of Holdco to perform its obligations under the Equity Purchase Agreement or otherwise materially threaten or materially impede the consummation of the Purchase (as defined in the Equity Purchase Agreement) and the other transactions contemplated by the Equity Purchase Agreement; provided, however, that the impact of the following matters shall be disregarded: (i) changes in general economic, financial market,

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credit market, regulatory or political conditions (whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) generally affecting the U.S. economy, foreign economies or the industries in which Holdco or its Subsidiaries operate, (ii) changes in generally accepted accounting principles, (iii) changes in laws of general applicability or interpretations thereof by any Governmental Authority, (iv) any change in Holdco’s stock price or trading volume, in and of itself, or any failure, in and of itself, by Holdco to meet revenue or earnings guidance published or otherwise provided to the Purchaser (provided that any fact, condition, circumstance, event, change, development or effect underlying any such failure or change, other than any of the foregoing that is otherwise excluded pursuant to clauses (i) through (viii) hereof, may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (v) losses resulting from any change in the valuations of Holdco’s portfolio of securities or sales of such securities and any effect resulting from such changes or sales, (vi) actions or omissions of Holdco or the Sponsors taken as required by the Equity Purchase Agreement or with the prior written consent of the Purchaser, (vii) public announcement, in and of itself, by a third party not affiliated with Holdco of any proposal to acquire the outstanding securities or all or substantially all of the assets of Holdco and (viii) the public announcement of the Equity Purchase Agreement and the transactions contemplated thereby (provided that this clause (viii) shall not apply with respect to Sections 1.2(c)(v), 2.2(d), 2.2(h) and 2.2(k) of the Equity Purchase Agreement); provided further, however, that Material Adverse Effect shall be deemed not to include the impact of the foregoing clauses (i), (ii) and (iii), in each case only insofar and to the extent that such circumstances, events, changes, developments or effects described in such clauses do not have a disproportionate effect on Holdco and the Holdco Subsidiaries (exclusive of its payments systems business) relative to other participants in the industry; and (2) for any purpose under Section 7 of this Agreement, any circumstance, event, change, development or effect that, (a) is material and adverse to the financial position, results of operations, business, assets or liabilities of Holdco and the Holdco Subsidiaries, taken as a whole, (b) would materially impair the ability of Holdco and the Holdco Subsidiaries, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Documents, or (c) would materially impair the rights and remedies of the Purchasers under this Agreement or any of the other Financing Documents, taken as a whole.
     “MSPI” means MoneyGram Payment Systems Inc., a wholly owned subsidiary of the Company.
     “Multiemployer Plan” is defined in Section 4.13(e).
     “Notes” is defined in the recitals.
     “OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.
     “Officer’s Certificate” is defined in Section 3.1 l(b).
     “Original Equity Purchase Agreement” is defined in the recitals.
     “Originally Previously Disclosed” means information: (i) set forth in the Holdco Disclosure Schedule (defined for purposes of this definition only as set forth in the Original Note Purchase Agreement), dated as of the Signing Date, corresponding to the provision of the Original Note Purchase Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or section of this Agreement or the Holdco Disclosure Schedule shall be deemed to be disclosed for other paragraphs and sections of the Original Note Purchase Agreement or the Holdco Disclosure Schedule to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure); or (ii) otherwise disclosed on a SEC Document, prior to the Signing Date (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in

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any “forward-looking statements” disclaimer or other statements that are similarly non-specific, predictive or forward-looking in nature).
     “Outside Receipt Date” is defined in Section 3.6 (c).
     “Patriot Act” is defined in Section 10.17.
     “Preferred Stock” means the Series B Preferred Stock, the Series B-l Preferred Stock and the Series D Preferred Stock.
     “Previously Disclosed” means information: (i) set forth in the Holdco Disclosure Schedule corresponding to the provision of this Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or section of this Agreement or the Holdco Disclosure Schedule shall be deemed to be disclosed for other paragraphs and sections of this Agreement or the Holdco Disclosure Schedule to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure); or (ii) otherwise disclosed on a SEC Document, prior to the Effective Date (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific, predictive or forward-looking in nature) (“Filed SEC Documents”).
     “Private Offering” means any offer and/or sale by one or more of the Purchasers of some or all of the Notes without registration under the Securities Act but in compliance with Rule 144A, Rule 144, Regulation S, Section 4(1) or any other applicable rule or provision under the Securities Act.
     “Purchase Price” is defined in Section 2.2(b).
     “Purchasers” means the Initial Purchasers.
     “Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.
     “Registration Rights Agreement” means the Registration Rights Agreement among the Company, Holdco and each Purchaser, to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit B, as amended, supplemented, restated or otherwise modified from time to time.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Regulation U ” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment in derogation of Environmental Law.

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     “Responsible Officer” means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer or the treasurer.
     “Rule 144” has the meaning given to it in the Indenture.
     “Rule 144A” has the meaning given to it in the Indenture.
     “Rule 502” means Rule 502 of Regulation D under the Securities Act as from time to time in effect and any successor regulation to all or a portion thereof.
     “Satisfactory Audit Opinion” means either combined or separate unqualified reports on the audit of Holdco, and its Subsidiaries, financial statements and internal controls over financial reporting as of and for the year ended December 31, 2007 as illustrated within paragraphs 87 and 88 of the Public Company Accounting Oversight Board Bylaws and Rules, Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements,” prepared in accordance with GAAP (neither the Deloitte & Touche LLP financial statement opinion as of and for the year ended December 31, 2007 nor to the Notes to Consolidated Financial Statements attached to the audited financial statements, nor Items 1 through 15 of the Company’s December 31, 2007 Annual report on Form 10-K, shall include any reference to Holdco’s ability to operate as a going concern).
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Documents” is defined in Section 4.6(a).
     “Securities” has the meaning given to it in the Equity Purchase Agreement.
     “Security Documents” means: (i) that certain Second Priority Security Agreement, to be dated as of the Closing Date, among the Company, the Guarantors and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(a), (ii) that certain Second Priority Pledge Agreement, to be dated as of the Closing Date, among the Company, the Guarantors and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(b), (iii) that certain Second Priority Patent Security Agreement, to be dated as of the Closing Date, among Holdco and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(c), (iv) that certain Second Priority Patent Security Agreement, to be dated as of the Closing Date, among MPSI and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(d), (v) that certain Second Priority Trademark Security Agreement, to be dated as of the Closing Date, among Holdco and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(e), (vi) that certain Second Priority Trademark Security Agreement, to be dated as of the Closing Date, among Property Bridge, Inc., a Delaware corporation, and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(f) and (vii) collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture, which will be identical to the agreements for the First Priority Liens Obligations, but on a second priority lien basis.
     “Series B Preferred Stock” is defined in the recitals.
     “Series B-l Preferred Stock” is defined in the recitals.
     “Series D Preferred Stock” is defined in the recitals.
     “Signing Date” means February 11, 2008.

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     “Signing Date Certificate” is defined in Section 2.4.
     “Solvency Certificate” is defined in Section 3.1 l(c).
     “Solvent” means, with respect to any Person, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated; and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed by Holdco and the Company as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that such Person reasonably expects to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).
     “Sponsors” is defined in the recitals.
     “State” means any of the jurisdictions listed on Section 3.3(b) of the Company Disclosure Schedule (as defined in the Equity Purchase Agreement).
     “Subsequent Purchaser” means a purchaser of any Note who acquired such Note in a Private Offering in accordance with Section 8.1.
     “Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).
     “Tax Return” means any return, report or similar filing, (including attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
     “Termination Date” is defined in Section 2.2(e).
     “Termination Development” means (i) any circumstance, event, change, development or effect that, individually or in the aggregate, is adverse to the financial position, results of operations, business, prospects, assets or liabilities of Holdco or its Subsidiaries as determined in the sole discretion of the Initial Purchasers, (ii) any negative development related to Holdco’s or its Subsidiaries’ agents, official check customers, clearing banks or regulators as determined in the sole discretion of the Initial Purchasers, and (iii) the Initial Purchasers becoming aware after the Effective Date of any matter in clauses (i) or (ii) above that occurred prior to the date hereof.
     “Total First Lien Indebtedness” means, as of any date of determination, funded Total Indebtedness that in each case is secured by First Priority Liens on property or assets of Holdco and its Subsidiaries.

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     “Total Loss” has the meaning given to it in the Equity Purchase Agreement.
     “Transaction Documents” means the Credit Documents, the Equity Documents and the Financing Documents.
     “Transactions” is defined in the recitals.
     “Trustee” means Deutche Bank Trust Company Americas.
     “Unrestricted Assets” has the meaning given to it in Schedule E to the Equity Purchase Agreement.
     “U.S. Economic Sanction” means any economic sanction imposed by any rule, regulation or statute of the United States, including without limitation, those administered by OFAC and any other applicable laws imposing economic sanctions.
     “U.S. Foreign Corrupt Practices Act” is defined in Section 4.12(b)
     1.2. Computation of Time Periods.
     For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     1.3. Terms Generally.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) “or” is not exclusive;
     (3) an accounting term not otherwise defined has the meaning assigned to it, and shall be construed, in accordance with GAAP;
     (3) words in the singular include the plural, and in the plural include the singular;
     (4) “will” shall be interpreted to express a command;
     (5) the word “including” means “including without limitation”;
     (6) any reference to any Person shall be construed to include such Person’s successors and permitted assigns;
     (7) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
     (8) for purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; and

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     (9) references to sections of or rules under the Securities Act and the Exchange Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.
SECTION 2.
AUTHORIZATION AND ISSUANCE OF NOTES
     2.1. Authorization of Issue.
     On or prior to the Closing, the Company will authorize the issuance and sale of the Notes. The Notes shall be substantially in the form specified in the Indenture.
     2.2. Sale and Purchase of the Notes.
     (a) Subject to the terms and conditions of this Agreement, on or prior to the Termination Date, the Company will issue and sell to each of the Purchasers and each of the Purchasers will purchase from the Company, at the Closing provided for in Section 2.3, the Notes in the principal amounts and for the portion of the Purchase Price as set forth in Schedule 2.2 hereto.
     (b) The aggregate cash purchase price (the “Purchase Price”) for the Notes shall be equal to the principal face amount of the Notes being so purchased.
     (c) The parties agree to report the sale and purchase of the Notes for all federal, state, local and foreign Tax purposes in a manner consistent with the foregoing and agree to take no position inconsistent with the foregoing, except as required by applicable law.
     (d) The obligations hereunder of the Purchasers to purchase and pay for the Notes are several and not joint and no Purchaser will have any liability to any Person for the performance or non- performance by any other Purchaser.
     (e) The obligation of the Purchasers to purchase the Notes and the obligation of the Company to sell and issue the Notes in accordance with the terms of this Agreement shall terminate on the date of the termination of the Equity Purchase Agreement in accordance with its terms (the “Termination Date”).
     2.3. Closing.
     (a) Subject to satisfaction or waiver of the conditions set forth in Section 3 hereof, the sale and purchase of the Notes shall occur at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York, commencing at 10 a.m. local time, at a closing (the “Closing”), but in any event the Closing shall be no later than March 25, 2008, or at such other date or time as mutually agreed by the Company and the Initial Purchasers. The date and time of the Closing is referred to herein as the “Closing Date”.
     (b) At the Closing, the Company will deliver to each Purchaser purchasing Notes, in such denominations as such Purchaser may request (subject to the terms of the Indenture), representing in the aggregate the full principal amount of Notes to be purchased by such Purchaser on the Closing Date, each such Note dated the Closing Date and registered in such Purchaser’s name, against payment by such Purchaser to the Company of the amount of the applicable portion of the Purchase Price (as provided in Section 2.2), by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least one Business Day prior to the Closing Date.

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     (c) If at the Closing the Company shall fail to deliver to the Purchasers the Notes as provided in Section 2.3(b), or any of the conditions specified in Section 3 shall not have been fulfilled to the Initial Purchasers’ reasonable satisfaction or waived, then each Purchaser shall, at its election, be relieved of all further obligations under this Agreement.
     2.4. Effective Date Certificate.
     On the Signing Date, Holdco delivered to the Initial Purchasers the certificate (the “Signing Date Certificate”) as provided in Section 2.4 of the Original Note Purchase Agreement. On the Effective Date, Holdco delivered to the Purchasers a certificate (the “Effective Date Certificate”), substantially in the form of Exhibit 2.4 to this Agreement, from Holdco, signed by the Chief Executive Officer and the Chief Financial Officer of Holdco, certifying: (i) that each of the representations and warranties contained in Sections 4.1 through 4.17, 4.23 and 4.29 through 4.31 of this Agreement shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties must be true and correct in all respects) on or as of the Effective Date as if made on and as of the Effective Date (unless expressly stated to relate to a specific earlier date, in which case each of such representations and warranties shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) as of such earlier date), (ii) to the knowledge of the applicable officer: (x) that none of the written factual information and written data (taken as a whole) furnished by or on behalf of Holdco or any of the Holdco Subsidiaries or any of their respective authorized representatives to the Purchasers on or before the Effective Date for purposes of or in connection with this Agreement contained, when furnished, any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of such certificate, such factual information and data shall not include projections (including financial estimates, forecasts and/or any other forward-looking information) and information of a general economic or general industry nature, and (y) that the projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (ii)(x) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, (iii) that the financial information, data and performance information listed on Exhibit 4 hereto furnished by or on behalf of Holdco or the Company to the Purchasers on or before the Effective Date for purposes of or in connection with this Agreement was true, complete and accurate as and when furnished to the Purchasers, and (iv) all of the certifications set forth in the Signing Date Certificate are true and correct in all respects.
     2.5 Fees.
     On the Signing Date, Holdco paid the fees set forth, and otherwise satisfied the other terms and conditions set forth in, the Fee Letter. On the Effective Date the Initial Purchasers recieved the Fee (as defined in that certain Amended and Restated Fee Letter, dated the Effective Date).
SECTION 3.
CONDITIONS TO CLOSING
     Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by it at the Closing is subject to the reasonable satisfaction or waiver by the Initial Purchasers, prior to or at the Closing Date, of each of the conditions specified below in this Section 3:

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     3.1. No Violation; No Legal Constraints; Consents, Authorizations and Filings, Etc.
     (a) The expiration or termination of; (i) any applicable waiting period under the HSR Act and (ii) any applicable waiting period under the German Antitrust Act in each case, required to consummate the purchase from Holdco at the Closing, of the Securities as contemplated by the Equity Purchase Agreement and for the Investors to own, and fully vote and convert into common stock, all of the Securities;
     (b) no provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or the consummation of any of the transactions contemplated by the Transaction Documents or shall prohibit or restrict any Investor or its Affiliates from owning, or fully voting and converting, the Securities to be acquired by such Investor pursuant to the terms of such respective Securities, and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing;
     (c) each Purchaser’s purchase of the Notes shall be permitted by all applicable laws of each jurisdiction to which it is subject; and
     (d) prior to the Closing, Holdco shall have received full proceeds from the sale of the securities listed on Schedule B-l to the Equity Purchase Agreement in the amounts set forth on Schedule B-l thereto.
     3.2. Indebtedness.
     On the Closing Date, the Company and Holdco shall have (i) (A) amended Holdco’s existing Amended and Restated Credit Agreement, dated as of June 29, 2005, in accordance with the form of Amended and Restated Credit Agreement attached to the Equity Purchase Agreement as Schedule D, (B) received an additional $250 million of term loans (less any original issue discount otherwise permitted under this Agreement) under its existing Amended and Restated Credit Agreement following such amendment described in clause (A) above; (C) never borrowed any funds under, and shall have terminated, its existing 364-Day Credit Agreement, dated as of November 15, 2007, as amended; and (ii) no Indebtedness (as determined on a consolidated basis in accordance with GAAP) shall remain outstanding immediately after giving effect to the Transaction other than: (x) the loans under the Company Credit Facilities and (y) the Notes and (z) indebtedness incurred in the ordinary course of business not to exceed, individually or in the aggregate, $5 million. After giving effect to the transactions contemplated hereby, there shall not exist (pro forma for such transactions and the financing thereof) any Default or Event of Default under the Indenture or the Notes.
     3.3. Material Adverse Change.
     Except as Previously Disclosed, (A) since September 30, 2007, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holdco or the Company, and (B) each of the Initial Purchasers in its respective sole judgment and discretion shall have determined that since the Effective Date, no change or event shall have occurred and no circumstances shall exist which constitute, or would reasonably be expected to constitute, individually or in the aggregate, a Termination Development. With respect to matters which have been Previously Disclosed, in determining whether this condition is satisfied, any circumstance, event or condition occurring after the Effective Date shall be taken into account, including any deterioration, worsening or adverse consequence of such Previously Disclosed matters occurring after the Effective Date.

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     3.4. Regulatory.
     (A) None of Holdco, the Company or MPSI, shall have received written or oral notice from any State to the effect that such State has determined that Holdco, the Company or MPSI can no longer conduct its money transfer or payment systems businesses in such State or has revoked, or intends to revoke, Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State, or imposed, or intends to impose, conditions on, or material fines with respect to, Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State (which conditions are adverse to Holdco, the Company or MPSI and are not generally applicable to other persons conducting money transfer or payments systems businesses in such State); (B) Holdco, the Company or MPSI shall have received assurances, in a form acceptable to the Initial Purchasers, from each State from which the Initial Purchasers determines is necessary, that such State will not (x) determine that Holdco, the Company or MPSI may not conduct its money transfer or payment systems businesses in such State, (y) revoke Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State, or (z) impose conditions on, or material fines with respect to, Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State (which conditions are adverse to Holdco, the Company or MPSI and are not generally applicable to other persons conducting money transfer or payments systems businesses in such State); (C) prior to and immediately following the Closing, Holdco and each of its Subsidiaries shall have all licenses required under applicable money transmitter, official check or similar Laws to conduct Holdco’s and its Subsidiaries’ business as presently conducted; and (D) immediately following the Closing, Holdco and each of its Subsidiaries shall be in compliance with all applicable money transmitter, official check or similar Laws applicable to Holdco or its Subsidiaries, including, without limitation, all net worth, tangible net worth, unrestricted assets and other financial ratios requirements applicable to Holdco or its Subsidiaries.
     3.5. Fees and Expenses.
     (a) All the fees and expenses payable by Holdco and the Company to the Purchasers pursuant to the Transaction Documents, including without limitation, the fees and expenses of each Purchaser and counsel for the Purchasers for which invoices have been presented (including the fees of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Initial Purchasers), shall have been paid in full.
     3.6. Holdco Audit/10-K/Absence of Restatement.
     (a) (A) (i) Holdco’s receipt from Deloitte & Touche LLP of the D&T Deliverables, which shall be delivered if the amounts set forth on Schedule F to the Equity Purchase Agreement shall have been placed into an escrow account pursuant to an escrow agreement reasonably acceptable to the Initial Purchasers, Holdco and Deloitte & Touche LLP with irrevocable instructions to be released to Holdco on the Closing Date upon Holdco’s receipt of the D&T Deliverables, or (ii) if the amounts set forth on Schedule F to the Equity Purchase Agreement shall not have been placed into an escrow account with irrevocable instructions to be released to Holdco on the Closing Date upon Holdco’s receipt of the D&T Deliverables, then Holdco and Deloitte & Touche LLP shall have committed to the Initial Purchasers on the Closing Date that, after both Holdco and Deloitte & Touche LLP shall have verified that the amounts set forth on Schedule F to the Equity Purchase Agreement have been credited to the bank account set forth across from such amount on Schedule F to the Equity Purchase Agreement, Holdco will receive from Deloitte & Touche, the D&T Deliverables and (B) Holdco’s financial printer Bowne shall have notified the Initial Purchasers (on the Closing Date) that Holdco has delivered the Final 10-K to Bowne with the irrevocable instruction that Bowne file the Final 10-K on behalf of Holdco, and that Bowne is prepared to file and will file the Final 10-K with the SEC, in each case, immediately upon notification from Holdco that the amounts set forth on Schedule F to the Equity Purchase Agreement have been

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successfully credited to the Holdco bank account set forth across from such amount on Schedule F to the Equity Purchase Agreement;
     (b) each of the Initial Purchasers shall have had a full and complete opportunity to review Holdco’s books and records, internal controls and procedures, and to interview current and former Holdco personnel as determined to be necessary by each of the Initial Purchasers, and will have determined that Holdco’s books and records, internal controls and procedures, as well as Holdco’s prior disclosures, are acceptable to each Initial Purchaser in its respective sole judgment and discretion; and it is understood and agreed that such determination by each of the Initial Purchasers shall be based on, among other things, but not limited to, the subjective view of each of the Initial Purchasers of Holdco’s potential exposure, if any, to claims and investigations related in any to Holdco’s books and records, internal controls and procedures, and prior disclosures;
     (c) neither Deloitte & Touche LLP nor any other accounting firm shall have issued to Holdco any opinion regarding the consolidated financial statements of Holdco and its Subsidiaries as of and for the year ended December 31, 2007 which is not a Satisfactory Audit Opinion;
     (d) there shall not have been a restatement (nor shall any restatement be under consideration by Holdco, its external auditors or, to the knowledge of Holdco, the SEC) of any prior period financial statements of Holdco; and
     (e) Holdco shall have resolved to the satisfaction of the SEC (including having taken any and all corrective action requested by the Staff of the SEC, if any) all comments received by Holdco from the SEC on the SEC Documents.
     3.7. Representations and Warranties,
     Each of the representations and warranties contained herein shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) on or as of the Closing Date (unless expressly stated to relate to a specific earlier date, in which case each of such representations and warranties shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) as of such earlier date), in each case after giving pro forma effect to the consummation on the Closing Date of the Transactions, the issuance of the Notes to be issued on the Closing Date and the application of the proceeds thereof.
     3.8. Performance; No Default.
     The Company and Holdco shall have performed and complied in all material respects with all agreements and covenants contained herein and therein required to be performed or complied with by them prior to or at the Closing (or such compliance shall have been waived on terms and conditions reasonably satisfactory to the Initial Purchasers) and, after giving effect to the Transactions, the issuance of the Notes and the application of the proceeds thereof, no Default shall have occurred and be continuing.
     3.9. Equity Contribution.
     At the Closing, the Equity Contribution shall have been made to Holdco in accordance with the Equity Purchase Agreement, and Holdco shall have received the Equity Contribution. All conditions precedent set forth in the Equity Documents shall have been satisfied or waived (with the prior consent of

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the Initial Purchasers if the Initial Purchasers reasonably determine such waiver is adverse to the Initial Purchasers).
     3.10. [Reserved],
     3.11. Compliance Certificates.
     (a) Secretary’s Certificate. The Company and each Guarantor shall have delivered to the Purchasers a Secretary’s Certificate, dated as of the Closing Date (the “Secretary’s Certificate”), in the form of Exhibit 3.11(a) hereto, certifying, among other things, as to (i) the Company’s and the Guarantors’ certificate or articles of incorporation or deed of incorporation (or, if an unlimited liability company, limited liability company or limited partnership, certificate of formation) and bylaws or articles of association (or, if an unlimited liability company or limited liability company, unlimited or limited liability company agreement, or, if a limited partnership, limited partnership agreement), (ii) the incumbency and signatures of certain officers of the Company and the Guarantors and (iii) the corporate proceedings of the Company and the Guarantors (including a Board consent in a form reasonably agreed to by the Initial Purchasers) relating to the authorization, execution and delivery of the Notes, this Agreement and the other Financing Documents to which the Company or any Guarantor is a party.
     (b) Officer’s Certificate. The Company shall have delivered to the Purchasers an Officer’s Certificate, each dated as of the Closing Date (the “Officer’s Certificate”), in the form of Exhibit 3.11(b) hereto, certifying, on and as of the Closing Date, as to (i) the representations and warranties of the Company, (ii) the performance and compliance in ail material respects with all agreements and covenants contained herein, and (iii) no Default or Event of Default shall have occurred and be continuing under the Indenture or the Notes.
     (c) Solvency Certificate and Solvency Opinion. On the Closing Date, the Company shall have delivered to the Purchasers a certificate from the Chief Financial Officer of the Company, dated as of the Closing Date (the “Solvency Certificate”), in the form of Exhibit 3.11(c), and (if and to the extent delivered under the Company Credit Facilities) letters from a nationally recognized appraisal firm or valuation consultant satisfactory to the Initial Purchasers, in each case certifying or attesting, as applicable, that the Company on a consolidated basis with its Subsidiaries immediately after giving effect to the consummation of the Transactions, the issuance and sale of the Notes and after giving effect to the application of the proceeds of Notes, will be Solvent.
     3.12. Opinion of Counsel.
     On the Closing Date, the Purchasers shall have received an opinion from Kirkland & Ellis LLP, special New York counsel for the Company, or another counsel for the Company acceptable to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers.
     3.13. Financial Information.
     (a) The Purchasers shall have received: (a) as soon as monthly and quarterly financial statements are available to Holdco and its Subsidiaries, unaudited consolidated financial statements for any interim period or periods of Holdco and its Subsidiaries ended after the date of the most recent audited financial statements; and (b) customary pro forma consolidated financial statements. The most recent financial statements will show on a pro forma basis on the Closing Date: (i) funded Total Indebtedness of no more than $1,000 million plus indebtedness incurred in the ordinary course of business not to exceed, individually or in the aggregate, $5 million; (ii) Total First Lien Indebtedness of no more than $500 million; (iii) the Leverage Ratio (but excluding for purposes of the calculation thereof

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from the definition of Adjusted EBITDA (as defined in the Indenture) any gains or losses associated with the sale of securities held in Holdco or any of its Subsidiaries investment portfolio listed on Schedule B-l to the Equity Purchase Agreement for Holdco and its Subsidiaries, as at the Closing Date, after giving pro forma effect to the Transactions, for the last twelve-month period ended February, 2008, is not greater than: 3.85:1.00 and (iv)(A) the transaction volumes generated from the “Money Transfer” business segment shall be no less than $3,170,700 for the month ended January, 2008 and $3,238,200 for the month ended February, 2008, and (B) the net revenue generated from the “Money Transfer” and the “Express Payment” business segments on a combined basis shall be no less than $35,063,244 for the month ended January, 2008 and no less than $35,737,927 for the month ended February, 2008. For purposes of clause (iv)(A) and (iv)(B) of this Section 3.13, the internal monthly financial statements for the months ended January, 2008 and February, 2008 shall be prepared on the same basis in all material respects to the monthly budgets for January, 2008 and February, 2008 and the historical monthly results previously provided to the Purchasers and included on Exhibit 4 to this Agreement.
     (b) After giving effect to the Transactions and the payment of fees and expenses payable by Holdco at the Closing in connection with the transactions contemplated by the Equity Purchase Agreement and the transactions contemplated hereby, including, without limitation, the expenses incurred in connection with the transactions contemplated by clause (iv) of Section 1.2(c) of the Equity Purchase Agreement, the expenses contemplated by Section 5.3 of the Equity Purchase Agreement and the Exclusivity Agreement (as defined in the Equity Purchase Agreement), the fees and expenses of Holdco’s advisors, and the fees and expenses of each Purchaser and counsel for the Purchasers, on a pro forma basis, Holdco shall have (x) at least $150 million in Unrestricted Assets and no more than $150 million will be drawn on the Closing Date, under Holdco’s revolving credit facility (which availability, for the purposes of this Section 3.13(b) shall take into account all letters of credit outstanding either through such facility or otherwise).
     3.14. Transaction Documents.
     On the Closing Date, the Purchasers shall have received true and correct copies of all Transaction Documents (including without limitation, the Indenture, the Notes, the Registration Rights Agreement, the other Financing Documents and (in respect of the Initial Purchasers only) the Management Rights Agreement, all of which shall be in form and substance reasonably acceptable to the Initial Purchasers) and such documents (i) shall have been duly authorized, executed and delivered by parties thereto; and (ii) shall be valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Without limiting the generality of the preceding sentence, the Purchasers shall have received all such counterpart originals or certified or other copies of this Agreement and the other Financing Documents required to be delivered on the Closing Date.
     3.15. Execution and Authentication of Indenture and Notes.
     On the Closing Date, the Trustee shall have executed the Indenture and authenticated the Notes to be purchased by the Purchasers pursuant to this Agreement.
     3.16. Security Documents and Collateral.
     The Collateral Agent shall have received all Security Documents and the Intercreditor Agreement, substantially in the forms attached hereto as Exhibit 3.16(a) through Exhibit 3.16(g), duly executed by all parties thereto and the provisions of the Security Documents shall create legal, valid and continuing second-priority Liens (subject only to Permitted Liens) on all the Collateral described therein

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in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers securing the Obligations (as defined in the Security Documents), enforceable against Holdco, the Company and their respective Subsidiaries, as applicable, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, which Security Documents and Collateral shall be substantially similar to the Security Documents (as defined in the Company Credit Facilities) and Collateral (as defined in the Company Credit Facilities) provided to the Lenders (as defined in the Company Credit Facilities) under the Company Credit Facilities and shall be in form and substance satisfactory to the Initial Purchasers in their reasonable discretion.
     3.17. Bank Clearing Arrangements.
     The Company and Holdco shall have demonstrated to the reasonable satisfaction of the Initial Purchasers that adequate bank clearing arrangements are in effect on the Closing Date.
     3.18. Company Credit Facilities.
     (a) Holdco shall not have incurred (or become obligated to incur) fees of more than $5,375,000 relating to the transactions described in Section 1.2(c)(iv) of the Equity Purchase Agreement (other than clauses (D) and (E)) of the Equity Purchase Agreement plus annual administrative agency fees in an amount not exceeding $150,000 per annum payable quarterly; and
     (b) the Applicable Margin (as defined in Schedule D to the Equity Purchase Agreement) on the Term B Loans (as defined in Schedule D to the Equity Purchase Agreement) shall not have been increased by more than 1.625% per annum (all of which may take the form of original issue discount over a four-year life to maturity (i.e. 6.5% or $16,250,000)); provided that any increase shall have been necessary in the reasonable discretion of the Lead Arranger (as defined in Schedule D to the Equity Purchase Agreement) to place the Term B Loans and the Lead Arranger shall first consider (in consultation with Holdco and the Investors) using increases in the margin prior to imposing original issue discount.
     3.19. New York Stock Exchange.
     Holdco shall have received confirmation from the New York Stock Exchange, and such confirmation shall not have been withdrawn, that the issuance of the Series B Preferred Shares and the Series B-1 Preferred Shares and the transactions contemplated by the Transaction Documents are in compliance with the New York Stock Exchange’s shareholder approval policy and that Holdco has properly, and without condition, obtained an exception under Para. 312.05 of the New York Stock Exchange. Listed Company Manual to issue the Series B Preferred Shares and the Series B-1 Preferred Shares without obtaining approval of the stockholders of Holdco.
     3.20. Notice to Stockholders.
     Holdco shall have properly provided notice to the stockholders of Holdco that Holdco will issue the Series B Preferred Shares and the Series B-l Preferred Shares without obtaining stockholder approval as required by, and in compliance with, Para. 312.05 of the New York Stock Exchange Listed Company Manual, and the ten (10) day notice period set forth in Para. 312.05 of the New York Stock Exchange Listed Company Manual shall have passed after such notice has been properly provided.

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     3.21. Wal-Mart.
     Wal-Mart Stores, Inc. shall have confirmed in writing to Holdco (A) that the Money Services Agreement by and among MPSI and Wal-Mart Stores, Inc. (as amended through that certain Amendment 3 to Money Services Agreement dated as of the Signing Date but not amended by any subsequent amendments other than, if necessary, to make effective the extension of the term of the Money Services Agreement through January 31, 2013) will be in full force and effect after the consummation of the transactions contemplated hereby (which shall include an effective extension of the term of the Money Services Agreement through January 31, 2013) and (B) that the Original Equity Purchase Agreement, the Equity Purchase Agreement and this Agreement and the transactions contemplated thereby and hereby do not give Wal-Mart Stores, Inc. the right to terminate the Money Services Agreement,
     3.22. Insurance.
     Holdco shall have purchased, at its expense (A) directors and officers liability insurance, from reputable carriers to be agreed upon prior to Closing by Holdco and the Initial Purchasers and in at least the amounts as set forth on Schedule 4.1(b) to the Equity Purchase Agreement (or in a lesser amount agreed upon by the Initial Purchasers and Holdco) on behalf of and covering the individuals who at any time on or after the Closing Date are or become directors of Holdco, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions and (B) a fully-paid six-year “tail” insurance policy or policies with respect to directors’ and officers’ liability insurance (including excess A-side difference-in-conditions coverage and fiduciary liability coverage) of an amount no less, and with terms and conditions no less favorable, than those of the policies maintained by Holdco as of the Effective Date.
     3.23. Financial Statements.
     The Initial Purchasers shall have received at least three Business Days prior to the Closing Date, Holdco’s consolidated unaudited interim financial statements as of and for the one-month period ended January 31, 2008 and the one-month period ended February 29, 2008, including (i) the unaudited balance sheet as January 31, 2008 and February 29, 2008 and (ii) related unaudited consolidated statements of income, changes in stockholders’ equity, and detailed trial balances for the period from January 1, 2008 to January 31, 2008 and for the period from February 1, 2008 to February 29, 2008, in each case satisfactory in form and substance to the Initial Purchasers.
     3.24. Closing Certificate.
     On the Closing Date, the Company shall deliver to each of the Initial Purchasers a certificate (the “Closing Certificate”) signed on behalf of the Company by an executive officer of the Company confirming that each of the conditions set forth in this Section 3 has been satisfied.
SECTION 4.
REPRESENTATIONS AND WARRANTIES
     Except as Previously Disclosed (but only with respect to Sections 4.2 through and including 4.17), each of Holdco and the Company represents and warrants to the Purchasers on and as of the Effective Date (after giving “pro forma” effect to the consummation on the Closing Date of the Transactions, the issuance of the Notes to be issued on the Closing Date and the application of the proceeds thereof) and on the Closing Date, except as set forth in this Section 4, that:

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     4.1. Disclosure.
     On or prior to the Effective Date, Holdco delivered to the Purchasers the Holdco Disclosure Schedules.
     4.2. Organization and Authority.
     Each of Holdco and the Company is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of Holdco and the Company is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Holdco and the Company has made available to the Purchasers prior to the execution of this Agreement, (i) a true and complete copy of the Certificate of Incorporation of the Company and the bylaws of the Company, in each case as in effect on the Effective Date and (ii) a complete copy of the Amended and Restated Certificate of Incorporation of Holdco and the bylaws of Holdco, in each case as in effect on the Effective Date.
     4.3. Holdco Subsidiaries.
     (a) Holdco has Previously Disclosed a complete and correct list of all of its subsidiaries, and all shares of the outstanding capital stock of each of which are owned directly or indirectly by Holdco. The subsidiaries of Holdco are referred to herein individually as a “Holdco Subsidiary” and collectively as the “Holdco Subsidiaries.” All of such shares so owned by Holdco (or its subsidiaries) are fully paid and non assessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto, except for Permitted Liens. Other than as Previously Disclosed, none of Holdco or any Holdco Subsidiary beneficially owns (the concept of “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Exchange Act), directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation or other entity, and none is, directly or indirectly, a partner in any partnership or party to any joint venture.
     (b) Each Holdco Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each Holdco Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     4.4. Capitalization.
     The authorized capital stock of Holdco consists of (i) 7,000,000 shares of preferred stock, 2,000,000 shares of which have been designated as “Series A Junior Participating Preferred Stock”, and of which no shares were outstanding as of the time of execution of the Equity Purchase Agreement, and (ii) 250,000,000 shares of common Stock, of which 82,598,034 shares were outstanding as of the date of the Equity Purchase Agreement. There are outstanding options to purchase an aggregate of not more than 4,071,039 shares of common Stock, all of which options are outstanding under the Benefit Plans. All of the outstanding shares of capital stock of Holdco have been duly and validly authorized and issued and

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are fully paid and non assessable. The shares of Preferred Stock to be issued at the Closing in accordance with the terms of the Equity Purchase Agreement or in respect of or upon conversion of such Preferred Stock (or upon the conversion of Preferred Stock received upon conversion of Preferred Stock to be issued at Closing) in accordance with the terms of the Equity Purchase Agreement and the respective Certificate of Designations, upon such issuance or conversion, as the case may be, will be duly and validly authorized and issued and fully paid and non assessable and not trigger any pre-emptive or similar rights of any other person. Except (A) as described above or Previously Disclosed, (B) for the rights granted pursuant to the Transaction Documents, or (C) under or pursuant to the Previously Disclosed Benefit Plans, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Holdco or any Holdco Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Holdco or any Holdco Subsidiary. Each of Holdco and any Holdco Subsidiary has Previously Disclosed all shares of Holdco capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Holdco or any Holdco Subsidiary since December 31, 2006 and all dividends or other distributions that have been declared, set aside, made or paid to stockholders of Holdco since that date.
     4.5. Authorization: No Default.
     (a) Each of Holdco and each Holdco Subsidiary has the power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by Holdco and each Holdco Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of each of Holdco and each Holdco Subsidiary (the “Board of Directors”). The Transaction Documents to which Holdco and each Holdco Subsidiary are a party are valid and binding obligations of Holdco and each Holdco Subsidiary enforceable against Holdco and each Holdco Subsidiary in accordance with their respective terms. No stockholder vote of Holdco or any Holdco Subsidiary is required to authorize, approve or consummate any of the transactions contemplated hereby. The issuance of the Series B Preferred Shares and the Series B-l Preferred Shares and the transactions contemplated by the Transaction Documents will be in compliance with the New York Stock Exchange’s shareholder approval policy and the exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual.
     (b) Neither the execution, delivery and performance by Holdco and each Holdco Subsidiary of the Transaction Documents to which it is a party and any documents ancillary thereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Holdco and each Holdco Subsidiary with any of the provisions thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Holdco or any Holdco Subsidiary under any of the material terms, conditions or provisions of (1) its certificate of incorporation or bylaws or substantially equivalent governing documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (each a “Contract”) to which Holdco or any Holdco Subsidiary is a party or by which it may be bound, or to which Holdco or any Holdco Subsidiary or any of the properties or assets of Holdco or any Holdco Subsidiary may be subject (other than Liens created under the Credit Documents), or (B) subject to compliance with the statutes, and regulations and votes referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Holdco or any Holdco Subsidiary or any of their respective properties or assets; except, in the case of clauses (A)(2) and (B), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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     (c) Other than (A) the filing of the Certificates of Designations with the Delaware Secretary of State, (B) the filings in connection or in compliance with the HSR Act, (C) the filings in connection or in compliance with the German Antitrust Act, (D) any actions described in the Security Documents necessary to perfect the security interest granted pursuant thereto, (E) the passage of the applicable ten (10) day notice period in compliance with Para. 312.05 of the New York Stock Exchange’s Listed Company Manual and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person (nor expiration nor termination of any statutory waiting periods) is necessary prior to the consummation by Holdco or any Holdco Subsidiary of the transactions contemplated by the Transaction Documents to which it is a party.
     4.6. SEC Documents.
     (a) Except as Previously Disclosed, each of Holdco and the Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Holdco or the Company or furnished by Holdco or the Company since December 31, 2005 (including any items incorporated by reference or attached as Exhibits thereto) (the “SEC Documents”). No Holdco Subsidiary is required to make any filings of SEC Documents. As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any SEC Document. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Holdco included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Holdco and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except as specifically reflected or reserved against in the audited consolidated balance sheet of Holdco as at September 30, 2007 included in the Filed SEC Documents, neither Holdco nor any Holdco Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the Effective Date, to be reflected on a consolidated balance sheet of Holdco (including the notes thereto), except liabilities and obligations that (A) were incurred in the ordinary course of business consistent with past practice since September 30, 2007 or (B) have not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
     (b) Holdco (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Holdco, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Holdco by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the Effective Date, to Holdco’s outside auditors and the audit committee of the Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Exchange Act, Rule 13a-15(f)) that are reasonably likely

23

to adversely affect Holdco and each Holdco Subsidiary’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Holdco or each Holdco Subsidiary’s internal controls over financial reporting. As of the date of this Agreement, Holdco has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2005, (x) neither Holdco nor any Holdco Subsidiary nor, to the knowledge of Holdco, any director, officer, employee, auditor, accountant or representative of Holdco or any Holdco Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Holdco or any Holdco Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Holdco or any Holdco Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing Holdco or any Holdco Subsidiary, whether or not employed by Holdco or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Holdco or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of Holdco or any Holdco Subsidiary.
     4.7. Taxes.
     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) Holdco and each of Holdco’s Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (B) Holdco and each of Holdco’s Subsidiaries have paid all Taxes that are required to be paid by any of them, (C) as of the Effective Date, there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Entity in writing against Holdco or any of Holdco’s Subsidiaries, and (D) all Taxes required to be withheld by Holdco and Holdco’s Subsidiaries have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (D) or clause (A) or (B) above, with respect to matters contested in good faith and for which adequate reserves have been established on Holdco’s financial statements in accordance with GAAP). Holdco has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code. Neither Holdco nor any Holdco’s Subsidiary has entered into any “listed transaction” as defined under Section 1.601 l-4(b)(2) of the Treasury Regulations promulgated under the Code.
     4.8. Ordinary Course.
     Except as Previously Disclosed since September 30, 2007, Holdco and each Holdco Subsidiary has conducted its respective businesses in all material respects in the ordinary course of business, consistent with prior practice (and, without limiting the generality of the foregoing, none of Holdco nor any Holdco Subsidiary has taken any action referred to in clauses (a) and (b) of Section 3.3 of the Equity Purchase Agreement, assuming the said Section had been in effect at all times since September 30, 2007).
     4.9. Commitments and Contracts.
     (i) Except for the Benefit Plans, the Contracts filed as exhibits or incorporated by reference in or to the SEC Documents, and the Contracts Previously Disclosed, neither Holdco nor any Holdco Subsidiary is a party to or bound by any Contract that: (A) is a “material contract” (as such term is

24

defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the Effective Date; (B) creates any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any third party; (C) is a voting agreement or registration rights agreement; (D) relates to any indebtedness, or interest rate or currency hedging agreements, having an outstanding principal or notional amount in excess of $50,000,000, or any guarantees thereof, or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of Holdco and the Holdco Subsidiaries under such contract are greater than $50,000,000; (E) relates to the acquisition or disposition of any material assets other than in the ordinary course of business consistent with past practice, where such contract contains continuing material obligations or contains continuing indemnity obligations of Holdco or any of the Holdco Subsidiaries; or (F) is a commitment or agreement to enter into any of the foregoing. Except as set forth on Section 4.9 of the Holdco Disclosure Schedule, neither Holdco nor any Holdco Subsidiary is a party to or bound by any Contract (x) that contains provisions that purport to limit the ability of Holdco or any of the Holdco Subsidiaries, or any Affiliate, stockholder or director of Holdco or any Holdco Subsidiary in their capacities as such, to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, Holdco or any of the Holdco Subsidiaries may carry on any business or (y) is a commitment or agreement to enter into any such Contract.
     (ii) The Contracts set forth in this Section 4.9(ii) (together with any and all amendments, disclosure schedules and side Setters thereto) are collectively referred to herein as the “Disclosed Contracts.” Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither Holdco nor any Holdco Subsidiary is in breach, default or violation of the terms of any Disclosed Contract, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Holdco or any of the Holdco Subsidiaries, and Holdco has no knowledge of (and has not received notice of) any breach, default or violation (or any condition which with the passage of time or the giving of notice, or both, would cause such a breach, default or violation) by any party under any Disclosed Contract; and (B) each Disclosed Contract is a valid and binding obligation of Holdco (or the Subsidiaries of Holdco party thereto), is in full force and effect and is enforceable against Holdco and the Holdco Subsidiaries and, to the knowledge of Holdco, the other parties thereto in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     4.10. Litigation and Other Proceedings.
     There is no claim, suit, action, investigation or proceeding pending or, to the knowledge of Holdco, threatened, against Holdco or any Holdco Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is Holdco or any Holdco Subsidiary subject to any order, judgment or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     4.11. Insurance.
     Holdco and each Holdco Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as Holdco has owned such Holdco Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

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     4.12. Compliance with Laws.
     (a) Holdco and each Holdco Subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities (collectively, the “Permits”) that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Holdco and the Holdco Subsidiaries, taken as a whole; and all such Permits are in full force and effect and, to the knowledge of Holdco, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the conduct by Holdco and each Holdco Subsidiary of their business and the condition and use of their properties does not violate or Infringe any applicable domestic (federal, state or local) or foreign Law, statute, ordinance, license or regulation, (ii) neither Holdco nor any Holdco Subsidiary is in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Entity, and (iii) Holdco currently is complying with all, and, to the knowledge of the Holdco and the Holdco Subsidiaries, none of them is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of any, applicable federal, state, local and foreign Law, statute, regulation, rule, license, judgment, injunction or decree.
     (b) Without limiting the generality of the foregoing, Holdco and each of the Holdco Subsidiaries have acted in conformity with all applicable Laws and regulations pertaining to export controls, economic sanctions, national security controls, and similar regulations of international commerce, including, but not limited to, the U.S. Export Administration Regulations, 15 C.F.R. pt. 730 et seq., the U.S. antiboycott rules, 15 C.F.R. pt. 760 et seq. and 26 U.S.C. § 908 & 999, the Office of Foreign Assets Control regulations, 31 C.F.R. pt. 500 et seq., U.S. anti-money laundering Laws (e.g., 18 U.S.C. §§ 1956-57, 18 U.S.C. § 1960 and 31 U.S.C. §§5311-32), and all non-U.S. counterparts or equivalents of the foregoing, in each case, except as, individually or in the aggregate, would not reasonably expected to have a Material Adverse Effect. Also, without limiting the generality of the foregoing, the Company, each of its Subsidiaries, and each of Holdco’s and its Subsidiaries’ employees and agents have acted in conformity with all applicable Laws and regulations pertaining to corrupt, illegal or unauthorized payments, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-l, et seq., in each case, except as, individually or in the aggregate, would not reasonably expected to have a Material Adverse Effect.
     4.13. Benefit Plans.
     (a) Holdco has Previously Disclosed or has previously filed as an exhibit to an SEC Document or made available to the Purchasers or its representative each of the following to which Holdco or any Holdco Subsidiary is a party or subject; any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing welfare, severance, change in control, or fringe benefits or other compensation with respect to any present or former officer, director, employee or consultant of Holdco or any Holdco Subsidiary (each, other than a Multiemployer Plan, a “Benefit Plan”), in each case, requiring aggregate annual payments or contributions by Holdco and any Holdco Subsidiary in an aggregate amount in excess of $1,000,000 or which has aggregate unfunded liabilities in an amount in excess of $1,000,000 individually provided that the aggregate unfunded liabilities of the Benefit Plans not Previously Disclosed or filed as an SEC Document do not exceed $3,000,000. Section 4.13 of the Holdco Disclosure Schedule sets forth a complete list of the Benefit Plans.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, Holdco and any Holdco Subsidiary have

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complied, and are now in compliance with ERISA, the Code and all Laws and regulations applicable to such Benefit Plans and each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Benefit Plan is so qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, and such determination letter has not been revoked and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (B) each Benefit Plan has been administered in accordance with its terms including all requirements to make contributions; (C) there is not now, nor do any circumstances exist that are likely to give rise to any requirement for the posting of security with respect to a Benefit Plan or the imposition of any material liability or material lien on the assets of Holdco or any Holdco Subsidiary under ERISA or the Code in respect of any Benefit Plan, and no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA or under Sections 412 or 4971 of the Code has been or is reasonably expected to be incurred by Holdco or any Holdco Subsidiary; (D) there are no pending or, to Holdco’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans; (E) to Holdco’s knowledge, there are no pending or threatened claims against any fiduciary of any of the Benefit Plans with respect to their duties to the Benefit Plans; (F) to Holdco’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans; (G) Holdco and each Holdco Subsidiary has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees any retiree health or life insurance or other retiree death benefits on a permanent basis, other than those retirement benefits provided for under Holdco and any Holdco Subsidiary’s collective bargaining agreement;
     (c) None of Holdco, or any Holdco Subsidiary or any other person or entity under common control with Holdco within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”).
     (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each individual who performs services for Holdco or any Holdco Subsidiary (other than through a contract with an entity other than Holdco or any Holdco Subsidiary) and who is not treated as an employee of Holdco or any Holdco Subsidiary has been properly characterized as not being an employee for such purposes.
     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any termination of employment or other event) will (A) result in any material payment (including, without limitation, severance or “excess parachute payments” (within the meaning of Section 280G of the Code), or forgiveness of indebtedness) or other material obligation becoming due to any current or former employee, officer or director of Holdco or any Holdco Subsidiary under any Benefit Plan or otherwise, (B) limit or restrict the right of Holdco or any Holdco Subsidiary to merge, amend or terminate any of the Benefit Plans, or (C) materially increase or accelerate or require the funding of any benefits otherwise payable under any Benefit Plan.
     (f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) no work stoppage involving Holdco or any Holdco Subsidiary is pending or, to the knowledge of Holdco threatened; (B) neither Holdco nor any Holdco Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that

27

could affect the business of Holdco or such Holdco Subsidiary; and (C) employees of Holdco and Holdco’s Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.
     (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Foreign Plan, (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (ii) all Foreign Plans that are required to be funded are funded in accordance with applicable Laws, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of Holdco or any Holdco Subsidiary.
     4.14. Environmental Liability.
     Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of Holdco and the Holdco Subsidiaries is in compliance with all applicable Environmental Laws, and neither Holdco nor any Holdco Subsidiary has received any written communication alleging that Holdco is in violation of, or has any liability under, any Environmental Law, (ii) each of Holdco and the Holdco Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (iii) there are no Environmental Claims pending or, to the knowledge of Holdco, threatened against Holdco or any of the Holdco Subsidiaries and (iv) none of Holdco or any of the Holdco Subsidiaries has Released any Hazardous Materials in a manner that would reasonably be expected to result in an Environmental Claim against Holdco or any of the Holdco Subsidiaries.
     4.15. Intellectual Property.
     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) Holdco and the Holdco Subsidiaries own, free of all encumbrances except Permitted Liens, or have the valid right to use all the Intellectual Property used in the conduct of the business of Holdco and the Holdco Subsidiaries and (B) the conduct of the business of Holdco and the Holdco Subsidiaries as currently conducted does not Infringe any Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, no claim or demand has been given in writing to Holdco or any Holdco Subsidiary to the effect that the conduct of the business of Holdco or such Holdco Subsidiary Infringes upon the Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, Holdco and the Holdco Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdco and the Company, no third parties are infringing the Intellectual Property rights of Holdco or the Company.
     (b) All registered trademarks and registered service marks, trademark and service mark applications and, to the knowledge of Holdco, all Holdco Intellectual Property has been duly registered or application filed with the U.S. Patent and Trademark Office or applicable foreign governmental authority. Except as would not reasonably be expected to have a Material Adverse Effect, (A) none of the Holdco Intellectual Property has been adjudged to be invalid or unenforceable in whole or in part and (B) there are no actual or, to the knowledge of Holdco or the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, existence or ownership of any Holdco Intellectual Property.

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     4.16. Board Approvals.
     The transactions contemplated by the Transaction Documents, including without limitation the issuance of the Securities and the compliance with the terms thereof and the compliance with the terms of the Equity Purchase Agreement, this Agreement and the other Financing Documents have been approved unanimously by the board of directors of each of Holdco, the Company and the Guarantors, as applicable. Each board of directors of Holdco and the Company have unanimously adopted, approved and declared advisable all of the transactions contemplated by the Transaction Documents. The Audit Committee of the Board of Directors has unanimously and expressly approved, and the Board of Directors has unanimously concurred with, Holdco’s reliance on the exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual to issue the Series B Preferred Shares and the Series B-l Preferred Shares.
     4.17. Brokers and Finders.
     Neither Holdco, the Company nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the Transaction Documents or the transactions contemplated hereby and thereby, other than JPMorgan Chase & Co., the fees and expenses of which will be paid by Holdco. Holdco has provided the Purchasers with a copy of the documentation pursuant to which JPMorgan Chase & Co. may receive a fee in connection with the Transaction Documents or the transactions contemplated hereby and thereby.
     4.18. Collateral.
     As of the Closing Date, upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create (to the extent described therein), in favor of and for the ratable benefit of the applicable Holders of the Notes, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When the actions specified in each Security Document have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (subject only to Permitted Liens) in all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor if and to the extent perfection can be achieved by taking such actions.
     4.19. [Reserved].
     4.20. [Reserved].
     4.21. Disclosure.
     (a) To the knowledge of the Company, none of the written factual information and written data (taken as a whole) furnished by or on behalf of the Company or any of the Subsidiaries or any of their respective authorized representatives to the Purchasers on or before the Closing Date for purposes of or in connection with this Agreement contained, when furnished, any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 4.21 (a), such factual

29

information and data shall not include projections (including financial estimates, forecasts and/or any other forward-looking information) and information of a general economic or general industry nature.
     (b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     4.22 [Reserved]
     4.23. Properties.
     Holdco and each of its Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Permitted Liens), except where the failure to have such good title has not or is not reasonably likely to have a Material Adverse Effect.
     4.24. Solvency.
     As of the Closing Date, immediately after giving effect to the issuance and sale of the Notes and the consummation of the Transactions, and after giving effect to the application of the proceeds of Notes and the Company Credit Facilities, Holdco and the Company on a consolidated basis with their Subsidiaries will be Solvent.
     4.25. No Registration Required.
     As of the Closing Date, subject to compliance by the Purchasers with the representations and warranties set forth in this Section 4 and with the procedures set forth in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchasers in the manner contemplated by this Agreement, the Indenture and the other Financing Documents, (i) to register the Notes under the Securities Act or pursuant to any of the laws of the States or the United States, or (ii) to qualify the Indenture under the TIA.
     4.26. No Integration of Offerings or General Solicitation.
     As of the Closing Date, none of Holdco, its Affiliates, or any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) within the six-month period immediately prior to the Effective Date, directly or indirectly, solicited any offer to buy or offered to sell, sold, or issued and will not, for six months immediately following the Effective Date, directly or indirectly, solicit any offer to buy or offer to sell, sell, or issue in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act.
     As of the Closing Date, none of Holdco, its Affiliates, or any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

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     As of the Closing Date, with respect to those Notes sold in reliance upon Regulation S, (i) none of Holdco, its respective Affiliates, or any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.
     4.27. Eligibility for Resale under Rule 144A.
     As of the Closing Date, the Notes will be eligible for resale pursuant to Rule 144A and will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-deafer quotation system.
     4.28. Margin Regulations.
     As of the Closing Date, neither the issuance and sale of the Notes nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X.
     4.29. Investment Company Act.
     None of Holdco, the Company and the Guarantors is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act or controlled by such a company.
     4.30. Opinions of Financial Advisors.
     The Board of Directors of Holdco has received the opinions of JPMorgan Chase & Co., dated as of the Signing Date, and March 10, 2008, which such March 10, 2008 opinion shall be updated as of the Effective Date, and the opinions of Duff & Phelps, LLC, dated as of the Signing Date, and March 10, 2008, which such March 10, 2008 opinion shall be updated as of the Effective Date, each to the effect that, as of such dates, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company and Holdco pursuant to this Agreement is fair from a financial point of view to the Company and Holdco (the “Fairness Opinions”). Correct and complete copies of the Fairness Opinions have been delivered to the Purchasers.
     4.31. CAG, Inc.
     At the Lead Sponsor’s written request, Holdco has formed MoneyGram Investments, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco, and has merged CAG, Inc. into MoneyGram Investments, LLC, which will be treated as a disregarded entity for Tax purposes.
     4.32. Signing Date Representations and Warranties.
     All of the representations and warranties set forth in the Original Note Purchase Agreement were true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) as of the Signing Date; provided, that any such representations and warranties that are subject to matters “Previously Disclosed” are limited to matters Originally Previously Disclosed.

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SECTION 5.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASERS
     5.1. Representation and Warranties.
     Each Purchaser, severally and not jointly, represents and warrants to the Company as of the Effective Date as follows:
     (a) Purchase.
     (i) Such Purchaser is acquiring the Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.
     (ii) Such Purchaser understands that the Notes have not been and, except as provided in the Registration Rights Agreement with respect to the Notes, when issued, will not be registered under the Securities Act or any state or other securities law, that the Notes will be issued by the Company in transactions exempt from the registration requirements of the Securities Act, that it must hold the Notes indefinitely and not offer or sell the Notes except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act and in compliance with applicable state laws and in compliance with Section 8.
     (iii) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
     (iv) Such Purchaser is a Qualified Institutional Buyer or an “institutional accredited investor” (within the meaning of Regulation D).
     (v) Except as otherwise disclosed by such Purchaser to the Company and the investment banking advisory fee payable to Goldman Sachs & Co. or any of its Affiliates, such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in the Agreement.
     (vi) Such Purchaser has been furnished with or has had access to the information it has requested from the Company and its Subsidiaries and has had an opportunity to discuss with the management of the Company and its Subsidiaries the business and financial affairs of the Company and its Subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto.
     (b) Due Organization; Power and Authority.
     Each Purchaser is an: exempted company with limited liability, corporation, limited liability company or partnership, as the case may be, duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is

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required, other than any failures to so qualify or to be in good standing which has not or is not reasonably likely to have a Material Adverse Effect.
     (c) Power; Authorization; Enforceability.
     The execution, delivery and performance of this Agreement and the other Financing Documents to which such Purchaser is a party are within its corporate, limited liability company or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of such Purchaser, and constitute legal, valid and binding agreements of such Purchaser enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and subject to general principles of equity and except that no representation or warranty made with respect to any matter related to indemnification and contribution or exculpation contained herein.
     (d) No Actions or Proceedings.
     There are no legal or governmental actions, suits or proceedings pending or, to any Purchaser’s knowledge, threatened against or affecting such Purchaser, or any of their respective properties or assets which, if adversely determined, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Purchaser to consummate any of the transactions contemplated by the Financing Documents.
     (e) No Violation.
     Neither the execution, delivery or performance by any Purchaser of the Financing Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation the transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material Law, or (b) violate any provision of the certificate of incorporation, by-laws or other organizational documents of any Purchaser or any contract to which such Purchaser is a party except in each case as has not or is not reasonably likely to have a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder or thereunder.
     5.2. Notice of Transfers of the Notes.
     The Initial Purchasers hereby covenant and agree to provide prompt written notice to the Company upon consummation of any transaction pursuant to which the Initial Purchasers cease to constitute the Required Holders.
SECTION 6.
PRE-CLOSING COVENANTS
     6.1. Access.
     From and after the Signing Date until the Closing Date, Holdco and the Company have, will, and will cause their Subsidiaries to:
     (a) (i) provide the Purchasers, as soon as available, with (x) monthly and quarterly unaudited consolidated financial statements of Holdco and its Subsidiaries, audited consolidated annual financial statements of Holdco and its Subsidiaries and an annual budget of Holdco and its Subsidiaries; and (y) updates and “flash reports” of the same type and in the same frequency of delivery in all material respects

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as had been delivered to the Initial Purchasers by Holdco immediately prior to the Signing Date; (ii) permit access to, and make available to the Initial Purchasers’ representatives and their accounting and legal advisors for inspection and review, the properties, books, records, accounts and documents of or relating to Holdco and its Subsidiaries, and (b) make available at reasonable times and to a reasonable extent officers and employees of Holdco and its Subsidiaries to discuss with the Initial Purchasers and their accounting and legal advisors the business and affairs of Holdco and its Subsidiaries. In addition, Holdco and its Subsidiaries shall provide the Purchasers with substantially the same information as shall be provided to the lead arranger, the administrative agent and/or the lenders in respect of the Company Credit Facilities. Subject to Section 10.14, the Purchasers may share the foregoing information with their respective lenders and their respective consultants and advisors (including rating agencies), so long as such lenders or other parties have entered into a customary confidentiality agreement with the Purchasers.
     (b) subject to compliance with applicable laws and confidentiality obligations to third parties, promptly provide true and correct copies of all documents, reports, financial data, and such additional financial and other information with respect to Holdco, the Company and their Subsidiaries as each Purchaser (and any parent company of a Purchaser that is a venture capital operating company) may from time to time reasonably request.
     6.2. Investment Policy.
     Without the prior written consent of all of the Initial Purchasers, prior to the Closing, Holdco shall not and shall not permit the Holdco Subsidiaries to (i) make investments in a manner that is in contravention of the investment policy as set forth on Schedule H to the Equity Purchase Agreement (the “Investment Policy”); provided that, notwithstanding the foregoing, any securities held or sold by Holdco set forth on Schedule B-1 or Schedule C to the Equity Purchase Agreement shall not be considered to be held or sold in contravention of the Investment Policy, or (ii) sell, unwind, assign, abandon or otherwise transfer or dispose of any of the securities listed on Schedule B-1 (other than those securities sold or otherwise transferred in accordance with Schedule B-1 to the Equity Purchase Agreement through March 7, 2008) or Schedule C to the Equity Purchase Agreement.
     6.3. Ordinary Course.
     Except as otherwise expressly permitted or required by the Transaction Documents, permitted by Section 4.9 of the Equity Purchase Agreement or as set forth on Section 3.3(a) of the Company Disclosure Schedule (as defined in the Equity Purchase Agreement), during the period from the Signing Date until the earlier of the Closing Date and the Termination Date, Holdco has and shall conduct its business, and has and shall cause its subsidiaries to conduct their respective businesses, in all material respects in the ordinary course, including, without limitation, paying its obligations, including customer signing bonuses, capital expenditures, taxes and other accounts payable, in the ordinary course of business consistent with past practice. Holdco shall not declare or pay any dividend or distribution on any securities of Holdco on or prior to the Closing.
SECTION 7.
POST-CLOSING AFFIRMATIVE COVENANTS
          The Company covenants and agrees with each Purchaser that so long as such Purchaser holds any Notes and until the principal amount of (and premium, if any, on) such Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnity obligations that have not yet become due and payable), shall have been paid in full:

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     7.1. Future Reports to Purchasers.
     The Company will deliver (x) to each Purchaser copies of all financial statements, reports certificates and notices that are provided to the lead arranger, the administrative agent, or the Lenders (as defined in the Company Credit Facilities) under the Company Credit Facilities concurrently with the delivery thereof under the Company Credit Facilities and (y) to each Purchaser (unless such Purchaser no longer holds any Notes) and any Holder that is an Affiliate of the Purchasers:
     (a) Financial Statements. As soon as available, but in any event not later than thirty (30) days after the end of each of the first two months of each fiscal quarter of Holdco, a company-prepared consolidated balance sheet of Holdco and its consolidated Subsidiaries, and the Company and its consolidated Subsidiaries as at the end of such period and related company-prepared statements of income in a form customarily prepared by management for each of Holdco and its consolidated Subsidiaries and the Company and its consolidated Subsidiaries (such form having previously been provided to the Initial Purchasers) for such monthly period, to fairly present in all material respects the consolidated financial condition of Holdco and its consolidated Subsidiaries and the Company and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and to be prepared in reasonable detail, and such financial statements, shall be accompanied by a compliance certificate executed by the Chief Financial Officer or other senior executive officer setting forth in reasonable details the calculations evidencing compliance with the Minimum Liquidity Ratio set forth in Section 4.27 of the Indenture.
     (b) Adjusted EBITDA calculation. As soon as it is available, but in any event not later than 90 days after the end of each fiscal year, and within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a presentation of Adjusted EBITDA of Holdco and the Holdco Subsidiaries and the Company and the Company Subsidiaries.
     (c) Budget. Within 60 days after the commencement of each fiscal year of each of Holdco and its consolidated Subsidiaries (commencing with the fiscal year ending December 31, 2008), a budget of Holdco and its consolidated Subsidiaries for such fiscal year in the form approved by the Board of Directors of Holdco.
     (d) Auditors’ Reports. Promptly upon receipt thereof, copies of all final written reports submitted to Holdco, the Company or to any of their Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdco, the Company or any of its Subsidiaries made by such accountants.
     (e) Other Information. Promptly, copies of all financial statements, proxy statements, notices and reports that Holdco or any of its Subsidiaries will send to the holders of any publicly issued debt or equity of Holdco or any of its Subsidiaries as a group and, with reasonable promptness, such other non-confidential relevant information (financial or otherwise) as any Purchaser may reasonably request in writing from time to time.
     (f) Inspection. Upon the reasonable request of the Required Holders, the Company will, and will cause each of its Subsidiaries to, at the Company’s reasonable expense, permit any Holder to visit and inspect any of the properties of the Company and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that such Company may, if it so chooses, be present and participate in any such discussion), in each case upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

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     (g) Notices. The Company will promptly furnish to the Purchasers written notice of the following (and in no event later than five (5) Business Days) after any Responsible Officer of the Company becomes aware thereof:
     (i) any breach or non-performance of, or any default under, any contract of Holdco or any of its Subsidiaries, or any violation of, or non-compliance with, any Law, which has or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof, or the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdco any of its Subsidiaries which has or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect;
     (ii) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, has or is reasonably likely to have a Material Adverse Effect;
     (iii) (A) the receipt by the Company or any of its Subsidiaries of any written notice of violation of or potential liability or similar notice under Environmental Law, (B)(x) unpermitted releases, (y) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (z) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (x), (y) and (z) above (and, in the case of clause (z), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in liabilities in excess of $10,000,000, and (C) the receipt by the Company or any of its Subsidiaries of notification that any property of the Company or any of its Subsidiaries is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, any liabilities from Environmental Matters;
     (iv) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Holdco or any of its Subsidiaries if the same has or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect;
     (v) the creation, establishment or acquisition of any Subsidiary or the issuance by or to Holdco or any of its Subsidiaries of any Equity Interest; and
     (vi) any other development that results in, or has or is reasonably likely to have a Material Adverse Effect.
          Each notice delivered under this Section 7.1(g) shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice (including a description with particularity of any and all clauses or provisions of this Agreement or any Financing Document that have been breached or violated) and any action taken or proposed to be taken with respect thereto.
     7.2. Patriot Act and Anti-Money Laundering.
     Holdco and its Subsidiaries:

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     (a) will comply with the Patriot Act and all applicable regulations and executive orders issued thereto and any other applicable AML Laws,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of the Patriot Act and all applicable regulations and executive orders issued thereto or any other applicable AML Laws, and
     (c) without limiting the generality of the foregoing, will:
     (i) establish and adhere to a program to ensure the filing of all required reports under the AML Laws, and
     (ii) establish and adhere to a program and all other requirements to perform due diligence as required by the Bank Secrecy Act, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.3. U.S. Economic Sanctions.
     Holdco and its Subsidiaries:
     (a) will comply with any U.S. Economic Sanction imposed by any rule, regulation or statute of the United States, including, without limitation, those administered by OFAC and any other applicable laws imposing economic sanctions,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of U.S. Economic Sanctions, and
     (c) without limiting the generality of the foregoing, will not approve, facilitate, or fund, directly or indirectly, any business activities with, or for the benefit of, a government, national, resident or legal entity of any country with respect to which U.S. persons, as defined in U.S. Economic Sanctions, are prohibited by U.S. Economic Sanctions from doing business, except to the extent otherwise permitted by the relevant Governmental Authority, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.4. FCPA and Anti-Bribery Limitations.
     Holdco and its Subsidiaries:
     (a) will comply with the U.S. Foreign Corrupt Practices Act and all other applicable anti-bribery or anti-corruption laws,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, and
     (c) without limiting the generality of the foregoing, neither the Holdco nor any of its Subsidiaries, will offer, promise to pay, or authorize the payment of any money, or will offer, give, promise to give, or authorize the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity, to any Governmental Official or to any person under circumstances where such Affiliate knows or is aware of a high probability that all or a portion of

37

such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:
     (i) influencing any act or decision of such Government Official in his official capacity,
     (ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty,
     (iii) securing any improper advantage,
     (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or
     (v) in order to assist Holdco or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to any company or a Subsidiary thereof, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.5. Export Control Limitations.
     Holdco and its Subsidiaries:
     (a) will comply with the export controls administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State and any other laws imposing export controls, and
     (b) will refrain from taking any action that would result in a violation by the Purchasers of the export controls imposed by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State or any other applicable laws imposing export controls, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.6. Customs and Trade Remedy Laws.
     Holdco and its Subsidiaries:
     (a) will comply with Title 19 of the United States Code and with any other applicable customs and trade remedy law,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of Title 19 of the United States Code or any other applicable customs or trade remedies law, and
     (c) without limiting the generality of the foregoing, will pay all tariffs and penalties lawfully imposed by the U.S. Customs and Border Protection Agency, U.S. Department of Commerce, or any other government agency on the importation of goods and will not import or attempt to import any goods prohibited by any applicable customs law, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

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     7.7. Anti-Boycott Laws.
     Holdco and its Subsidiaries:
     (a) will comply with the Export Administration Act and the Code and with any other applicable Anti-boycott Laws,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of the Export Administration Act and the Code or any other applicable law regarding boycotts issued by a foreign government and not endorsed by the United States, and
     (c) without limiting the generality of the foregoing, will not refuse or agree to refuse to do business with Israel or any other nation or company subject to a boycott not endorsed by the United States, agree to discriminate or discriminate against any person on the basis of race, religion, sex, national origin, or nationality, nor implement letters of credit containing terms or conditions prohibited by the Anti-boycott Laws, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.8. Cross-Border Investment Restrictions.
     Holdco and its Subsidiaries will comply with any and all conditions imposed on Holdco and its Subsidiaries by any Governmental Authority as a result of obtaining the approval of or licensing from such Authority in order for the Transactions and this Agreement to have full legal effect under ail applicable laws, except as could not reasonably be expected to have a Material Adverse Effect.
     7.9. Information Related to Alternative Transactions.
     Until the expiration of the Go-Shop Period (as defined in the Equity Purchase Agreement) and prior to the Termination Date, Holdco and the Company shall provide promptly to the Purchasers any bonafide bid which may replace or supplement the Transactions, subject to any ordinary or customary confidentiality obligations.
     7.10. Board Observer Rights.
     So long as the Initial Purchasers constitute the Required Holders, Holdco agrees to insure that the Initial Purchasers shall receive copies of all notices, reports, written presentations, board papers, minutes of meetings of the board of directors (or comparable policy-making bodies) and other written information distributed to members of the board of directors (or comparable policy-making bodies) of Holdco or to the members of the executive or similar committee of the board of Holdco (collectively, “Board Papers”) at the same time as such Board Papers are made available to the board for purposes of regular board meetings or to the members of the executive or similar committee of the board for purposes of such committee meetings. So long as the Initial Purchasers constitute the Required Holders, the Initial Purchasers shall have the right to designate a person to attend, and participate and furnish advice in, all meetings of the board of directors (or comparable policy-making bodies) of Holdco and the executive or similar committee of the board of Holdco in person or telephonically as a non-voting observer (the “Board Observer”), and such person shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, such board (or comparable policy-making bodies) and such committee without voting, it being understood that the Initial Purchasers may from time to time change the identity of such observer. The observer attending board or committee meetings shall be entitled to reimbursement from Holdco for reasonable and documented travel and other out-of-pocket expenses

39

incurred in attending such board and committee meetings (plus VAT or the overseas equivalent). Notwithstanding the foregoing, the Board Observer may be excluded from any such meeting (or portion of such meeting) or may not receive all or a portion of Board Papers relating to any such meeting where, in the good faith discretion of the board exercised on a case by case basis after consideration of all relevant factors, it would not be appropriate because of a conflict of interest for such Board Observer (as a representative of the Initial Purchasers) to participate in such meeting (or portion thereof) or to receive the Board Papers relating to any such meeting (or portion thereof).
     7.11. Changes to Investment Policy.
     So long as the Initial Purchasers constitute the Required Holders, the Initial Purchasers agree to consider in good faith such changes to the Investment Policy relating to Holdco’s and the Holdco Subsidiaries’ investment portfolio (and the related definitions of “Highly Rated Investments” contained in the Indenture) as Holdco and the Lead Sponsor may reasonably request, taking into account, without limitation, the objective of preservation of capital, risk mitigation and liquidity, as well as the composition of and risks related to Holdco’s and its Subsidiaries’ liabilities (and, with due regard to the opinions of such third party experts the Initial Purchasers may consult with regarding the same); provided that any decision by the Initial Purchasers to accept any changes proposed by Holdco or the Lead Sponsor to the Investment Policy shall be made in the sole discretion of the Initial Purchasers.
SECTION 8.
PROVISIONS RELATING TO RESALES OF NOTES
     8.1. Private Offerings.
     At any time after the Closing Date, the Notes may be sold, pledged or otherwise transferred in Private Offerings (in addition to resales under a registration statement which are registered under the Securities Act), provided that the following provisions shall apply:
     (a) Offers and Sales. Offers and sales of the Notes will be made only by the Purchasers or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. To the extent an offer or sale is intended to be made in compliance with Rule 144A, each such offer or sale shall only be made to persons who are Qualified Institutional Buyers and only in accordance with Rule 144A under the Securities Act. To the extent an offer or sale is intended to be made in accordance with Regulation S, the offer or sale shall be made to a “non-U.S. Person” and otherwise in compliance with Regulation S. Offers and sales of the Notes may also be made in accordance with any other applicable exemption under the Securities Act.
     (b) No General Solicitation. To the extent an offer or sale is intended to be made in accordance with Rule 144A, no general solicitation or general advertising (within the meaning of Rule 502(c)) will be used in the United States and to the extent an offering is intended to be made in accordance with Regulation S, no directed selling efforts (as defined in Regulation S) will be made outside the United States in connection with the offering of the Notes.
     (c) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this Section 8.1, which is intended to be made in compliance with Rule 144A, such third parties shall be a Qualified Institutional Buyer, or a non-U.S. person outside the United States.
     (d) Restrictive Legend. Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all

40

securities issued in exchange therefor or in substitution thereof) shall bear such legends as are required under the Indenture and the Purchasers shall obtain such opinions or certificates required by the legend thereof in any sale or pledge or other transfer of the Notes.
     (e) Restrictions on Sale/Confidentiality. Each Subsequent Purchaser must agree to be bound, and cause their transferees to be bound, by Sections 8, 10.2(c) and 10.14 of this Agreement as if it was a Purchaser hereunder.
     (f) Subsequent Purchaser. Each Subsequent Purchaser who does not purchase in an offering registered under the Securities Act shall be informed that the Notes have not been registered under the Securities Act are being sold to them on an unregistered basis under Rule 144A or another applicable exemption from registration and may only be sold in a registered offering pursuant to Rule 144 or Regulation S, or pursuant to any other available exemption.
     (g) Rule 144A Information. The Company agrees that, in order to render the Notes eligible for resale pursuant to Rule 144A under the Securities Act, while any of the Notes remain outstanding, and to the extent constitute registrable securities under the Registration Rights Agreement, it will make available, upon request, to any holder of Notes or prospective purchasers of Notes the information specified in Rule 144A(d)(4), unless the Company or Holdco is subject to the filing requirements of, and is in compliance with, Section 13 or 15(d) of the Securities Exchange Act of 1934.
     (h) Rule 144 Information. The Company agrees that, in order to render the Notes eligible for resale pursuant to Rule 144 under the Securities Act, while any of the Notes remain outstanding, it will make available “current public information” in a manner such that clause (c) of Rule 144 will be satisfied; provided such obligation does not require Holdco to file its Form 10-K for the fiscal year ended December 31, 2007 during any specific time frame and for so long as Holdco is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and is guarantor of the Notes this covenant shall be deemed satisfied by Holdco making current public information available.
     (i) [Reserved].
     (j) European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Purchaser represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:
     (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
     (ii) to any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and

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     (iii) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     (k) Each Purchaser represents and agrees that:
     (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company;
     (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and
     (iii) none of it and its Affiliates have entered nor will enter into any contractual arrangement with respect to the distribution of the Notes except with the prior written consent of the Company.
     8.2. Procedures and Management Cooperation in Private Offerings.
     The Company agrees that, at the request of the Purchasers, the Company will use commercially reasonable efforts to cause the Notes to (i) be registered in book-entry form in the name of Cede & Co., as nominee of DTC pursuant to a customary form DTC Agreement, and (ii) be eligible for the National Association of Securities Dealers, Inc. PORTAL market. At the request of the Purchasers, management of Holdco will in connection with a transfer of the Notes, use commercially reasonable efforts to cooperate with the Holders in any effort by the Holders to sell the Notes, including meeting with potential purchasers and providing due diligence information to potential purchasers; provided that (1) such efforts shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (2) the Company and its Subsidiaries shall not be required to provide any assistance at any time a Shelf Registration Statement (as defined in the Registration Rights Agreement) is effective and not suspended; (3) the Company and its Subsidiaries shall not be required to provide any assistance at any time any event or development which would permit them to suspend a Shelf Registration Statement has occurred; (4) the Company and its Subsidiaries shall not be obligated to provide assistance more often than once in each 12 month period or more than three times during the term of the Notes; (5) the Company and its Subsidiaries shall not be required to incur any expense or cost other than those associated with attending meetings in its offices and producing diligence materials at such location; (6) so long as Holdco or the Company is subject to or complying with the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, any private placement memorandum provided by the Company and Subsidiaries shall not be more extensive than that customarily provided by such reporting companies in a private placement; (7) other than as required by Law or as the Company may otherwise agree, the Company and its Subsidiaries shall have no indemnity obligations to the Purchasers or potential purchasers; and (8) each potential

42

purchaser shall agree to be bound to confidentiality arrangements similar to those set for in Section 10.14 of this Agreement.
     8.3. No Integration.
     The Company will not, and will not permit its Affiliates to, make any offer or sale of securities of any class if, as a result of the doctrine of “integration” referred to in Rule 502, such offer or sale would render invalid, for the purpose of (i) the sale of the Notes by the Company to the Purchasers or (ii) the resale of Notes, as the case may be, by the Purchasers to Subsequent Purchasers or (iii) the resale of Notes by any such Subsequent Purchaser to others any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.
SECTION 9.
EXPENSES AND INDEMNIFICATION
     9.1. Expenses.
     The Company will (whether or not the Closing occurs) reimburse the Purchasers for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and disbursements of one firm of outside counsel and any local counsel, if necessary) incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the other Financing Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective), including the reasonable and documented out-of-pocket costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, or the other Financing Documents, including in connection with any insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes.
     9.2. Indemnification.
     The Company will indemnify and hold harmless the Purchasers and each of their respective Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling persons (each, an “Indemnitee”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of (i) the execution or delivery of any Financing Document or the performance by the parties to the Financing Documents of their respective obligations hereunder and thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the issuance of Notes or the use of the proceeds therefrom, (iii) any liability with respect to Environmental Claims or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.
     9.3. Waiver of Punitive Damages.
     To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders,

43

members, officers, directors, agents, employees and controlling persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Transactions, this Agreement, the other Financing Documents, the Notes or the use of proceeds thereof.
     9.4. Survival.
     The obligations of the Company under this Section 9 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement.
     9.5. Tax Treatment of Indemnification Payments.
     Any indemnification payment pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, except as otherwise required by applicable law.
SECTION 10.
MISCELLANEOUS
     10.1. Notices.
     Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid; in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:
     (i) if to an Initial Purchaser, to it at the address specified on Schedule 2.2; with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: F. William Reindel, Esq., or at such other address as the Initial Purchaser or its nominee shall have specified to the Company in writing;
     (ii) if to the Company or any Guarantor, to it at the address: 1550 Utica Avenue South, Suite 100, Minneapolis MN 55416, Attention: General Counsel and Chief Financial Officer; with a copy to: Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, NY 10022, Attention: Ashley Gregory, Esq or at such other address as the Company shall have specified to the Purchasers in writing.
     10.2. Benefit of Agreement and Assignments.
     (a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent holder of a Note); provided, however, (i) that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the Required Purchasers; (ii) for purposes of clarity, any assignee of a Purchaser who is not an affiliate of such Purchaser shall not be entitled to the benefits of the covenants contained in Sections 6.1, 7, the last sentence of Section 8.2, or 9

44

herein; and (iii) any assignee of a Purchaser who acquires Notes in an offering registered under the Securities Act shall not be entitled to the benefit of the covenants in this Agreement.
     (b) Nothing in this Agreement or in any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.
     (c) Prior to the Closing, no Purchaser may assign its rights hereunder provided the Purchasers may assign the rights to purchase all or any portion of the Notes allocated to such Purchaser pursuant to Schedule 2.2 to any, direct or indirect, wholly-owned subsidiary of such Purchaser or any Affiliate of such Purchaser, subject to such subsidiary or Affiliate, as the case may be, making the representations and warranties set forth in Section 5, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a Purchaser hereunder.
     (d) The parties hereto expressly acknowledge and agree that that upon execution of a counterpart signature page hereto, each Purchaser to whom the rights hereunder have been assigned shall become party to this Agreement for all purposes hereof.
     (e) Notwithstanding anything to the contrary contained herein, no Purchaser may assign any right to purchase all or any portion of the Notes or any Notes to any direct competitor of the Company and its Subsidiaries or Affiliate of such competitor.
     10.3. No Waiver; Remedies Cumulative.
     No failure or delay on the part of any party hereto or any Purchaser in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between the Company and any other party or Purchaser shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties or Purchasers would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Purchasers to any other or further action in any circumstances without notice or demand.
     10.4. Amendments, Waivers and Consents.
     Subject to the second sentence of this Section 10.4, this Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company, provided, however, that no such amendment or waiver may, without the prior written consent of the holders of a majority in principal amount of the outstanding Notes held by the Purchasers, as applicable, amend or waive the provisions of which the Purchasers are beneficiaries. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon.
     As used herein, the term “Agreement” and references thereto means this Agreement as it may from time to time be amended, restated, supplemented or modified.

45

     10.5. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. For the purposes of the Closing, signatures transmitted via telecopy (or other facsimile device) will be accepted as original signatures.
     10.6. Reproduction.
     This Agreement, the other Financing Documents and all documents relating hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. Each of the Purchasers and the Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 10.6 shall not prohibit the Company, any other party hereto or any Purchaser from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
     10.7. Headings.
     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     10.8. Survival of Covenants and Indemnities; Representations.
     (a) All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other obligations hereunder.
     (b) All representations and warranties made by Holdco and the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Notes, and the payment of principal of the Notes and the issuance and delivery of the Notes, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers.
     10.9. Governing, Law; Submission to Jurisdiction; Venue.
     (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
     (b) If any action, proceeding or litigation shall be brought by any party hereto in order to enforce any right or remedy under this Agreement or any of the Notes, such party hereby consents and

46

will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Each party hereto hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.
     (c) Each party hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 10.1, such service to become effective thirty (30) days after such mailing.
     (d) Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction. If service of process is made on a designated agent it should be made by either personal delivery or mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.
     (e) THE COMPANY, EACH PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE NOTES.
     10.10. Severability.
     If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to such illegal, invalid or unenforceable provision.
     10.11. Entirety.
     This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.
     10.12. Construction.
     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
     10.13. Incorporation.
     All Exhibits and Schedules attached hereto or referred to herein are incorporated as part of this Agreement as if fully set forth herein.

47

     10.14. Confidentiality.
     (a) Subject to the provisions of clause (b) of this Section 10.14, each Purchaser agrees that it will not disclose without the prior consent of the Company (other than to its employees, auditors, investors, partners, creditors, lenders, rating agencies, advisors or counsel, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such person has entered into a customary confidentiality agreement obligating such person to keep such information confidential or is otherwise bound by an appropriate confidentiality obligation) any nonpublic information which has been furnished to such Purchaser in connection with its administration of the investment in the Notes or is now or in the future furnished pursuant to this Agreement or any other Financing Document (including Section 8.1 hereof); provided that any Purchaser may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 10.14(a)by such Purchaser or any other Person to whom such Purchaser has provided such information as permitted by this Section 10.14(a), (ii) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having jurisdiction over such Purchaser or to the SEC or similar organizations (whether in the United States of America or elsewhere), (iii) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) in order to comply with any applicable law and (v) to any prospective or actual Subsequent Purchaser in connection with any contemplated transfer of any of the Notes by such Purchaser; provided that any prospective Subsequent Purchaser expressly agrees in writing with or for the benefit of the Company to be bound by the confidentiality provisions contained in this Section 10.14 or a substantially similar confidentiality obligation. Each Purchaser agrees that in the event it intends to disclose confidential information in accordance with clauses (ii), (iii) or (iv) above, it shall, to the extent reasonably practicable, provide the Company notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order or confidential treatment of the information being disclosed.
     (b) For the purposes set forth in Section 10.14(a), the Company hereby acknowledges and agrees that each Purchaser may share with any of its Affiliates, and such Affiliates may share with such Purchaser any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic information regarding the creditworthiness of the Company and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 10.14 to the same extent as such Purchaser.
     10.15. Termination; Survival.
     The obligations and representations of the parties hereto shall automatically terminate upon the Termination Date; provided, however, that Sections 9, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.18, 10.19 shall survive and shall remain in full force and effect notwithstanding the termination of this Agreement.
     10.16. Maximum Rate.
     In no event shall any interest or fee to be paid hereunder or under a Note exceed the maximum rate permitted by applicable law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage “per annum”) or fee that the parties could validly have agreed to by contract on the Effective Date under applicable law.

48

     10.17. Patriot Act.
     The Purchasers hereby notify the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Purchasers may be required to obtain, verify and record information that identifies the Company and its Subsidiaries, including their respective names and addresses other information that will allow the Purchasers to identify the Company and its Subsidiaries in accordance with the Patriot Act.
     10.18. Currency.
     All dollar amounts referred to in this Agreement are in lawful money of the United States.
     10.19. Further Assurances.
     Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, act, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.
     10.20. Sole Discretion.
     Holdco and the Company agree that they shall not challenge or dispute any action or decision taken by any of the Purchasers that, pursuant to the terms of this Agreement, any of the Purchasers is entitled to take in its sole discretion.
     10.21. No Waivers.
     Except as specifically set forth in this Second Amended and Restated Agreement, the execution, delivery and performance of this Second Amended and Restated Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under, this Agreement or any of the exhibits or schedules thereto.
[SIGNATURE PAGES FOLLOW]

49

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:	/s/
Title: President and CEO

MONEYGRAM INTERNATIONAL, INC.
By:	/s/
Title: President and CEO

[Second Amended and Restated Note Purchase Agreement Signature Page]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GSMP V ONSHORE US, LTD.
By:	/s/
	Name:	Bradley Gross
	Title:	Managing Director and Vice President

GSMP V OFFSHORE US, LTD.
By:	/s/
	Name:	Bradley Gross
	Title:	Managing Director and Vice President

GSMP V INSTITUTIONAL US, LTD.
By:	/s/
	Name:	Bradley Gross
	Title:	Managing Director and Vice President

[Second Amended and Restated Note Purchase Agreement Signature Page]

Acknowledged and Agreed by: THL Credit Partners, L.P. By: THL Credit Partners GP, L.P., its general partner By: THL Credit Group GP, LLC, its general partner
By:	/s/
	Name:	Sam Tillinghast
	Title:	Vice President

[Second Amended and Restated Note Purchase Agreement Signature Page]

Exhibit A
Form of Indenture
See attached Indenture.

Execution Version

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
13.25% SENIOR SECURED SECOND LIEN NOTES DUE 2018

INDENTURE
Dated as of March 25, 2008

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

		Page

Section 13.02	Application of Trust Money	98

ARTICLE 14
MISCELLANEOUS

Section 14.01	Notices	99
Section 14.02	Certificate and Opinion as to Conditions Precedent	100
Section 14.03	Statements Required in Certificate or Opinion	100
Section 14.04	Rules by Trustee and Agents	101
Section 14.05	No Personal Liability of Directors, Officers, Employees and Stockholders	101
Section 14.06	Governing Law; Waiver of Jury Trial	101
Section 14.07	No Adverse Interpretation of Other Agreements	101
Section 14.08	Successors	101
Section 14.09	Severability	102
Section 14.10	Counterpart Originals	102
Section 14.11	Table of Contents, Headings, etc	102
Section 14.12	Force Majeure	102
Section 14.13	Patriot Act	102

EXHIBITS

Exhibit A-1	FORM OF NOTE
Exhibit A-2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTORS

Schedule 1.1(a)	Existing Indebtedness
Schedule 1.1(b)	Existing Liens
Schedule 1.1(c)	Scheduled Restricted Investments

     INDENTURE dated as of March 25, 2008 among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, as issuer (the “Company”), the Guarantors listed on the signatures pages hereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent.
     The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 13.25% Senior Secured Second Lien Notes due 2018 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01 Definitions.
     “144A Global Note” means a Global Note substantially in the form of Exhibit A-l hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
     “Accounts Receivable” means net accounts receivable as reflected on a balance sheet in accordance with GAAP.
     “Acquired Debt” means, with respect to any specified Person, without duplication;
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including without limitation Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset at the time such asset is acquired by such specified Person.
     “Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
     (1) increased (without duplication) to the extent deducted in computing the Consolidated Net Income of such Person by:
          (a) provision for taxes based on income or profits or capital gains of such Person and its Subsidiaries for such period (including any tax sharing arrangements); plus
          (b) Consolidated Interest Expense of such Person for such period; plus
          (c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus
          (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction; plus
          (e) other non-cash charges reducing the Consolidated Net Income of such Person for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus
          (f) the amount of any minority interest expense deducted in calculating the Consolidated Net Income of such Person (less the amount of any cash dividends or distributions paid to the holders of such minority interests); plus
          (g) non-recurring or unusual losses or expenses (including costs and expenses of litigation included in Consolidated Net Income pursuant to clause (b) of the definition of Consolidated Net Income); provided that the aggregate amount of all such losses or expenses added back pursuant to this clause (g) for purposes of calculating Adjusted EBITDA for any four-quarter reference period shall not exceed 10.0% of Adjusted EBITDA for that period; provided, further that losses in respect of settlements of, or judgments in respect of, and expenses incurred in connection with, any litigation may be added back without limitation; plus
     (2) to the extent deducted or added in computing Consolidated Net Income of such Person increased or decreased by (without duplication), any net loss or gain resulting from currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and
     (3) decreased to the extent included in Consolidated Net Income of such Person by, without duplication,
          (a) non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus
          (b) non-recurring or unusual gains increasing Consolidated Net Income of such Person and its Subsidiaries for such period; provided, that the aggregate amount of all such gains deducted pursuant to this clause (3)(b) for purposes of calculating Adjusted EBITDA for any four-quarter reference period shall not exceed 10.0% of Adjusted EBITDA for that period.
     “Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the Beneficial Ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, that, in no event shall GSMP and their Subsidiaries and other Persons engaged primarily in the investment of mezzanine securities that directly or indirectly are controlled by, or under common control with, the same investment adviser as GSMP (“GS Mezzanine Entities”) by virtue of their affiliation with affiliates other than GS Mezzanine Entities be deemed to control Holdco or any of its Subsidiaries for any purposes under this Indenture (including Section 2.09).
     “Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
     “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

     (1) 1.0% of the principal amount of such Note; and
     (2) the excess, if any, of (a) the present value at such Redemption Date of(x) the redemption price of such Note at the fifth anniversary of the Closing Date (such redemption price being set forth in the table appearing under Section 3.07(c) hereof), assuming that, if any portion of the interest on such Note has previously been capitalized, that all required future interest payments due on such Note on each Interest Payment Date through the second anniversary of the Closing Date were made through the capitalization of such interest payments due on each such Interest Payment Date, plus (y) all required interest payments on the Note through the fifth anniversary of the Closing Date (excluding accrued and unpaid interest to the Redemption Date and any interest either capitalized or assumed to have been capitalized under clause (x) above), and with such present value computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.
     “Article 6 Material Adverse Effect” means a material adverse effect on the financial position, results of operations, business, assets or liabilities of Holdco and its Subsidiaries, taken as a whole; provided, however, that the impact of the following matters shall be disregarded: (i) changes in general economic, financial market, credit market, regulatory or political conditions (whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) generally affecting the U.S. economy, foreign economies or the industries in which Holdco or its Subsidiaries operate, (ii) changes in generally accepted accounting principles, (iii) changes in laws of general applicability or interpretations thereof by any Governmental Authority, (iv) any change in Holdco’s stock price or trading volume, in and of itself, or any failure, in and of itself, by Holdco to meet revenue or earnings guidance published or otherwise provided to the Initial Purchasers (provided that any fact, condition, circumstance, event, change, development or effect underlying any such failure or change, other than any of the foregoing that is otherwise excluded pursuant to clauses (i) through (viii) hereof, may be taken into account in determining whether an Article 6 Material Adverse Effect has occurred or would reasonably be expected to occur), (v) losses resulting from any change in the valuations of Holdco’s portfolio of securities or sales of such securities and any effect resulting from such changes or sales, (vi) actions or omissions of Holdco or the Sponsors taken as required by the Equity Purchase Agreement or with the prior written consent of the Initial Purchasers, (vii) the public announcement, in and of itself, by a third party not affiliated with Holdco of any proposal to acquire the outstanding securities or all or substantially all of the assets of Holdco and (viii) the public announcement of the Equity Purchase Agreement and the transactions contemplated thereby (provided that this clause (viii) shall not apply with respect to Sections 1.2(c)(v), 2.2(d), 2.2(h) and 2.2(k) of the Equity Purchase Agreement); provided further, however, that an Article 6 Material Adverse Effect shall be deemed not to include the impact of the foregoing clauses (i), (ii) and (iii), in each case only insofar and to the extent that such circumstances, events, changes, developments or effects described in such clauses do not have a disproportionate effect on Holdco and its Subsidiaries (exclusive of its payments systems business) relative to other participants in the industry.
     “Asset Sale” means:
     (1) the sale, conveyance, transfer, assignment, lease (other than operating leases entered into in the ordinary course of business whether or not consistent with past practice) or other disposition, of property or assets (including by way of a sale and leaseback) of the Company or any Company Subsidiary (each referred to in this definition as a “disposition”); and

     (2) the issuance or sale of Equity Interests of any Company Subsidiary (other than preferred stock of Company Subsidiaries issued in compliance with Section 4.09 hereof);
     whether in a single transaction or a series of related transactions, in each case, other than:
          (a) the disposition of (i) Cash and Cash Equivalents in the ordinary course of business, (ii) obsolete or worn out equipment or other tangible personal property or (iii) inventory sales in the ordinary course of business;
          (b) the disposition of portfolio securities for Highly Rated Investments or Cash and Cash Equivalents;
          (c) the disposition of all or substantially all the assets of the Company in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;
          (d) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;
          (e) any disposition of property or assets or issuance of securities by a Guarantor to the Company or by the Company or a Guarantor to a Guarantor;
          (f) any disposition of property or assets or issuance of securities by a Non- Guarantor to the Company or a Company Subsidiary;
          (g) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
          (h) the granting of Liens otherwise permitted by this Indenture;
          (i) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;
          (j) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
          (k) foreclosures on assets;
          (1) the unwinding of any Hedging Obligations;
          (m) sales of securities pursuant to Repurchase Agreements;
          (n) any transfer to MoneyGram International Holdings Limited of the loan from MoneyGram to MoneyGram International Holdings Limited in the amount of €92,500,000 pursuant to the Loan Agreement dated January 17, 2003 made to effectuate the forgiveness of such loan;
          (o) sales of accounts receivable on a non-recourse basis in connection with the collection or compromise thereof; and

          (p) any disposition of assets (other than Equity Interests of a Company Subsidiary) in any transaction or series of transactions with an aggregate fair market value not to exceed $10.0 million in any calendar year.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficial Ownership” and “Beneficially Own” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the board of directors of the genera! partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving Holdco with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by Holdco of all or substantially all of its assets.
     “Business Day” means any calendar day other than a Legal Holiday.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets on liquidation of, the issuing Person.
     “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
     “Cash and Cash Equivalents” means:
     (1) U.S. dollars or Canadian dollars;

     (2) (a) euros or any national currency of any participating member state of the EMU or (b) such local currencies held from time to time in the ordinary course of business;
     (3) Government Securities or Highly Rated Investments;
     (4) securities issued by any agency of the United States or government-sponsored enterprise (such as debt securities or mortgage-backed securities issued by Freddie Mac, Fannie Mae, Federal Home Loan Banks and other government-sponsored enterprises), which may or may not be backed by the full faith and credit of the United States, in each case maturing within three months or less and rated Aal or better by Moody’s and AA+ or better by S&P;
     (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, banker’s acceptances with maturities not exceeding 13 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million in the case of a domestic bank and $250.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank;
     (6) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (4) above;
     (7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof;
     (8) investment funds investing 95% of their assets in securities of the types described in clauses (!) through (6) above;
     (9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and
     (10) Scheduled Restricted Investments.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those authorized to be held in accordance with clauses (1) and (2); provided that such amounts are converted into any currency authorized to be held in accordance with clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
     “Change of Control” means the occurrence of any of the following:
     (1) any Person (other than the Sponsors) acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of Holdco entitled to vote generally in the election of directors (“Outstanding Corporation Voting Slock”);
     (2) the consummation of a Business Combination pursuant to which either (A) the Persons that were the Beneficial Owners of the Outstanding Corporation Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business

Combination (including, without limitation, a company that, as a result of such transaction, owns Holdco or all or substantially all of Holdco’s assets either directly or through one or more subsidiaries), or (B) any Person (other than the Sponsors) Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination;
     (3) the failure by Holdco to directly own 100% of the Capital Stock of the Company;
     (4) the failure by the Company to directly own 100% of the Capital Stock of MoneyGram; or
     (5) the adoption of a plan relating to the liquidation of Holdco or the Company.
     “Clearstream” means Clearstream Banking, S.A.
     “Closing Date” has the meaning set forth in the Note Purchase Agreement.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     “Collateral” means the collateral described in the Security Documents.
     “Collateral Agent” means the Trustee in its capacity as Collateral Agent under this Indenture and under the Security Documents and any successor thereto in such capacity.
     “Company” means MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation.
     “Company Subsidiary” means a Subsidiary of the Company.
     “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense (excluding amortization of signing bonuses), including the amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
     (1) consolidated interest expense of such Person and its Subsidiaries for such period, determined in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including (a) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — “Accounting for Derivative Instruments and Hedging Activities”), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

     (2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.
     For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP.
     “Consolidated Net Income” means with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that
     (a) to the extent included in Net Income:
     (1) there shall be excluded in computing Consolidated Net Income (x) all extraordinary gains and (y) all extraordinary losses;
     (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;
     (3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
     (4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;
     (5) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded, except to the extent of the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;
     (6) solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of 4.07(a) hereof, the Net Income or loss for such period of any Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived or such income has been dividended or distributed to the Company or to a Company Subsidiary without such restriction; provided, however, that for the avoidance of doubt, any restrictions based solely on (i) financial maintenance requirements imposed as a matter of state regulatory requirements or (ii) the types of restrictions set forth in clauses (cc), (dd) and (ee) of the definition of Permitted Liens shall not result in the exclusion of Net Income (loss); and provided, further, that any net loss of any Subsidiary of such Person (including any Guarantor), shall not be excluded pursuant to this clause (6);
     (7) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments not relating to the Restricted Investment Portfolio shall be excluded;

     (8) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income generated by, or from the sale or disposition of, any assets included in the Scheduled Restricted Investments;
     (9) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of any asset included the Restricted Investment Portfolio; provided, however, that subject to clause (8) any Net Income (loss) for such period will be included to the extent that it is realized out of the sale, disposition or unwinding of any assets included in the Restricted Investment Portfolio;
     (10) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141 “Business Combinations,” in each case to the extent deducted in calculating Net Income of such Person will be excluded;
     (11) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any non-cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions shall be excluded; and
     (12) any non-cash items included in the Consolidated Net Income of the Company as a result of an agreement of the Sponsors in respect of any equity participation shall be excluded; and
     (b) to the extent not already included in Net Income, any costs associated with any operational expenses or litigation costs or expenses (including any judgment or settlement) made by any direct or indirect parent company of the Company in respect of which the Company has made a Restricted Payment pursuant to clauses (7) and (8) of Section 4.07(b) shall be deducted from Net Income.
     Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only and in order to avoid double counting, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Company Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Company Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by the company or any Company Subsidiary, in each case to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(iii)(C) hereof.
     “Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.01 hereof or such other address as to which the Trustee may give notice to the Company.
     “Credit Agreement” means that certain Credit Agreement, dated as of March 25, 2008, by and among the Company, JPMorgan Chase Bank, N.A., as the administrative agent, and the other financial institutions signatory thereto as amended, restated, amended and restated, modified renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Credit Facilities” means, one or more secured debt facilities (including, without limitation, the Credit Agreement) with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit, in each case, as amended, restated, amended and restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in Section 6.01.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A-l hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
     “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any Company Subsidiary, as of the date of receipt of such non-cash consideration, in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration; provided that Designated Non-cash Consideration shall not exceed at any one time outstanding $25.0 million.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale) in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees, directors, managers or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, managers, consultants (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries (or their direct or indirect parent) in order to satisfy applicable statutory or regulatory obligations.
     For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to its voluntary or involuntary liquidation preference.
     “Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Domestic Subsidiary of a Foreign Subsidiary, but in each case including any Subsidiary that guarantees Indebtedness under the Credit Agreement.
     “EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
     “Equity Purchase Agreement” means that certain Equity Purchase Agreement, dated February 11, 2008, among the Sponsors and Holdco.
     “Euroclear” means Euroclear Bank, S.A./N.V,, as operator of the Euroclear system.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Existing Indebtedness” means Indebtedness of the Company or the Company Subsidiaries in existence on the Closing Date, plus interest accruing thereon set forth on Schedule l.l(a).
     “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer as determined by the senior management (or if the fair market value of any asset or property exceeds $1.0 million, as determined by the disinterested members of the Board of Directors in its sole good faith judgment).
     “fair value” shall be defined in accordance with GAAP.
     “First Priority Liens” means all Liens that secure the First Priority Lien Obligations.
     “First Priority Lien Obligations” means (i) all Obligations of the Company and the Company Subsidiaries under the agreements governing Credit Facilities and (ii) all other Obligations of the Company or any of its Subsidiaries in respect of Hedging Obligations that are secured pursuant to the documentation evidencing Credit Facilities.
     “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Company Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made (or committed to be made pursuant to a definitive agreement) by the Company or any Company Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Company Subsidiary or was merged with or into the Company or any Company Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.
     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Company may designate.
     Any Person that is a Company Subsidiary on the Calculation Date will be deemed to have been a Company Subsidiary at all times during the reference period, and any Person that is not a Company Subsidiary on the Calculation Date will be deemed not to have been a Company Subsidiary at any time during the reference period.
     “Fixed Charges” means, with respect to any Person for any period, the sum of:
     (1) the Consolidated Interest Expense of such Person for such period;
     (2) all cash dividend or distribution payments (excluding items eliminated in consolidation) on any series of preferred stock of any such Person and its Subsidiaries; and
     (3) all cash dividend or distribution payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person.
     “Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is (i) not organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) a disregarded entity for U.S. federal income tax purposes the sole assets of which consist of Equity Interests of entities described in clause (i) of this definition.
     “GAAP” means generally accepted accounting principles in the United States which are in effect on the date hereof; provided that if there has been a subsequent change in GAAP, the Company shall deliver to the Trustee on each Calculation Date a reconciliation of the calculation of Fixed Charge Coverage Ratio or Leverage Ratio, as applicable, pursuant to the Indenture to such calculation in accordance with GAAP in effect as of the Calculation Date.
     “Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
     “Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A-l hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.

     “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Government Securities” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of the principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of the principal of or interest on the Government Securities evidenced by such depository receipt.
     “GSCP” means GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., and GS Capital Partners VI Fund, L.P.
     “GSMP” means GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd.
     “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
     “Guarantors” means:
     (1) Holdco;
     (2) all existing and subsequently acquired or organized Domestic Subsidiaries (other than Immaterial Subsidiaries, SPEs and Long Lake Partners LLC); and
     (3) any other Domestic Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap, cap or collar agreements, and other similar agreements or arrangements designed primarily to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
     “Highly Rated Investments” means:
     (1) U.S. dollars, euros, Australian dollars, Canadian dollars, Pounds Sterling or any national currency of any participating state of the EMU;
     (2) Government Securities with maturities not to exceed 13 months;
     (3) securities (including fixed rate mortgages) issued by any agency of the United States or government-sponsored enterprise (such as debt securities or mortgage-backed securities issued by Freddie Mac, Fannie Mae, Federal Home Loan Banks and other government-sponsored enterprises), which may or may not be backed by the full faith and credit of the United States, rated Aaa by Moody’s and AAA by S&P, in each case with maturities not to exceed 13 months;
     (4) any overnight Repurchase Agreement with any bank or trust company organized under the laws of any state of the United States or any national banking association or any government securities dealer which is listed as reporting to the market statistics division of the Federal Reserve Bank of New York over-collateralized by 102% by any one or more of the securities described in clauses (2) or (3) above;
     (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of 13 months or less from the date of acquisition, banker’s acceptances with maturities not exceeding 13 months and overnight bank deposits, in each case (i) with any commercial bank having capital and surplus in excess of $500.0 million in the case of a domestic bank and $500.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank and (ii) rated Aa3 or better by Moody’s and AA- or better by S&P; and
     (6) any money market mutual fund registered under the Investment Company Act of 1940, as amended, that invest exclusively in any one or more of the securities described in clauses (2), (3), (4) or (5) above.
     “Holdco” means Moneygram International, Inc., a Delaware corporation.
     “Holdco Subsidiary” means a Subsidiary of Holdco.
     “Holder” means a Person in whose name a Note is registered.
     “IAI Global Note” means a Global Note substantially in the form of Exhibit A-l hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.
     “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company; and provided further that the total assets of Subsidiaries qualifying as Immaterial Subsidiaries shall in no case be greater than $1.0 million in the aggregate.

     “Indebtedness” means, with respect to any Person, without duplication,
     (a) any indebtedness (including principal and premium) of such Person, whether or not contingent
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or reimbursement obligations in respect of surety bonds, letters of credit and other similar instruments to the extent not collateralized with Cash and Cash Equivalents or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);
     (3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) or services, except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business;
     (4) representing obligations under Repurchase Agreements;
     (5) representing any Hedging Obligations; or
     (6) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
     (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and
     (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness is equal to the lesser of the amount of Indebtedness secured by such Lien or the value of the property so secured.
     Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) Payment Service Obligations; (ii) ordinary course obligations with clearing banks relative to clearing accounts; (iii) Payment Instruments Funding Amounts; and (iv) for the avoidance of doubt, Equity Interests of Holdco issued pursuant to the Equity Purchase Agreement.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Purchasers” means, collectively, GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd. and their respective Affiliates.
     “Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, who are not also QIBs.

     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 25, 2008, by and among JP Morgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, the Company and the other parties thereto, as amended, restated or otherwise modified from time to time, or replaced in connection with any amendment, restatement, modification, renewal or replacement of Credit Facilities.
     “Interest Payment Date” has the meaning set forth in Paragraph 1 of the Note.
     “Investments” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (including the footnotes) of the Company and the Company Subsidiaries in the same manner as the other investments included in this definition to the extent such transactions involved the transfer of cash or other property.
     “Lead Sponsor” means Thomas H. Lee Partners, L.P. and its Affiliates.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the State of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
     “Leverage Ratio” means the ratio of Total Indebtedness to Adjusted EBITDA of the Company and its Subsidiaries for such period. In the event that the Company or any Company Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Leverage Ratio is made (the “Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable reference period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made (or committed to be made pursuant to a definitive agreement) by the Company or any Company Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Company Subsidiary or was merged with or into the Company or any Company Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.
     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Company may designate.
     Any Person that is a Company Subsidiary on the Calculation Date will be deemed to have been a Company Subsidiary at all times during the reference period, and any Person that is not a Company Subsidiary on the Calculation Date will be deemed not to have been a Company Subsidiary at any time during the reference period.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.
     “Material Adverse Effect” means a material adverse effect (a) on the financial position, results of operations, business, assets or liabilities of Holdco and its Subsidiaries, taken as a whole, (b) that would materially impair the ability of Holdco and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Documents (as defined in the Note Purchase Agreement) or (c) that would materially impair the rights and remedies of the Holders under this Indenture or any of the other Financing Documents, taken as a whole.
     “Minimum Liquidity Ratio” means the ratio of (a) the fair value of the Restricted Investment Portfolio (other than Scheduled Restricted Investments, which shall be valued at the lower of (x) fair value and (y) the actual par amount of each Scheduled Restricted Investment held by the Company or any of its Subsidiaries on the date of determination multiplied by (A) in respect of the Scheduled Restricted Investments set forth under the heading C-1 on Schedule 1.1 (c), 0.98, (B) in respect of the Scheduled Restricted Investments set forth under the heading C-2 on Schedule 1.1 (c), 0.049525, and (C) in respect of the Scheduled Restricted Investments set forth under the heading C-3 on Schedule 1.1 (c), zero; provided, that any Scheduled Restricted Investments set forth under the heading C-1 on Schedule 1.1 (c) shall be valued at fair value after June 30, 2008; and provided further, if any of such Scheduled Restricted Investments set forth under the headings C-2 and C-3 on Schedule 1.1 (c) (the “Specified SRIs”) have been sold, the aggregate value of such remaining Specified SRIs shall be the lower of (x) fair value of such remaining Specified SRIs and (y) the aggregate value of all Specified SRIs (determined in accordance with the valuation methodology described above) less the net proceeds received for the Specified SRIs sold (not to be less than zero)) to (b) all Payment Service Obligations.
     “MoneyGram” means MoneyGram Payment Systems, Inc., a Delaware corporation.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

     “Net Proceeds” means the aggregate cash proceeds received by the Company or any Company Subsidiary in respect of any Asset Sale or Specified SRI Sales, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Specified SRI Sales, net of the direct costs relating to such Asset Sale or Specified SRI Sales and the sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and, if such costs have not been incurred or invoiced, the Company’s good faith estimates thereof), amounts required to be applied to the repayment of principal, premium or penalty, if any, and interest on Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
     “Non-Guarantor” means any Subsidiary of Holdco other than the Company or any Guarantor.
     “Non-U.S. Person” means a Person who is not a U.S. Person.
     “Note Guarantees” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture.
     “Note Purchase Agreement” means the Second Amended and Restated Note Purchase Agreement, dated as of March 24, 2008, among the Company, Holdco, and GSMP.
     “Notes” has the meaning assigned to it in the preamble to this Indenture. For purposes of this Indenture, all references to “principal amount” shall include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.
     “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.
     “Officer” means the Chairman of the Board, if any, the Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Chief Legal Officer, the Secretary, any principal executive officer or any principal accounting officer of the Company.
     “Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 14.03 hereof.
     “Opinion of Counsel means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 14.03 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

     “Participant’ means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Passive Holding Company Condition” shall be satisfied so long as Holdco or a Holdco Subsidiary (other than the Company and any of its Subsidiaries) does not:
     (1) directly incur any Indebtedness other than Permitted Holdco Indebtedness;
     (2) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it (except Permitted Holdco Liens); or
     (3) own any Equity Interests in any Person (other than the Company and its Subsidiaries) and own any other material assets (excluding Equity Interests) other than (w) Cash and Cash Equivalents, (x) assets under any stock incentive plans (including related agreements), loan stock purchase programs or incentive compensation plans, (y) pre-paid assets (e.g. deferred financing costs) and (z) deferred tax assets;
provided nothing in this definition shall restrict Holdco from performing its obligations under the Equity Purchase Agreement and the securities issued thereunder and under the certificates of designation contemplated thereby.
     “Payment Instruments Funding Amounts” means amounts advanced to and retained by the Company and its Subsidiaries as advance funding for the payment instruments or obligations arising under an official check agreement or a customer agreement entered into in the ordinary course of business.
     “Payment Service Obligations” means all liabilities of the Company and its Subsidiaries calculated in accordance with GAAP for outstanding payment instruments (as classified and defined as Payment Service Obligations in Holdco’s SEC Documents and if Holdco is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, Holdco’s most recent audited financial statements).
     “Permissible Parties” means any Holder, any prospective Holder and any broker dealer or securities analyst (so long as, in the case of a prospective Holder, broker dealer or securities analyst, such entity certifies to the Company that either it or the party to whom it is providing information is either (i) a qualified institutional buyer (as defined in Rule 144A under the Securities Act), (ii) a Person to whom sales of the Notes would be permitted under Regulation S under the Securities Act, or (iii) to an institutional investor that is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act).
     “Permitted Holdco Indebtedness” means:
     (1) Indebtedness arising from agreements of Holdco providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided, however, that:
     (A) such Indebtedness is not reflected on the balance sheet of Holdco or any Holdco Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)(A)); and

     (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdco in connection with such disposition;
     (2) Obligations incurred under this Indenture;
     (3) Indebtedness incurred by Holdco in respect of interest rate Hedging Obligations of Holdco in existence on the Closing Date; and
     (4) Guarantees of other Indebtedness of the Company and the Subsidiary Guarantors permitted under Section 4.09(a) and Sections 4,09(b)(l), (2) (to the extent existing at the Closing Date), (4), (5), (11), (13) (to the extent the debt so extended, refunded, refinanced, renewed, replaced or defeased was guaranteed by Holdco in accordance with this Indenture) and (21) of this Indenture.
     “Permitted Holdco Liens” means, any Permitted Liens other than clauses (h), (i), (k), (p) and (bb) of the definition of Permitted Liens.
     “Permitted Investment” means:
     (1) any Investment in the Company or any Guarantor;
     (2) any Investments in any foreign Non-Guarantor (other than SPEs) that together with all Investments made pursuant to this clause (2) shall not exceed $75.0 million or, on and after the Sell Down Date, $150.0 million;
     (3) any Investments (including Investments outstanding as of the date hereof) in SPEs provided that the total assets of all SPEs shall not exceed $2.0 billion at any one time outstanding;
     (4) any Investment in Cash or Cash Equivalents;
     (5) any Investment in the Restricted Investment Portfolio made in compliance with Section 4.18;
     (6) any Investment by the Company or any Guarantor in a Person, if as a result of such Investment:
          (a) such Person becomes a Guarantor; or
          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Guarantor;
     (7) any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;
     (8) any Investment existing on the date hereof (excluding assets held by any SPE) or made pursuant to legally binding written commitments in existence on the date hereof and any

Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;
     (9) loans and advances to employees, directors, managers or consultants of Hoidco, the Company or any of the Company Subsidiaries for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business whether or not consistent with past practice, and payroll advances;
     (10) any Investment acquired by the Company or any Company Subsidiary
          (a) in exchange for any other Investment or accounts receivable held by the Company or any Company Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable or
          (b) as a result of a foreclosure by the Company or any Company Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (11) Hedging Obligations permitted under Section 4.09(b)(11) hereof;
     (12) Investments to the extent the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07 hereof;
     (13) any Investments in or repurchases of the Notes;
     (14) receivables owing to the Company or any Company Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (15) Indebtedness permitted under Section 4.09 to the extent it constitutes an Investment;
     (16) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Company Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (17) upfront payments, signing bonuses and similar payments paid to agents and guaranties of agent commissions, in each case in the ordinary course of business and consistent with past practice; and
     (18) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding, not to exceed $25.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
     “Permitted Liens” means, with respect to any Person:

     (a) Liens on assets of the Company or any of the Guarantors securing Credit Facilities pursuant to clause (b)(l) of Section 4.09;
     (b) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, old age pensions, or other social security or retirement benefits, or similar legislation, or deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent;
     (c) to the extent imposed by law, landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case for sums overdue for a period of not more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other proceedings for review;
     (d) Liens for taxes, assessments or other governmental charges or claims overdue for a period of not more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
     (e) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or securing bonds required by applicable state regulatory licensing requirements or letters of credit or bank guarantees or similar instruments in lieu of such items or to support the issuance thereof issued pursuant to the request of and for the account of such Person in the ordinary course of its business, in an amount outstanding not to exceed $25.0 million; provided, however that there shall be no dollar limitation on any such Liens to the extent the bonds were required by applicable state regulatory licensing requirements or any appeal bonds posted in connection with litigation;
     (f) Liens securing Indebtedness permitted to be incurred pursuant to Sections 4.09(b)(4) or (5); provided, that Liens securing Indebtedness permitted to be incurred pursuant to clauses (b)(4) and (5) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be, and the proceeds and products thereof and accessions thereto;
     (g) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees) subject to the Intercreditor Agreement;
     (h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property owned by the Company or any Company Subsidiary and that such Liens are released within 30 days of such Person becoming a Subsidiary;
     (i) Liens on property at the time the Company or a Company Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Company Subsidiary; provided , however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and provided further that the Liens may not extend to any other property owned by the Company or any Company Subsidiary;
     (j) Liens securing Hedging Obligations incurred pursuant to Section 4.09(b)(11);

     (k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (1) Liens existing on the Closing Date set forth on Schedule 1.1 (b) hereto;
     (m) any Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien of the type referred to in clauses (a), (f), (g), (i) and (1); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount of the Indebtedness permitted pursuant to such clause (a), (f), (g), (i) and (1) and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
     (n) Liens in favor of Holdco, the Company or any Company Subsidiary;
     (o) licenses, sublicenses, leases or subleases that do not materially impair their use in the operation of the business of Holdco, the Company and the Company Subsidiaries, taken as a whole;
     (p) Liens solely on any cash earnest money deposits relating to asset sales or acquisition not in the ordinary course in connection with any letter of intent or purchase agreement not prohibited by this Indenture;
     (q) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (r) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
     (s) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;
     (t) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (w) Liens deemed to exist in connection with Repurchase Agreements; provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements;

     (x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (y) set-off rights arising in the ordinary course of business;
     (z) any attachment or judgment Lien against Holdco, the Company or any Company Subsidiary, or any property of Holdco, the Company or any Company Subsidiary, so long as such Lien secures claims not otherwise constituting an Event of Default;
     (aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdco, the Company or any Company Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdco, the Company and the Company Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdco, the Company or any Company Subsidiary in the ordinary course of business;
     (bb) Liens securing Indebtedness or other obligations of Company Subsidiaries owing to the Company or another Company Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;
     (cc) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations, provided that such contractual obligations are no more restrictive in nature than those in effect on the Closing Date;
     (dd) ordinary course of business contractual obligations with clearing banks relative to clearing accounts, provided that such contractual obligations are no more restrictive in nature than those in effect on the Closing Date;
     (ee) the deposit or pre-funding of amounts in escrow pursuant to contractual obligations contained in customer agreements securing obligations not exceeding $25.0 million in the aggregate; and
     (ff) other Liens securing obligations not otherwise permitted by this definition not exceeding $100.0 million in the aggregate.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “PIK Interest” means interest paid in the form of increasing the outstanding principal amount of the Notes.
     “PIK Payment” means an interest payment made by increasing the outstanding principal amount of the Notes.
     ’’preferred stock” means any Equity Interest with preferential rights of payment of dividends or distributions or upon liquidation, dissolution, or winding up. For purposes hereof, the amount (or principal amount) of any preferred stock shall be equal to the greater of its voluntary or involuntary liquidation preference.

     “Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture.
     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Qualified Equity Offering” means a public offering or private placement of Equity Interests (other than Disqualified Stock) of Holdco and any direct or indirect parent of Holdco; provided that the net proceeds thereof are contributed by Holdco or such parent to the Company and, in turn, by the Company to the MoneyGram as common equity.
     “Record Date” means for the interest payable on any applicable Interest Payment Date with respect to the Notes, March 15, June 15, September 15 and December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.
     “reference period” has the meaning assigned to it in the definition of “Fixed Charge Coverage Ratio.”
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, as amended, supplemented, restated or otherwise modified from time to time, among the Company, the Guarantors and the Initial Purchasers.
     “Registration Statement” means a Shelf Registration Statement and/or an S-1 Registration Statement as defined in the Registration Rights Agreement.
     “Regulation S” means Regulation S promulgated under the Securities Act.
     “Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
     “Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
     “Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
     “Repurchase Agreement” means an agreement of a Person to purchase Cash and Cash Equivalents arising out of or in connection with the sale of the same or substantially similar Cash and Cash Equivalents.
     “Required Holders” means at any time the Holders of at least a majority of the amount of Notes then outstanding.
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
     “Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
     “Restricted Global Note” means a Global Note bearing the Private Placement Legend.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Investment Portfolio” means assets of the Company and its Subsidiaries, which are restricted by state law, contract or otherwise designated by the Company for the payment of Payment Service Obligations.
     “Restricted Period” the period of forty-one (41) consecutive days beginning on and including the day on which Notes were first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule I44A” means Rule 144A promulgated under the Securities Act.
     “Rule 903” means Rule 903 promulgated under the Securities Act.
     “Rule 904” means Rule 904 promulgated under the Securities Act.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency group.
     “Scheduled Restricted Investments” means the securities listed on Schedule 1.1(c) hereto.
     “SEC” means the Securities and Exchange Commission.
     “SEC Documents” means, if Holdco is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, Holdco’s latest Annual Report on Form I0-K under the Exchange Act.
     “Second Priority Liens” means all Liens that secure the Notes and the Note Guarantees, which Liens are subordinated to the First Priority Liens in accordance with the Intercreditor Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Security Documents” means the security agreements, pledge agreements, collateral assignments and related and ancillary agreements, certificates, instruments and documents, as amended, supplemented, restated, amended and restated, renewed, replaced or otherwise modified from time to time, creating the Second Priority Liens in the Collateral.
     “Sell Down Date” means the 91st day following the date on which the Initial Purchasers cease to constitute the Required Holders.

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
     “Similar Business” means (a) the global funds transfer and payment services business conducted by the Company and its Subsidiaries, (b) any other business described under the heading “Business” in Holdco’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended December 31, 2006, and (c) any business that is similar, reasonably related, incidental, complementary or ancillary thereto or any reasonable extension thereof.
     “SPEs” means Ferrum Trust, a Delaware business trust, Tsavorite Trust, a Delaware business trust, Hematite Trust, a Delaware business trust, Monazite Trust, a Delaware business trust, and, to the extent the formation thereof is not prohibited by the Indenture, any Wholly-Owned Subsidiary of the Company or trust (which is consolidated with the Company for financial statement purposes), in each case formed for the limited organizational purpose of isolating a limited and specified pool of assets with respect to rights and obligations pursuant to Payment Service Obligations, which assets shall consist solely of (i) Cash and Cash Equivalents, (ii) Accounts Receivable and (iii) interest rate Hedging Obligations that relate to Highly Rated Investments and Payment Service Obligations. The Specified SRI Subsidiary shall not be deemed to be an SPE.
     “Sponsors” means the Lead Sponsor, GSCP and GSMP.
     “Subordinated Indebtedness” means:
     (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the Notes, and
     (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the guarantee of such Guarantor.
     “Subsidiary” means, with respect to any Person:
     (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and
     (b) any partnership, joint venture, limited liability company or similar entity of which
     (1) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
     (2) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

     (c) any SPE.
     “Subsidiary Guarantor” means any Subsidiary which is a Guarantor.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.
     “total assets” of any Person shall mean total assets of such Person and its Subsidiaries, if any, on a consolidated basis in accordance with GAAP, as of the most recent balance sheet of such Person.
     “Total Indebtedness” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Transactions” has the meaning set forth in the Note Purchase Agreement.
     “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the fifth anniversary of the Closing Date; provided, however, that if the period from the Redemption Date to the fifth anniversary of the Closing Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trustee” means Deutsche Bank Trust Company Americas, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
     “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
     “Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
     “Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity”means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing
     (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

     (b) the sum of all such payments.
     “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
Section 1.02 Other Definitions.

Defined
in
Term	Section

“Acceptable Commitment”	4.10
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excess SRI Proceeds”	4.07
“Legal Defeasance”	4.09
“incur”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Indebtedness”	4.09
“Purchase Date”	3.09
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Registrar”	2.03
“Restated Financial Statements”	6.01
“Restricted Payments”	4.07
“Specified SRI Sales”	4.07
“Specified SRI Subsidiary”	4.28
“Subsequent Financial Statements”	6.01
“Successor Company”	5.01
“Successor Person”	10.04
Section 1.03 Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it; and shall be construed, in accordance with GAAP;
     (3) “or” is not exclusive;

     (4) words in the singular include the plural, and in the plural include the singular;
     (5) “will” shall be interpreted to express a command;
     (6) the word “including” means “including without limitation”;
     (7) any reference to any Person shall be construed to include such Person’s successors and permitted assigns;
     (8) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
     (9) for purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”;
     (10) provisions apply to successive events and transactions; and
     (11) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.
ARTICLE 2
THE NOTES
Section 2.01 Form and Dating.
     (a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A-1 and A-2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be initially issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided, however, that payments of PIK Interest shall be made in denominations of $1.00 and integral multiples of $1.00 rounded up to the nearest whole dollar and thus Notes increased by PIK Payments may be in integral multiples other than $1,000.
     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A-1 or A-2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A-1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon (and giving effect to any PIK Interest made thereon by increasing the aggregate principal amount of such Global Note) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and payment of PIK Interest made thereon by increasing the aggregate principal amount of such Global Note. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
     (c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:
     (1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States Beneficial Ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a Beneficial Ownership interest in a 344A Global Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and
     (2) an Officer’s Certificate from the Company.
     Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
     (d) Euroclear and Clearstream, Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
Section 2.02 Execution and Authentication.
     At least one Officer must sign the Notes for the Company by manual, facsimile or electronic image scan signature.
     If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
     A Note will not be valid or obligatory for any purpose or entitled to any benefits under this Indenture until authenticated substantially in the form of Exhibits A-1 or A-2 hereto by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been duly authenticated under this Indenture.

     The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof and PIK Payments in accordance with the terms of the Notes.
     On any Interest Payment Date on which the Company pays PIK Interest with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant Record Date for such Interest Payment Date, to the credit of the Holders on such Record Date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase.
     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
Section 2.03 Registrar and Paying Agent.
     The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Registrar will also facilitate the transfer of the Notes on behalf of the Company in accordance with Section 2.06 hereof. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
     The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
Section 2.04 Paying Agent to Hold Money in Trust.
     The Company will require each third-party Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.
Section 2.05 Holder Lists.
     The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.
Section 2.06 Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:
     (1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;
     (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or
     (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
     Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (1) or (2) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
     (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

     (1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than to a “distributor” (as defined in Rule 902(d) of Regulation S) and other than pursuant to Rule 144A). No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(l).
     (2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
     (A) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
     (B) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note.prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.
     (3) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
     (A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by the Applicable Procedures item (3) thereof;
     (B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
     (C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (4) Transfer or Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer otherwise complies with the requirements of Section 2.06(b)(2) above and:
     (A) such transfer is effected pursuant to any Registration Statement in accordance with the Registration Rights Agreement; or
     (B) the Registrar receives the following:
     (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
     (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.
     (1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in subsection (1) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
     (A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder to the effect set forth in Exhibit C hereto, including the certifications in item (2)(a) thereof;
     (B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
     (F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2,06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
     (2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
     (d) Transfer and Exchange of Definitive Notes for Beneficial Interests.
     (1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
     (B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; or
     (F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.
     (2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
     (A) such transfer is effected pursuant to any Registration Statement in accordance with the Registration Rights Agreement; or
     (B) the Registrar receives the following:
     (i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
     (ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Securities Act Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
     (3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest in an Unrestricted Global Note is effected pursuant to subparagraphs (2)(A), (2)(B) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

     (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, Opinions of Counsel, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
     (1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
     (A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
     (B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
     (C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
     (A) any such transfer is effected pursuant to any Registration Statement in accordance with the Registration Rights Agreement; or
     (B) the Registrar receives the following:
     (i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
     (ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement

Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(2), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such Holder.
     (3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Note pursuant to the instructions from the Holder thereof.
(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
     (1) Private Placement Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”
     (2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:
     “THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”
     (g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
     (h) General Provisions Relating to Transfers and Exchanges.
     (1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
     (2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.15 and 9.04 hereof).

     (3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
     (4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes, made in accordance with this Section 2.06, will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
     (5) Neither the Registrar nor the Company will be required:
     (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes selected for redemption under Section 3.02 hereof and ending at the close of business on the day of such mailing;
     (B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
     (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
     (6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of the principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
     (7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
     (8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic image scan.
     (9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     (10) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.
     If any mutilated Note is surrendered to the Trustee or the Company and the Company receives evidence to its reasonable satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Company’s reasonable requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.
     Every replacement Note issued in accordance with this Section 2.07 is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08 Outstanding Notes.
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
     If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).
     If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09 Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling, or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Company has so notified in writing the Trustee are so owned will be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee is not the Company, a Guarantor or any obligor upon the Notes or any Affiliate of the Company, a Guarantor or of such other obligor.
Section 2.10 Temporary Notes.
     Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate upon receipt of an Authentication Order definitive Notes in exchange for temporary Notes.
     Holders, and beneficial holders, as the case may be, of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11 Cancellation.
     The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the discretion of the Trustee, the Registrar or the Paying Agent and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12 Defaulted Interest.
     If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.
     Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall cany the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.13 Calculation of Principal Amount of Notes.
     The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes, including any increase in the principal amount thereof as a result of a PIK Payment, at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 2.13 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 2.14 CUSIP Numbers.
     The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.
ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01 Notices to Trustee.
     If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth and certifying:
     (1) the clause of this Indenture pursuant to which the redemption shall occur;
     (2) the Redemption Date;
     (3) the principal amount of Notes to be redeemed; and
     (4) the redemption price;
Section 3.02 Selection of Notes to Be Redeemed or Purchased.
     If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis to the extent practicable unless otherwise required by law or applicable stock exchange requirements. If selection on a pro rata basis is not practicable for any reason, the Trustee shall select Notes by lot or by such other method the Trustee shall deem fair and appropriate.
     In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
     The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof, except in cases of PIK Interest; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.
     Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 13 hereof.
     The notice will identify the Notes (including CUSIP number(s)) to be redeemed and will state:
(1) the Redemption Date;
(2) the appropriate method for calculation of the redemption price, but need not include the redemption price itself; the actual redemption price shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two (2) Business Days prior to the Redemption Date unless the redemption is pursuant to Section 3.07(a) hereof, in which case such Officer’s Certificate should be delivered on the Redemption Date;
(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4) the name and address of the Paying Agent;
(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 35 days prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
     The Company may provide in the notice of redemption that payment of the redemption price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person.
Section 3.04 Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. A notice of redemption may not be conditional, except as provided in Section 3.07(d). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.05 Deposit of Redemption or Purchase Price.
     Prior to 10:00 a.m. (New York City time) on the Redemption Date or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly and in any event within two Business Days, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.
     If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption, whether such Notes are presented for payment. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06 Notes Redeemed or Purchased in Part.
     Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate of the Company is required for the Trustee to authenticate such new Note.
Section 3.07 Optional Redemption,
     (a) At any time prior to the fifth anniversary of the Closing Date, the Company may on any one or more occasions redeem all or any part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the then outstanding principal amount plus the Applicable Premium as of the date of redemption (the “Redemption Date”) and, without duplication, accrued and unpaid interest to (but not including) the Redemption Date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
     (b) Except pursuant to clause (a) or (d) of this Section 3.07, the Notes will not be redeemable at the Company’s option prior to the fifth anniversary of the Closing Date.

     (c) On or after the fifth anniversary of the Closing Date, the Company may on any one or more occasions redeem all or any part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages the then outstanding principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to (but not including) the applicable Redemption Date, if redeemed during the twelve-month period beginning on dates indicated below, subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Percentage
Fifth anniversary of the Closing Date	106.625%
Sixth anniversary of the Closing Date	104.417%
Seventh anniversary of the Closing Date	103.313%
Eighth anniversary of the Closing Date and thereafter	100.000%
Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
     (d) At any time on or after the Sell Down Date and prior to the fourth anniversary of the Closing Date, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 113.250% of the then outstanding principal amount thereof, plus accrued and unpaid interest thereon to (but not including) the Redemption Date, with the net cash proceeds of one or more Qualified Equity Offerings, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date; provided that:
     (1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture, as such principal amount shall have been increased through the capitalization of interest (excluding Notes held by the Company and the Company Subsidiaries), remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.
     (e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Any optional redemption of Notes must relate to an aggregate principal amount of Notes being redeemed of at least the lesser of (a) $5.0 million and (b) the remaining outstanding principal amount of such Notes.
Section 3.08 Mandatory Redemption.
     (a) Except as set forth in Section 3.08(b), the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
     (b) Commencing with the first “accrual period” (as defined for purposes of the Code) ending after the fifth anniversary of the Closing Date and continuing with each subsequent accrual period thereafter, the Company shall pay in cash, on or before the end of such accrual period, an amount equal to the sum of the accrued and unpaid PIK Interest and the accrued and unpaid original issue discount (as defined for the purposes of the Code) (other than PIK Interest), with respect to the Notes if, but only to the extent that, the aggregate amount of the sum of (i) the PIK Interest and (ii) the original issue discount (other than PIK Interest), in each case that has accrued and not been paid in cash from the Closing Date through the end of such accrual period on the Notes, exceeds the product of the “issue price” (as defined for purposes of the Code) for the Notes and the “yield to maturity” (as defined for purposes of the Code) on the Notes. Any such payment shall first be allocated to the accrued and unpaid PIK Interest.
Section 3.09 Offer to Purchase by Application of Excess Proceeds.
     In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.
     The Asset Sale Offer shall be made to all Holders. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than Five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
     If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
     Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
     (2) the Offer Amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment will continue to accrue interest;
     (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in $2,000 in principal amount or integral multiples of $1,000 in excess thereof, or if PIK Interest is paid, a minimum of $1.00 and integral multiples of $1.00 (in each case, in aggregate principal amount);
     (6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, an electronic image scan or facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes exceeds the Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by Holdco so that only Notes in denominations of $2,000 in principal amount, or integral multiples of $1,000 in excess thereof, will be purchased, or if PIK Interest is paid, a minimum of $1.00 and integral multiples of $1.00);
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book entry transfer); and
     (10) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.
     On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate of the Company is required for the Trustee to authenticate and mail or deliver such new Note), in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.
     Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. To the extent that the provisions of any securities laws or regulations conflict with Section 4.10, this Section 3.09 or other provisions of this Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.10, this Section 3.09 or such other provision by virtue of such compliance.
ARTICLE 4
COVENANTS
Section 4.01 Payment of Notes.
     The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. PIK. Interest shall be considered paid on the date due if the Trustee is directed no later than three Business Days prior to such date to increase the principal amount of the Notes in an amount equal to the amount of the applicable PIK Interest.
     During any period in which a payment default hereunder or Event of Default has occurred and is continuing, interest on all principal and overdue interest on the Notes will accrue at a rate that is 2% higher than the interest rate on the Notes. During such period, the Company will also pay any post-petition interest in any proceeding under any Bankruptcy Law. Such interest would be in addition to any additional interest resulting from a payment default hereunder or other Event of Default.
Section 4.02 Maintenance of Office or Agency.
     The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
Section 4.03 Reports.
     (a) So long as any Notes are outstanding, Holdco will furnish to the Trustee and, if Holdco is not subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act, post on a confidential website to which Permissible Parties will be given unconditional access:
     (1) within 90 days after the end of each fiscal year, an annual management report of the Company containing audited consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP and in the form that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);
     (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a quarterly management report of the Company containing unaudited consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP and in the form that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act, (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”); and

     (3) within 10 Business Days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act.
     (b) To the extent not already required by this Section 4.03, the Company will furnish to any Permissible Party, upon its request, information satisfying the requirements of Rule 144A.
     (c) [Reserved]
     (d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
     (e) The information required to be delivered pursuant to clause (a) of this Section 4.03 will be deemed to have been furnished to the Trustee if Holdco has filed such information with the SEC via the EDGAR filing system and such reports are publicly available; provided, however that the Company shall notify the Trustee in writing of any filing under clause (a)(3) of this Section 4.03, and provided further, that unless requested in writing by a Holder, the Trustee shall have no obligations (i) to confirm that filings under clause (a) of this Section 4.03 have been made or (ii) to access any such filings.
Section 4.04 Compliance Certificate.
     (a) With respect to the fiscal year ending December 31, 2008 and thereafter, the Company shall deliver to the Trustee, within 90 days of each fiscal year, an Officer’s Certificate (the signer for which shall be the principal executive officer, principal accounting officer or principal financial officer of the Company) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture (including under Section 4.27), and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture (without regard to notice requirements or grace periods) and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).
     (b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee promptly, and in no case more than four Business Days after, any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 4.05 Taxes.
     The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies with respect to the Company and its Subsidiaries except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not be reasonably expected to have a Material Adverse Effect on Holdco and its Subsidiaries, taken as a whole.
Section 4.06 Stay, Extension and Usury Laws.
     The Company covenants (to the extent that they may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.07 Restricted Payments.
     (a) The Company will not, and will not permit any Company Subsidiary to, directly or indirectly:
     (1) declare or pay any dividend or make any distribution on account of the Company’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than dividends or distributions payable in Equity Interests of the Company (other than Disqualified Stock);
     (2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;
     (3) make any principal or other payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness in each case prior to any scheduled repayment, sinking fund or maturity, other than Indebtedness permitted under Section 4.09(b)(9) hereof; or
     (4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (I) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
     (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (ii) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test or Fixed Charge Coverage Ratio test, as applicable, set forth in Section 4.09(a) hereof; and
     (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Company Subsidiaries after the date hereof (excluding Restricted Payments permitted by Sections 4.07(b)(2), (3), (4), (5), (6) and (7)), is less than the sum of;
     (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the first fiscal quarter following the

Closing Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus
     (B) 100% of the aggregate amount of cash contributed to the common equity capital of the Company following the date hereof (other than by a Company Subsidiary); plus
     (C) to the extent not already included in Consolidated Net Income, the lesser of (x) the aggregate amount received in cash by the Company after the date hereof as a result of the sale or other disposition (other than to the Company or a Company Subsidiary) of, or by way of dividend, distribution or loan repayments on, Restricted Investments made by the Company and the Company Subsidiaries after the date hereof or (y) the initial amount of such Restricted Investments made in compliance with the terms of this Indenture after the date hereof.
     (b) The provisions of Section 4.07(a) hereof will not prohibit:
     (1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, if at the date of declaration or notice such payment or redemption would have complied with the provisions of this Indenture;
     (2) the making of any Restricted Payment in exchange for, or out of the proceeds of, the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(iii)(B) hereof;
     (3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company that is incurred in compliance with Section 4.09 hereof so long as:
     (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in the issuance of such new Indebtedness;
     (B) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
     (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

     (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired.
     (4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent held by any current or former employee, director, manager or consultant (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses) of the Company, any Company Subsidiary or any of their direct or indirect parents pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or similar agreement; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (4) in any four-fiscal quarter period shall not exceed $5.0 million as of the last day of such four-fiscal quarter period;
     (5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Company Subsidiary issued in accordance with Section 4.09 hereof;
     (6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (7) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, its direct or indirect parent in amounts required for either of their respective direct or indirect parent to actually pay the following:
     (A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;
     (B) foreign, federal, state and local income or franchise taxes, to the extent such income or franchise taxes are attributable to the income of the Company and its Subsidiaries;
     (C) general corporate expenses related to third party audit, insurance, legal and similar administrative expenses of any direct or indirect parent of the Company, including customary expenses for a public company;
     (D) customary salary, bonus, contributions to pension and 401(k) plans, deferred compensation and other benefits payable to directors, officers and employees of any direct or indirect parent of the Company to the extent such amounts are attributable to the ownership or operation of the Company and its Subsidiaries (other than pursuant to clause (4) of this Section 4.07(b));
     (E) indemnification obligations of any direct or indirect parent of the Company owing to directors, officers, employees or other Persons (including, without limitation, the Sponsors) under its charter or by-laws or pursuant to written agreements with such Person, or obligations in respect of director and officer insurance (including any premiums therefor); provided, however, that any indemnities owing to the Sponsors pursuant to the Equity Purchase Agreement shall only be permitted under this clause (E) to the extent such indemnities are as a result of third party claims relating to the Transactions; and provided, further, that no Restricted Payment may be made pursuant to this clause (E) to the extent such Restricted Payments are covered by Section 4.07(b)(8)(B);
     (F) fees and expenses incurred in connection with the Transactions;
     (G) amounts required to be paid by Holdco in connection with clause (4) of the definition of Permitted Holdco Indebtedness;
     (H) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent of the Company; and
     (I) payments and/or netting of shares under stock option plans to settle option price payments owed by employees and officers of Holdco with respect thereto, and payments to settle such employees’ and officers’ federal, state and income tax liabilities (if any) related to restricted stock units and similar stock based awards thereunder;
     (8) a Restricted Payment with respect to the payment of (A) litigation expenses or any judgment or any settlement of any litigation of any direct or indirect parent of the Company or (B) indemnification obligations of any direct or indirect parent of the Company owing to directors, officers or employees under its charter or by-laws, in respect of a settlement to the extent such payments represent indirect payment obligations of the parent; provided, however, that after giving effect to each Restricted Payment under this clause (8) (x) the Company would be in compliance with Sections 4.18 and 4.27 and (y) the excess of Cash and Cash Equivalents (that are not included in the Restricted Investment Portfolio) of the Company and its Subsidiaries plus the Restricted Investment Portfolio (using the valuation methodology set forth in the definition of Minimum Liquidity Ratio) over Payment Service Obligations would be an amount of no less than $75.0 million;
     (9) other Restricted Payments in an aggregate amount not to exceed $25.0 million; or
     (10) the declaration of (so long as the payment with respect of such declaration is made within 30 days of such declaration) or the payment of any dividend or distribution with the cash proceeds of the sale or other disposition by the Specified SRI Subsidiary of, or any payment of principal of, Specified SRIs (“Specified SRI Sales”) in excess of $34.0 million (the “Excess SRI Proceeds”); provided, however, that the payment of such dividend or distribution shall be paid concurrently with the distribution of such Excess SRI Proceeds by the Specified SRI Subsidiary and shall be subject to the following conditions: (i)(A) the first $50.0 million of Excess SRI Proceeds shall have previously been used to permanently prepay term loans outstanding under the Credit Facilities, (B) the next $62.5 million of Excess SRI Proceeds may be used to fund dividends or distributions in accordance with this clause (10), (C) any Excess SRI Proceeds that exceed the amount paid under the foregoing subclauses (A) and (B) may be used (x) 50% to permanently prepay term loans outstanding under the Credit Facilities and (y) 50% to fund dividends and distributions under this clause (10), (D) the Company is in compliance with Section 4.28, and (E) such dividend or distribution shall have been received by the Company directly from the Specified SRI Subsidiary; (ii) after giving effect to each Restricted Payment under this clause (10), the Company would be in compliance with Sections 4.18 and 4.27; and (iii) after giving effect to each Restricted Payment under this clause (10), the excess of Cash and Cash Equivalents (that are not included in the Restricted Investment Portfolio) of the Company and its Subsidiaries plus the Restricted Investment Portfolio (using the valuation methodology set forth in the definition of Minimum Liquidity Ratio) over Payment Service Obligations shall not be less than $75.0 million;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (b) (other than clauses (b)(7)(A), (b)(7)(B), (b)(7)(C), (b)(7)(D), (b)(7)(E) or (b)(7)(I)), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof,
Section 4.08 Dividend and Other Payment Restrictions Affecting Company Subsidiaries.
     (a) The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Company Subsidiary to:
     (1) (A) pay dividends or make any other distributions to the Company or any Company Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Company or any Company Subsidiary;
     (2) make loans or advances to the Company or any Company Subsidiary; or
     (3) sell, lease or transfer any of its properties or assets to the Company or any Company Subsidiary.
     (b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
     (1) contractual encumbrances or restrictions in effect on the date hereof including, without limitation, pursuant to the Credit Agreement (as in effect on the date hereof) and their related documentation and Hedging Obligations;
     (2) this Indenture, the Notes and the Note Guarantees;
     (3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;
     (4) applicable law or any applicable rule, regulation or order or similar restriction;
     (5) any agreement or other instrument of a Person acquired by the Company or any Company Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
     (6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Company Subsidiary pursuant to an agreement that has been entered into relating to the sale or disposition of all or substantially all the Capital Stock or assets of that Company Subsidiary;
     (7) secured debt otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

     (8) restrictions on cash or other deposits or portfolio securities or net worth imposed by customers under contracts or Governmental Authorities entered into in the ordinary course of business;
     (9) customary provisions in joint venture agreements, asset sale agreements, sale-lease back agreements and other similar agreements;
     (10) customary provisions contained in leases and other agreements entered into in the ordinary course of business;
     (11) any agreement for the sale or other disposition of a Company Subsidiary that restricts dividends, distributions, loans or advances by that Company Subsidiary and its Subsidiaries or sales of their respective assets pending the sale or other disposition;
     (12) any encumbrances or restrictions of the type referred to in Section 4.08(a)(l) through (a)(3) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b)(1) through (b)(11) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
     (13) Liens permitted to be incurred pursuant to Section 4.12 hereof; and
     (14) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness or preferred stock of a Non-Guarantor, which Indebtedness or preferred stock is permitted by Section 4.09.
Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.
     (a) The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, including in connection with any consolidation or merger, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt) and the Company will not issue any shares of Disqualified Stock and will not permit any Company Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that after the first anniversary of the Closing Date, the Company may incur Indebtedness or issue Disqualified Stock and any Subsidiary Guarantor or any Non-Guarantor (in respect of all Non-Guarantors in an aggregate amount of Indebtedness and preferred stock outstanding not to exceed at any time $10.0 million) may incur Indebtedness or issue shares of preferred stock, (x) prior to the Sell Down Date, if at any time the Leverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been less than 3.50 to 1.00, and (y) on or after the Sell Down Date, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period.

     (b) The provisions of Section 4.09(a) hereof will not apply to any of the following items (collectively, “Permitted Indebtedness”):
     (1) the incurrence by the Company of Indebtedness under Credit Facilities, the guarantee by the Guarantors of the Company’s obligations thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $600.0 million less the aggregate amount of all Net Proceeds of Asset Sales or Specified SRI Sales applied by the Company since the date hereof to repay any such Indebtedness under Credit Facilities, and in the case of revolving facilities, that effect a corresponding reduction in commitments thereunder;
     (2) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes and the related Note Guarantees issued on the date hereof;
     (3) Existing Indebtedness (other than Indebtedness under Credit Facilities);
     (4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any Subsidiary Guarantor the proceeds of which are applied to finance the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed $10.0 million;
     (5) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Company or a Guarantor or merged into the Company or a Guarantor in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition or merger, either:
     (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant Disqualified Stock or preferred stock to the Leverage Ratio test or Fixed Charge Coverage Ratio test, as applicable, set forth in Section 4.09(a), or
     (B) the Leverage Ratio or the Fixed Charge Coverage Ratio set forth in Section 4.09(a), as applicable, is no more than (or no less than, as applicable) such ratio immediately prior to such acquisition or merger; provided, that until the Sell Down Date, the aggregate amount of Indebtedness, Disqualified Stock or preferred stock outstanding at any one time pursuant to this clause (5)(B) shall not exceed $75.0 million;
     (6) Indebtedness incurred by the Company or any Company Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business consistent with past practice, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (7) Indebtedness arising from agreements of the Company or a Company Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Company Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Company Subsidiary for the purpose of financing such acquisition; provided, however, that:
     (A) such Indebtedness is not reflected on the balance sheet of the Company or any Company Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed to be reflected on such balance sheet for purposes of this clause (7)(A)); and
     (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or any Company Subsidiary in connection with such disposition;
     (8) (A) Indebtedness or preferred stock of the Company to a Guarantor or (B) Indebtedness of a Subsidiary Guarantor to the Company or another Subsidiary Guarantor; provided that any such Indebtedness is made pursuant to an intercompany note; provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary Guarantor) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (8);
     (9) (A) Indebtedness or preferred stock in an aggregate amount outstanding at any time not to exceed $75.0 million of the Company or of a Subsidiary Guarantor owing to a Non-Guarantor (other than an SPE) that is subordinated in right of payment to the Note Guarantee of such Subsidiary Guarantor on terms satisfactory to the Initial Purchasers and (B) Indebtedness or preferred stock in an aggregate amount outstanding at any time not to exceed $75.0 million of a Non-Guarantor (other than an SPE) owing to the Company or to a Subsidiary Guarantor; provided, that any subsequent transfer of any such Indebtedness or preferred stock (except to the Company or another Company Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (9);
     (10) shares of preferred stock of a Company Subsidiary issued to the Company or a Subsidiary Guarantor; provided that any subsequent transfer of any such shares of preferred stock (except to the Company or another Company Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock that was not permitted by this clause (10);
     (11) Indebtedness incurred by the Company or a Subsidiary Guarantor in respect of interest rate and/or currency Hedging Obligations of the Company and any Guarantor not entered into for speculative purposes or having the effect of a borrowing;
     (12) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Company Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;
     (13) the incurrence by the Company or any Company Subsidiary of Indebtedness, Disqualified Stock or preferred stock that serves to extend, refund, refinance, renew, replace or defease any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 4.09(a) hereof and clause (b)(3) above, this clause (13) or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock, including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
     (A) other than in respect of Credit Facilities, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced;
     (B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the Notes or such Note Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and
     (C) shall not include:
     (i) Indebtedness, Disqualified Stock or preferred stock of a Company Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Company; or
     (ii) Indebtedness, Disqualified Stock or preferred stock of a Company Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor;
     (14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided such Indebtedness is extinguished within five Business Days of its incurrence;
     (15) the incurrence by the Company or any Company Subsidiary of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations in the ordinary course of business;
     (16) Indebtedness that may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness), reclamation, statutory obligations, bankers’ acceptances or similar obligations (including any bonds or letters of credit issued with respect thereto and all guarantee, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;
     (17) Obligations incurred in connection with any management or director deferred compensation plan;
     (18) Indebtedness in respect of (A) employee credit card programs and (B) netting services, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any such arrangements, the total amount of all deposits subject to such arrangement at all times equals or exceeds the total amount of overdrafts subject to such arrangement;
     (19) Indebtedness, Disqualified Stock and preferred stock of the Company or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (19), does not at any one time outstanding exceed $100.0 million;
     (20) overnight Repurchase Agreements incurred in the ordinary course of business; and
     (21) Repurchase Agreements with maturities of less than 30 days (and excluding Indebtedness incurred pursuant to Section 4.09(b)(20)) which at any one time outstanding do not exceed $100.0 million.
     (c) Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary shall incur or have outstanding any Indebtedness to the SPEs.
     For purposes of determining compliance with this Section 4.09:
     (a) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (21) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under Credit Facilities on the Closing Date will be treated as incurred on the Closing Date under clause (1) of Section 4.09(b) hereof; and
     (b) at the time of incurrence or reclassification, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) or (b) hereof.
     Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 4.09.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

     The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
     The amount of any Indebtedness outstanding as of any date will be:
     (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person that is otherwise non-recourse to the specified Person, the lesser of:
     (1) the fair market value of such assets at the date of determination; and
     (2) the amount of the Indebtedness of the other Person.
Section 4.10 Asset Sales.
     (a) The Company will not, and will not permit any Company Subsidiary to, consummate an Asset Sale, unless:
     (1) the Company or such Company Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and
     (2) at least 75% of the consideration received in the Asset Sale by the Company or such Subsidiary, as the case may be, is in the form of Cash and Cash Equivalents (in respect of the Company and the Guarantors, other than as provided in clause 2(b) of the definition of Cash and Cash Equivalents) or Designated Non-cash Consideration; provided that the amount of:
     (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Company Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Subsidiary has been validly released by all creditors in writing;
     (B) any securities, notes or other obligations or assets received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale; and
     (C) any assets of the kind referred to in Section 4.10(b)(2) or (b)(4) below, shall be deemed to be cash for purposes of this Section 4.10 and for no other purpose.
     (b) Within 365 days after any of the Company’s or any Company Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Subsidiary may, at its option, reinvest, enter into a binding commitment to reinvest within 180 days from the date of the expiration of the 365-day period (an “Acceptable Commitment”), or may apply the Net Proceeds from such Asset Sale:
     (1) to repay Indebtedness of the Company or any of its Subsidiaries, other than Obligations owed to the Company or a Company Subsidiary and, in the case of Indebtedness under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto;
     (2) to acquire all or substantially all the assets of, or any Capital Stock of, another Similar Business, if, after giving effect to any such acquisition of Capital Stock, the Similar Business is or becomes a Company Subsidiary;
     (3) to make a capital expenditure; or
     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Similar Business.
     (c) Any Acceptable Commitment that is later canceled or terminated for any reason before such Net Proceeds are so applied shall be treated as a permitted application of the Net Proceeds if the Company or such Company Subsidiary enters into another Acceptable Commitment prior to the later of (1) six months after the date of such cancellation or termination or (2) the end of the initial 365-day period.
     (d) Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in paragraph (b) above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all Holders of the Notes and all holders of any other Indebtedness that is pari passu with the Notes (containing provisions similar to those set forth in this Indenture with respect to offers to purchase or required prepayments or redemptions of such Indebtedness with the proceeds of sales of assets) to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 of this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 15 Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of Section 3.09 of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as needed so that no Notes of an unauthorized denomination will be purchased in part) based on the accreted value or principal amount of the Notes and other pari passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
     (e) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the Company or the applicable Company Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

     (f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
Section 4.11 Transactions with Affiliates.
     (a) The Company will not, and will not permit any Company Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), unless:
     (1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Company Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Company Subsidiary with an unrelated Person on an arm’s-length basis; and
     (2) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $5.0 million, a resolution adopted by the disinterested members of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.
     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11 (a) above:
     (1) transactions between or among Holdco, the Company and/or any Company Subsidiary;
     (2) payments, grants or transfers permitted by Section 4.13 hereof;
     (3) reasonable and customary indemnities provided on behalf of officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Company Subsidiary;
     (4) the Transactions and the payment of all fees and expenses related to the Transactions;
     (5) any transaction or series of transactions involving consideration of less than $1.0 million;
     (6) the payment to an Affiliate by the Company or any Company Subsidiary of reasonable charges for travel in the ordinary course of business by any officer, director, manager, employee, agent, consultant, Affiliate or advisor of the Company or any Company Subsidiary;
     (7) the declaration and payment of any Restricted Payments by the Company to its direct or indirect parent companies in accordance with Section 4.07 hereof (other than pursuant to Section 4.07(b)(9)); and

     (8) as otherwise permitted herein, payments or loans (or cancellation of loans) to employees of the Company, any of its direct or indirect parent or any of its Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees which, in each case, are approved by the disinterested members of the Board of Directors of the Company in good faith that are not otherwise prohibited by this Indenture.
Section 4.12 Liens.
     The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens.
Section 4.13 Management Fees and Reimbursement of Expenses of Sponsors.
     The Company will not pay any management fees to the Lead Sponsor or its Affiliates. The Company may reimburse the Sponsors or their Affiliates for expenses in accordance with the provisions of the Equity Purchase Agreement, as in effect on the date hereof.
Section 4.14 Corporate Existence.
     Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:
     (1) either its corporate existence or a limited liability company existence, and, with respect to each of the Company Subsidiaries, any corporate, limited liability company, partnership or other existence, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary (for the avoidance of doubt, this Section 4.14 shall not prevent the Company and its Subsidiaries from converting their corporate existence into limited liability companies); and
     (2) the rights (charter and statutory), licenses and franchises of the Company and the Company Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.
     If the Company amends its organizational documents to effectuate a name change, the Company shall provide written notice to the Trustee within 30 days of such name change.
Section 4.15 Offer to Repurchase Upon Change of Control.
     (a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; or if PIK. Interest is paid, a minimum of $1.00 and integral multiples of $1.00) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within

30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:
     (1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered will be accepted for payment;
     (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that any Note not properly tendered will continue to accrue interest;
     (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, facsimile transmission, electronic image scan or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; provided, however, that if PIK. Interest is paid, the principal amount of such unpurchased portion may equal a minimum of $1.00 or an integral multiple of $1.00; and
     (8) the other instructions, as determined by the Company, consistent with this Section 4.15, that a Holder must follow.
     The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.15 by virtue of such compliance.
     (b) On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     The Paying Agent will promptly mail (but in any case within five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will notify the Holders of the Notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.
Section 4.16 [Reserved]
Section 4.17 Payments for Consent.
     The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Notes in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.18 Investments in Respect of Payment Services Obligations.
     The Company shall at all times ensure that the Restricted Investment Portfolio shall consist solely of (i) Highly Rated Investments, (ii) Accounts Receivable, (iii) Scheduled Restricted Investments and (iv) interest rate Hedging Obligations that relate to Highly Rated Investments and Payment Service Obligations, in each case not subject to any Liens other than Liens set forth in clauses (v), (x), (y), (aa), (cc), (dd) and (ee) of the definition of Permitted Liens.
Section 4.19 Lead Sponsor Equity Anti-Layering.
     (a) All present or future Indebtedness of the Company or Guarantors issued to or acquired by the Lead Sponsor or its Affiliates shall not be subject to amortization or repayment prior to 6 months after the maturity of the Notes and be subordinated to the Notes pursuant to a subordination agreement reasonably acceptable to the Initial Purchasers (which shall prohibit any enforcement action on such Indebtedness so long as the Notes are outstanding) and (b) no present or future Indebtedness of any Non-Guarantor may be issued to or acquired by the Lead Sponsor or any of its Affiliates; provided, that this Section 4.19 shall not apply from and after the Sell Down Date.
Section 4.20 Business Activities.
     The Company will not, and will not permit any Company Subsidiary to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Company and the Company Subsidiaries taken as a whole.
Section 4.21 Maintenance of Properties.
     The Company will, and will cause each of the Company Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all tangible properties necessary in the operation of the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
Section 4.22 Insurance.
     The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the material assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of similar sizes, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
Section 4.23 Books and Records; Inspections.
     The Company will, and will cause each of Subsidiaries to, keep adequate books of record and accounts to allow preparation of financial statements in accordance with GAAP. The Company will promptly notify the Trustee in writing of the occurrence of any exercise of any of the inspection rights set forth in Section 4.3 of the Intercreditor Agreement.
Section 4.24 Compliance with Laws.
     The Company will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all environmental laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.25 Additional Note Guarantees.
     On or after the date of this Indenture, any newly acquired or created Domestic Subsidiary (other than any Immaterial Subsidiary or SPE) will become a Guarantor and guarantee the Company’s Obligations in respect of the Notes and execute a supplemental indenture in the form of Exhibit E hereto and deliver an Opinion of Counsel satisfactory to the Trustee within 15 Business Days of the date on which it was acquired or created or incurred.

Section 4.26 Holding Company Covenant.
     Holdco and each Holdco Subsidiary (other than the Company and any of its Subsidiaries) shall not engage in any activity or suffer to have any condition outstanding that would violate the Passive Holding Company Condition.
Section 4.27 Maintenance of Minimum Liquidity Ratio.
     The Company and its Subsidiaries shall maintain at all times on a consolidated basis a Minimum Liquidity Ratio of 1.00 to 1.00.
Section 4.28 Specified SRI Subsidiary.
     The Company shall (i) within 30 days of the Closing Date, cause to be formed and duly incorporated a Wholly-Owned Subsidiary of the Company (the “Specified SRI Subsidiary”), for the limited organizational purpose of holding and disposing of the Specified SRIs and distributing the proceeds thereof in accordance with this Indenture, and not engaging in any other activity, (ii) within 30 days of the Closing Date, transfer to the Specified SRI Subsidiary all of the Specified SRIs, (iii) not permit the Specified SRI Subsidiary to engage in any other activities or own or acquire any other assets or investments other than Specified SRIs and cash received from the sale thereof and (iv) not sell or transfer any Specified SRIs except to third parties for cash consideration.
ARTICLE 5
SUCCESSORS
Section 5.01 Merger, Consolidation or Sale of Assets.
     The Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, convey or otherwise dispose of all or substantially all the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
     (1) either:
     (A) the Company is the surviving company; or
     (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;
     (2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
     (3) immediately after such transaction, no Default or Event of Default exists;

     (4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test or Fixed Charge Coverage Ratio test, as applicable, set forth in Section 4.09(a) hereof, or (B) the Leverage Ratio or Fixed Charge Coverage Ratio, as applicable, would be no more than (or no less than, as applicable) such ratio immediately prior to the transaction (it being understood that any incremental Indebtedness of the Successor Company must independently be permitted to be incurred pursuant to Section 4.09);
     (5) each Guarantor, unless it is the other party to the transactions described above or is being released as part of the transaction, in which case Section 10.04(1)(b) shall apply, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and
     (6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the provisions described in this paragraph.
     The Successor Company will succeed to, and be substituted for the Company under this Indenture and the Notes. Any Company Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Company Subsidiary. In addition, the Company will not, directly or indirectly, lease all or substantially all the properties and assets of the Company and the Company Subsidiaries taken as a whole, in one or more related transactions, to any other Person, other than the sublease by the Company of its offices to one or more Persons.
     Notwithstanding the foregoing, the Transactions will be permitted without compliance with this Section 5.01.
Section 5.02 Successor Corporation Substituted,
     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01 Events of Default.
     Each of the following is an “Event of Default”:
     (1) default in payment when due and payable, upon redemption, acceleration or otherwise, of the principal of, or premium, if any, on the Notes issued under this Indenture;
     (2) default for five Business Days or more in the payment when due of interest on the Notes;
     (3) (A) failure by the Company to comply with its obligations under Sections 4.15 or 5.01 hereof or (B) failure by the Company or any Company Subsidiary for 45 days (30 days in respect of Section 4.27) after receipt of written notice given by the Trustee or the actual knowledge of the Company of such failure, to comply with any of its other agreements under this Indenture or the Notes to the extent such failure does not otherwise constitute a Default under clause (1), (2) or (3)(A) above;
     (4) (A) the failure by the Company or any Company Subsidiary to pay any Indebtedness that is pari passu with the Notes within any applicable grace period after final maturity or acceleration by the holders thereof because of a default or (B) a default occurs with respect to any Indebtedness of the Company or any Company Subsidiary that is subordinated to the Notes, which default permits the holder or holders thereof (or any trustee or agent on their behalf) to accelerate such Indebtedness (giving effect to any applicable grace period), and, in the case of (A) or (B) the total amount of such Indebtedness unpaid or accelerated or in default at the time exceeds $15.0 million;
     (5) final judgments against Holdco or any of its Subsidiaries aggregating in excess of $15.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final;
     (6) either the Company or any Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (A) commences a voluntary case,
     (B) consents to the entry of an order for relief against it in an involuntary case,
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
     (D) makes a general assignment for the benefit of its creditors, or
     (E) has acknowledged in writing that it is generally not paying its debts as they become due;
     (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

     (A) is for relief against either of the Company or any of the Company’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (B) appoints a custodian of either of the Company or any of the Company’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or
     (C) orders the liquidation of either of the Company or any of the Company’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
     (8) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary) of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of the related indenture or the release of any such Note Guarantee in accordance with this Indenture;
     (9) for more than 45 days after receipt by the Company or any Company Subsidiary of written notice given by the Trustee (acting at the written direction of the Required Holders) or actual knowledge of the Company thereof, the representations and warranties of Holdco or the Company contained in the Note Purchase Agreement, shall be untrue in any respect on and as of the date such representations and warranties were made (without regard to any qualification of “materiality,” “material” or “Material Adverse Effect” contained therein), except where the failure or failures of such representations and warranties to be true (a) did not have or would not have been reasonably expected to have or has not had an Article 6 Material Adverse Effect, (b) would not materially impair the ability of Holdco and its Subsidiaries, taken as a whole, to perform their obligations under this Indenture, the Note Purchase Agreement, the Intercreditor Agreement or any Security Documents, and (c) would not materially impair the rights and remedies of the Initial Purchasers under this Indenture, the Note Purchase Agreement, the Intercreditor Agreement or any Security Documents, taken as a whole; or
     (10) at any time, (i) any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof and the Intercreditor Agreement or the satisfaction in full of the Obligations under this Indenture and the Notes in accordance with the terms hereof) or shall be declared null and void, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document and the Intercreditor Agreement, in each case for any reason other than the failure of the Collateral Agent to take any action within its control, or (iii) Holdco or any of its Subsidiaries shall contest the validity or enforceability of any Security Document in writing or deny in writing that it has any further liability under any Security Document to which it is a party.

     Notwithstanding the foregoing provisions of this Section 6.01, (i) any failure of any representation and warranty of the Company contained in the Note Purchase Agreement to be true, (ii) any falsity of any certificate or information required to be delivered under the Note Purchase Agreement, or (iii) any default under Section 6.01(3) (other than such a breach arising out of a breach of Section 4.27 after the Closing Date) of this Indenture, the Note Purchase Agreement or any Security Document, that, in the case of each of clauses (i) through (iii) above, arises, directly or indirectly, out of the restatement of the consolidated financial statements of Holdco and its Subsidiaries heretofore delivered or of Holdco and its Subsidiaries or the Company and its Subsidiaries required to be delivered to the Trustee under this Indenture (such financial statements so restated, the “Restated Financial Statements”) as a result of (x) the historical valuation, accounting and/or processes related to the investment portfolio of Holdco and its Subsidiaries, in each case for fiscal periods ended prior to the Closing Date or (y) the February 11, 2008 SEC non-public inquiry to Holdco, shall in no event constitute a Default or an Event of Default under this Indenture; provided, however, that (A) the Company furnishes to the Trustee the Restated Financial Statements promptly after the public filing thereof; (B) in the event of a breach described in clause (iii) of this paragraph consisting of any failure to deliver financial statements required by Section 4.03(a)(1) or (2) to be delivered for periods ending after the earliest period for which financial statements are being restated (the “Subsequent Financial Statements”), (x) the Company furnishes to the Trustee the Subsequent Financial Statements not later than the earlier of (1) the public filing thereof and (2) the date that is 45 days, in the case of any delivery of financial statements for the first three fiscal quarters of any fiscal year, or 60 days, in the case of financial statements for any fiscal year ended after the public filing of the Restated Financial Statements for the earliest period as to which a restatement has occurred, (y) during such period for which the Subsequent Financial Statements or related audit report, if applicable, required by Section 4.03(a)(1) or (2) were not available (which period shall in no event extend beyond the dates set forth in clause (x) above), the Company furnishes to the Trustee, in lieu thereof, internal unaudited annual financial statements and internal unaudited quarterly financial statements within the time periods set forth in Section 4.03(a)(1) and (2) respectively which are prepared on a consistent basis as internal unaudited financial statements prepared by Holdco and its Subsidiaries or the Company and its Subsidiaries, as the case may be, which shall be certified by a principal financial officer as fairly presenting, in all material respects, the consolidated financial condition and operations at such date and the consolidated results of operations for the period then ended but in all respects subject to the effect of adjustments for any pending restatement and the failure of such items to so present, in all material respects, such consolidated financial condition and operations and such consolidated results of operations shall not constitute a Default or Event of Default under this Indenture or the Note Purchase Agreement, and (z) within one year of the date an audit report would be due under Section 4.03(a)(1) with respect to Subsequent Financial Statements for any fiscal year, the Company delivers to the Trustee an audit report as required by Section 4.03(a)(l) with respect to the applicable Subsequent Financial Statements (which audit report may include a qualification relating to any pending restatement described above and which qualified report shall not constitute a Default or Event of Default under this Indenture or the Note Purchase Agreement.
Section 6.02 Acceleration.
     In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to the Company, any Company Subsidiary that is a Significant Subsidiary or any group of Company Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee acting at the written direction of the Required Holders or the Required Holders may declare all the Notes to be due and payable immediately by notice to the Company and the Trustee, specifying the Event of Default.
     Upon any such declaration, the Notes shall become due and payable immediately.

     The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.
Section 6.03 Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising arty right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
     Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
     Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that may involve the Trustee in personal liability.
Section 6.06 Limitation on Suits.
     A Holder may pursue a remedy with respect to this Indenture or the Notes only if:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

     (3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
     (5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07 Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08 Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of the principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09 Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the. event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.
     If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11 Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01 Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
     (e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
     (f) The Trustee will not be liable for interest on any money received by it except as set forth herein or as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02 Rights of Trustee.
     (a) The Trustee may conclusively rely upon any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct of any agent appointed with due care other than willful misconduct.
     (d) The Trustee will not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer thereof.

     (f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
     (g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
     (i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
     (i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
     (k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
Section 7.03 Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.
Section 7.04 Trustee’s Disclaimer.
     The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05 Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes and to the First Priority Representative (as defined in the Intercreditor Agreement) a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of the principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
Section 7.06 Compensation and Indemnity.
     (a) The Company will pay to the Trustee from time to time such compensation as shall be agreed in writing between the Company and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all [reasonable and] documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel.
     (b) The Company and the Guarantors will jointly and severally indemnify the Trustee and its officers, directors, employees and agents against any and all losses, damages, claims, costs, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by a Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. Holdco will defend the claim and the Trustee will cooperate in the defense. The Trustee may have one separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld or delayed.
     (c) The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture.
     (d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
     (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.07 Replacement of Trustee.
     (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.
     (b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company with 60 days prior notice in writing. The Company may remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.09 hereof;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (3) a custodian or public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
     (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will use commercially reasonable efforts to promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.
     (e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.
Section 7.08 Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 7.09 Eligibility; Disqualification.
     There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and (a) that has a combined capital and surplus of at least $100.0 million or (b) is a Wholly-Owned Subsidiary of a bank holding company having a combined capital and surplus of at least $50.0 million, in each case as set forth in its most recent published annual report of condition.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02 Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”), For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.05 hereof;
     (2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;
     (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and
     (4) this Article 8.
If the Company exercises under Section 8.01 the option applicable to this Section 8.02, subject to satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default under clauses (3), (4), (5), (6) (solely with respect to a Significant Subsidiary), (7) (solely with respect to a Significant Subsidiary) and (8) of Section 6.01. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03 Covenant Defeasance.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26 and 4.27 hereof and clauses (4), (5) and (6) of Section 5.01 and the penultimate paragraph of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5), 6.01(6) (solely with respect to a Significant Subsidiary), and 6.01(7) through 6.01(9) hereof will not constitute Events of Default.
Section 8.04 Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated maturity date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated maturity or to a particular Redemption Date;
     (2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:
     (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
     (B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel, subject to customary assumptions and exclusions, shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of a Lien to secure the deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which Holdco or any Guarantor is bound;
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound; and
     (6) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.
Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
     The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance.
Section 8.06 Repayment to the Company.
     Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.
Section 8.07 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of the principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders of Notes.
     Notwithstanding Section 9.02 of this Indenture, from and after the Sell Down Date, and, with respect to clauses (3), (7) and (9), at any time, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement this Indenture or the Notes:
     (1) to cure any ambiguity, omission, mistake, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Company or any Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;
     (4) to make any change that would provide any additional rights or benefits to the Holders;
     (5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;
     (6) to evidence and provide for the acceptance and appointment under this Indenture of a successor trustee pursuant to the requirements thereof;
     (7) to add a Guarantor under this Indenture;
     (8) to make any change that does not adversely affect the rights of the Holders of the Notes in any respect; or
     (9) to make any change reasonably necessary to cause the Indenture to conform to the TIA.
     Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the

Trustee of the documents described in Section 9.05 hereof, the Trustee will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02 With Consent of Holders of Notes.
     Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Sections 2.08, 2.09 and 2.13 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
     Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture. As long as the Initial Purchasers do not constitute the Required Holders, it shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
     After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees, However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce or increase the principal amount of Notes other than pursuant to the payment of PIK Interest;
     (2) change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

     (3) reduce the rate of or change the time for payment of interest on any Note;
     (4) waive a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture which cannot be amended or modified without the consent of all Holders);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of the principal of, or interest or premium, if any, on, the Notes;
     (7) make any change in the preceding amendment and waiver provisions; or
     (8) impair the right of any Holder to receive payment of the principal of, or interest on, such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.
Section 9.03 Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
     As long as the Initial Purchasers do not constitute the Required Holders, the Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.04 Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.
     The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture. Notwithstanding the foregoing, an Opinion of Counsel shall not be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a notation of Guarantee, the form of which is attached as Exhibit D hereto, and supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto.
ARTICLE 10
NOTE GUARANTEES
Section 10.01 Guarantee.
     (a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
     (1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

     (c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
     (d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 10.02 Limitation on Guarantor Liability.
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 10.03 Execution and Delivery of Note Guarantee.
     To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
     Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
     If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

     In the event that the Company creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.25 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.25 hereof and this Article 10, to the extent applicable.
Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.
     Except as otherwise provided in Section 10.05 hereof, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets in one or more related transactions, to any Person unless:
(1)	(a)	such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
	(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Note Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

	(c)	immediately after such transaction, no Default or Event of Default exists; and

	(d)	the Company shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or
(2) the transaction is made in compliance with Section 4.10 hereof.
     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
     Except as set forth in Articles 4 and 5 hereof, and notwithstanding clause 2 above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05 Releases.
     The Note Guarantee of a Guarantor will be released:
     (a) in connection with any sale or other disposition of all or substantially all the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Company Subsidiary, if the sale or other disposition does not violate Section 4.10 hereof;
     (b) in connection with any sale or other disposition of all the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Company Subsidiary, if the sale or other disposition does not violate Section 4.10 hereof;
     (c) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 13 hereof; or
     (d) upon the contemporaneous release of such Guarantor’s Guarantee of all Obligations under the Credit Agreement in accordance with the Intercreditor Agreement.
     Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of the principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.
ARTICLE 11
RANKING OF NOTE LIENS
Section 11.01 Agreement for the Benefit of Holders of First Priority Liens.
     The Trustee and the Collateral Agent agree, and each Holder by accepting a Note agrees, that this Indenture, the Notes, the Note Guarantees and the Security Documents are subject to the Intercreditor Agreement.
Section 11.02 Notes, Note Guarantees and other Obligations with respect to the Notes not Subordinated.
     The provisions of this Article 11 are intended solely to set forth the relative ranking, as Liens, of the Second Priority Liens as against the First Priority Liens. The Notes and Note Guarantees are senior unsubordinated obligations of the Company and Guarantors, respectively. Neither the Notes, the Note Guarantees and other Obligations of the Company under this Indenture and the Notes nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the exercise of rights and remedies of a secured party, which are subject to the Intercreditor Agreement) are intended to be, or will ever be by reason of the provisions of this Article 11, in any respect subordinated, deferred, postponed, restricted or prejudiced, (except as set forth in the Intercreditor Agreement).
Section 11.03 Relative Rights.
     The Intercreditor Agreement defines the relative rights, as lienholders, of holders of Second Priority Liens and holders of First Priority Liens. Nothing in this Article 11 will:

     (a) impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on the Notes in accordance with their terms or to perform any other obligation of the Company or any other obligor under this Indenture, the Notes, the Note Guarantees and the Security Documents;
     (b) restrict the right of any Holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the Intercreditor Agreement;
     (c) prevent the Trustee, the Collateral Agent or any Holder from exercising against the Company or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Intercreditor Agreement); or
     (d) restrict the right of the Trustee, the Collateral Agent or any Holder:
     (1) to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to the Company or any Guarantor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against the Company or any Guarantor;
     (2) to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;
     (3) to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;
     (4) to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted by any of the obligations under this Article 11;
     (5) to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;
     (6) to make, support or oppose any request for order appointing a trustee or examiner in any insolvency or liquidation proceedings; or
     (7) otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose:
          (a) if it were a holder of unsecured claims; or
          (b) as to any matter relating to any plan of reorganization or other restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding;
     (in each case except as set forth in the Intercreditor Agreement).

ARTICLE 12
COLLATERAL AND SECURITY
Section 12.01 Security Documents.
     The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees, the payment of all other Obligations of the Company and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents which the Collateral Agent, Company and the Guarantors have entered into simultaneously with the execution of this Indenture and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture, subject to the provisions of the Intercreditor Agreement.
Section 12.02 Collateral Agent.
     (a) The Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents as it deems necessary or appropriate, provided, however, that no collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder.
     (b) Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Second Priority Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Second Priority Liens or Security Documents or any delay in doing so.
     (c) The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture). Except as directed by the Trustee as required or permitted by this Indenture and any other representatives, the Collateral Agent will not be obligated:
     (1) to act upon directions purported to be delivered to it by any other Person;
     (2) to foreclose upon or otherwise enforce any Second Priority Lien; or
     (3) to take any other action whatsoever with regard to any or all of the Second Priority Liens, Security Documents or Collateral.
     (d) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Second Priority Liens or Security Documents.
     (e) In acting as Collateral Agent, the Collateral Agent may conclusively rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof.
     (f) At all times when the Trustee is not itself the Collateral Agent, the Company will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.

Section 12.03 Authorization of Actions to Be Taken.
     (a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the the Trustee and the Collateral Agent to execute and deliver, the Intercreditor Agreement, and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which it is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.
     (b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Intercreditor Agreement.
     (c) Subject to the provisions of Section 7.01, Section 7.02, Article 11 and the Intercreditor Agreement, the Trustee may, at the written direction of the Holders holding at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:
     (1) foreclose upon or otherwise enforce any or all of the Second Priority Liens;
     (2) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or
     (3) collect and receive payment of any and all Notes Obligations.
     Subject to the Intercreditor Agreement, the Trustee, at the written direction of the Holders holding at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as the Trustee may deem expedient to protect or enforce the Second Priority Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders, the Trustee or the Collateral Agent.
Section 12.04 Release of Liens.
     (a) Subject to subsections (b) and (c) of this Section 12.04 and to Section 12.05 hereof, Collateral may be released from the Second Priority Lien created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby. Upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met, the Company and the Guarantors will be entitled to a release of assets included in the Collateral from the Second Priority Liens securing the Notes, and the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent) shall release the same from such Second Priority Liens at the Company’s sole cost and expense, under one or more of the following circumstances:
     (1) to enable the Company or any Guarantor to consummate the disposition of such property or assets to the extent not prohibited under Section 4.10;
     (2) in the case of a Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Guarantor; or
     (3) as described under Article 9.
     Upon receipt of such Officer’s Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company and otherwise in accordance with Section 12.05 hereof, the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent) shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement.
     (b) Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Second Priority Lien created by the Security Documents unless the Officer’s Certificate required by this Section 12.04, dated not more than 10 days prior to the date of the application for such release, has been delivered to the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent).
     (c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if not then the Collateral Agent) has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.
Section 12.05 Filing, Recording and Opinions.
     (a) The Company will comply with the provisions of TIA §§ 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any SEC regulation or interpretation (including any no action letter issued by the Staff of the SEC, whether issued to the Company or any other Person). Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA § 314(b)(2), the Company will furnish such opinion not more than 60 but not less than 30 days prior to each June 30.
     Any release of Collateral permitted by Section 12.04 hereof will be deemed not to impair the Second Priority Liens under the Indenture and the Security Documents in contravention thereof and any person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to § 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.
     (b) If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Security Documents and Section 12.04, the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 12.04, will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.
Section 12.06 Suits to Protect the Collateral
     Subject to the provisions of the Intercreditor Agreement and the Security Documents, the Collateral Agent acting at the written direction of the Required Holders shall have the authority to institute and to maintain such suits and proceedings to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Collateral Agent is directed in writing by the Required Holders to pursue to preserve or protect its interest and the interests of the Holders of the Notes in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Second Priority Liens or be prejudicial to the interests of the Holders of the Notes).
Section 12.07 Purchaser Protected.
     In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.
Section 12.08 Powers Exercisable by Receiver or Trustee.
     In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.
Section 12.09 Release Upon Termination of the Company’s Obligations.
     In the event (i) that the Company delivers to the Trustee, in form and substance acceptable to it, an Officer’s Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Company’s non-contingent obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, or (ii) a legal defeasance of this Indenture occurs under Article 8, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee, and the Collateral Agent and/or the Trustee at the written instruction and expense of the Company shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is practicable.

Section 12.10 Financing Statements.
     The Company, at the expense of the Company, shall (1) cause this Indenture, the Security Documents, and any additional security instrument filed with the Collateral Agent as additional security for the Notes, each amendment and supplement to any such instrument, and a memorandum, financing statement or continuation statement with respect to such instruments, amendments, or supplements to be filed, registered and recorded and to be refiled, reregistered and rerecorded in such manner and in such places as may be required by any present or future law in order to fully protect, preserve and perfect the lien of this Indenture and to protect, preserve and perfect the rights and security of the Holders and the rights of the Collateral Agent under the this Indenture and the Security Documents and (2) perform or cause to be performed from time to time any other act as required by law, and execute and file or cause to be executed and filed any and all instruments of further assurance (including financing statements with respect to any of such instruments) that may be necessary for such protection. The Company, the Guarantors, the Collateral Agent and the Trustee shall, when so requested by one another, execute all such instruments, memoranda, or statements necessary to maintain, protect, perfect or preserve the interests assigned to the Collateral Agent under this Indenture. Promptly after the execution and delivery of this Indenture and the execution and delivery of the Notes and every five years (or such other time period provided by any applicable law) thereafter, the Company will deliver to the Collateral Agent, at the expense of the Company, an opinion of counsel either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, rerecording and refiling of financing or continuation statements as is necessary to maintain the effectiveness and the perfection of the lien of this Indenture, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain the effectiveness or perfection of such lien; and in each case, such opinion shall state what future action is necessary to maintain the effectiveness and perfection of such Lien.
     The Company covenants that it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, such indentures supplemental hereto and such further acts, instruments and transfers as the Trustee may reasonably require for the better assigning, pledging and confirming unto the Collateral Agent of the Collateral.
ARTICLE 13
SATISFACTION AND DISCHARGE
Section 13.01 Satisfaction and Discharge.
     This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
     (1) either:
          (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
          (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or redeemable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of a Lien to secure the deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
     (3) the Company or any Guarantor has paid or caused to be paid to the Trustee, the Collateral Agent, the Paying Agent and the authentication agent, all sums payable by them under this Indenture; and
     (4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.
In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 13.01(l)(b) hereof, the provisions of Sections 13.02 and 8.06 hereof will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 13.02 Application of Trust Money.
     Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
     If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s or any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of the principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14
MISCELLANEOUS
Section 14.01 Notices.
     Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
     If to the Company and/or any Guarantor:
MoneyGram Payment Systems Worldwide, Inc.,
     1550 Utica Avenue South
     Suite 100
     Minneapolis, MN 55416
     Facsimile No.: (952) 591-3865
     Attention: Chief Financial Officer
With a copy (which shall not constitute notice) to:
     Kirkland & Ellis LLP
     Citigroup Center
     153 East 53rd Street
     New York, NY 10022-4611,
     Facsimile No.: (212) 446-6600
     Attention: Ashley Gregory, Esq.
If to the Trustee:
     Deutsche Bank Trust Company Americas
     Trust & Securities Services
     60 Wall Street, MS2710
     New York, NY 10005
     Facsimile No.: (732) 578-4635
     Attention: Deal Manager — Corporates Team
With a copy (which shall not constitute notice) to:
     Deutsche Bank Trust Company Americas
     c/o Deutsche Bank National Trust Company
     Trust & Securities Services
     25 Deforest Avenue, MS SUM01-0105
     Summit, NJ 07901
     Facsimile No.: (732) 578-4635
     Attention: Deal Manager — Corporates Team
If to the Collateral Agent:
     Deutsche Bank Trust Company Americas
     Trust & Securities Services
     60 Wall Street, MS2710
     New York, NY 10005
     Facsimile No.: (732) 578-4635
     Attention: Deal Manager — Corporates Team

With a copy (which shall not constitute notice) to:
     Deutsche Bank Trust Company Americas
     c/o Deutsche Bank National Trust Company
     Trust & Securities Services
     25 DeForest Avenue, MS SUM01-0105
     Summit, NJ 07901
     Facsimile No.: (732) 578-4635
     Attention: Deal Manager — Corporates Team
     The Company, any Guarantor or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
     Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
Section 14.02 Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
     (1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 14.03 Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;

     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is reasonably necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 14.04 Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 14.05 No Personal Liability of Directors, Officers, Employees and Stockholders.
     No past, present or future director, officer, employee, incorporator or stockholder of the Company, any Guarantor, any Company Subsidiary or any direct or indirect parent of the Company, in their capacities as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 14.06 Governing Law; Waiver of Jury Trial.
     THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 14.07 No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 14.08 Successors.
     All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 14.09 Severability.
     In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 14.10 Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
Section 14.11 Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 14.12 Force Majeure.
     In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 14.13 Patriot Act
     The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide Deutsche Bank Trust Company Americas with such information as it may request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.
[Signatures on following page]

SIGNATURES
Dated as of March 25, 2008

MONEYGRAM INTERNATIONAL, INC.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

MONEYGRAM PAYMENT SYSTEMS, INC.

MONEYGRAM INVESTMENTS, LLC.

FSMC, INC.

PROPERTYBRIDGE, INC.

MONEYGRAM OF NEW YORK, LLC,
By: MONEYGRAM PAYMENT SYSTEMS,
INC., its Sole Member

By:
	Title:	Executive Vice President and Chief Financial Officer

[Indenture Signature Page]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:
	Name:	Cynthia J. Powell
	Title:	Vice President

By:
	Name:	David Contino
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent by: Deutsche Bank National Trust Company
By:
	Name:	Cynthia J. Powell
	Title:	Vice President

By:
	Name:	David Contino
	Title:	Vice President

[Indenture Signature Page]

Exhibit B
Form of Registration Rights Agreement
See attached Registration Rights Agreement.

Execution Version

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT
by and between
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
EACH OF THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO
and
GSMP V ONSHORE US, LTD.
GSMP V OFFSHORE US, LTD.
GSMP V INSTITUTIONAL US, LTD.
Dated as of March 25, 2008
Relating to:
$500,000,000
13.25% Senior Secured Second Lien Notes Due 2018

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT
     This Exchange and Registration Rights Agreement (this “Agreement”) is made and entered into as of March 25, 2008, by and among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”). GSMP V Onshore US, Ltd. an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”). GSMP V Offshore US, Ltd. an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”) and GSMP V Institutional US, Ltd. an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with GSMP Onshore, GSMP Offshore, the “Initial Purchasers”), who have agreed, subject to the terms and conditions of the Note Purchase Agreement (as defined below), to purchase the Company’s 13.25% Senior Secured Second Lien Notes due 2018 (the “Initial Notes”).
     This Agreement is made pursuant to the Second Amended and Restated Note Purchase Agreement, dated as of March 24, 2008 (the “Note Purchase Agreement”), by and among the Company, Moneygram International, Inc., a Delaware Corporation (“Holdco”). and the Initial Purchasers (i) for the benefit of the Initial Purchasers and (ii) for the benefit of the holders from time to time of the Notes (including the Initial Purchasers). In order to induce the Initial Purchasers to purchase the Initial Notes, the Company has agreed to provide the registration rights set forth in this Agreement. As set forth in Section 3.9 of the Note Purchase Agreement, the execution and delivery of this Agreement is a condition to the obligations of the Initial Purchasers to purchase and pay for the Initial Notes.
     The parties hereby agree as follows:
SECTION 1.
DEFINITIONS.
     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in, or by reference in, the Note Purchase Agreement. As used herein, the following terms have the meanings specified herein (it being understood that defined terms shall include in the singular number, the plural and in the plural, the singular):
     “Additional Interest” is defined in Section 6 hereof.
     “Additional Interest Payment Date” means March 31, June 30, September 30, and December 31.
     “Advice” is defined in Section 7 hereof.
     “Automatic Shelf Registration Statement” is defined in Section 4.1 hereof.
     “Broker-Dealer” means any broker or dealer registered under the Exchange Act.
     “Consummate” means that the registered Exchange Offer shall be deemed “Consummated” with respect to the Initial Notes for purposes of this Agreement upon the occurrence of (i) the filing and effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the Exchange Notes to be issued in the Exchange Offer, (ii) the maintenance of such Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the minimum period required pursuant to Section 3.4 hereof, and (iii) the delivery by the Company to the Registrar under the Indenture of Exchange Notes in the same aggregate principal amount as the aggregate principal amount of Initial Notes that were validly tendered by Holders thereof pursuant to the Exchange Offer; provided that in no event shall the registered Exchange Offer be deemed Consummated unless and until the Exchange Notes are, upon receipt, transferable by the Holders without restriction under the

Securities Act and without material restriction under the blue sky or securities laws of a substantial majority of the States of the United States of America.
     “Effectiveness Target Date” is defined in Section 6 hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Exchange Notes” has the meaning set forth in the Indenture (as defined below).
     “Exchange Offer” means the registration by the Company under the Securities Act of the Exchange Notes pursuant to a Registration Statement pursuant to which the Company shall offer the Holders of all outstanding Transfer Restricted Securities the opportunity to exchange all such outstanding Transfer Restricted Securities held by such Holders for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Securities tendered in such exchange offer by such Holders.
     “Exchange Offer Registration Statement” is defined in Section 3.1 hereof.
     “Free Writing Prospectus” has the meaning set forth in Rule 405 under the Securities Act.
     “Holders” is defined in Section 2.2 hereof.
     “Indemnified Holder” is defined in Section 9.1 hereof.
     “Indenture” means the Indenture, dated as of March 25, 2008 among the Company, as issuer, the Guarantors party thereto and Wells Fargo Bank National Association, a national banking association, as trustee, pursuant to which the Notes are to be issued, as such Indenture is amended or supplemented from time to time in accordance with the terms thereof.
     “Initial Purchasers” is defined in the preamble hereto.
     “Initial Notes” is defined in the preamble hereto, but only for so long as such securities constitute Transfer Restricted Securities. All references to the “Exchange Notes” include the related Note Guarantees.
     “NASD” means National Association of Securities Dealers, Inc., or any successor entity thereof.
     “Non-Eligible Notes” is defined in Section 4.1 hereof.
     “Note Guarantee” means, with respect to the Notes, the related guarantee by the Guarantors.
     “Notes” means the Initial Notes and the Exchange Notes.
     “Participating Piggy-Back Holders” is defined in Section 5.2 hereof.
     “Person” has the meaning set forth in the Indenture.
     “Piggy-Back Maximum Number” is defined in Section 5.3 hereof.
     “Piggy-Back Registration” is defined in Section 5.1 hereof.

     “Piggy-Back Registration Statement” is defined in Section 5.1 hereof.
     “Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference or deemed incorporated by reference into such Prospectus.
     “Note Purchase Agreement” is defined in the preamble hereto.
     “Record Holder” means, with respect to any Additional Interest Payment Date relating to the Notes on which Additional Interest is to be paid, each Person who is a Holder of Notes on the March 15, June 15, September 15 and December 15 immediately prior to such date.
     “Registration Default” is defined in Section 6 hereof.
     “Registration Demand” is defined in Section 3.1 hereof.
     “Registration Statement” means any Exchange Offer Registration Statement, Piggy-Back Registration Statement or Shelf Registration Statement, which is filed pursuant to the provisions of this Agreement, in each case, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.
     “Rule 415” means Rule 415 promulgated under the Securities Act, as amended or any similar rule or regulation hereafter adopted by the SEC.
     “Rule 430A “ means Rule 430A promulgated under the Securities Act, as amended or any similar rule or regulation hereafter adopted by the SEC.
     “SEC” has the meaning set forth in the Indenture.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Shelf Filing Deadline” is defined in Section 4 hereof.
     “Shelf Registration Statement” is defined in Section 4 hereof.
     “Suspension Period” is defined in Section 7.4 hereof.
     “Trigger Date “ is defined in the Indenture.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, or any successor thereto, and the rules, regulations and forms promulgated thereunder, all as the same shall be amended from time to time.
     “Transfer Restricted Securities “ means each (i) Initial Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement or a Piggy Back Registration Statement and (c) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is eligible for distribution pursuant to Rule 144(k) under the Securities Act, and (ii) Exchange Note issued to a

Broker-Dealer until the date on which such Note has been distributed by a Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein).
     “Underwritten Registration or Underwritten Offering” means a registration in which securities of the Company are sold to an underwriter for reoffering to the public.
SECTION 2.
SECURITIES SUBJECT TO THIS AGREEMENT.
     2.1. Transfer Restricted Securities
     The securities entitled to the benefits of this Agreement are the Transfer Restricted Securities.
     2.2. Holders of Transfer Restricted Securities
     A Person is deemed to be a holder of Transfer Restricted Securities (each, a “Holder” and collectively, the “Holders”) whenever such Person owns Transfer Restricted Securities.
SECTION 3.
REGISTERED EXCHANGE OFFER.
     3.1. At any time on or after the Trigger Date, the Holders of at least a majority in principal amount of the Transfer Restricted Securities may, by written notice (a “Registration Demand”), request that the Company effect a registration under the Securities Act relating to the Exchange Notes pursuant to the Exchange Offer. Thereupon the Company shall use its commercially reasonable efforts to file with the SEC as soon as possible, but in any event no later than one hundred twenty (120) days (excluding any days that occur during a permitted Suspension Period under Section 7.4 hereof) after receipt of such Registration Demand, and thereafter use its reasonable best efforts to cause to be declared effective, a registration statement (an “Exchange Offer Registration Statement”) relating to all Transfer Restricted Securities. The Company shall use its commercially reasonable best efforts to cause such Exchange Offer Registration Statement to become effective at the earliest possible time, but in no event later than 240 days after the Registration Demand is received, and in connection with the foregoing, shall (A) file all pre-effective amendments to such Registration Statement to cause such Registration Statement to become effective, (B) if applicable, file a post effective amendment to such Registration Statement pursuant to Rule 430A under the Securities Act, and (C) cause all necessary filings in connection with the registration and qualification of the Exchange Notes to be made under the blue sky laws of such jurisdictions as are necessary to permit Consummation of the Exchange Offer, and upon the effectiveness of such Exchange Offer Registration Statement, commence the Exchange Offer (unless the Exchange Offer would not be permitted by applicable law or SEC policy). The Exchange Offer Registration Statement shall be on the appropriate form permitting registration of the Exchange Notes to be offered in exchange for the Transfer Restricted Securities and to permit resales of Notes held by Broker-Dealers as contemplated by Section 3.5 below.
     3.2. The Exchange Notes shall be issued under, and entitled to the benefits of, the Indenture.
     3.3. Interest on the Exchange Notes will accrue from the later of (x) the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor, or (y) if the Notes are surrendered for exchange on a date on or after the record date for an interest payment date which is scheduled to occur on or after the date of such exchange and as to which interest will be paid, such interest payment date.

     3.4. The Company shall use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to Consummate the Exchange Offer; provided, however, that in no event shall such period be less than 20 Business Days (as defined in SEC rules) after the date notice of the Exchange Offer is mailed to the Holders. The Company shall cause the Exchange Offer to comply with all applicable federal and state securities laws. No securities other than the Notes and Holdco Notes shall be included in the Exchange Offer Registration Statement. The Company shall use its commercially reasonable efforts to cause the Exchange Offer to be Consummated on or prior to 30 Business Days after the Effectiveness Target Date for such Exchange Offer Registration Statement.
     3.5. The Company shall indicate in a “Plan of Distribution” section contained in the Prospectus forming a part of the Exchange Offer Registration Statement that any Broker-Dealer who holds Initial Notes that are Transfer Restricted Securities and that were acquired for its own account as a result of market-making activities or other trading activities (other than Transfer Restricted Securities acquired directly from the Company), may exchange such Initial Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Such “Plan of Distribution” section shall also contain all other information with respect to such resales by Broker-Dealers that the SEC may require in order to permit such resales pursuant thereto, but such “Plan of Distribution” shall not name any such Broker-Dealer or disclose the amount of Notes held by any such Broker-Dealer except to the extent required by the SEC as a result of a change in policy, rules or regulations after the date of this Agreement.
     3.6. The Company shall use its commercially reasonable efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 7.3 below to the extent necessary to ensure that it is available for resales of Notes acquired by Broker-Dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 90 days from the date on which the Exchange Offer Registration Statement is declared effective and (ii) the date on which all Broker-Dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities.
     3.7. The Company shall provide sufficient copies of the latest version of such Prospectus to Broker-Dealers promptly upon request at any time during such 90-day (or shorter as provided in the foregoing sentence) period in order to facilitate such resales.
SECTION 4.
SHELF REGISTRATION
     4.1. Shelf Registration
     If after the receipt of a Registration Demand (i) the Company is not required to file an Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy, (ii) for any reason the Exchange Offer for the Notes is not Consummated within 30 Business Days after the Effectiveness Target Date of the Exchange Offer Registration Statement for the Notes, or (iii) any Holder of Transfer Restricted Securities (“Non-Eligible Notes”) notifies the Company prior to the 20th day following consummation of the Exchange Offer that

(A) such Holder is prohibited by applicable law or SEC policy from participating in the Exchange Offer, or (B) such Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder, then, upon such Holder’s request, the Company shall
     (x) use commercially reasonable efforts to file a shelf registration statement pursuant to Rule 415 under the Securities Act, which may be an amendment to the Exchange Offer Registration Statement and which, to the extent the Company is a well-known seasoned issuer (as defined in Rule 405) will be an automatic shelf registration statement, as defined in Rule 405 (an “Automatic Shelf Registration Statement”), (in either event, the “Shelf Registration Statement”) on or prior to the earliest to occur of (1) the 90th day after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement as contemplated by clause (i) above, (2) the 90th day after the date 30 Business Days after the Effectiveness Target Date if the Exchange Offer for the Notes is not Consummated as contemplated by clause (ii) above and (3) the 90th day after the date on which the Company receives notice from a Holder of Transfer Restricted Securities as contemplated by clause (iii) above (such date being the “Shelf Filing Deadline”), which Shelf Registration Statement shall provide for resales of all Transfer Restricted Securities (or, in the case of clause (iii), all Non-Eligible Notes) the Holders of which shall have provided the information required pursuant to Section 4.2 hereof; and
     (y) use its commercially reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the SEC at the earliest possible time, but in no event later than the 90th day after the Shelf Filing Deadline.
     The Company shall use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended (subject to Section 7.4 below) as required by the provisions of Sections 7.2 and 7.3 hereof to the extent necessary to ensure that it is available for resales of Notes by the Holders of Transfer Restricted Securities entitled to the benefit of this Section 4(a), and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period of at least two years following the effective date of such Shelf Registration Statement (or shorter period that will terminate when all the Notes covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or are eligible for resale pursuant to Rule 144(k)).
     4.2 Provision by Holders of Certain Information in Connection with the Shelf Registration Statement.
     No Holder of Transfer Restricted Securities may include any of its Transfer Restricted Securities in any Shelf Registration Statement or Piggy-Back Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 20 Business Days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with any Shelf Registration Statement, Piggy-Back Registration, Prospectus or preliminary Prospectus included therein. Each Holder as to which any Shelf Registration Statement or Piggy-Back Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

SECTION 5.
PIGGY-BACK REGISTRATION
     5.1. If the Company or any subsidiary of the Company proposes to file on its behalf and/or on behalf of any holders of its debt securities (other than a Holder) a registration statement on any form for the registration of its debt securities (a “Piggy-Back Registration Statement”), it will give written notice to all Holders of Transfer Restricted Securities at least twenty (20) days before the initial filing thereof, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company or such subsidiary. The notice shall offer to include in such filing the aggregate number of Transfer Restricted Securities as such Holders may request (a “Piggy-Back Registration”).
     5.2. Each Holder desiring to have Transfer Restricted Securities registered under this Section 5 (“Participating Piggy-Back Holders”) shall advise the Company in writing within ten (10) days after the date of receipt of such offer from the Company, setting forth the amount of Transfer Restricted Securities for which registration is requested. The Company shall thereupon include or cause to be included in such filing the amount of Transfer Restricted Securities for which registration is so requested, subject to paragraph (c) below, and shall use its commercially reasonable efforts to effect registration of such Transfer Restricted Securities under the Securities Act.
     5.3. If the Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises in writing that, in its opinion, the amount of Transfer Restricted Securities requested to be included in the Registration in addition to the securities being registered by the Company would be greater than the total number of securities which can be sold in such offering without delaying or jeopardizing the price, timing or distribution thereof (the “Piggy- Back Maximum Number”), then;
          (i). in the event the Company initiated the Piggy-Back Registration, the Company shall include in such Piggy-Back Registration first, the securities the Company proposes to register and second, the securities of all other selling security holders, including the Participating Piggy-Back Holders, in a principal amount which together with the securities the Company proposes to register, shall not exceed the Piggy-Back Maximum Number, such amount to be allocated among such selling security holders on a pro rata basis (based on the principal amount of debt securities of the Company held by each such selling security holder); and
          (ii). in the event any holder of debt securities of the Company other than Transfer Restricted Securities initiated the Piggy-Back Registration, the Company shall include in such Piggy-Back Registration first, the securities such initiating security holder proposes to register, second, the securities of any other selling security holders (including Participating Piggy-Back Holders), in a principal amount which together with the securities the initiating security “holder proposes to register, shall not exceed the Piggy-Back Maximum Number, such principal amount to be allocated among such other selling security holders on a pro rata basis (based on the principal amount of debt securities of the Company held by each such selling security holder) and third, any debt securities the Company proposes to register, in a principal amount which together with the securities the initiating security holder and the other selling security holders propose to register, shall not exceed the Piggy-Back Maximum Number.
     5.4. Subject to Section 6 hereof, nothing in this Section 5 shall create any liability on the part of the Company to the Holders if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to this Section or to withdraw such registration statement subsequent to its filing and prior to the later of its effectiveness or the release of the Transfer Restricted Securities for public offering by the managing underwriter, in the case of an underwritten public offering, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.
SECTION 6.
ADDITIONAL INTEREST
     If (i) either the Exchange Offer Registration Statement or the Shelf Registration Statement required by Sections 3 and 4 are not filed with the SEC on or prior to the date specified for such filing in this Agreement, (ii) any of such Registration Statements has not been declared effective by the SEC on or prior to the date specified for such effectiveness in this Agreement (the “Effectiveness Target Date”), (iii) unless the Exchange Offer shall not be permissible under applicable law or SEC policy, the Exchange Offer has not been Consummated (except with respect to Non-Eligible Notes) within 30 Business Days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) any Registration Statement required by Sections 3 and 4 is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose (except as a result of a Suspension Notice for a period not to exceed that permitted by Section 7(d) below) without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective within 30 days after filing (each such event referred to in clauses (i) through (iv), a “Registration Default”), the Company hereby agrees that the interest rate borne by the Transfer Restricted Securities shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by an additional 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum in the aggregate for all Registration Defaults (“Additional Interest”). Following the cure of all Registration Defaults relating to any Transfer Restricted Securities (or at such time as any Note ceases to be a Transfer Restricted Security), Additional Interest payable with respect to the relevant Transfer Restricted Securities will cease; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the Transfer Restricted Securities shall again be increased pursuant to the foregoing provisions.
     All obligations of the Company set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such Note shall have been satisfied in full.
     All accrued Additional Interest shall be paid to the Record Holders entitled thereto, in the manner provided for the payment of interest in the Indenture, on each Additional Interest Payment Date, as more fully set forth in the Indenture and the Initial Notes.
     The obligation of the Company to pay Additional Interest in the case of any Registration Default shall be the sole and exclusive monetary remedy of the Initial Purchasers and the Holders for any such Registration Default.
SECTION 7.
REGISTRATION PROCEDURES
     7.1. Exchange Offer Registration Statement
          (a) In connection with each Exchange Offer, the Company shall comply with all of the provisions of Section 7.3 below and shall use its commercially reasonable efforts to effect such exchange and to permit the resale of Notes by Broker-Dealers that tendered in the Exchange Offer Initial

Notes that such Broker-Dealers acquired for their own account as a result of market making activities or other trading activities (other than Initial Notes acquired directly from the Company or any of its Affiliates) being sold in accordance with the intended method or methods of distribution thereof.
          (b) As a condition to its participation in the Exchange Offer pursuant to the terms of this Agreement, each Holder of Transfer Restricted Securities shall furnish, upon the request of the Company, prior to the Consummation thereof, a written representation to the Company (which may be contained in the letter of transmittal contemplated by the Exchange Offer Registration Statement) to the effect that (A) it is not an affiliate of the Company, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer, (C) it is acquiring the Exchange Notes in its ordinary course of business and (D) if such Holder is a Broker-Dealer, it has acquired the Exchange Notes as a result of market-making activities or other trading activities and will comply with the applicable provisions of the Securities Act. In addition, all such Holders of Transfer Restricted Securities shall otherwise cooperate in the Company’s preparations for the Exchange Offer. Each Holder will be required to acknowledge and agree that any Broker-Dealer and any such Holder using the Exchange Offer to participate in a distribution of the securities to be acquired in the Exchange Offer (1) could not under SEC policy as in effect on the date of this Agreement rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters (which may include any no-action letter obtained pursuant to clause (i) above), and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Initial Notes acquired by such Holder directly from the Company.
     7.2. Shelf Registration Statement
     In connection with the Shelf Registration Statement, the Company shall comply with all the provisions of Section 7.3 below and shall use its commercially reasonable efforts to effect such registration to permit the sale of the Transfer Restricted Securities being sold in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as possible prepare and file with the SEC a Registration Statement relating to the registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Transfer Restricted Securities in accordance with the intended method or methods of distribution thereof.
     7.3. General Provisions
     In connection with any Registration Statement (except such subsections that specifically apply to only certain Registration Statements) and any Prospectus required by this Agreement to permit the sale or resale of Transfer Restricted Securities (including, without limitation, any Registration Statement and the related Prospectus required to permit resales of Notes by Broker-Dealers), the Company shall:
          (a) except during a Suspension Period and except as otherwise provided in Section 5.4, use its commercially reasonable efforts to keep such Registration Statement continuously effective and provide all requisite financial statements for the period specified in Section 3, 4 or 5 of this Agreement (except as otherwise provided herein), as applicable (subject to Section 7.4 below); upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein (A) to contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading or (B) not to be effective and usable for resale of Transfer Restricted Securities during the period required by this Agreement, the Company shall file promptly an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its commercially reasonable efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter;
          (b) except during a Suspension Period, prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period set forth in Section 3 and 4 hereof, as applicable, or such shorter period as will terminate when all Transfer Restricted Securities covered by such Registration Statement have been sold; cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;
          (c) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, advise the underwriters, if any, and selling Holders promptly and, if requested by such Persons, confirm such advice in writing, (1) when the Prospectus or any prospectus supplement or post-effective amendment or any Free Writing Prospectus has been filed, and, with respect to any Registration Statement or any post-effective amendment thereto, when the same has become effective, (2) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Transfer Restricted Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, or (3) except during a Suspension Period, of the existence of any fact or the happening of any event that makes any statement of a material fact made in such Registration Statement, the Prospectus, any amendment or supplement thereto, any Free Writing Prospectus or any document incorporated by reference in any of the foregoing untrue, or that requires the making of any additions to or changes in such Registration Statement or the Prospectus or Free Writing Prospectus in order to make the statements therein in the circumstances in which they were made not misleading. If at any time the SEC shall issue any stop order suspending the effectiveness of such Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Securities under state securities or Blue Sky laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;
          (d) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, furnish without charge to each of the Initial Purchasers, each selling Holder named in any Registration Statement, and each of the underwriters, if any, before filing with the SEC, copies of any Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus (including all documents incorporated by reference after the initial filing of such Registration Statement) or any Free Writing Prospectus, which documents will be subject to the review of such Holders and underwriters in connection with such sale, if any, for a period of at least five Business Days, and the Company will not file any such Registration Statement or Prospectus or Free Writing Prospectus or any amendment or supplement to any such Registration Statement or Prospectus or Free Writing Prospectus (including all such documents incorporated by reference in any of the foregoing) to which an Initial Purchaser of Transfer Restricted Securities covered by such Registration Statement or the underwriters, if any, shall reasonably object in writing within five Business Days after the receipt thereof (such objection to be deemed timely made upon confirmation of telecopy transmission within such period). The objection of an Initial Purchaser or underwriter, if any, shall be deemed to be reasonable if such Registration Statement, amendment, Prospectus or supplement or Free Writing Prospectus, as applicable, as proposed to be filed, contains an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading;
          (e) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, promptly prior to the filing of any document that is to be incorporated by reference into such Registration Statement or Prospectus, provide copies of such document to the Initial Purchasers, each selling Holder named in any Registration Statement, and to the underwriters, if any, make available representatives of the Company for discussion of such document and other customary due diligence matters, and include such information in such document prior to the filing thereof as such selling Holders or underwriters, if any, reasonably may request;
          (f) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, make available at reasonable times for inspection by the Initial Purchasers, any managing underwriter participating in any disposition pursuant to such Registration Statement and any attorney or accountant retained by such Initial Purchasers or any of the underwriters, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement subsequent to the filing thereof and prior to its effectiveness;
          (g) except during a Suspension Period, if requested by any selling Holders or the underwriters, if any, promptly incorporate in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders and underwriters, if any, may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Transfer Restricted Securities, information with respect to the principal amount of Transfer Restricted Securities being sold to such underwriters, the purchase price being paid therefor and any other terms of the offering of the Transfer Restricted Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;
          (h) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, furnish to each selling Holder, each Broker-Dealer that holds Notes and each of the underwriters, if any, without charge, at least one copy of such Registration Statement, as first filed with the SEC, and of each amendment thereto, including financial statements and schedules, all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference);
          (i) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, deliver to each selling Holder, each Broker-Dealer that holds Notes and each of the underwriters, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request; the Company hereby consents to the use of the Prospectus and any amendment or supplement thereto and any Free Writing Prospectus prepared by the Company and filed by the Company pursuant to Rule 433(d) of the Securities Act by each of the selling Holders and each of the underwriters, if any, in connection with the offering and the sale of the Transfer Restricted Securities covered by the Prospectus or any amendment or supplement thereto;

          (j) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, enter into such commercially reasonable agreements (including an underwriting agreement), and make such customary representations and warranties, and take all such other commercially reasonable actions in connection therewith in order to expedite or facilitate the disposition of the Transfer Restricted Securities pursuant to such Registration Statement as contemplated by this Agreement, all to such extent as may be reasonably requested by any Initial Purchaser or by any Holder of Transfer Restricted Securities or underwriter in connection with any sale or resale pursuant to any Registration Statement contemplated by this Agreement; and whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Registration, the Company shall, in the case of a Shelf Registration Statement:
(A)	furnish to each Initial Purchaser, each selling Holder and each underwriter, if any, in such substance and scope as they may request and as are customarily made by issuers to underwriters in primary underwritten offerings, upon effectiveness of the Shelf Registration Statement:
(1)	a certificate, dated the date of effectiveness of the Shelf Registration Statement, signed by (y) the President or any Vice President and (z) a principal financial or accounting officer of the Company, confirming, as of the date thereof, (i) that no Material Adverse Effect has occurred, (ii) that the representations and warranties made by the Company in the Note Purchase Agreement are true and correct with the same effect as though expressly made on such date, and (iii) the Company has complied with all covenants and agreement on its part to be performed or complied with prior to such date, and such other matters as such parties may reasonably request;

(2)	an opinion, dated the date of effectiveness of the Shelf Registration Statement of counsel for the Company, covering matters as such Initial Purchasers may reasonably request, and in any event including a statement to the effect that such counsel has participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, the selling Holders’ representatives and the selling Holders’ counsel in connection with the preparation of such Registration Statement and the related Prospectus and has considered the matters required to be stated therein and the statements contained therein, although such counsel has not independently verified the accuracy, completeness or fairness of such statements; and that such counsel advises that, on the basis of the foregoing, no facts came to such counsel’s attention that caused such counsel to believe that the Shelf Registration Statement, at the time such Registration Statement or any post-effective amendment thereto became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, or that the Prospectus contained in such Registration Statement as of its date, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, such counsel may state further that such counsel assumes no responsibility for, and has not independently verified, the accuracy, completeness or fairness of the statements included in any Registration Statement contemplated by this Agreement or the related Prospectus; and

(3)	in the case of an underwriter, a customary comfort letter, dated as of the date of effectiveness of the Shelf Registration Statement from the Company’s independent accountants, in the customary form and covering matters of the type customarily covered in comfort letters by underwriters in connection with primary underwritten offerings;

(B)	set forth in full or incorporate by reference in the underwriting agreement, if any, the indemnification provisions and procedures of Section 9 hereof with respect to all parties to be indemnified pursuant to said Section; and

(C)	deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with clause (A) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company pursuant to this clause (x), if any.
     If at any time the representations and warranties of the Company contemplated in clause (A)(1) above cease to be true and correct, the Company shall so advise the Initial Purchasers and the underwriters, if any, and each selling Holder promptly and, if requested by such Persons, shall confirm such advice in writing;
     (k) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, prior to any public offering of Transfer Restricted Securities, cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the registration and qualification of the Transfer Restricted Securities under the securities or Blue Sky laws of such jurisdictions as the selling Holders or underwriters may request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Transfer Restricted Securities covered by the Shelf Registration Statement; provided, however, that the Company shall not be required to (A) register or qualify as a foreign corporation where it is not then so qualified, (B) make any changes to its organizational documents or (C) take any action that would subject it to the service of process in suits or to taxation, other than as to matters and transactions relating to such Registration Statement, in any jurisdiction where it is not then so subject;
     (I) shall issue, upon the request of any Holder of Initial Notes covered by the Exchange Offer Registration Statement, Exchange Notes, having an aggregate principal amount equal to the aggregate principal amount of Initial Notes surrendered to the Company by such Holder in exchange therefor or being sold by such Holder; such Exchange Notes to be registered in the name of such Holder or in the name of the purchasers of such Notes, as the case may be; in return, the Initial Notes held by such Holder shall be surrendered to the Company for cancellation;
     (m) in the case of a Shelf Registration Statement or Piggy-Back Registration Statement, cooperate with the selling Holders and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Securities to be sold and not bearing any restrictive legends; and enable such Transfer Restricted Securities to be in such denominations and registered in such names as the Holders or the underwriters, if any, may request at least two Business Days prior to any sale of Transfer Restricted Securities made by such underwriters;
     (n) use its commercially reasonable efforts to cause the Transfer Restricted Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Transfer Restricted Securities, subject to the proviso contained in clause (viii) above;
     (o) except during a Suspension Period, if any fact or event contemplated by clause (c)(iii)(C) above shall exist or have occurred, (i) prepare a supplement or post-effective amendment to such Registration Statement or related Prospectus or any documents incorporated therein by reference or (ii) file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Securities, neither the Prospectus nor any document incorporated by reference therein will contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances in which they were made not misleading;
     (p) provide a CUSIP number for all registered Securities not later than the effective date of such Registration Statement and provide the Trustee under the Indenture with printed certificates for the registered Securities which are in a form eligible for deposit with the Depositary Trust Company;
     (q) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of the NASD, and use its reasonable best efforts to cause such Registration Statement to become effective and approved by such governmental agencies or authorities as may be necessary to enable the Holders selling Transfer Restricted Securities to consummate the disposition of such Transfer Restricted Securities;
     (r) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 (which need not be audited) for the twelve-month period (A) commencing at the end of any fiscal quarter in which Transfer Restricted Securities are sold to underwriters in a firm or best efforts Underwritten Offering or (B) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such Registration Statement; and
     (s) cause the Indenture to be qualified under the Trust Indenture Act not later than the effective date of the first Registration Statement required by this Agreement, and, in connection therewith, cooperate with the Trustee and the Holders of Notes to effect such changes to the Indenture as may be required for the Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and execute, and use its commercially reasonable efforts to cause the Trustee to execute, all documents that may be required to effect such changes and all other forms and documents required to be filed with the SEC to enable the Indenture to be so qualified in a timely manner.
     Each Holder agrees by acquisition of a Transfer Restricted Security that, upon receipt of any notice from the Company of the existence of any fact of the kind described in Section 7.3(c)(3) hereof, such Holder will forthwith discontinue disposition of Transfer Restricted Securities pursuant to the applicable Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 7.3(o) hereof, or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Transfer Restricted Securities that was current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of such Registration Statement set forth in Section 3 or 4 hereof, as applicable, shall be extended (but not beyond the date on which all Broker-Dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities (in the case of Section 3) or the date when all the Notes covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or are eligible for resale pursuant to Rule 144(k) (in the case of Section 4)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 7.3(c)(3) hereof to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 7.3(o) hereof or shall have received the Advice. Each Holder further agrees by acquisition of a Transfer Restricted Security that it will not, without, in each case, the prior written consent of the Company, use, authorize use of, refer to, participate in the planning for use of, any Free Writing Prospectus in connection with the offer or sale of any Notes.
     7.4. The Company will have the ability to withdraw, delay the filing of or suspend any Exchange Offer Registration Statement or Shelf Registration Statement required to be filed and kept effective pursuant this Agreement (a “Suspension Period”), if the Company’s Board of Directors determines, in their reasonable business judgment, upon advice of counsel, that the filing, continued effectiveness or use of such Registration Statement would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving the Company. A Suspension Period shall commence on and include the date that the Company gives notice that of the Board of Directors’ determination with respect to such Registration Statement would cause material is no longer effective or the Prospectus included therein is no longer usable for offers and sales of Transfer Restricted Securities covered by such Registration Statement and continue until holders of such Transfer Restricted Securities either receive the copies of the supplemented or amended prospectus contemplated by Section 7.3 above or are advised in writing by the Company that use of the Prospectus may be resumed. The Company will not be permitted to exercise its rights under this paragraph more than twice in any twelve-month period with respect to the Notes, and any such suspensions with respect to the Notes may not exceed 90 days in the aggregate during any twelve month period. If the Company shall so postpone the filing of a Registration Statement, the Holders of Transfer Restricted Securities to be registered shall have the right to withdraw the request for registration by giving written notice from the Holders of a majority of the Transfer Restricted Securities that were to be registered to the Company within 45 days after receipt of the notice of postponement or, if earlier, the termination of such Suspension Period (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of requests for registration to which the Holders of Transfer Restricted Securities are entitled pursuant to this Agreement). If such Registration Statement is withdrawn, upon receipt of any notice of a Suspension Period, the Holders shall forthwith discontinue use of the prospectus contained in such Registration Statement and, if so directed by the Company, such Holders shall deliver to the Company all copies, other than permanent file copies, of the prospectus covering such Transfer Restricted Securities current at the time of receipt of such notice.
SECTION 8.
REGISTRATION EXPENSES
     8.1. All expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses (including filings made by any Initial Purchaser or Holder with the NASD (and, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel that may be required by the rules and regulations of the NASD)); (ii) all fees and expenses of compliance with federal securities and state Blue Sky or securities laws; (iii) all expenses of printing (including printing certificates for the Exchange Notes to be issued in the Exchange Offers and printing of Prospectuses), messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Company and, subject to Section 8.2 below, the Holders of Transfer Restricted Securities; (v) all application and filing fees in connection with listing the Exchange Notes on a national securities exchange or automated quotation system pursuant to the requirements thereof; and (vi) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), Additionally, if the Company files an Automatic Shelf Registration Statement and does not pay the filing fee covering the Transfer Restricted Securities at the time the Automatic Shelf Registration Statement is filed, the Company agrees to pay such fee at such time or times as the Transfer Restricted Securities are to be sold.
     The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.
     8.2. In connection with any Shelf Registration Statement required by this Agreement, the Company will reimburse the Holders of Transfer Restricted Securities being registered pursuant to such Shelf Registration Statement for the reasonable fees and disbursements of not more than one counsel chosen by the Holders of a majority in principal amount of the Transfer Restricted Securities for whose benefit such Shelf Registration Statement is being prepared. In connection with any Piggy Back Registration Statement required by this Agreement, the Company will pay the reasonable fees and disbursements of counsel for the Holders, which may be the same counsel as counsel for the Company.
SECTION 9.
INDEMNIFICATION
     9.1. The Company agrees to indemnify and hold harmless (i) each Holder and (ii) each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Holder (any of the persons referred to in this clause (ii) being hereinafter referred to as a “controlling person”) and (iii) the respective officers, directors, partners, employees, representatives and agents of any Holder or any controlling person (any person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Indemnified Holder”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, settling, compromising, paying or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Indemnified Holder), joint or several, directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (or any amendment or supplement thereto) or any Free Writing Prospectus prepared by the Company and filed by the Company pursuant to Rule 433(d) of the Securities Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, except insofar as such losses, claims, damages, liabilities or expenses (x) are caused by an untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with information relating to any of the Holders furnished in writing to the Company by any of the Holders expressly for use therein or (y) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Free Writing Prospectus used or distributed by any Holder, agent or underwriter without the prior written consent of the Company. This indemnity agreement shall be in addition to any liability which the Company may otherwise have.
     In case any action or proceeding (including any governmental or regulatory investigation or proceeding) shall be brought or asserted against any of the Indemnified Holders with respect to which indemnity may be sought against the Company, such Indemnified Holder (or the Indemnified Holder controlled by such controlling person) shall promptly notify the Company in writing (provided, that the failure to give such notice shall not relieve the Company of its obligations pursuant to this Agreement). Such Indemnified Holder shall have the right to employ its own counsel in any such action and the fees and expenses of such counsel shall be paid, as incurred, by the Company (regardless of whether it is ultimately determined that an Indemnified Holder is not entitled to indemnification hereunder). The Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for such Indemnified Holders, which firm shall be designated by the Holders. The Company shall be liable for any settlement of any such action or proceeding effected with the Company’s prior written consent, which consent shall not be withheld unreasonably, and the Company agrees to indemnify and hold harmless any Indemnified Holder from and against any loss, claim, damage, liability or expense by reason of any settlement of any action effected with the written consent of the Company. The Company shall not, without the prior written consent of each Indemnified Holder, settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Holder is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Holder from all liability arising out of such action, claim, litigation or proceeding.
     9.2. Each Holder of Transfer Restricted Securities agrees, severally and not jointly, to indemnify and hold harmless the Company and its directors, officers of the Company who sign a Registration Statement, and any person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, and the respective officers, directors, partners, employees, representatives and agents of each such person (each a “Company Indemnified Person”), to the same extent as the foregoing indemnity from the Company to each of the Indemnified Holders, but only with respect to claims and actions based on information (i) relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement or (ii) contained in a Free Writing Prospectus used or distributed by such Holder without the prior written consent of the Company. If any action or proceeding shall be brought against a Company Indemnified Person for which such Company Indemnified Person is entitled to indemnification from a Holder of Transfer Restricted Securities under this paragraph 9.2 (i) such Holder shall have the same rights and duties given to the Company in paragraph 9.1 above and (ii) such Company Indemnified Party shall have the rights and duties given to each Holder in paragraph 9.1 above. Notwithstanding the foregoing, in no event shall the liability of any Holder be greater in amount than the dollar amount of proceeds (net of payment of all expenses) received by such Holder upon the sale of the Transfer Restricted Securities giving rise to such indemnification obligation.
     9.3. If the indemnification provided for in this Section 9 is unavailable to an indemnified party under Section 9.1 or Section 9.2 hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company or such other Company Indemnified Party, as applicable, on the one hand, and of the Indemnified Holder, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Company or such other Company Indemnified Party, as applicable, on the one hand and of the Indemnified Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such other

Company Indemnified Party or by the Indemnified Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 9.2 and the second paragraph of Section 9.1, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.
     The Company and each Holder of Transfer Restricted Securities agree that it would not be just and equitable if contribution pursuant to this Section 9.3 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 9.3 are several in proportion to the respective principal amount of Notes held by each of the Holders hereunder and not joint. Notwithstanding the foregoing, in no event shall the liability of any Holder be greater in amount than the dollar amount of proceeds (net of payment of all expenses) received by such Holder upon the sale of the Transfer Restricted Securities giving rise to such indemnification obligation.
SECTION 10.
PARTICIPATION IN UNDERWRITTEN REGISTRATIONS
     No Holder may participate in any Underwritten Registration hereunder unless such Holder (a) agrees to sell such Holder’s Transfer Restricted Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such underwriting arrangements.
SECTION 11.
SELECTION OF UNDERWRITERS
     The Holders of Transfer Restricted Securities covered by the Shelf Registration Statement who desire to do so may sell such Transfer Restricted Securities in an Underwritten Offering. In any such Underwritten Offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the Holders of a majority in aggregate principal amount of the Transfer Restricted Securities included in such offering; provided, that such investment bankers and managers must be reasonably satisfactory to the Company.
SECTION 12.
MISCELLANEOUS
     12.1. Remedies
     The Company hereby agrees that, subject to Section 6 hereof, monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this

Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
     12.2. No Inconsistent Agreements
     The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof.
     12.3. Adjustments Affecting the Notes
     The Company will not take any action, or permit any change to occur, with respect to the Notes that would materially and adversely affect the ability of the Holders to Consummate any Exchange Offer.
     12.4. Amendments and Waivers
     The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of a majority of the outstanding principal amount of Transfer Restricted Securities affected thereby. Notwithstanding the foregoing, a waiver or consent to departure from the provisions hereof that relates exclusively to the rights of Holders whose securities are being tendered pursuant to an Exchange Offer and that does not affect directly or indirectly the rights of other Holders whose securities are not being tendered pursuant to such Exchange Offer may be given by the Holders of a majority of the outstanding principal amount of Transfer Restricted Securities being tendered or registered; provided that, with respect to any matter that directly or indirectly affects the rights of any Initial Purchaser hereunder, the Company shall obtain the written consent of each such Initial Purchaser with respect to which such amendment, qualification, supplement, waiver, consent or departure is to be effective.
     12.5. Notices
     All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier, or air courier guaranteeing overnight delivery:
(i)      if to a Holder, at the address set forth on the records of the Registrar under the Indenture, with a copy to the Registrar under the Indenture; and
(ii)    if to the Company:
MoneyGram Payment Systems Worldwide, Inc.,
1550 Utica Avenue South
Suite 100
Minneapolis, MN 55416
Facsimile No.: (952)591-3865
Attention: Chief Financial Officer
With a copy to:
Kirkland & Ellis LLP
Citigroup Center

153 East 53rd Street
New York, NY 10022-4611,
Facsimile No.: (212) 446-6600
Attention: Ashley Gregory, Esq.
     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
     Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee at the address specified in the Indenture.
     12.6. Successors and Assigns
     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders of Transfer Restricted Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Transfer Restricted Securities from such Holder and not in violation of the terms of this Agreement, the Note Purchase Agreement or the Indenture.
     12.7. Counterparts
     This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     12.8. Headings
     The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     12.9. Governing Law
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     12.10. Severability
     In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
     12.11. Entire Agreement
     This Agreement together with the other Transaction Documents (as defined in the Note Purchase Agreement) is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Transfer Restricted Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

MONEYGRAM INTERNATIONAL, INC.

MONEYGRAM PAYMENT SYSTEMS, INC.

MONEYGRAM INVESTMENTS, LLC

FSMC, INC.

PROPERTYBRIDGE, INC.

MONEYGRAM OF NEW YORK LLC

By MoneyGram Payment Systems, Inc.
Its Sole Member

By:
	Name:	David J. Parrin
	Title:	Executive Vice President and Chief Financial Officer

[Registration Rights Agreement Signature Page]

GSMP V ONSHORE US, LTD.
By:
	Name:	Bradley Gross
	Title:	Managing Director and Vice President

GSMP V OFFSHORE US, LTD.
By:
	Name:	Bradley Gross
	Title:	Managing Director and Vice President

GSMP V INSTITUTIONAL US, LTD.
By:
	Name:	Bradley Gross
	Title:	Managing Director and Vice President

[Signature Page to Registration Rights Agreement]

Exhibit 2.4
Form of Effective Date Certificate
See attached Effective Date Certificate.

MONEYGRAM INTERNATIONAL, INC.
EFFECTIVE DATE CERTIFICATE
March 17, 2008
     The undersigned, Philip W. Milne and David J. Parrin, being the Chief Executive Officer and the Chief Financial Officer, respectively, of MoneyGram International Inc., a Delaware corporation (“Holdco”), in accordance with Section 2.4 of that certain Amended and Restated Note Purchase Agreement, dated as of March 17, 2008 (the “Note Purchase Agreement”); capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement, by and among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”), Holdco, GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”), GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with GSMP Onshore and GSMP Offshore, the “Initial Purchasers”) and THL Credit Partners, L.P., a Delaware limited partnership (the “THL Purchaser” and together with the Initial Purchasers, the “Purchasers”), hereby certify, in their capacities as the Chief Executive Officer and the Chief Financial Officer, respectively, of Holdco as follows:
1.	Each of the representations and warranties contained in Sections 4.1 through 4.17, 4.23 and 4.29 through 4.31 of the Note Purchase Agreement shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties must be true and correct in all respects) on or as of the execution date of the Note Purchase Agreement as if made on and as of the execution date thereof (unless expressly stated to relate to a specific earlier date, in which case each of such representations and warranties shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) as of such earlier date);

2.	To the knowledge of the applicable officer, none of (x) the written factual information and written data (taken as a whole) furnished by or on behalf of Holdco or any of the Holdco Subsidiaries or any of their respective authorized representatives to the Purchasers on or before the date hereof for purposes of or in connection with the Note Purchase Agreement contained, when furnished, any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of such certificate, such factual information and data shall not include projections (including financial estimates, forecasts and/or any other forward-looking information) and information of a general economic or general industry nature, and (y) that the projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in this clause (x) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results;

3.	That the financial information, data, and performance information listed on Exhibit 4 to the Note Purchase Agreement and attached hereto as Schedule I, furnished by or on behalf of Holdco or the Company to the Purchasers on or before the date of this certificate for purposes of or in connection with the Note Purchase Agreement was true, complete and accurate as and when furnished to the Purchasers; and

4.	All of the certifications set forth in the Signing Date Certificate are true and correct in all respects.

     IN WITNESS WHEREOF, each of the Chief Executive Officer and the Chief Financial Officer of Holdco has duly executed and delivered this Effective Date Certificate as of the date first above written.

MONEYGRAM INTERNATIONAL, INC.
By:
	Name:	Philip W. Milne
	Title:	Chief Executive Officer

MONEYGRAM INTERNATIONAL, INC.
By:
	Name:	David J. Parrin
	Title:	Chief Financial Officer

[Effective Date Certificate Signature Page]

Exhibit 3.11 (a)
Form of Secretary’s Certificate
See attached Secretary’s Certificate

ASSISTANT SECRETARY’S CERTIFICATE
MONEYGRAM INTERNATIONAL, INC.
March 25, 2008
     I, Kristin A. Stokes, the duly elected, qualified and acting Assistant Secretary of MONEYGRAM INTERNATIONAL, INC., a Delaware corporation (the “Company”), am duly authorized to execute and deliver this certificate on behalf of the Company and hereby make the certifications set forth below on behalf of the Company in such capacity and not individually.
1. This certificate is furnished pursuant to Section 3.11(a) of the Second Amended and Restated Note Purchase Agreement, dated as of March 24, 2008 (the “Note Purchase Agreement”), among MoneyGram Payment Systems Worldwide, Inc., the Company, GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”), and GSMP V institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with GSMP Onshore and GSMP Offshore, the “Initial Purchasers”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement.
2. The undersigned is the duly elected, qualified and acting Assistant Secretary of the Company and is familiar with the facts herein certified and is duly authorized to certify the statements made therein.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

3. The following individuals have been duly elected, qualified and acting officers of the Company at all times since May 9, 2007, each holding the office of the Company set forth opposite his or her name, and the signature written opposite the name and title of each such officer is his or her genuine signature. Each of the following officers is fully authorized to execute and deliver on behalf of the Company, the Financing Documents to which the Company is a party or is to be a party.

Name	Office	Signature

Philip W. Milne	President & Chief Executive Officer

David J. Parrin	Executive Vice President & Chief Financial Officer

Teresa H. Johnson	Executive Vice President, General Counsel & Secretary
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[Incumbency]

4. Attached hereto as Exhibit A is a certified copy of the Certificate of Incorporation of the Company, as filed in the Office of the Secretary of State of the State of Delaware on December 22, 2006 together with all amendments thereto adopted through the date hereof.
5. Attached hereto as Exhibit B is a true, correct and complete copy of the By-laws of the Company.
6. Attached hereto as Exhibit C is a true and correct copy of the Written Consent which were duly adopted on the date hereof by the Board of Directors of the Company, authorizing the execution, delivery and performance by the Company of the Financing Documents to which the Company is a party. None of said resolutions has been rescinded, amended or modified. Except as attached hereto as Exhibit C, no resolutions have been adopted by or on behalf of the Company, which relate to the execution, delivery or performance of the Financing Documents, to which the Company is a party or is to be a party.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

MONEYGRAM INTERNATIONAL, INC.
By:
	Name:	Kristin A. Stokes
	Title:	Assistant Secretary

Exhibit 3.11(b)
Form of Officer’s Certificate
See attached Officer’s Certificate

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
OFFICER’S CERTIFICATE
          The undersigned, Philip W. Milne, being the President and Chief Executive Officer of MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”), in accordance with Section 3.11(b) of the Second Amended and Restated Note Purchase Agreement, dated as of March 24, 2008 (the “Note Purchase Agreement”), among the Company, MoneyGram International, Inc., a Delaware corporation, GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”) and GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional”, and together with GSMP Onshore and GSMP Offshore, the “Initial Purchasers”), hereby certifies, solely in his capacity as President and Chief Executive Officer of the Company, and not individually, as follows. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement. As of the date hereof, after giving pro forma effect to the consummation on the Closing Date of the Transactions, the issuance of the Notes to be issued on the Closing Date and the application of the proceeds thereof):
1.	The representations and warranties of the Company as set forth in the Note Purchase Agreement are true and correct in all material respects.

2.	The Company has performed all of its obligations and is in compliance in all material respects with all the agreements and covenants contained in the Note Purchase Agreement.

3.	No Default or Event of Default has occurred and/or is continuing under the Indenture or the Note Purchase Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate this 25th day of March, 2008.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:
	Name:	Philip W. Milne
	Title:	President and Chief Executive Officer

Signature Page to Officer’s Certificate

Exhibit 3.11(c)
Form of Solvency Certificate
See attached Solvency Certificate

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
SOLVENCY CERTIFICATE
          This Solvency Certificate is being delivered pursuant to Section 3.11(c) of the Second Amended and Restated Note Purchase Agreement, dated as of March 24, 2008 (the “Note Purchase Agreement”), among the MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”), MoneyGram International, Inc., a Delaware corporation, GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”). GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”), and GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional”, and together with GSMP Onshore and GSMP Offshore, the “Initial Purchasers”). Capitalized terms used herein and not otherwise defined have the meanings given in the Note Purchase Agreement.
          The undersigned, David J. Parrin, being the Chief Financial Officer of the Company, do hereby certify, solely in my capacity as Chief Financial Officer of the Company, and not individually, in good faith and to the best of my knowledge and belief, that I am familiar with the historical and current financial condition of the Company, and that after giving effect to the consummation of the Transactions, the issuance and sale of the Notes and after giving effect to the proceeds of the Notes on the Closing Date:
1.	the aggregate present fair value of all of the assets (including goodwill) of the Company on a consolidated basis with its Subsidiaries, at a fair valuation on a going concern basis, will exceed their debts and liabilities (including contingent liabilities), subordinated, contingent or otherwise;

2.	the aggregate present fair saleable value of the assets (including goodwill) of the Company on a consolidated basis with its Subsidiaries, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

3.	the Company on a consolidated basis with its Subsidiaries, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (taking into account all available financing options); and

4.	the Company on a consolidated basis with its Subsidiaries, are not engaged in a business or transaction, nor are about to engage in a business or transaction, for which their property would constitute unreasonably small capital. In reaching this conclusion, I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or proposed to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or proposed to be conducted by the Company and its Subsidiaries on a consolidated basis in light of their projected financial statements and available credit capacity.
[Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate this 25th day of March 2008.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:
	Name:	David J. Parrin
	Title:	Chief Financial Officer

Exhibit 3.16(a)
Form of Second Priority Security Agreement
See attached Second Priority Security Agreement

Exhibit 3.16(a)
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND PRIORITY COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MARCH 25, 2008, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”). AMONG JPMORGAN CHASE BANK, N.A., AS FIRST PRIORITY REPRESENTATIVE, DEUTSCHE BANK TRUST COMPANY AMERICAS, A NEW YORK BANKING CORPORATION, AS SECOND PRIORITY REPRESENTATIVE AND MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
SECOND PRIORITY SECURITY AGREEMENT
     This SECOND PRIORITY SECURITY AGREEMENT (this “Agreement”) dated as of March 25, 2008 among MoneyGram International, Inc., a Delaware corporation (“Holdco”). MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”). MoneyGram Payment Systems, Inc., a Delaware corporation (“Payment Systems”). FSMC, Inc., a Minnesota corporation (“FSMC”). MoneyGram Investments, LLC (formerly CAG, Inc.), a Delaware limited liability company (“Investments”). PropertyBridge, Inc., a Delaware corporation (“PropertyBridge”), MoneyGram of New York LLC, a Delaware limited liability company (“MGI NY”). Holdco, the Company, Payment Systems, FSMC, Investments, PropertyBridge, MGI NY and each Person who becomes a party to this Agreement by execution of a joinder in the form of Exhibit A hereto, are sometimes collectively referred to herein as “Grantors” and each, individually, as a “Grantor”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Collateral Agent for the benefit of the Second Priority Secured Parties (the “Second Priority Collateral Agent”).
WITNESSETH:
     WHEREAS, the Company, the Guarantors listed on the signatures pages thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee and Collateral Agent have entered into that certain Indenture dated as of March 25, 2008 (the “Indenture”):
     WHEREAS, pursuant to that certain Second Amended and Restated Note Purchase Agreement dated as of March 24, 2008 by and among Holdco, the Company, GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”). GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”) and GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with GSMP Onshore and GSMP Offshore, the “Purchasers”) (the same, as it may be amended, restated, modified or supplemented and in effect from time to time, being herein referred to as the “Note Purchase Agreement”), the Purchasers have agreed to purchase Notes issued in accordance with the terms and conditions of the Indenture;

     WHEREAS, each of the Grantors has benefited or will benefit directly and indirectly from the proceeds of the issuance of Notes pursuant to the Indenture, and has granted a Note Guarantee pursuant to the Indenture dated as of the date hereof; and
     WHEREAS, to induce the Purchasers to enter into the Note Purchase Agreement and purchase the Notes, the Grantors have agreed to pledge and grant a continuing security interest in the Collateral (as hereinafter defined) to the Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Definitions. Capitalized terms used herein without definition and defined in the Indenture are used herein as defined therein. In addition, as used herein:
     “Chattel Paper” means any “chattel paper”, as such term is defined in the UCC.
     “Collateral” shall have the meaning ascribed thereto in Section 3 hereof; provided. however, that notwithstanding anything herein to the contrary, the term “Collateral” shall not include any property of any Grantor constituting Pledged Collateral under the Second Priority Pledge Agreement or any Excluded Assets.
     “Commercial Tort Claims” means “commercial tort claims”, as such term is defined in the UCC.
     “Contracts” means all contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Grantor may now or hereafter have any right, title or interest, including, without limitation, with respect to an account receivable, any agreement relating to the terms of payment or the terms of performance thereof, in all cases other than Excluded Assets and other than any contract, undertaking or other agreement if the granting of a security interest therein would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the UCC).
     “Copyrights” means any copyrights, rights and interests in copyrights, copyright registrations and copyright applications, including, without limitation, the copyright registrations and applications listed on Schedule III attached hereto, and all renewals of any of the foregoing, all income, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing.
     “Documents” means any “documents”, as such term is defined in the UCC, and shall include, without limitation, all documents of title (as defined in the UCC) bills of lading or other receipts evidencing or representing Inventory or Equipment.
     “Equipment” means any “equipment”, as such term is defined in the UCC.

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     “Event of Default” means an Event of Default (as defined in the Indenture).
     “Excluded Assets” means any or all of the following with respect to any Grantor:
(a) cash and cash equivalents (other than proceeds of the Collateral);
(b) accounts receivable;
(c) Portfolio Securities;
(d) deposit or securities accounts containing any of the foregoing;
(e) other assets that require perfection exclusively through control agreements under the applicable UCC;
(f) Letter-of-Credit Rights;
(g) leasehold real property;
(h) motor vehicles and other assets subject to certificates of title;
(i) interest in joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties;
(j) tax-exempt bonds;
(k) General Intangibles or other rights arising under contracts, Instruments, licenses, license agreements or other documents, to the extent (and only to the extent) that the grant of a security interest would (i) be prohibited by an enforceable anti-assignment provision of such documents in favor of a third party on such grant, unless and until any required consents shall have been obtained, (ii) give any other party to such contract, Instrument, license, license agreement or other document the right to terminate its obligations thereunder, or (iii) violate any law, provided, however, that (1) any portion of any such General Intangible or other such right shall cease to constitute Excluded Property pursuant to this clause (k) at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified above and (2) the limitation set forth in this clause (k) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such General Intangible or other such right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC;
(1) property as to which the Second Priority Collateral Agent and the Company reasonably determine (as specified in writing by such Persons) that the costs of obtaining a security interest (or perfecting the same) outweighs the benefit to the Second Priority Secured Parties of the security afforded thereby;

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(m) Capital Stock representing more than 65% of the total combined voting power of a Foreign Subsidiary;
(n) obligations the interest on which is wholly exempt from the taxes imposed by subtitle A of the Code; and
(o) direct Proceeds, substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute Excluded Property.
     “First Priority Collateral Agent” means JPMorgan Chase Bank, N.A. and its successors or assigns in its capacity as collateral agent for the Secured Parties (as defined in the Credit Agreement).
     “First Priority Obligations Payment Date” shall have the meaning ascribed thereto in the Intercreditor Agreement.
     “General Intangibles” means any “general intangibles”, as such term is defined in the UCC, and, in any event, shall include, without limitation, all right, title and interest in or under any Contract, models, drawings, materials and records, claims, literary rights, goodwill, rights of performance, Copyrights, Trademarks, Patents, warranties, rights under insurance policies and rights of indemnification.
     “Goods” means any “goods”, as such term is defined in the UCC, including, without limitation, fixtures and embedded Software to the extent included in “goods” as defined in the UCC.
     “Instruments” means any “instrument”, as such term is defined in the UCC, and shall include, without limitation, promissory notes, drafts, bills of exchange, trade acceptances, letters of credit, letter of credit rights (as defined in the UCC) and Chattel Paper, in each case other than Excluded Assets.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 25, 2008, by and among JP Morgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, the Company and the other parties thereto, as amended, restated or otherwise modified from time to time, or replaced in connection with any amendment, restatement, modification, renewal or replacement of Credit Facilities.
     “Inventory” means any “inventory”, as such term is defined in the UCC.
     “Investment Property” means any “investment property”, as such term is defined in the UCC, other than Excluded Assets.
     “Material IP Item” shall have the meaning ascribed thereto in Section 2(i).
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Grantors to the Holders or to the Trustee, the Second Priority Collateral Agent or any

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indemnified party arising under the Indenture and the Financing Documents (as defined in the Note Purchase Agreement), including without limitation all obligations of the Guarantors under the Note Guarantees and all joinders and supplements thereto.
     “Patents” means any patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein, and those patents and patent applications listed on Schedule IV attached hereto, and the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing.
     “Portfolio Securities” means, collectively, portfolio securities (i) designated as “trading investments” on Holdco’s consolidated financial statements, (ii) designated as “available for sale investments” on Holdco’s consolidated financial statements or (iii) otherwise designated as investments on Holdco’s consolidated financial statements, in each case valued at fair value in accordance with GAAP.
     “Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, includes, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), and (c) any and all other amounts from time to time paid or payable under, in respect of or in connection with any of the Collateral other than Excluded Assets.
     “Representative” means any Person acting as agent, representative or trustee on behalf of the Second Priority Collateral Agent from time to time, including, without limitation, the First Priority Collateral Agent acting as agent and bailee on behalf of the Second Priority Collateral Agent.
     “Required Second Priority Secured Parties” means, prior to the date upon which the Indenture has terminated by its terms and all of the Obligations have been paid in full, the Required Holders (as defined in the Indenture).
     “Second Priority Collateral Agent” shall have the meaning ascribed thereto in the Preamble.
     “Second Priority Pledge Agreement” means that certain Second Priority Pledge Agreement dated as of the date hereof among the Second Priority Collateral Agent, Holdco, the Company and certain of its Subsidiaries, as from time to time amended, restated, amended and restated, supplemented or otherwise modified.
     “Second Priority Secured Parties” means, collectively, means, collectively, each Holder, the Trustee, the Second Priority Collateral Agent and all of their successors and assigns.

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     “Secured Obligations” means all Obligations.
     “Significant Acquired Subsidiary” means any Subsidiary of Holdco that on the date such Subsidiary is acquired, incorporated or formed (or in respect of a newly incorporated or formed Subsidiary, that acquires assets as part of one or more related transactions immediately thereafter) has total assets that exceed 10% of the consolidated total assets of the Company and its Subsidiaries or has total revenues for the most recent 12 month period, if applicable, on a pro forma basis that exceed 10% of the total consolidated revenues for the most recent 12 month period of the Company and its Subsidiaries.
     “Software” means all “software”, as such term is defined in the UCC, now owned or hereafter acquired by any Grantor, other than software embedded in any category of Goods, including, without limitation, all computer programs and all supporting information provided in connection with a transaction related to any program.
     “Termination Date” shall have the meaning ascribed thereto in Section 4.10 below.
     “Trademarks” means any trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, the trademarks and applications listed in Schedule V attached hereto and renewals thereof, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Financing Document (as defined in the Note Purchase Agreement) and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.
     Section 2. Representations, Warranties and Covenants of Grantors. Each Grantor represents and warrants to, and covenants with, the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, as follows:
     (a) each Grantor has rights in and the power to transfer the Collateral in which it purports to grant a security interest pursuant to Section 3 hereof (subject, with respect to after acquired Collateral, to such Grantor acquiring the same) and no Lien other than Permitted Liens exists upon such Collateral;
     (b) such Grantor has the power, authority and legal right to execute this Agreement and to grant a security interest in the Collateral to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties;
     (c) this Agreement has been duly authorized, executed and delivered by such Grantor and constitutes a legal, valid and binding obligation of such Grantor enforceable in accordance with its terms, except as such enforceability may be limited by applicable

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bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles;
     (d) no consent, approval or authorization of or designation or filing with any Governmental Authority on the part of such Grantor is required in connection with or as a condition to the security interest granted under this Agreement, or the exercise by the Second Priority Collateral Agent of the rights provided for in this Agreement except as may be required in connection with disposition of the Collateral by laws affecting creditors’ rights generally;
     (e) the execution, delivery and performance of this Agreement by such Grantor will not violate any provision of (i) any applicable law, rule, regulation, order, judgment, writ, award or decree binding on such Grantor, (ii) the charter or by-laws or Memorandum or Articles of Association of such Grantor or (iii) any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which such Grantor is a party to which such Grantor or its assets is bound, and will not result in the creation or imposition of any Lien in any of the assets of such Grantor except to the extent otherwise permitted by this Agreement or the Indenture and except with respect to clauses (i) or (iii), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any Lien could not reasonably be expected to result in a Material Adverse Effect;
     (f) this Agreement is effective to create in favor of the Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties a valid security interest in and Lien upon all of the Grantors’ right, title and interest in and to the Collateral, and, upon the filing of appropriate UCC financing statements in the jurisdictions listed on Schedule I attached hereto, such security interest will be duly perfected in all the Collateral in which a security interest may be perfected by filing of a UCC financing statement in the appropriate filing office and jurisdiction pursuant to the UCC, and upon delivery of the Instruments to (prior to the First Priority Obligations Payment Date) the First Priority Collateral Agent (acting as bailee for the Second Priority Collateral Agent) or the Second Priority Collateral Agent or its Representative, duly endorsed by the applicable Grantor or accompanied by appropriate undated instruments of transfer duly executed by such Grantor, the security interest in the Instruments will be duly perfected;
     (g) all of the Equipment, Inventory and Goods shall be located on the date hereof at the places as specified on Schedule I attached hereto. Except as disclosed on Schedule I, as of the date hereof none of the Collateral is in the possession of any bailee, warehouseman, processor or consignee. Schedule I discloses each Grantor’s name as of the date hereof as it appears in official filings in the state of its incorporation, formation or organization, the type of entity of each Grantor (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by each Grantor’s state of incorporation, formation or organization (or a statement that no such number has been issued), each Grantor’s state of incorporation, formation or organization and the chief place of business, chief executive office and the office where each Grantor keeps its books and records. Each Grantor has only one state of incorporation, formation or organization. No Grantor (including any Person acquired by

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any Grantor) does business or has done business during the one (1) year preceding the date hereof under any trade name or fictitious business name except as disclosed on Schedule II attached hereto;
     (h) the Copyrights, Patents and Trademarks listed on Schedules III, IV and V, respectively, constitute all of the registered or pending Copyrights, Patents and Trademarks owned as of such date by such Grantor which are registered or pending with any Governmental Entity;
     (i) no Copyrights, Patents or Trademark which is material to the business of such Grantor or the invalidity, unenforceability or termination of which could reasonably be expected to have a Material Adverse Effect (each a “Material IP Item”) has been adjudged invalid or unenforceable or has been canceled, in whole or in part, or, to such Grantor’s knowledge, is not presently subsisting. Each of such Material IP Items is valid and enforceable. Each Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of such Material IP Items free and clear of any Liens, other than Permitted Liens. Each Grantor has adopted, used and is currently using, or has a current bona fide intention to use, all of such Material IP Items and such Grantor has no knowledge of any suits or actions commenced or threatened with respect thereto; and
     (j) as of the date hereof, such Grantor does not own any Commercial Tort Claim in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, except for those disclosed on Schedule VI hereto.
Notwithstanding the foregoing or anything else in this Agreement to the contrary, no representation, warranty or covenant is made with respect to the creation or perfection of a security interest in Collateral to the extent such creation or perfection would require (i) any filing other than a filing in the United States of America, any State thereof and the District of Columbia, (ii) other action under the laws of any jurisdiction other than the United States of America, any State thereof and the District of Columbia or (iii) that any control agreements be obtained in respect thereof.
     Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, as of the Closing Date each Grantor hereby pledges and grants to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, a Lien on and security interest in and to all of such Grantor’s right, title and interest in the following personal property, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence and wherever located (all being collectively referred to herein as “Collateral”):
     (a) the Instruments of such Grantor, together with all payments thereon or thereunder:
     (b) all Inventory of such Grantor;
     (c) all General Intangibles (including payment intangibles (as defined in the UCC) and Software) of such Grantor;

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     (d) all Equipment (including any corporate aircraft) of such Grantor;
     (e) all Documents of such Grantor;
     (f) all Contracts of such Grantor;
     (g) all Goods of such Grantor;
     (h) all Investment Property of such Grantor;
     (i) Commercial Tort Claims of such Grantor; specified on Schedule VI, as from time to time updated; and
     (j) all other tangible and intangible personal property of such Grantor; including, without limitation, all Proceeds, products, accessions, rents, profits, income, benefits, substitutions, additions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 3 (including, without limitation, any proceeds of insurance thereon, insurance claims and all rights, claims and benefits against any Person relating thereto), other rights to payments not otherwise included in the foregoing and all books, correspondence, files, records, invoices and other papers, including without limitation all tapes, cards, computer runs, computer programs, computer files and other papers, documents and records in the possession or under the control of such Grantor or any computer bureau or service company from time to time acting for such Grantor;
provided, however, that “Collateral” shall not include the Excluded Assets.
     Section 4. Covenants; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, each Grantor hereby agrees with the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, as follows:
     4.1. Delivery and Other Perfection; Maintenance, etc.
     (a) Delivery of Instruments, Documents, Etc. If any Grantor shall at any time hold or acquire (1) any Instrument in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, (2) any Chattel Paper in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate or (3) any negotiable Document in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, such Grantor shall, on the earlier of (A) 30 days after the date written notice thereof has been given to the Grantor by the Second Priority Collateral Agent but only with respect to Instruments, Chattel Paper and negotiable Documents of Significant Acquired Subsidiaries and (B) on or before the later of (i) 30 days following such acquisition or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(i) or (ii) of the Indenture following such acquisition (or such longer period as to which the Second Priority Collateral Agent may agree) or, if an Event of Default has occurred and is continuing, within 30 days following written notice thereof given by the Second Priority Collateral Agent to such Grantor, deliver and pledge to the Second Priority Collateral Agent or its Representative (or prior to the First Priority Obligation Payment

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Date to the First Priority Collateral Agent acting as bailee on behalf of the Second Priority Collateral Agent) any and all (to the extent constituting Collateral) Instruments, negotiable Documents and Chattel Paper duly endorsed and/or accompanied by such instruments of assignment and transfer executed by such Grantor in such form and substance as the Second Priority Collateral Agent or its Representative may reasonably request; provided, that so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course of business any such Instruments, negotiable Documents and Chattel Paper received by such Grantor in the ordinary course of business, and the Second Priority Collateral Agent or its Representative shall, promptly upon written request and at the expense of such Grantor, make appropriate arrangements for making any other Instruments, negotiable Documents and Chattel Paper pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Second Priority Collateral Agent or its Representative, against trust receipt or like document).
     (b) Other Documents and Actions. Each Grantor shall (subject to the Intercreditor Agreement), upon written request by the Second Priority Collateral Agent, promptly execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be reasonably necessary (in the reasonable judgment of the Second Priority Collateral Agent or its Representative) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Second Priority Collateral Agent or its Representative to exercise and enforce the rights of the Second Priority Collateral Agent hereunder with respect to such pledge and security interest; provided, that in no event shall any control agreements be required. Notwithstanding the foregoing, each Grantor hereby irrevocably authorizes the Second Priority Collateral Agent at any time and from time to time to file in any filing office in any relevant UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets (other than Excluded Assets) of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of New York or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of New York for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Second Priority Collateral Agent promptly upon written request. Each Grantor also ratifies its authorization for the Second Priority Collateral Agent to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. For the avoidance of doubt, it is the obligation of each Grantor to obtain, protect and preserve the perfection of lien on behalf of the Second Priority Collateral Agent and the Second Priority Collateral Agent has no obligation whatsoever to take such acts or make any filings in connection therewith.

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     (c) Intellectual Property. If any Grantor shall (i) obtain registered rights to any new patentable inventions, any registered Copyrights or any Patents or Trademarks, or (ii) become the owner of any registered Copyrights or any Patents or Trademarks or any improvement on any Patent, the provisions of this Agreement above shall automatically apply thereto and such Grantor shall, on or before the later of (i) 30 days following such obtainment or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(i) or (ii) of the Indenture following such obtainment, give to the Second Priority Collateral Agent written notice thereof. Each Grantor hereby authorizes the Second Priority Collateral Agent to modify this Agreement (subject to the Intercreditor Agreement) by amending Schedules III, IV and V, as applicable, to include any such registered or pending Copyrights, Patents and Trademarks. Each Grantor shall have the duty (but no Second Priority Secured Party shall have any duty), subject to the exercise of its reasonable business judgment, (i) to prosecute diligently any patent, trademark, or service mark applications material to the business of such Grantor pending as of the date hereof or hereafter, (ii) to make application on unpatented but patentable inventions and on trademarks, copyrights and service marks material to the business of such Grantor, as appropriate, (iii) to preserve and maintain all rights in the Material IP Items and (iv) to ensure that the Material IP Items are and remain enforceable; provided, that such Grantor may abandon or otherwise cease to maintain any Copyrights, Patents or Trademarks that, in the ordinary course of business, are reasonably determined by such Grantor not to merit continuing maintenance. Any expenses incurred in connection with any Grantor’s obligations under this Section 4.1(c) shall be borne by the Grantors. No Grantor shall abandon any right to file a patent, trademark or service mark application, or abandon any pending patent, application or any other Copyright, Patent or Trademark (in each case which is or would constitute a Material IP Item) without the written consent of the Second Priority Collateral Agent, which consent shall not be unreasonably withheld; provided, that such Grantor may abandon or otherwise cease to maintain any Copyrights, Patents or Trademarks that, in the ordinary course of business, are reasonably determined by such Grantor not to merit continuing maintenance.
     (d) Further Identification of Collateral. Each Grantor will, within 30 days following a written request and as often as reasonably requested by the Second Priority Collateral Agent or its Representative (but no more frequently than twice per year except during the continuance of an Event of Default), furnish to the Second Priority Collateral Agent or such Representative, updated schedules to this Agreement and such other information further identifying and describing the Collateral as the Second Priority Collateral Agent or its Representative may reasonably request, all in reasonable detail.
     (e) Investment Property. If any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall, on the earlier of (A) 30 days after the date written notice thereof has been given to the Grantor by the Second Priority Collateral Agent but only with respect to Certificated Securities representing Capital Stock of Significant Acquired Subsidiaries and (B) on or before the later of (i) 30 days following such acquisition or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(1) or (2) of the Indenture following such acquisition (or such longer period as to which the Second Priority Collateral Agent may agree), or if an Event of Default has occurred and is continuing, within 30 days following written notice thereof

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given by the Second Priority Collateral Agent to such Grantor, deliver such Certificated Securities to the First Priority Collateral Agent (acting as bailee on behalf of the Second Priority Collateral Agent), accompanied by such undated instruments of transfer or assignment duly executed in blank as the First Priority Collateral Agent may from time to time reasonably specify.
     (f) Commercial Tort Claims. If at any time any Grantor shall hold or acquire any Commercial Tort Claim in an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, such Grantor shall, on the earlier of (A) 30 days after the date written notice thereof has been given to the Grantor by the Second Priority Collateral Agent but only with respect to Commercial Tort Claims of Significant Acquired Subsidiaries and (B) on or before the later of (i) 30 days following such acquisition or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(1) or (2) of the Indenture following such acquisition (or such longer period as to which the Second Priority Collateral Agent may agree), or if an Event of Default has occurred and is continuing, within 30 days following written notice thereof given by the Second Priority Collateral Agent to such Grantor, enter into a supplement to this Agreement (subject to the Intercreditor Agreement), granting to the Second Priority Collateral Agent a Lien on and security interest in such Commercial Tort Claim.
     4.2. Other Liens. Grantors will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is reasonably necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of the Second Priority Collateral Agent in and to the Collateral and in and to all Proceeds thereof against the claims and demands of all Persons not holding a Permitted Lien.
     4.3. Preservation of Rights. If an Event of Default has occurred or is continuing, the Second Priority Collateral Agent and its Representative may, but shall not be required to, but only following 5 Business Days’ written notice to any Grantor of its intent to do so, take any steps the Second Priority Collateral Agent or its Representative reasonably deems necessary to preserve any Collateral or any rights against third parties to any of the Collateral, including obtaining insurance of Collateral at any time when a Grantor has failed to do so, and any applicable Grantor jointly and severally agrees to promptly pay, or reimburse the Second Priority Collateral Agent within 10 days after demand for, all reasonable expenses incurred in connection therewith.
     4.4.Name Change: Location.
     (a) Without limiting the restrictions on mergers involving the Grantors contained in the Indenture, if any Grantor shall (i) reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof, (ii) otherwise change its name, identity or corporate structure or (iii) change the proposed use by such Grantor of any tradename or fictitious business name other than any such name set forth on Schedule II attached hereto, such Grantor shall on or before the later of (i) 30 days following such change or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(1) or (2) of the Indenture following such change, give the Second Priority Collateral Agent written notice thereof.

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     (b) Except for the sale of Inventory in the ordinary course of business and except as not prohibited by the Indenture, each Grantor will keep the Collateral at the locations specified in Schedule I or such other locations as to which notice has been given to the Second Priority Collateral Agent by such Grantor pursuant to this Section and with respect to which such Grantor has taken such action as the Second Priority Collateral Agent shall have reasonably requested to protect and preserve its interests in the Collateral to be located at such location (including using commercially reasonable efforts to secure a landlord waiver at the corporate headquarters of the Company). If any Grantor shall change its chief place of business or form any new location at which Collateral having an aggregate value in excess of $5,000,000 is or is reasonably expected to be located, such Grantor shall, on or before the later of (i) 30 days following such change or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(l) or (2) of the Indenture following such change, give to the Second Priority Collateral Agent written notice thereof.
     4.5. Insurance. All insurance policies required under Section 4.22 of the Indenture shall name the Second Priority Collateral Agent (for the benefit of the Second Priority Secured Parties) as an additional insured or as lender loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Second Priority Collateral Agent.
     4.6. Events of Default. Etc. During the period during which an Event of Default shall have occurred and be continuing:
     (a) Each Grantor shall, at the request of the Second Priority Collateral Agent or its Representative, assemble the Collateral and make it available to the Collateral Agent or its Representative at a place or places designated by the Second Priority Collateral Agent or its Representative which are reasonably convenient to the Second Priority Collateral Agent or its Representative, as applicable, and such Grantor;
     (b) the Second Priority Collateral Agent or its Representative may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
     (c) the Second Priority Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Second Priority Collateral Agent were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right);
     (d) the Second Priority Collateral Agent or its Representative in their discretion may, in the name of the Second Priority Collateral Agent or in the name of any Grantor

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or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;
     (e) On or after the First Priority Obligations Payment Date, upon the Second Priority Collateral Agent’s receipt of any proceeds from the insurance policies required under Section 4.22 of the Indenture (which insurance policies shall comply with Section 4.5 hereof) and prior to application as set forth in the Indenture (subject to the terms of the Intercreditor Agreement), the Second Priority Collateral Agent shall deposit such proceeds into a segregated deposit account pending such disposition. Such proceeds shall be disbursed by the Second Priority Collateral Agent only at the written direction of the Required Second Priority Secured Parties. The Second Priority Collateral Agent shall invest the amounts held in the deposit account described in this Section 4.6 at the specific written direction of the Required Second Priority Secured Parties;
     (f) the Second Priority Collateral Agent, or its Representative, may take immediate possession and occupancy of any premises owned, used or leased by any Grantor and exercise all other rights and remedies of an assignee which may be available to the Second Priority Collateral Agent; and
     (g) the Second Priority Collateral Agent may, upon ten (10) Business Days’ prior written notice to the Grantors of the time and place (which notice each Grantor hereby agrees is commercially reasonable notification for purposes hereof), with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Second Priority Collateral Agent or its Representative, sell, lease, license, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Second Priority Collateral Agent deems appropriate, and for cash or for credit or for future delivery (without any Second Priority Secured Party thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Second Priority Collateral Agent or anyone else may be the purchaser, lessee, licensee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantors, any such demand, notice and right or equity being hereby expressly waived and released. The Second Priority Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.
The proceeds of each collection, sale or other disposition under this Section 4.6 shall be applied in accordance with Section 4.7 hereof. If such proceeds are insufficient to cover the costs and expenses of such realization and the payment in full of the Second Priority Obligations, the Grantors shall remain liable for any deficiency.

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     4.7. Application of Proceeds. Subject to the Intercreditor Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral, and any other cash at the time held by the Second Priority Collateral Agent under this Agreement, shall be applied in accordance with Section 7.06 of the Indenture.
     4.8. Attorney in Fact. Until the Termination Date, each Grantor hereby irrevocably constitutes and appoints (i) prior to the First Priority Obligations Payment Date, the First Priority Collateral Agent or (ii) on and after the First Priority Obligations Payment Date or the Second Priority Enforcement Date, the Second Priority Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time in the discretion of the Collateral Agent, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives (i) prior to the First Priority Obligations Payment Date, the First Priority Collateral Agent or (ii) on and after the First Priority Obligations Payment Date or the Second Priority Enforcement Date, the Second Priority Collateral Agent, the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following upon the occurrence and during the continuation of any Event of Default:
     (a) to ask, demand, collect, receive and give acquittance and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Grantor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments, unless constituting Excluded Assets, for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Second Priority Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Second Priority Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;
     (b) to pay or discharge charges or Liens levied or placed on or threatened against the Collateral (other than Permitted Liens), to effect any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor;
     (c) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Second Priority Collateral Agent or as the Second Priority Collateral Agent shall direct, and to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral;
     (d) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other Documents constituting Collateral;

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     (e) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, unless being diligently pursued by the applicable Grantor;
     (f) to defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, unless being diligently defended by such Grantor;
     (g) after giving notice to the applicable Grantor, to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Second Priority Collateral Agent may deem appropriate;
     (h) to the extent that such Grantor’s authorization given in Section 4.1(b) of this Agreement is not sufficient, to file such financing statements with respect to this Agreement, with or without such Grantor’s signature, or to file a photocopy of this Agreement in substitution for a financing statement, as the Second Priority Collateral Agent may deem appropriate, and to execute in such Grantor’s name such financing statements and amendments thereto and continuation statements which may require the such Grantor’s signature; and
     (i) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and at such Grantor’s expense, at any time, or from time to time, all acts and things which the Second Priority Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Second Priority Collateral Agent’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Each Grantor hereby ratifies, to the extent permitted by law, all that such attorneys lawfully do or cause to be done by virtue hereof. The power of attorney granted hereunder is a power coupled with an interest and shall be irrevocable until the Termination Date.
     Each Grantor also authorizes the Second Priority Collateral Agent, at any time from and after the occurrence and during the continuation of any Event of Default, (x) to communicate in its own name with any party to any Contract constituting Collateral with regard to the assignment of the right, title and interest of such Grantor in and under the Contracts constituting Collateral hereunder and other matters relating thereto and (y) to execute, in connection with any sale of Collateral provided for in Section 4.6 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.
     4.9. Perfection. Except as provided in the second paragraph of Section 4.11, prior to or concurrently with the execution and delivery of this Agreement, each Grantor shall furnish to the Second Priority Collateral Agent such financing statements, assignments for security, Instruments (accompanied by appropriate undated instruments of transfer duly executed by such Grantor) and other documents as may be necessary or as the Second Priority Collateral Agent or

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the Representative may reasonably request to perfect the security interests granted by Section 3 of this Agreement.
     4.10. Termination. This Agreement and the Liens granted hereunder shall terminate upon the date of termination of the Indenture, the full and complete performance and indefeasible satisfaction of all the Obligations (other than contingent indemnification obligations) and the termination of all commitments which could give rise to Secured Obligations (the “Termination Date”), whereupon each Grantor shall automatically be released from its obligations hereunder (other than those expressly stated to survive such termination) and the Second Priority Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral to or on the written order of the Grantors. The Second Priority Collateral Agent, at the Grantors’ written request and expense, shall also execute and deliver to the Grantors upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Grantors to effect the termination and release of the Liens in favor of the Second Priority Collateral Agent created hereby.
     4.11. Further Assurances. At any time and from time to time, upon the written request of the Second Priority Collateral Agent or its Representative, and at the sole expense of Grantors, Grantors will promptly and duly execute and deliver any and all such further instruments, documents and agreements and take such further reasonable actions as the Second Priority Collateral Agent or its Representative may reasonably require in order for the Second Priority Collateral Agent to obtain the full benefits of this Agreement and of the rights and powers herein granted in favor of the Second Priority Collateral Agent, including, without limitation, using the Grantors’ best efforts to secure all consents and approvals necessary or appropriate for the assignment to the Second Priority Collateral Agent of any Collateral held by any Grantor or in which any Grantor has any rights not heretofore assigned, the filing of any financing or continuation statements under the UCC with respect to the liens and security interests granted hereby, or transferring Collateral to the Second Priority Collateral Agent’s or its Representative’s possession (if a security interest in such Collateral can be perfected by only possession; provided, that in no event shall any control agreement be required). Each Grantor also hereby authorizes the Second Priority Collateral Agent and its Representative to file any such financing or continuation statement without the signature of such Grantor to the extent permitted by applicable law. Without limiting the foregoing, each Grantor agrees to promptly upon the request of the Second Priority Collateral Agent execute and deliver to the Second Priority Collateral Agent such supplemental security instruments with respect to Copyrights, Patents and Trademarks as the Second Priority Collateral Agent may from time to time reasonably request.
     Within 30 days after the date hereof (or such longer period as to which the Second Priority Collateral Agent may agree), Grantors shall deliver to the Second Priority Collateral Agent the following, each in form and substance reasonably satisfactory to the Second Priority Collateral Agent:
     (a) an aircraft mortgage and security agreement and an opinion of counsel relating to the Second Priority Collateral Agent’s perfected security interest in Holdco’s corporate aircraft; and

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     (b) a fully-executed landlord waiver or similar agreement with respect to the Grantor’s chief executive located at 1550 Utica Avenue South, St. Louis Park, Minnesota.
     4.12. Limitation on Duty of the Second Priority Collateral Agent. The powers conferred on the Second Priority Collateral Agent under this Agreement are solely to protect the Second Priority Collateral Agent’s interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Second Priority Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither the Second Priority Collateral Agent nor its Representative nor any of their respective officers, directors, employees or agents shall be responsible to Grantors for any act or failure to act, except for bad faith, gross negligence or willful misconduct. Without limiting the foregoing, the Second Priority Collateral Agent and any Representative shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent or any Representative, in its individual capacity, accords its own property consisting of the type of Collateral involved, it being understood and agreed that neither any Second Priority Secured Party nor any Representative shall have any responsibility for taking any necessary steps (other than steps taken in accordance with the standard of care set forth above) to protect, preserve or exercise rights against any Person with respect to any Collateral and the Second Priority Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering same to the applicable Grantor.
     Also without limiting the generality of the foregoing, neither any Second Priority Secured Party nor any Representative shall have any obligation or liability under any Contract or license by reason of or arising out of this Agreement or the granting to the Second Priority Collateral Agent of a security interest therein or assignment thereof or the receipt by any Second Priority Secured Party or any Representative of any payment relating to any Contact or license pursuant hereto, nor shall any Second Priority Secured Party or any Representative be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or license, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     Nothing in this Agreement shall be construed to subject the Second Priority Collateral Agent or any Second Priority Secured Party to liability as an owner of any Collateral, nor shall the Second Priority Collateral Agent or any Second Priority Secured Party be deemed to have assumed any obligations under any agreement or instrument included as Collateral, unless and until in each case the Second Priority Collateral Agent enforces its rights hereunder after an Event of Default in such a manner as to actually take ownership of such Collateral pursuant to a foreclosure or similar action.
     4.13. Second Priority Collateral Agent’s Actions. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken

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or to be (or not to be) suffered or omitted by the Second Priority Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Priority Collateral Agent, it is understood that in all cases the Second Priority Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such advice or concurrence of the Required Second Priority Secured Parties, as it deems appropriate. This provision is intended solely for the benefit of the Second Priority Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.
     Section 5. Miscellaneous.
     5.1. No Waiver. No failure on the part of the Second Priority Collateral Agent or any of its Representatives to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Second Priority Collateral Agent or any of its Representatives of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.
     5.2. Notices. All notices, demands and requests that any party is required or elects to give to any other party shall be given in accordance with the provisions of Section 14.1 of the Indenture, and if given (i) to the Second Priority Collateral Agent, shall be given to it at Deutsche Bank Trust Company Americas, Trust & Securities Services, 60 Wall Street, MS 2710, New York, New York 10005, Attn: Deal Manager — Corporates Team, Facsimile No. (732) 578-4635; with a copy to: Deutsche Bank Trust Company America c/o Deutsche Bank National Trust Company, Trust & Securities Services, 25 DeForest Avenue, MS SUM01-0105, Summit, New Jersey 07901, Attn: Deal Manager — Corporates Team, Facsimile No. (732) 578-4635; or as otherwise specified by the Second Priority Collateral Agent in writing, (ii) to a Grantor other than the Company, shall be given to it c/o the Company at the address specified in the Indenture and (iii) to the Company, shall be given to it at its address specified in the Indenture.
     5.3. Amendments, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor and the Second Priority Collateral Agent with (other than in the case of amendments hereof solely for the purpose of adding Collateral as contemplated hereby) the concurrence or at the direction of the Required Second Priority Secured Parties. Any such amendment or waiver shall be binding upon the Second Priority Collateral Agent and each Grantor and their respective successors and assigns.
     5.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Second Priority Secured Parties and the respective successors and assigns of each of the foregoing, provided, that no Grantor shall assign or transfer its rights hereunder, except as permitted by this Agreement or the Indenture.

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     5.5. Counterparts; Headings. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement may be executed by manual signature or facsimile or, if approved in writing by the Second Priority Collateral Agent, all of which shall be equally valid. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.
     5.6. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
     5.7. Expenses. Any taxes (including income taxes) and stamp duties payable or ruled payable by any domestic or foreign Governmental Entity in respect of this Agreement shall be paid by the Grantors, together with related interest, penalties, fines and expenses, if any. The Grantors shall reimburse the Second Priority Collateral Agent promptly following demand for any and all reasonable and documented costs and out-of-pocket expenses (limited with respect to legal expenses to the reasonable fees, disbursements and other charges of one counsel to the Second Priority Collateral Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction) relating to this Agreement. For purposes thereof, costs and expenses relating to the collection, preservation or sale of the Collateral shall be deemed to be in connection with the administration of this Agreement. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.
     5.8. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Grantors and the Second Priority Collateral Agent with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between any Grantor and the Second Priority Collateral Agent relating to the subject matter hereof. This Agreement supplements the other Financing Documents and nothing in this Agreement shall be deemed to limit or supersede the rights granted to the Second Priority Collateral Agent or the other Secured Parties in any other Financing Document. In the event of any inconsistencies between the provisions of this Agreement and the provisions of the Second Priority Pledge Agreement relating to Pledged Collateral, the provisions of the Second Priority Pledge Agreement relating to the Pledged Collateral shall govern.
     5.9. Choice of Law, Submission to Jurisdiction, etc.
     (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.
     (b) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement

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of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in this Section. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     5.11. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide Deutsche Bank Trust Company Americas with such information as it may request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Priority Security Agreement to be duly executed and delivered as of the day and year first above written.

GRANTORS:

MONEYGRAM INTERNATIONAL, INC.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

MONEYGRAM PAYMENT SYSTEMS, INC.

MONEYGRAM INVESTMENTS, LLC.

FSMC, INC.

PROPERTYBRIDGE, INC.

MONEYGRAM OF NEW YORK, LLC,

By: MONEYGRAM PAYMENT SYSTEMS, INC., its Sole Member

By:
	Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Second Priority Security Agreement]

SECOND PRIORTY COLLATERAL AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties by Deutsche Bank National Trust Company

By:
Title: Vice President

By:
Title: Vice President

[Signature Page to Second Priority Security Agreement]

Exhibit 3.16(b)
Form of Second Priority Pledge Agreement
See attached Second Priority Pledge Agreement

Exhibit 3.16(b)
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND PRIORITY COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MARCH 25, 2008, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”), AMONG JPMORGAN CHASE BANK, N.A., AS FIRST PRIORITY REPRESENTATIVE, DEUTSCHE BANK TRUST COMPANY AMERICAS, A NEW YORK BANKING CORPORATION, AS SECOND PRIORITY REPRESENTATIVE AND MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
SECOND PRIORITY PLEDGE AGREEMENT
     This SECOND PRIORITY PLEDGE AGREEMENT (this “Agreement”), dated as of March 25, 2008, is among MoneyGram International, Inc., a Delaware corporation (“Holdco”), MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”), MoneyGram Payment Systems, Inc., a Delaware corporation (“Payment Systems”), FSMC, Inc., a Minnesota corporation (“FSMC”), MoneyGram Investments, LLC (formerly CAG, Inc.), a Delaware limited liability company (“Investments”), PropertyBridge, Inc., a Delaware corporation (“PropertyBridge”), MoneyGram of New York LLC, a Delaware limited liability company (“MGI NY”; Holdco, the Company, Payment Systems, FSMC, Investments, PropertyBridge, MGI NY and each Person who becomes a party to this Agreement by execution of a joinder in the form of Exhibit C hereto, are sometimes collectively referred to herein as “Pledgors” and each, individually, as a “Pledgor”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Collateral Agent for the benefit of the Second Priority Secured Parties (the “Second Priority Collateral Agent”).
WITNESSETH:
     WHEREAS, the Company, the Guarantors listed on the signatures pages thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent, have entered into that certain Indenture dated as of March 25, 2008 (the “Indenture”)
     WHEREAS, pursuant to that certain Second Amended and Restated Note Purchase Agreement dated as of March 24, 2008 by and among Holdco, the Company, GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”) and GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with THL Credit Partners, GSMP Onshore and GSMP Offshore, the “Purchasers”) (the same, as it may be amended, restated, modified or supplemented and in effect from time to time, being herein referred to as the “Note Purchase Agreement”), the Purchasers

have agreed to purchase Notes issued in accordance with the terms and conditions of the Indenture;
     WHEREAS, each of the Pledgors has benefited or will benefit directly and indirectly from the proceeds of the issuance of Notes pursuant to the Indenture, and has granted a Note Guarantee pursuant to the Indenture; and
     WHEREAS, to induce the Purchasers to enter into the Note Purchase Agreement and purchase the Notes, the Pledgors have agreed to pledge to the Second Priority Collateral Agent, for the benefit of the Second Priority Collateral Agent and the Second Priority Secured Parties, the Pledged Collateral (as defined below) on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Definitions. Capitalized terms used herein without definition and defined in the Indenture are used herein as defined therein. In addition, as used herein:
     “Event of Default” means an Event of Default (as defined in the Indenture).
     “Excluded Shares” means any Capital Stock of any Foreign Subsidiary in excess of 65% of such Capital Stock of such Foreign Subsidiary.
     “First Priority Collateral Agent” means JPMorgan Chase Bank, N.A., and its successors and/or assigns in its capacity as collateral agent for the Secured Parties (as defined in the Credit Agreement).
     “First Priority Obligations Payment Date” shall have the meaning ascribed thereto in the Intercreditor Agreement.
     “Foreign Issuer” means each of the Company’s material first-tier Foreign Subsidiaries.
     “Issuer” means the Company, each of the Company’s Material Domestic Subsidiaries (as defined in the Credit Agreement) and each Foreign Issuer.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 25, 2008, by and among JP Morgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, the Company and the other parties thereto, as amended, restated or otherwise modified from time to time, or replaced in connection with any amendment, restatement, modification, renewal or replacement of Credit Facilities.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company to the Holders or to the Trustee, the Second Priority Collateral Agent or any indemnified party arising under the Indenture and the Financing Documents (as defined in the Note Purchase Agreement), including without limitation all

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obligations of the Guarantors under the Note Guarantees and all joinders and supplements thereto.
     “Pledged Collateral” shall have the meaning ascribed thereto in Section 2 below.
      “Pledged Shares” shall have the meaning ascribed thereto in Section 2 below.
     “Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, includes, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable with respect to any of the Pledged Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral by any governmental body, authority, bureau or agency (or any person acting under color of Governmental Authority), (c) all Stock Rights and (d) any and all other amounts from time to time paid or payable under, in respect of or in connection with any of the Pledged Collateral other than Excluded Assets (as defined in the Second Priority Security Agreement).
     “Representative” means any Person acting as agent, representative or trustee on behalf of the Second Priority Collateral Agent from time to time, including, without limitation, the First Priority Collateral Agent acting as agent and bailee on behalf of the Second Priority Collateral Agent.
     “Required Second Priority Secured Parties” means, prior to the date upon which the Indenture has terminated by its terms and all of the Obligations have been paid in full, the Required Holders (as defined in the Indenture).
     “Second Priority Secured Parties” means, collectively, each Holder, the Trustee, the Second Priority Collateral Agent, as Representative and all of their successors and assigns.
     “Second Priority Secured Obligations” means all Obligations.
     “Second Priority Security Agreement” means that certain Second Priority Security Agreement dated as of the date hereof among the Second Priority Collateral Agent, Holdco and certain of its Subsidiaries, as from time to time amended, restated, amended and restated, modified or supplemented.
     “Significant Acquired Subsidiary” means any Subsidiary of Holdco that on the date such Subsidiary is acquired, incorporated or formed (or in respect of a newly incorporated or formed Subsidiary, that acquires assets as part of one or more related transactions immediately thereafter) has total assets that exceed 10% of the consolidated total assets of the Company and its Subsidiaries or has total revenues for the most recent 12 month period, if applicable, on a pro forma basis that exceed 10% of the total consolidated revenues for the most recent 12 month period of the Company and its Subsidiaries.

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     “Stock Rights” means all dividends, instruments or other distributions and any stocks, shares, warrants, options or other securities rights or any other right or property which the Pledgors shall receive or shall become entitled to by way of dividend bonus, redemption, exchange, purchase, substitution, conversion, consolidation, subdivision, preference or otherwise to receive for any reason whatsoever with respect to, in substitution for or in exchange for, any Pledged Shares.
     “Termination Date” shall have the meaning ascribed thereto in Section 18 below.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Financing Document (as defined in the Note Purchase Agreement) and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.
     Section 2. Pledge.
     (a) As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Second Priority Secured Obligations, as of the Closing Date each Pledgor hereby grants, pledges, assigns, hypothecates, transfers, delivers and grants to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, a Lien on and security interest in (i) to the extent the same do not constitute Excluded Shares, all of the Capital Stock of the Issuers now owned or hereafter acquired by such Pledgor (collectively, the “Pledged Shares”; when used with respect to any one Pledgor, “Pledged Shares” means the Pledged Shares in which such Pledgor has an interest), (ii) subject to Section 5, any Stock Rights, (iii) the certificates, if any, representing all such Pledged Shares and Stock Rights and (iv) all Proceeds of the collateral described in the preceding clauses (i), (ii) and (iii) (the collateral described in clauses (i) through (iv) of this Section 2 being collectively referred to as the “Pledged Collateral”). Notwithstanding the foregoing, the Pledged Collateral shall not be deemed to include (a) any General Intangibles or other rights arising under contracts, Instruments, licenses, license agreements or other documents, to the extent (and only to the extent) that the grant of a security interest would (i) be prohibited by an enforceable anti-assignment provision of such documents in favor of a third party on such grant, unless and until any required consents shall have been obtained, (ii) give any other party to such contract, Instrument, license, license agreement or other document the right to terminate its obligations thereunder, or (iii) violate any law, provided, however, that (1) any portion of any such General Intangible or other such right pursuant to this clause (a) shall constitute Pledged Collateral at the time and to the extent that the grant of a security interest therein does not result in any of the consequences specified in subclauses (i) through (iii) above and (2) the limitation set forth in this clause (a) above shall not affect, limit, restrict or impair the grant by a Pledgor of a security interest pursuant to this Agreement in any such General Intangible or other such right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC; (b) any property as to which the Second Priority Collateral Agent and the Company reasonably determine (as specified in writing by such Persons) that the costs of obtaining a security interest (or perfecting the same) outweighs

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the benefit to the Second Priority Secured Parties of the security afforded thereby; (c) any other assets that require perfection exclusively through control agreements under the applicable UCC; or (d) any direct Proceeds, substitutions or replacements of any of the foregoing, but only to the extent such Proceeds, substitutions or replacements would otherwise constitute any of the items described in clauses (a) through (c) above.
     (b) All of the Pledged Shares now owned by each Pledgor which are presently represented by certificates are listed on Exhibit A hereto, which certificates, with undated stock or other transfer powers duly executed in blank by such Pledgor and irrevocable proxies, have previously been or are simultaneously herewith being delivered to the Second Priority Collateral Agent (or prior to the First Priority Obligations Payment Date, the First Priority Collateral Agent acting as bailee on its behalf), for the benefit of the Second Priority Secured Parties.
     Section 3. Representations and Warranties of Pledgors. Each Pledgor represents and warrants to, and covenants with, the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, as follows:
     (a) such Pledgor is the record and beneficial owner of, and has legal title to, the Pledged Shares which are listed on Exhibit A, and such shares are free and clear of all Liens whatsoever, except for Permitted Liens;
     (b) such Pledgor has the power, authority and legal right to execute this Agreement and to pledge the Pledged Shares and any additional Pledged Collateral to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties;
     (c) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles;
     (d) there are no outstanding options, warrants or other agreements with respect to the Pledged Shares;
     (e) the Pledged Shares have been duly and validly authorized and issued, and are or will be fully paid and non-assessable. The Pledged Shares listed on Exhibit A constitute the percentage of the issued and outstanding Capital Stock of such class of the Issuers specified on Exhibit A;
     (f) no consent, approval or authorization of or designation or filing with any Governmental Authority on the part of such Pledgor is required in connection with or as a condition to the pledge and security interest granted under this Agreement, or the exercise by the Second Priority Collateral Agent of the voting and other rights provided for in this Agreement except as may be required in connection with disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally;

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     (g) the execution, delivery and performance of this Agreement by such Pledgor will not violate any provision of (i) any applicable law, rule, regulation, order, judgment, writ, award or decree binding on such Pledgor, (ii) the charter or by-laws or Memorandum of Articles of Association of such Pledgor or any Issuer or of any securities issued by any Issuer or (iii) any mortgage, indenture, lease, contract, or other agreement, instrument or undertaking to which such Pledgor or any Issuer is a party or to which such Pledgor or its assets is bound, and will not result in the creation or imposition of any Lien in any of the assets of such Pledgor or any Issuer except to the extent otherwise permitted by this Agreement or the Indenture and except with respect to clauses (i) or (iii), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any Lien could not reasonably be expected to result in a Material Adverse Effect;
     (h) the pledge, assignment and delivery to the Second Priority Collateral Agent (or its Representative) of the Pledged Shares pursuant to this Agreement and the filing of UCC financing statements pursuant to the terms of the Second Priority Security Agreement create a valid second priority Lien on and a perfected security interest in the Pledged Shares and the Proceeds thereof, to the extent that such Pledged Shares may be perfected by filing a financing statement under the UCC or by such pledge, assignment and delivery, in favor of the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, subject to no prior Lien other than the Lien created in favor of the First Priority Collateral Agent. Such Pledgor covenants and agrees that it will defend the Second Priority Collateral Agent’s right, title and security interest in and to the Pledged Shares and the Proceeds thereof against the claims and demands of all persons whomsoever;
     (i) with respect to any certificates delivered to the Second Priority Collateral Agent (or prior to the First Priority Obligations Payment Date, the First Priority Collateral Agent acting as bailee on its behalf) representing Pledged Collateral, either such certificates are “Securities” as defined in Article 8 of the UCC as a result of actions by the Issuer or otherwise, or, if such certificates are not Securities, such Pledgor has so informed the Second Priority Collateral Agent so that the Second Priority Collateral Agent may take steps to perfect its security interest therein as a General Intangible; and
     (j) none of the Pledged Collateral owned by such Pledgor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, except to the extent, individually or in the aggregate, that such issuance or transfer could not reasonably be expected to result in a Material Adverse Effect.
     Section 4. Covenants. If prior to the Termination Date, any Pledgor shall receive any certificate representing Pledged Shares (including, without limitation, any certificate representing a dividend or a distribution in kind in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization, merger or consolidation), or any options or rights, whether as an addition to, in substitution for, or in exchange for any of the Pledged Shares, or otherwise, such Pledgor agrees to accept the same as the Second Priority Collateral Agent’s Representative and to hold the same in trust for the Second Priority Collateral

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Agent, and such Pledgor shall on the earlier of (A) 30 days after the date written notice thereof has been given to the Pledgor by the Second Priority Collateral Agent but only with respect to certificates representing Capital Stock of Significant Acquired Subsidiaries and (B) on or before the later of (i) 30 days following such receipt or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(i) or (ii) of the Indenture following such receipt (or such longer period as to which the Second Priority Collateral Agent may agree), or, if an Event of Default has occurred and is continuing, within 30 days following written notice thereof given by the Second Priority Collateral Agent to such Pledgor, deliver the same forthwith to (prior to the First Priority Obligations Payment Date) the First Priority Collateral Agent or the Second Priority Collateral Agent, in the exact form received, with the endorsement of such Pledgor when necessary and/or appropriate undated stock or other transfer powers duly executed in blank, to be held (prior to the First Priority Obligations Payment Date) by the First Priority Collateral Agent (acting as bailee on behalf of the Second Priority Collateral Agent) or the Second Priority Collateral Agent, as applicable, for the benefit of the Second Priority Secured Parties, subject to the terms hereof, as additional Pledged Collateral. Upon the creation or acquisition by any Pledgor of any Capital Stock in any other Issuer or any additional Pledged Shares of any Issuer, such Pledgor shall, on or before the later of (i) 30 days following such creation or acquisition or (ii) the first date required for delivery of financial statements pursuant to Section 4.03(a)(i) or (ii) of the Indenture following such creation or acquisition (or such longer period as to which the Second Priority Collateral Agent may agree), execute and deliver to the Second Priority Collateral Agent an Addendum in the form of Exhibit B hereto (an “Addendum”); provided, that with respect to any Foreign Issuer whose Capital Stock is uncertificated, the applicable Pledgor shall, to the extent not prohibited by applicable law, cause to be issued one or more stock certificates representing 65% of the issued Capital Stock of such Foreign Issuer, together with undated instruments of transfer duly executed by such Pledgor to be delivered (i) prior to the First Priority Obligations Payment Date, to the First Priority Collateral Agent or (ii) on and after the First Priority Obligations Payment Date, to the Second Priority Collateral Agent, within such time period. (i) Prior to the First Priority Obligations Payment Date, the First Priority Collateral Agent or (ii) on and after the First Priority Obligations Payment Date, the Second Priority Collateral Agent, shall on behalf of the Second Priority Secured Parties, maintain possession and custody of any certificates delivered to it representing the Pledged Shares and any additional Pledged Collateral. Without the prior written consent of the Second Priority Collateral Agent each Pledgor agrees that it shall not, and not otherwise permit any Issuer, to opt-in to Article 8 of the UCC with respect to any uncertificated Pledged Collateral which will cause such Pledged Collateral to become a “Security” within the meaning of Section 8-102 of the UCC.
     Section 5. Administration of Security.
     (a) Each Pledgor shall be entitled (subject to the other provisions hereof, including, without limitation, Section 8 below):
          (i) until receipt of notice to the contrary from the Second Priority Collateral Agent during the continuance of an Event of Default, to vote or consent, or refrain from voting or consenting, with respect to the Pledged Shares; provided however, that no vote or other right shall be exercised or action taken by any Pledgor which would

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have the effect of materially impairing the rights of the Second Priority Collateral Agent in respect of such Pledged Collateral; and
          (ii) until receipt of notice to the contrary from the Second Priority Collateral Agent delivered during the continuance of an Event of Default, to receive cash dividends or other distributions in the ordinary course made in respect of the Pledged Shares, to the extent payment is not prohibited pursuant to the Indenture.
     (b) Upon the occurrence and continuance of an Event of Default, (i) prior to the First Priority Obligations Payment Date, the First Priority Collateral Agent or (ii) on and after the First Priority Obligations Payment Date or the Second Priority Enforcement Date (as defined in the Intercreditor Agreement), the Second Priority Collateral Agent, may act as each Pledgor’s proxy and attorney-in-fact pursuant to the terms of Section 22, subject to the limitations set forth in the last sentence of this clause (b), with respect to its Pledged Collateral, including the right to vote such Pledged Collateral, with full power of substitution to do so, and the right to exercise all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings). Such proxy shall be effective, automatically and without the necessity of any action (including any transfer of any such Pledged Collateral on the record books of the issuer thereof) by any person (including the issuer of such Pledged Collateral or any officer or agent thereof), upon the occurrence and continuation of an Event of Default.
     (c) Upon the occurrence and during the continuance of an Event of Default, in the event that any Pledgor, as record and beneficial owner of its Pledged Shares, shall have received or shall have become entitled to receive, any cash dividends or other distributions on account of the Pledged Shares in the ordinary course or pursuant to the recapitalization of the capital of the Issuer thereof or pursuant to the reorganization thereof, such Pledgor shall, at the Second Priority Collateral Agent’s written request, promptly deliver such cash or other distributions to the Second Priority Collateral Agent or its Representative, for the benefit of the Second Priority Secured Parties, and the Second Priority Collateral Agent, shall be entitled to receive and retain, all such cash or other distributions as additional Pledged Collateral.
     Section 6. [Reserved]
     Section 7. Certain Rights of the Second Priority Collateral Agent. Neither the Second Priority Collateral Agent nor any of the other Second Priority Secured Parties shall be liable for failure to collect or realize upon any of the Second Priority Secured Obligations or any collateral security or guaranty therefor, or any part thereof, or for any delay in so doing, nor shall the Second Priority Collateral Agent or any of the other Second Priority Secured Parties be under any obligation to take any action whatsoever with regard thereto. Any or all of the Pledged Shares held by the First Priority Collateral Agent or the Second Priority Collateral Agent or any Representative thereof hereunder may, if an Event of Default has occurred and is continuing, be registered in the name of the Second Priority Collateral Agent or its nominee and the Second Priority Collateral Agent or its nominee may thereafter (with prompt subsequent, but not prior,

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notice to the Pledgors) exercise all voting and corporate rights at any meeting with respect to any Issuer and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if it were the absolute owner thereof, including, without limitation, the right to vote in favor of, and to exchange at its discretion any and all of the Pledged Shares upon, the merger, consolidation, reorganization, recapitalization or other readjustment with respect to any Issuer or upon the exercise by any Pledgor or the Second Priority Collateral Agent or any Representative thereof, of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any depositoiy, transfer agent, registrar or other designated agency upon such terms and conditions as the Second Priority Collateral Agent may determine, all without liability except to account for property actually received by the Second Priority Collateral Agent or any Representative thereof. For purposes of this Agreement, the Second Priority Collateral Agent shall act at the written direction of the Required Second Priority Secured Parties.
     Section 8. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Second Priority Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon any Pledgor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of (including the disposition by merger) and deliver said Pledged Collateral, or any part thereof, in one or more portions at public or private sale or sales or transactions, at any exchange, broker’s board or at the Second Priority Collateral Agent’s offices or elsewhere upon such terms and conditions as the Second Priority Collateral Agent may deem commercially reasonable and at such prices as it may deem best, for any combination of cash and/or securities or other property or on credit or for future delivery without assumption by any Second Priority Secured Party of any credit risk, with the right to the Second Priority Collateral Agent or its Representative upon any such sale or sales, public or private, to purchase the whole or any part of said Pledged Collateral so sold, free of any right or equity of redemption in any Pledgor, which right or equity is hereby expressly waived or released. Each Pledgor agrees that the Second Priority Collateral Agent or its Representative need not give more than ten (10) days’ notice (but shall give at least ten (10) days’ notice) of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to any Pledgor if such Pledgor has signed after the occurrence and during the continuance of an Event of Default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to the Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Second Priority Collateral Agent and the other Second Priority Secured Parties shall have all the rights and remedies of a secured party under the UCC and under any other applicable law.
     Section 9. Sale of Pledged Shares.

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     (a) Each Pledgor recognizes that the Second Priority Collateral Agent or its Representative, on behalf of the Second Priority Secured Parties may be unable to effect a public sale or disposition (including, without limitation, any disposition in connection with a merger of any Subsidiary) of any or all the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws, but may be compelled to resort to one or more private sales or dispositions thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale or disposition may result in prices and other terms (including the terms of any securities or other property received in connection therewith) less favorable to the seller than if such sale or disposition were a public sale or disposition and, notwithstanding such circumstances, agrees that any such private sale or disposition shall be deemed to be reasonable and affected in a commercially reasonable manner. The Second Priority Collateral Agent, shall be under no obligation to delay a sale or disposition of any of the Pledged Collateral in order to permit any Pledgor or any Issuer to register such securities for public sale under the Act, or under applicable state securities laws, even if such Pledgor or any Issuer would agree to do so. No Second Priority Secured Party shall incur any liability as a result of the sale of any such Pledged Collateral, or any part thereof, at any private sale provided for in this Agreement conducted in a commercially reasonable manner, and each Pledgor hereby waives any claims against the Second Priority Secured Parties arising by reason of the fact that the price at which the Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if, acting in a commercially reasonable manner, the Second Priority Collateral Agent or its Representative accepts the first offer received and does not offer the Pledged Collateral to more than one offeree.
     (b) Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such sale or sales or dispositions of any portion or all of the Pledged Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales or dispositions, all at such Pledgor’s expense.
     (c) Each Pledgor agrees to indemnify and hold harmless the Second Priority Secured Parties, each of their respective successors and assigns, officers, directors, employees, agents and attorneys, and any Person in control of any thereof, from and against any loss, liability, claim, damage and expense (limited with respect to legal expenses to the reasonable out-of-pocket fees, disbursements and other charges of one counsel to such indemnified Persons taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction) (collectively called the “Indemnified Liabilities”) under federal and state securities laws or otherwise insofar as any such Indemnified Liability:

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          (i) arises out of or is based upon any Pledgors’ untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or offering memorandum or in any preliminary prospectus or preliminary offering memorandum or in any amendment or supplement to any of the foregoing or in any other writing prepared in connection with the offer, sale or resale of all or any portion of the Pledged Collateral prior to the termination of this Agreement unless such untrue statement of material fact was provided by the Second Priority Collateral Agent specifically for inclusion therein; or
          (ii) arises out of or is based upon any Pledgors’ omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading;
such indemnification to remain operative regardless of any investigation made by or on behalf of the Second Priority Collateral Agent, any Representative, any Second Priority Secured Party or any successor thereof, or any Person in control of any thereof. In connection with a public sale or other distribution, each Pledgor will provide customary indemnification to any underwriters, their respective successors and assigns, their respective officers and directors and each Person who controls any such underwriter (within the meaning of the Act). If and to the extent that the foregoing undertakings in this Section 9(c) may be unenforceable for any reason, each Pledgor agrees to make maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of each Pledgor under this Section 9(c) shall survive any termination of this Agreement.
     Section 10. Application of Proceeds. The proceeds of any collection, sale or other realization of all or any part of the Pledged Collateral, and any other cash at the time held by the First Priority Collateral Agent (acting as bailee on behalf of the Second Priority Collateral Agent) or the Second Priority Collateral Agent, as applicable under this Agreement, shall (subject to the Intercreditor Agreement), following an Event of Default, be applied in the manner set forth in Section 7.06 of the Indenture. Each Pledgor shall remain liable for any deficiency remaining after such application.
     Section 11. Further Assurances. Each Pledgor agrees that at any time and from time to time, upon the written request of the Second Priority Collateral Agent, such Pledgor will execute and deliver all stock powers, financing statements, proxies and such further documents and do such further reasonable acts and things as the Second Priority Collateral Agent may reasonably request consistent with the provisions hereof in order to effect the purposes of this Agreement. Without limiting the foregoing, each Pledgor will take any and all actions reasonably required or requested by the Second Priority Collateral Agent, from time to time, to cause the Second Priority Collateral Agent to obtain exclusive control of any Pledged Collateral owned by such Pledgor in a manner reasonably acceptable to the Second Priority Collateral Agent. For purposes of this Section 11, the Second Priority Collateral Agent shall have control of Pledged Collateral if (i) in the case of Pledged Collateral consisting of certificated securities, such Pledgor delivers such certificated securities (prior to the First Priority Obligations Payment Date) to the First Priority Collateral Agent (acting as bailee on behalf of the Second Priority Collateral Agent) or thereafter to the Second Priority Collateral Agent or its Representative (in each case with appropriate endorsements (in blank or otherwise) if such certificated securities are

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in registered form), as the case may be, and (ii) in the case of any other Pledged Collateral, (prior to the First Priority Obligations Payment Date) the First Priority Collateral Agent (acting as bailee on behalf of the Second Priority Collateral Agent) or thereafter to the Second Priority Collateral Agent or its Representative, has control thereof for all applicable purposes of the UCC, in each case subject only to the Lien of the First Priority Collateral Agent.
     Section 12. Limitation on Duty of the Second Priority Collateral Agent.
     (a) The powers conferred on the Second Priority Collateral Agent under this Agreement are solely to protect the Second Priority Collateral Agent’s interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. The Second Priority Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither the Second Priority Collateral Agent nor its Representative nor any of their respective officers, directors, employees or agents shall be responsible to Pledgors for any act or failure to act, except for bad faith, gross negligence, willful misconduct or breach of this Agreement. Without limiting the foregoing, the Second Priority Collateral Agent and any Representative shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in their possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Second Priority Collateral Agent or any Representative, in its individual capacity, accords its own property consisting of the type of Pledged Collateral involved, it being understood and agreed that neither the Second Priority Collateral Agent nor any Representative shall have any responsibility for taking any necessary steps (other than steps taken in accordance with the standard of care set forth above) to protect, preserve or exercise rights against any Person with respect to any Pledged Collateral and shall be relieved of all responsibility for the Pledged Collateral upon surrendering it to the applicable Pledgor.
     (b) Also without limiting the generality of the foregoing, neither the Second Priority Collateral Agent nor any Representative shall have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting to the Second Priority Collateral Agent of a security interest therein or assignment thereof or the receipt by the Second Priority Collateral Agent or any Representative of any payment relating to any contract or license pursuant hereto, nor shall the Second Priority Collateral Agent or any Representative be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     Section 13. Second Priority Collateral Agent’s Actions. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Second Priority Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or

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other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Priority Collateral Agent, it is understood that in all cases the Second Priority Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such advice or concurrence of the Required Second Priority Secured Parties, as it deems appropriate. This provision is intended solely for the benefit of the Second Priority Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.
     Section 14. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
     Section 15. No Waiver; Cumulative Remedies. No failure on the part of the Second Priority Collateral Agent to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Second Priority Collateral Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Neither the Second Priority Collateral Agent nor any of the other Second Priority Secured Parties shall be liable for any failure to collect or realize upon any of the Secured Obligations (as defined in the Second Priority Security Agreement) or any collateral security or guaranty therefor, or any part thereof, or for any delay in so doing, nor shall the Second Priority Collateral Agent or any of the other Second Priority Secured Parties be under any obligation to take any action whatsoever with regard thereto. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.
     Section 16. Specific Performance. Each Pledgor agrees that a breach of any of the covenants contained in Sections 2(b), 4, 5(c), 9 or 11 hereof will cause irreparable injury to the Second Priority Secured Parties, that the Second Priority Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant referenced above shall be specifically enforceable against such Pledgor in an action for specific performance.
     Section 17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Second Priority Secured Parties and the respective successors and assigns of the foregoing, provided, that no Pledgor shall assign or transfer its rights hereunder without the prior written consent of the Second Priority Collateral Agent.
     Section 18. Termination. This Agreement and the Liens granted hereunder shall terminate upon the date of the termination of the Indenture, the full and complete performance and indefeasible satisfaction of all the Obligations (other than contingent indemnification obligations) and the termination of all commitments which could give rise to Obligations (the “Termination Date”), whereupon each Pledgor shall automatically be released from its obligations hereunder (other than those expressly stated to survive such termination) and the

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Second Priority Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral (including all certificates evidencing the Pledged Collateral in its possession or control) to or on the order of the Pledgors. The Second Priority Collateral Agent, at the Pledgors’ expense, shall also execute and deliver to the Pledgors upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Pledgors to effect the termination and release of the Liens in favor of the Second Priority Collateral Agent created hereby.
     Section 19. Possession of Pledged Collateral. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Collateral in the physical possession of the Second Priority Collateral Agent or its Representative pursuant hereto, neither the Second Priority Collateral Agent nor any nominee or Representative of the Second Priority Collateral Agent shall have any duty or liability to collect any sums due in respect thereof or to protect, preserve or exercise any rights pertaining thereto, and shall be relieved of all responsibility for the Pledged Collateral upon surrendering them to the applicable Pledgor.
     Section 20. Survival of Representations and Warranties. All representations and warranties of each Pledgor contained in this Agreement shall survive the execution and delivery of this Agreement.
     Section 21. Expenses. Any taxes (including income taxes) and stamp duties payable or ruled payable by any domestic or foreign Governmental Entity in respect of this Agreement shall be paid by the Pledgors, together with related interest, penalties, fines and expenses, if any. The Pledgors shall reimburse the Second Priority Collateral Agent or its Representative promptly following demand for any and all reasonable and documented costs and out-of-pocket expenses (limited with respect to legal expenses to the reasonable fees, disbursements and other charges of one counsel to the Second Priority Collateral Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction) relating to this Agreement. For purposes thereof, costs and expenses relating to the collection, preservation or sale of the Pledged Collateral shall be deemed to be in connection with the administration of this Agreement. Any and all costs and expenses incurred by the Pledgors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Pledgors.
     Section 22. Attorney-In-Fact. Until the Termination Date, each Pledgor hereby irrevocably appoints (i) prior to the First Priority Obligations Payment Date, the First Priority Collateral Agent or (ii) on and after the First Priority Obligations Payment Date or the Second Priority Enforcement Date, the Second Priority Collateral Agent, as such Pledgor’s attorney-in-fact, effective upon the occurrence and during the continuance of an Event of Default, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Second Priority Collateral Agent’s discretion, to take any action and to execute any instrument that the Second Priority Collateral Agent deems reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Agreement.

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     Section 23. Notices. All notices, demands and requests that any party is required or elects to give to any other party shall be given in accordance with the provisions of Section 14.01 of the Indenture, and if given (i) to the Second Priority Collateral Agent, shall be given to it at Deutsche Bank Trust Company Americas, Trust & Securities Services, 60 Wall Street, MS 2710, New York, New York 10005, Attn: Deal Manager — Corporates Team, Facsimile No. (732) 578-4635; with a copy to: Deutsche Bank Trust Company America c/o Deutsche Bank National Trust Company, Trust & Securities Services, 25 DeForest Avenue, MS SUM01-0105, Summit, New Jersey 07901, Attn: Deal Manager — Corporates Team, Facsimile No. (732) 578-4635; or as otherwise specified by the Collateral Agent in writing, (ii) to a Pledgor other than the Company, shall be given to it c/o the Company at the address specified in the Indenture and (iii) to the Company, shall be given to it at its address specified in the Indenture.
     Section 24. Choice of Law, Submission to Jurisdiction, etc.
     (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.
     (b) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 23. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 25. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT,

15

TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 26. Amendments. Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Pledgor and the Second Priority Collateral Agent with (other than in the case of amendments hereof solely for the purpose of adding Pledged Collateral as contemplated hereby) the concurrence or at the direction of the Required Second Priority Secured Parties. Any such amendment or waiver shall be binding upon the Second Priority Collateral Agent and each Pledgor and their respective successors and assigns.
     Section 27. Counterparts: Headings. This Agreement may be authenticated in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may authenticate this Agreement by signing any such counterpart. This Agreement may be authenticated by manual signature, facsimile or electronic means, all of which shall be equally valid. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.
     Section 28. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Pledgors and the Second Priority Collateral Agent with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between any Pledgor and the Second Priority Collateral Agent relating to the subject matter hereof. Nothing in this Agreement shall be deemed to limit or supersede the rights granted to the Second Priority Collateral Agent or the other Second Priority Secured Parties in the Indenture. In the event of any inconsistencies between the provisions of this Agreement and the provisions of the Second Priority Security Agreement relating to Pledged Collateral, the provisions of this Agreement relating to the Pledged Collateral shall govern.
     Section 29. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide Deutsche Bank Trust Company Americas with such information as it may request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Priority Pledge Agreement to be duly executed and delivered as of the day and year first above written.

PLEDGORS:

MONEYGRAM INTERNATIONAL, INC.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

MONEYGRAM PAYMENT SYSTEMS, INC.

MONEYGRAM INVESTMENTS, LLC.

FSMC, INC. PROPERTYBRIDGE, INC.

MONEYGRAM OF NEW YORK, LLC,
By: MONEYGRAM PAYMENT SYSTEMS, INC., its Sole Member

By:
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Priority Pledge Agreement]

SECOND PRIORTY COLLATERAL AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties

By: Deutsche Bank National Trust Company

By:
Title: Vice President

By:
Title: Vice President

[Signature Page to Second Priority Pledge Agreement]

Exhibit 3.16(c)
Form of Second Priority Patent Security Agreement
See attached Second Priority Patent Security Agreement

Exhibit 3.16(c)
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND PRIORITY COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MARCH 25, 2008, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”), AMONG JPMORGAN CHASE BANK, N.A., AS FIRST PRIORITY REPRESENTATIVE, DEUTSCHE BANK TRUST COMPANY AMERICAS, A NEW YORK BANKING CORPORATION, AS SECOND PRIORITY REPRESENTATIVE AND MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
SECOND PRIORITY PATENT SECURITY AGREEMENT
     This SECOND PRIORITY PATENT SECURITY AGREEMENT (this “Agreement”), dated as of March 25, 2008 between MONEYGRAM INTERNATIONAL, INC., a Delaware corporation (“Grantor”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Collateral Agent for the benefit of the Secured Parties (the “Second Priority Collateral Agent”).
WITNESSETH:
     WHEREAS, Grantor has entered into a Second Priority Security Agreement of even date herewith (as amended, restated, amended and restated, modified or supplemented from time to time, the “Second Priority Security Agreement”) with the Second Priority Collateral Agent, for the benefit of the Secured Parties, pursuant to which Grantor has granted to the Second Priority Collateral Agent a security interest in substantially all the assets of Grantor, including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired Patents, and all proceeds thereof, to secure the payment of the Second Priority Secured Obligations;
     WHEREAS, capitalized terms used but not defined herein are used in the manner provided in the Second Priority Security Agreement and the Indenture, as applicable;
     WHEREAS, Grantor owns the registered and pending Patents listed on Schedule 1 annexed hereto; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, a continuing security interest in all of Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether presently existing or hereafter created or acquired:

(1)	each Patent, including without limitation, each registered and pending Patent referred to in Schedule 1 annexed hereto, together with any reissues, continuations or extensions thereof; and

(2)	all proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent, including, without limitation, any registered and pending Patent referred to in Schedule 1 annexed hereto.
The security interests are granted in furtherance, and not in limitation of, the security interests granted to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, pursuant to the Second Priority Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Second Priority Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Second Priority Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Second Priority Security Agreement, the terms of the Second Priority Security Agreement shall govern.
[signature page follows]

2

     IN WITNESS WHEREOF, Grantor has caused this Second Priority Patent Security Agreement to be duly executed by its duly authorized officer thereunto as of this 25th day of March, 2008.

MONEYGRAM INTERNATIONAL, INC.
By:
	Name:	David J. Parrin
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Priority Patent Security Agreement]

Acknowledged: DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties By: Deutsche Bank National Trust Company
By:
Title: Vice President

By:
Title: Vice President

[Signature Page to Second Priority Patent Security Agreement]

Exhibit 3.16(d)
Form of Second Priority Patent Security Agreement
See attached Second Priority Patent Security Agreement

Exhibit 3.16(d)
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND PRIORITY COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MARCH 25, 2008, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”), AMONG JPMORGAN CHASE BANK, N.A., AS FIRST PRIORITY REPRESENTATIVE, DEUTSCHE BANK TRUST COMPANY AMERICAS, A NEW YORK BANKING CORPORATION, AS SECOND PRIORITY REPRESENTATIVE AND MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
SECOND PRIORITY PATENT SECURITY AGREEMENT
     This SECOND PRIORITY PATENT SECURITY AGREEMENT (this “Agreement”), dated as of March 25, 2008 between MONEYGRAM PAYMENT SYSTEMS, INC., a Delaware corporation (“Grantor”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Collateral Agent for the benefit of the Secured Parties (the “Second Priority Collateral Agent”).
WITNESSETH:
     WHEREAS, Grantor has entered into a Second Priority Security Agreement of even date herewith (as amended, restated, amended and restated, modified or supplemented from time to time, the “Second Priority Security Agreement”) with the Second Priority Collateral Agent, for the benefit of the Secured Parties, pursuant to which Grantor has granted to the Second Priority Collateral Agent a security interest in substantially all the assets of Grantor, including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired Patents, and all proceeds thereof, to secure the payment of the Second Priority Secured Obligations;
     WHEREAS, capitalized terms used but not defined herein are used in the manner provided in the Second Priority Security Agreement and the Indenture, as applicable;
     WHEREAS, Grantor owns the registered and pending Patents listed on Schedule 1 annexed hereto; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, a continuing security interest in all of Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether presently existing or hereafter created or acquired;

(1)	each Patent, including without limitation, each registered and pending Patent referred to in Schedule 1 annexed hereto, together with any reissues, continuations or extensions thereof; and

(2)	all proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent, including, without limitation, any registered and pending Patent referred to in Schedule 1 annexed hereto.
The security interests are granted in furtherance, and not in limitation of, the security interests granted to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, pursuant to the Second Priority Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of Second Priority Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Second Priority Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Second Priority Security Agreement, the terms of the Second Priority Security Agreement shall govern.
[signature page follows]

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     IN WITNESS WHEREOF, Grantor has caused this Patent Security Agreement to be duly executed by its duly authorized officer as of the date first written above.

MONEYGRAM PAYMENT SYSTEMS, INC.
By:
	Name:	David J. Parrin
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Priority Patent Security Agreement]

Acknowledged: DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties By: Deutsche Bank National Trust Company
By:
Title: Vice President

By:
	Title:	Vice President

[Signature Page to Second Priority Patent Security Agreement]

Exhibit 3.16(e)
Form of Second Priority Trademark Security Agreement
See attached Second Priority Trademark Security Agreement

Exhibit 3.16(e)
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND PRIORITY COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MARCH 25, 2008, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”), AMONG JPMORGAN CHASE BANK, N.A., AS FIRST PRIORITY REPRESENTATIVE, DEUTSCHE BANK TRUST COMPANY AMERICAS, A NEW YORK BANKING CORPORATION, AS SECOND PRIORITY REPRESENTATIVE AND MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
SECOND PRIORITY TRADEMARK SECURITY AGREEMENT
     This SECOND PRIORITY TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of March 25, 2008 between MONEYGRAM INTERNATIONAL, INC., a Delaware corporation (“Grantor”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Collateral Agent for the benefit of the Secured Parties (the “Second Priority Collateral Agent”).
WITNESSETH:
     WHEREAS, Grantor has entered into a Second Priority Security Agreement of even date herewith (as amended, restated, modified or supplemented from time to time, the “Second Priority Security Agreement”) with the Second Priority Collateral Agent, for the benefit of the Secured Parties, pursuant to which Grantor has granted to the Second Priority Collateral Agent a security interest in substantially all the assets of Grantor, including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired Trademarks, together with the goodwill of the business symbolized by Grantor’s Trademarks, and all proceeds thereof, to secure the payment of the Second Priority Secured Obligations;
     WHEREAS, capitalized terms used but not defined herein are used in the manner provided in the Second Priority Security Agreement and the Indenture, as applicable;
     WHEREAS, Grantor owns the registered and pending Trademarks listed on Schedule 1 annexed hereto; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, a continuing security interest in all of Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether presently existing or hereafter created or acquired:

(1)	each Trademark, including without limitation, each registered and pending Trademark referred to in Schedule 1 annexed hereto, together with any reissues, continuations or extensions thereof, and all of the goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(2)	all proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future (a) infringement of any Trademark, including, without limitation, any registered and pending Trademark referred to in Schedule 1 annexed hereto, or (b) injury to the goodwill associated with any Trademark.
The security interests are granted in furtherance, and not in limitation, of the security interests granted to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, pursuant to the Second Priority Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of the Second Priority Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Second Priority Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Second Priority Security Agreement, the terms of the Second Priority Security Agreement shall govern.
[signature page follows]

     IN WITNESS WHEREOF, Grantor has caused this Trademark Security Agreement to be duly executed by its duly authorized officer thereunto as of date first written above.

MONEYGRAM INTERNATIONAL, INC.
By:
	Name:	David J. Parrin
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Priority Trademark Security Agreement)

Acknowledged: DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties By: Deutsche Bank National Trust Company
By:
Title: Vice President

By:
Title: Vice President

[Signature Page to Second Priority Trademark Security Agreement]

Exhibit 3.16(f)
Form of Second Priority Trademark Security Agreement
See attached Second Priority Trademark Security Agreement

Exhibit 3.16(f)
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE SECOND PRIORITY COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECOND PRIORITY COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF MARCH 25, 2008, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, MODIFIED OR REPLACED FROM TIME TO TIME (THE “INTERCREDITOR AGREEMENT”), AMONG JPMORGAN CHASE BANK, N.A., AS FIRST PRIORITY REPRESENTATIVE, DEUTSCHE BANK TRUST COMPANY AMERICAS, A NEW YORK BANKING CORPORATION, AS SECOND PRIORITY REPRESENTATIVE AND MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
SECOND PRIORITY TRADEMARK SECURITY AGREEMENT
     This SECOND PRIORITY TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of March 25, 2008 between PROPERTYBRIDGE, INC., a Delaware corporation (“Grantor”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Collateral Agent for the benefit of the Secured Parties (the “Second Priority Collateral Agent”).
WITNESSETH:
     WHEREAS, Grantor has entered into a Second Priority Security Agreement of even date herewith (as amended, restated, modified or supplemented from time to time, the “Second Priority Security Agreement”) with the Second Priority Collateral Agent, for the benefit of the Secured Parties, pursuant to which Grantor has granted to the Second Priority Collateral Agent a security interest in substantially all the assets of Grantor, including all right, title and interest of Grantor in, to and under all now owned and hereafter acquired Trademarks, together with the goodwill of the business symbolized by Grantor’s Trademarks, and all proceeds thereof, to secure the payment of the Second Priority Secured Obligations;
     WHEREAS, capitalized terms used but not defined herein are used in the manner provided in the Second Priority Security Agreement and the Indenture, as applicable;
     WHEREAS, Grantor owns the registered and pending Trademarks listed on Schedule 1 annexed hereto; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, a continuing security interest in all of Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether presently existing or hereafter created or acquired:

(1)	each Trademark, including without limitation, each registered and pending Trademark referred to in Schedule 1 annexed hereto, together with any reissues, continuations or extensions thereof, and all of the goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(2)	all proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future (a) infringement of any Trademark, including, without limitation, any registered and pending Trademark referred to in Schedule 1 annexed hereto, or (b) injury to the goodwill associated with any Trademark.
The security interests are granted in furtherance, and not in limitation, of the security interests granted to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, pursuant to the Second Priority Security Agreement. Grantor hereby acknowledges and affirms that the rights and remedies of the Second Priority Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Second Priority Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Second Priority Security Agreement, the terms of the Second Priority Security Agreement shall govern.
[signature page follows]

     IN WITNESS WHEREOF, Grantor has caused this Trademark Security Agreement to be duly executed by its duly authorized officer thereunto as of date first written above.

PROPERTYBRIDGE, INC.
By:
	Name:	David J. Parrin
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Priority Trademark Security Agreement]

Acknowledged: DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties By: Deutsche Bank National Trust Company
By:
Title: Vice President

By:
Title: Vice President

[Signature Page to Second Priority Trademark Security Agreement]

Exhibit 3.16(g)
Form of Intercreditor Agreement
See attached Intercreditor Agreement

EXECUTION VERSION
INTERCREDITOR AGREEMENT
     Intercreditor Agreement (this “Agreement”) dated as of March 25, 2008 among JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, with its successors and assigns, the “First Priority Representative”) for the First Priority Secured Parties (as defined below), Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent (in such capacities, with its successors and assigns, the “Second Priority Representative”) for the Second Priority Secured Parties (as defined below), MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, as borrower (the “Borrower”), the Guarantors (as defined below) and each of the other Loan Parties (as defined below) party hereto.
     WHEREAS, the Borrower, MoneyGram International, Inc. (“Holdco”), the First Priority Representative and certain financial institutions are parties to a $600,000,000 Second Amended and Restated Credit Agreement dated as of March 25, 2008 (as in effect on the date hereof, the “Existing First Priority Agreement”), pursuant to which such financial institutions have agreed to make loans and extend other financial accommodations to the Borrower; and
     WHEREAS, the Borrower, the Guarantors and the Second Priority Representative are parties to an Indenture dated as of dated as of March 25, 2008 (as in effect on the date hereof, the “Existing Second Priority Agreement”), pursuant to which certain financial institutions are the holders of secured notes; and
     WHEREAS, the Borrower and the other Loan Parties have agreed to (a) grant to the First Priority Representative security interests in the Common Collateral as security for payment and performance of the First Priority Obligations, and (b) grant to the Second Priority Representative junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations; and
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:
     SECTION 1. Definitions.
     (a) The following terms, as used herein, have the following meanings:
     “Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the Beneficial Ownership of, 10% or more of the voting stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, that, in no event shall GSMP and their subsidiaries and other Persons engaged primarily in the investment of mezzanine securities that directly or indirectly are controlled by, or under common control with, the same investment adviser as GSMP (“GS Mezzanine Entities”) by virtue of their affiliation with affiliates other than GS Mezzanine Entities be deemed to control Holdco or any of its Subsidiaries).
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
     “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
     “Business Day” means any calendar day other than a Legal Holiday.
     “Common Collateral” means all assets that are both First Priority Collateral and Second Priority Collateral.
     “Enforcement Action” means, with respect to the First Priority Obligations or the Second Priority Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including without limitation the exercise of any rights of set off or recoupment and any rights of a judgment creditor with respect to any Common Collateral, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
     “Existing First Priority Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.
     “Existing Second Priority Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement.
     “First Priority Agreement” means (i) the Existing First Priority Agreement, as amended, supplemented, restated, amended and restated or otherwise modified from time to time, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance, refund or restate in whole or in part the indebtedness and other obligations outstanding under the Existing First Priority Agreement or any other agreement or instrument referred to in this clause (ii), including any DIP Financing agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder. Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.
     “First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.

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     “First Priority Documents” means the First Priority Agreement or any other document executed in connection therewith granting any interest in or rights to the First Priority Representative or the First Priority Lenders in and to the First Priority Collateral.
     “First Priority Lenders” means the “Lenders” as defined in the First Priority Agreement, or any Persons that are designated under the First Priority Agreement as the “First Priority Lenders” for purposes of this Agreement.
     “First Priority Lien” means any Lien created by the First Priority Security Documents.
     “First Priority Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the First Priority Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Priority Agreement, (iii) all Hedging Obligations of any Loan Party and (iv) all reasonable and customary fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents as determined by the First Priority Representative in its discretion taking into account market and economic conditions the time such fees, expenses and other amounts are incurred, in each case whether or not allowed or allowable in an Insolvency Proceeding; provided that the First Priority Obligations shall not be an amount in excess of the Maximum First Priority Obligations Amount. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “First Priority Obligations Payment Date” means the first date on which (i) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (ii) all commitments to extend credit under the First Priority Documents have been terminated and (iii) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Priority Documents). Upon the written request by the Second Priority Representative and/or the Borrower, the First Priority Representative shall promptly deliver a written notice to the Second Priority Representative stating that (to the extent such events have occurred) the events described in clauses (i), (ii) and (iii) have occurred to the satisfaction of the First Priority Secured Parties.
     “First Priority Representative” has the meaning set forth in the introductory paragraph hereof.

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     “First Priority Required Lenders” means the “Required Lenders” as defined in the First Priority Agreement.
     “First Priority Secured Parties” means the holders of the First Priority Obligations.
     “First Priority Security Documents” means the “Collateral Documents” as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.
     “GSMP” means GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd.
     “Guarantors” has the meaning set forth in the First Priority Agreement.
     “Hedging Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any First Priority Lender (or any Affiliate thereof or any Person who was a First Priority Lender or an Affiliate thereof at the time of the applicable transaction) in respect of any Rate Management Transaction (as defined in the Existing First Priority Agreement), including without limitation Rate Management Transactions existing prior to the date hereof.
     “Holdco” has the meaning set forth in the first WHEREAS clause of this Agreement.
     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, liquidation, reorganization, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the State of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease (as defined in the First Priority Agreement) or other title retention agreement). For the purposes hereof, none of the following shall be deemed to be Liens: (i) setoff rights or statutory liens arising in the ordinary course of business, (ii) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations (as defined in the First Priority Agreement), provided that such contractual obligations are no more

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restrictive in nature than those in effect on the Effective Date, (iii) Liens purported to be created under Repurchase Agreements (as defined in the First Priority Agreement), provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements, (iv) ordinary course of business contractual obligations with clearing banks relative to clearing accounts or (v) operating leases.
     “Loan Party” means the Borrower, each of the Guarantors and any other Person (other than the First Priority Representative and the Second Priority Representative) that has executed or may from time to time execute a First Priority Security Document and a Second Priority Security Document.
     “Maximum First Priority Obligations Amount” means the sum of (a) $700 million, plus (b)(i) all Hedging Obligations of any Loan Party and (ii) all interest, fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.
     “Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.
     “Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.
     “Required Holder” has the meaning set forth in the Existing Second Priority Agreement.
     “Second Priority Agreement” means (i) the Existing Second Priority Agreement, as amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with Section 6(c), and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Priority Agreement or other agreement or instrument referred to in this clause (ii) in accordance with Section 6(c), unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Priority Agreement hereunder. Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.
     “Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Second Priority Secured Party as security for any Second Priority Obligation.

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     “Second Priority Documents” means each Second Priority Agreement and each Second Priority Security Document.
     “Second Priority Enforcement Date” means the date which is 180 days after the First Priority Representative’s receipt of written notice from the Second Priority Representative of the occurrence of an Event of Default (under and as defined in the Second Priority Agreement); provided that the Second Priority Enforcement Date shall be stayed and deemed not to have occurred for so long as (i) the First Priority Representative has commenced and is diligently pursuing an Enforcement Action against, or diligently attempting to vacate any stay of enforcement of their Liens on, all or a material portion of the Common Collateral, (ii) the Event of Default referenced in the written notice from the Second Priority Representative is waived or (iii) an Insolvency Proceeding is commenced by or against the Borrower; provided that the foregoing clause (iii) shall not prohibit the filing of an involuntary proceeding under the Bankruptcy Code by a Second Priority Secured Party to the extent otherwise permitted pursuant to Sections 3.1 and 3.7.
     “Second Priority Holders” means the “Holders” as defined in the Second Priority Agreement, or any Persons that are designated under the Second Priority Agreement as the “Second Priority Holders” for purposes of this Agreement.
     “Second Priority Lien” means any Lien created by the Second Priority Security Documents.
     “Second Priority Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all indebtedness under the Second Priority Agreement, and (ii) all fees, expenses and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Second Priority Representative” has the meaning set forth in the introductory paragraph hereof.
     “Second Priority Secured Party” means the Second Priority Representative and any Second Priority Holders.
     “Second Priority Security Documents” means the “Security Documents” as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.

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     “Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.
     “Unasserted Contingent Obligations” shall mean, at any time, First Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (i) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Priority Obligation and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Priority Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
     (b) Rules of Construction.
     Unless the context otherwise requires:
     (i) a term has the meaning assigned to it;
     (ii) an accounting term not otherwise defined has the meaning assigned to it; and shall be construed, in accordance with GAAP;
     (iii) “or” is not exclusive;
     (iv) words in the singular include the plural, and in the plural include the singular;
     (v) “will” shall be interpreted to express a command;
     (vi) the word “including” means “including without limitation”;
     (vii) any reference to any Person shall be construed to include such Person’s successors and permitted assigns; and
     (viii) for purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     SECTION 2. Lien Priorities.
     2.1 Subordination of Liens. (a) Any and all Liens now existing or hereafter created or arising in favor of any Second Priority Secured Party securing the Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Priority

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Secured Parties securing the First Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.
     (b) No First Priority Secured Party or Second Priority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other. Notwithstanding any failure by any First Priority Secured Party or Second Priority Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Priority Secured Parties or the Second Priority Secured Parties, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Parties with respect to the Common Collateral shall be as set forth herein.
     2.2 No Payment Subordination. The subordination of all Liens on the Common Collateral securing the Second Priority Obligations to all Liens on the Common Collateral securing any First Priority Obligations is with respect to only the priority of the Liens held by or on behalf of the First Priority Secured Parties and shall not constitute a subordination of the Second Priority Obligations to the First Priority Obligations. Except as provided in Sections 2.1, 4.1 and 5.5, nothing contained in this Agreement is intended to subordinate any debt claim by a Second Priority Secured Party to a debt claim by a First Priority Secured Party. All debt claims of the First Priority Secured Parties and Second Priority Secured Parties are intended to be pari passu.
     2.3 Nature of First Priority Obligations. The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties acknowledges that a portion of the First Priority Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of

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either the First Priority Obligations or the Second Priority Obligations, or any portion thereof.
     2.4 Agreements Regarding Actions to Perfect Liens. (a) The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Representative shall be in form reasonably satisfactory to the First Priority Representative.
     (b) The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or thereafter filed, or acquired by operation of law or by assignment against real property in favor of or for the benefit of the Second Priority Representative shall be in form reasonably satisfactory to the First Priority Representative and shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to JPMorgan Chase Bank, N. A., and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement dated as of March 25, 2008 among JPMorgan Chase Bank, N.A., as Collateral Agent; Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent; and MoneyGram Payment Systems Worldwide, Inc., as amended from time to time.”
     (c) The First Priority Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the First Priority Documents, such possession or control is also for the benefit of the Second Priority Representative and the other Second Priority Secured Parties solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Representative or any other Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Security Documents, provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall (x) deliver to the Second Priority Representative, at the Borrower’s sole reasonable cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (y) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

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     2.5 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Priority Collateral and the Second Priority Collateral shall be identical. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
     (a) upon request by the First Priority Representative or the Second Priority Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Priority Collateral and the Second Priority Collateral and the steps taken to perfect their respective Liens and the identity of the respective parties obligated under the First Priority Documents and the Second Priority Documents; and
     (b) that the documents and agreements creating or evidencing the First Priority Collateral and the Second Priority Collateral and guarantees for the First Priority Obligations and the Second Priority Obligations shall be in all material respects the same forms of documents other than (i) with respect to the first priority and the second priority nature of the security interests created thereunder and (ii) as provided in Section 2.6.
     (c) So long as the First Priority Obligations Payment Date has not occurred, if any Second Priority Secured Party shall acquire or hold any new Lien on any assets of any Loan Party securing any Second Priority Obligation which assets are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Second Priority Representative, will, without the need for any further consent of any other Second Priority Secured Party, notwithstanding anything to the contrary in any other Second Priority Document, hold such Lien for the benefit of the First Lien Representative. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Second Priority Representative and the other Second Priority Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.5(c) shall be subject to Section 4.1.
     2.6 Bailee for Perfection. (a) The First Priority Representative agrees to hold that part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the Uniform Commercial Code or other applicable law as collateral agent for the First Priority Secured Parties and as bailee for the Second Priority Representative (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code) and any assignee solely for the purpose of perfecting the security interest granted under the First Priority Documents and the Second Priority Documents, respectively, subject to the terms and conditions of this Section 2.6. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Priority Representative, the First Priority Representative agrees to also hold control over such deposit accounts as agent for the Second Priority Representative.
     (b) The First Priority Representative shall have no obligation whatsoever to the First Priority Secured Parties, the Second Priority Representative or any Second Priority Secured Party to ensure that the Common Collateral is genuine or owned by any

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of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.6. The duties or responsibilities of the First Priority Representative under this Section 2.6 shall be limited solely to holding the Common Collateral as agent and bailee in accordance with this Section 2.6 and delivering the Common Collateral upon a discharge of First Priority Obligations as provided in paragraph (d) below.
     (c) The First Priority Representative acting pursuant to this Section 2.6 shall not have by reason of the First Priority Security Documents, the Second Priority Security Documents, this Agreement or any other document a fiduciary relationship in respect of the First Priority Secured Parties, the Second Priority Representative or any Second Priority Secured Party.
     (d) Upon the discharge of First Priority Obligations under the First Priority Documents to which the First Priority Representative is a party, the First Priority Representative shall promptly deliver, at Borrower’s sole reasonable cost and expense, the remaining Common Collateral (if any) in its possession or control together with any necessary endorsements, first, to the Second Priority Representative to the extent Second Priority Obligations remain outstanding, and second, to the Borrower to the extent no First Priority Obligations or Second Priority Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Common Collateral). Upon such discharge of First Priority Obligations, the First Priority Representative further agrees to take all other action reasonably requested by the Second Priority Representative in connection with the Second Priority Representative obtaining a first priority interest in the Common Collateral or as a court of competent jurisdiction may otherwise direct.
     SECTION 3. Enforcement Rights.
     3.1 Exclusive Enforcement. (a) Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of any Second Priority Secured Party. Upon the occurrence and during the continuance of a default or an event of default under the First Priority Documents, the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion subject only to any express limitation on taking such Enforcement Action contained in the First Priority Documents. Except as specifically provided in this Section 3.1 or 3.7 below, notwithstanding any rights or remedies available to a Second Priority Secured Party under any of the Second Priority Security Documents, applicable law or otherwise, no Second Priority Secured Party shall, directly or indirectly, take any Enforcement Action; provided that, upon the occurrence and continuance of the Second Priority Enforcement Date the Second Priority Secured Parties may take any Enforcement Action subject to the other terms of this Agreement;
     (b) The First Priority Representative shall respond to all reasonable written requests from the Second Priority Representative to provide written statements as to the

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status of any Enforcement Action taken by the First Priority Representative. The Second Priority Representative shall respond to all reasonable written requests from the First Priority Representative to provide written statements as to the status of any Enforcement Action taken by the Second Priority Representative. Notwithstanding the occurrence and continuance of the Second Priority Enforcement Date, in no event shall any Second Priority Secured Parties commence or continue any Enforcement Action if an Insolvency Proceeding has been commenced by or against any Loan Party and is continuing; provided that the foregoing shall not prohibit the filing of an involuntary proceeding under the Bankruptcy Code by a Second Priority Secured Party to the extent otherwise permitted pursuant to Sections 3.1 and 3.7;
     (c) The Second Priority Representative hereby acknowledges and agrees that the rights and remedies of the First Priority Representative and First Priority Secured Parties under the First Priority Documents are independent rights and remedies and that no covenant, agreement or restriction contained in the Second Priority Security Documents or any other Second Priority Document (other than this Agreement) shall be deemed to restrict the manner in which the First Priority Representative and any of the First Priority Secured Parties exercise (or elect not to exercise) such rights and remedies, it being understood that notwithstanding the foregoing, the Second Priority Representative and the Second Priority Secured Parties shall, except as expressly provided in this Agreement, have the right to enforce their rights and remedies under the Second Priority Documents, and the First Priority Representative hereby acknowledges and agrees that the rights and remedies of the Second Priority Representative and the Second Priority Secured Parties under the Second Priority Documents are independent rights and remedies and that no covenant, agreement or restriction contained in the First Priority Security Documents or the other First Priority Documents (other than this Agreement) shall be deemed to restrict the manner in which the Second Priority Representative and any of the Second Priority Secured Parties exercise (or elect not to exercise) such rights and remedies, it is understood that notwithstanding the foregoing, the First Priority Representative and the First Priority Secured Parties shall have the right to enforce their rights and remedies under the First Priority Documents.
     (d) Nothing in this Agreement shall be construed to in any way limit or impair the right of any First Priority Secured Party or any Second Priority Secured Party to join (but not control) any Enforcement Action initiated by any other person against the Common Collateral, so long as it does not delay or interfere in any material respect with the exercise by such other person of its rights as provided in this Agreement. The foregoing shall not be construed as limiting or otherwise impairing the right of the First Priority Representative to control any Enforcement Action.
     3.2 Standstill and Waivers. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, until the First Priority Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.1:
     (i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Second Priority Secured Party any

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preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;
     (ii) subject to Section 4.2, they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by the First Priority Representative or any other First Priority Secured Party or any other Enforcement Action taken by or on behalf of the First Priority Representative or any other First Priority Secured Party;
     (iii) they have no right to (x) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Documents or (y) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);
     (iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either First Priority Representative or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and neither the First Priority Representative nor any other First Priority Secured Party shall be liable for, any action taken or omitted to be taken by the First Priority Representative or any other First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents;
     (v) they will not make any judicial or nonjudicial claim or demand or commence any judicial or nonjudicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Second Priority Security Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Second Priority Security Document except for Enforcement Actions permitted hereby (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim, any Second Priority Security Document;
     (vi) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or

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otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Second Priority Security Documents; and
     (vii) they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.
     3.3 Judgment Creditors. In the event that any Second Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as all other Liens securing the Second Priority Obligations (created pursuant to the Second Priority Security Documents) subject to this Agreement.
     3.4 Cooperation. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that each of them shall take such actions as the First Priority Representative shall reasonably request in writing in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.
     3.5 No Additional Rights For the Borrower Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party or Second Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Borrower shall not be entitled to use such violation as a defense to any action by any First Priority Secured Party or Second Priority Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or Second Priority Secured Party.
     3.6 Actions Upon Breach. (a) If any Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Borrower or the Common Collateral, the Borrower, only with the prior written consent of the First Priority Secured Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of the Borrower.
     (b) Should any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Priority Secured Party (in its or their own name or in the name of the Borrower) or the Borrower, only with the prior written consent of the First Priority Representative, may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Borrower and/or the First Priority

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Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     3.7 Permitted Actions and other Agreements. The Second Priority Representative (acting at the written direction of the majority of Second Priority Holders) and/or the Second Priority Secured Parties:
     (a) may, but shall not be obligated to, take any action as they deem necessary (subject to Section 2.1), including to file any proof of claim or other filing or to make any argument or motion, in order to create, perfect or preserve their Lien on all or any portion of the Common Collateral;
     (b) shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including without limitation any claims secured by the Common Collateral, if any, in each case not in contravention of the express provisions of this Agreement;
     (c) may purchase any Common Collateral at any private or judicial foreclosure sale of such Common Collateral initiated by any Secured Party or at any Section 363 hearing (i) by an all cash bid or (ii) by a credit bid pursuant to Section 363(k) of the Bankruptcy Code if, in addition to such credit bid, such bid includes cash consideration payable to the First Priority Parties equal to the First Priority Obligations;
     (d) shall be entitled to file a claim, proof of claim or statement of interest with respect to the Second Priority Obligations in any Insolvency Proceeding; and
     (e) except as provided in Sections 3.1, 3.2, 5.1, 5.2, 5.5, 5.6 and 5.9, may exercise rights and remedies as unsecured creditors against the Borrower and any other Loan Party, including without limitation filing any pleadings, objection, motions or agreement which assert right or interests of unsecured creditors, excluding, prior to the Second Priority Enforcement Date, the right to file an involuntary proceeding under the Bankruptcy Code, and including the right to file an involuntary proceeding under the Bankruptcy Code after the occurrence of the Second Priority Enforcement Date (unless the Second Priority Enforcement Date is deemed not to have occurred pursuant to the definition thereof).
     3.8 Option to Purchase.
     (a) The First Priority Representative agrees that it will use commercially reasonable efforts to give the Second Priority Representative written notice (the “Enforcement Notice”) at least two Business Days prior to commencing any Enforcement Action with respect to a material portion of the Common Collateral following the acceleration of the First Priority Obligations. Any Second Priority Secured Party constituting not less than the Required Holders (the “Purchasing Parties”) shall have the option to purchase all, but not less than all, of the First Priority Obligations from the First Priority Secured Parties following delivery of irrevocable written notice

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(the “Purchase Notice”) by the Second Priority Representative on behalf of the Purchasing Parties to the First Priority Representative no later than 25 Business Days after (i) commencement of any Enforcement Action with respect to a material portion of the Common Collateral following the acceleration of the First Priority Obligations or (ii) the commencement of an Insolvency Proceeding by or against the Borrower. If the Second Priority Representative on behalf of the Purchasing Parties so delivers the Purchase Notice, the First Priority Representative shall terminate any existing Enforcement Actions and shall not take any further Enforcement Actions, provided, that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Section 3.8.
     (b) On the date specified by the Second Priority Representative on behalf of the Purchasing Parties in the Purchase Notice (which shall be a Business Day not less than five Business Days, nor more than 20 Business Days, after receipt by the First Priority Representative of the Purchase Notice), the First Priority Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Purchasing Parties, and the Purchasing Parties shall purchase (the “Purchase”) from the First Priority Secured Parties, the First Priority Obligations; provided, that the First Priority Obligations purchased shall not include any rights of First Priority Secured Parties with respect to indemnification and other obligations of the Loan Parties under the First Priority Documents that are expressly stated to survive the termination of the First Priority Documents (the “Surviving Obligations”).
     (c) Without limiting the obligations of the Loan Parties under the First Priority Documents to the First Priority Secured Parties with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall pay to the First Priority Secured Parties as the purchase price (the “Purchase Price”) therefor the full amount of all First Priority Obligations then outstanding and unpaid (including principal, interest, fees, premiums, breakage costs, attorneys’ fees and expenses), and, in the case of any Hedging Obligations, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate such Hedging Obligations on the date of the Purchase or, if not terminated, an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such Hedging Obligations, (ii) furnish cash collateral (the “Cash Collateral”) to the First Priority Secured Parties in such amounts as the relevant First Priority Secured Parties determine is reasonably necessary to secure such First Priority Secured Parties in connection with any outstanding letters of credit (not to exceed 105% of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the First Priority Secured Parties for any loss, cost, damage or expense (including attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the First Priority Obligations and/or as to which the First Priority Secured Parties have not yet received final payment and (iv) agree, after written request from the First Priority Representative, to reimburse the First Priority Secured Parties in respect of indemnification obligations of the Loan Parties under the First Priority Documents as to matters or circumstances known to the Purchasing Parties at the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any

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of the First Priority Secured Parties, provided that, in no event shall any Purchasing Party have any liability for such amounts in excess of proceeds of Common Collateral received by the Purchasing Parties.
     (d) The Purchase Price and Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the First Priority Representative as it shall designate to the Purchasing Parties. The First Priority Representative shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the First Priority Secured Parties in accordance with the First Priority Agreement. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account prior to 12:00 Noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account later than 12:00 Noon, New York City time.
     (e) The Purchase shall be made without representation or warranty of any kind by the First Priority Secured Parties as to the First Priority Obligations, the Common Collateral or otherwise and without recourse to the First Priority Secured Parties, except that the First Priority Secured Parties shall represent and warrant: (i) the amount of the First Priority Obligations being purchased, (ii) that the First Priority Secured Parties own the First Priority Obligations free and clear of any liens or encumbrances and (iii) that the First Priority Secured Parties have the right to assign the First Priority Obligations and the assignment is duly authorized.
     3.9 Obligations Following Discharge of First Priority Obligations. Following the First Priority Obligations Payment Date, the First Priority Representative, on behalf of itself and the First Priority Secured Parties, agrees that it will not take any action that would hinder any exercise of remedies undertaken by the Second Priority Representative and the Second Priority Secured Parties, or any of them, under the Second Priority Documents, including any public or private sale, lease, exchange, transfer, or other disposition of the Common Collateral, whether by foreclosure or otherwise. Following the First Priority Obligations Payment Date, the First Priority Representative, on behalf of itself and the First Priority Secured Parties, hereby waives any and all rights it may have as a lien creditor or otherwise to contest, protest, object to, interfere with the manner in which the Second Priority Representative or any of the Second Priority Secured Parties seeks to enforce the Liens in any portion of the Common Collateral (it being understood and agreed that the terms of this Agreement shall govern with respect to the Common Collateral even if any portion of the Liens securing the Second Priority Obligations are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise). If the First Priority Obligations Payment Date has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower or any other Loan Party, any Common Collateral or proceeds thereof received by the First Priority Representative or any First Priority Secured Parties in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Second Priority

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Representative for the benefit of the Second Priority Secured Parties in the same form as received, with any necessary or reasonably requested endorsements or as a court of competent jurisdiction may otherwise direct.
     SECTION 4. Application Of Proceeds Of Common Collateral; Dispositions And Releases Of Common Collateral; Inspection and Insurance.
     4.1 Application of Proceeds; Turnover Provisions. All proceeds of Common Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred and thereafter, to the Second Priority Representative for application in accordance with the Second Priority Documents. Until the occurrence of the First Priority Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by any Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative (which authorization, being coupled with an interest, is irrevocable).
     4.2 Releases of Second Priority Lien. (a) Upon any release, sale or disposition of Common Collateral that results in the release of the First Priority Lien on any Common Collateral and (i) is permitted pursuant to the terms of the Second Priority Documents, (ii) results from any Enforcement Action taken by the First Priority Secured Parties or (iii) occurs pursuant to a sale under section 363 of the Bankruptcy Code, the Second Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.
     (b) The Second Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such farther actions, at the expense of the Borrower, as the First Priority Representative shall reasonably request in writing to evidence any release of the Second Priority Lien described in paragraph (a). The Second Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and in the name of the Second Priority Representative or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or

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desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     4.3 Inspection Rights and Insurance. (a) Subject to Section 4.2 and any express limitations contained in the First Priority Documents, any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by any Second Priority Secured Party or liability to any Second Priority Secured Party.
     (b) Until the First Priority Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right (i) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (ii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.
     SECTION 5. Insolvency Proceedings.
     5.1 Filing of Motions. Except as provided in Section 5.4, solely with respect to seeking adequate protection, until the First Priority Obligations Payment Date has occurred, the Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that no Second Priority Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Common Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the First Priority Representative (including the validity and enforceability thereof) or any other First Priority Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Priority Representative may file a proof of claim in an Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Representative imposed hereby.
     5.2 Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Priority Representative or the First Priority Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code (including, without limitation, financing including a priming Lien under Section 364(d) of the Bankruptcy Code) or to consent (or not object) to the provision of such financing to any Loan Party by any third party (“DIP Financing”), then the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that each Second Priority Secured Party (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (ii) will not request or accept adequate protection or any other relief in

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connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph 5.4 below, (iii) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens (x) to such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the First Priority Secured Parties and (z) to any “carve-out” agreed to by the First Priority Representative or the First Priority Secured Parties, and (iv) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice; provided, however that the Second Priority Second Parties may object to a DIP Financing (i) on the basis that they are not receiving adequate protection permitted under paragraph 5.4 below, (ii) to the extent the outstanding principal amount of the DIP Financing and the principal amount of the other First Priority Obligations exceed the Maximum First Priority Obligations Amount or (iii) if they do not retain a Lien on the Common Collateral or the proceeds thereof at the same priority as existed prior to the commencement of such Insolvency Proceeding subject to any priming Lien in such DIP Financing and the priority of the First Priority Liens provided hereunder. No Second Priority Secured Party shall propose or support any third party who proposes any DIP Financing without the express written consent of the First Priority Representative, which consent may be withheld in the sole discretion of the First Priority Representative.
     5.3 Relief From the Automatic Stay. The Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.
     5.4 Adequate Protection. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the First Priority Representative or the First Priority Secured Parties for adequate protection or (ii) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 5.2, in any Insolvency Proceeding, (x) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral, and the First Priority Secured Parties do not object to the adequate protection being provided to them, then the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may seek or accept adequate protection solely in the form of (A) a replacement Lien on such additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement, (B) accrual (but not current payment) of interest on the Second Priority Secured Obligations, and (C) payment of reasonable

20

professional fees and expenses of the Second Priority Representative, and (y) in the event the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Priority Representative, on behalf of itself or any of the Second Priority Secured Parties, agrees that the First Priority Representative shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the First Priority Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under this Agreement.
     5.5 Avoidance Issues. (a) If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     5.6 Asset Dispositions in an Insolvency Proceeding. Neither the Second Priority Representative nor any other Second Priority Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Loan Party that is supported by the First Priority Required Lenders, and the Second Priority Representative and each other Second Priority Required Lenders will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Priority Secured Parties and to have released their Liens in such assets.
     5.7 Separate Grants of Security and Separate Classification. Each Second Priority Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations

21

are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and Second Priority Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Priority Secured Parties, with the Second Priority Secured Parties hereby acknowledging and agreeing to turn over to the First Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties).
     5.8 No Waivers of Rights of First Priority Secured Parties. Subject to Section 2.1(b), nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Documents or otherwise.
     5.9 Plans of Reorganization. The Second Priority Secured Parties may propose, vote on, file and prosecute, object to, and make other filings with regard to, any plan of reorganization, unless such action would directly or indirectly result in a violation of this Agreement, whether directly by any Second Priority Secured Party or as a result of confirmation of such plan.
     5.10 Other Matters. (a) To the extent that the Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties not to assert any of such rights without the prior written consent of the First Priority Representative; provided that if requested in writing by the First Priority Representative, the Second Priority Representative shall timely exercise such rights in the manner requested by the First Priority Representative, including any rights to payments in respect of such rights.
     5.11 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the

22

commencement of an Insolvency Proceeding. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.
     SECTION 6. Second Priority Documents and First Priority Documents.
     (a) Each Loan Party and the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Second Priority Documents inconsistent with or in violation of this Agreement.
     (b) The First Priority Obligations may be amended, waived, increased, extended, renewed, replaced, refinanced or secured with additional collateral (provided that both the First Priority Liens and the Second Priority Liens shall attach to such additional collateral) without affecting the lien priorities of the First Priority Liens and the Second Priority Liens, subject to the covenants in the First Priority Documents and the Second Priority Documents; provided that no such amendment, waiver, increase, extension, renewal, replacement or refinancing shall increase the principal amount of the First Priority Obligations to an amount in excess of the Maximum First Priority Obligations Amount.
     (c) Until the First Priority Obligations Payment Date has occurred, and notwithstanding anything to the contrary contained in the Second Priority Documents, the Second Priority Secured Parties shall not, without the prior written consent of the First Priority Representative, agree to any amendment, restatement, modification, supplement, substitution, renewal or replacement of or to any or all of the Second Priority Documents to (i) shorten the maturity of the Second Priority Obligations to be sooner than 91 days following the scheduled maturity date of the First Priority Obligations under the Existing First Priority Agreement or (ii) impose any amortization payments of principal in respect of the Second Priority Obligations and/or add any additional mandatory principal prepayments (or offers to prepay) the Second Priority Obligations, in each case, prior to the scheduled maturity date of the First Priority Obligations under the Existing First Priority Agreement.
     SECTION 7. Reliance; Waivers; etc.
     7.1 Reliance. The First Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Second Priority Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Priority Representative, on behalf of itself and First Priority Secured Parties, expressly waives all notices of the acceptance of and reliance by the Second Priority Representative and the Second Priority Secured Parties

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     7.2 No Warranties or Liability. The Second Priority Representative and the First Priority Representative acknowledge and agree that neither has made any express or implied representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Priority Document or any Second Priority Document. Except as otherwise provided in this Agreement, the Second Priority Representative and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
     7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Priority Documents or the Second Priority Documents.
     SECTION 8. Obligations Unconditional.
     8.1 First Priority Obligations Unconditional. All rights of the First Priority Representative hereunder, and all agreements and obligations of the Second Priority Representative, the Borrower and the other Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
     (i) any lack of validity or enforceability of any First Priority Document;
     (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;
     (iii) prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or
     (iv) prior to the First Priority Obligations Payment Date, any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Priority Obligations, or of any of the Second Priority Representative, or any Loan Party, to the extent applicable, in respect of this Agreement.
     8.2 Second Priority Obligations Unconditional. All rights and interests of the Second Priority Representative under this Agreement, and all agreements and obligations of the First Priority Representative, the Loan Parties, to the extent applicable, hereunder, shall remain in full force and effect irrespective of:

24

     (i) any lack of validity or enforceability of any Second Priority Document;
     (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;
     (iii) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or
     (iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Priority Obligations, or of any of the First Priority Representative or any other Loan Party, to the extent applicable, in respect of this Agreement.
     SECTION 9. Miscellaneous.
     9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern.
     9.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligation Payment Date shall have occurred. This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, the Borrower or any other Loan Party on the faith hereof.
     9.3 Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative and the Second Priority Representative and, in the case of amendments or modifications of Sections 3.5, 3.6, 3.8, 5.2, 5.4, 6, 9.3, 9.5 or 9.6 that directly adversely affect the rights or duties of any Loan Party, such Loan Party.
     9.4 Information Concerning Financial Condition of the Borrower and the other Loan Parties. Each of the Second Priority Representative and the First Priority Representative hereby assume responsibility for keeping itself informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations. The Second Priority Representative and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event

25

the Second Priority Representative or the First Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.
     9.5 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.
     9.6 SUBMISSION TO JURISDICTION; WAIVERS. (A) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     (B) ALL PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO (X) ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION AND (Y) THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
     (C) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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     9.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Second Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.
     9.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     9.10 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     9.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.
     9.12 Second Priority Representative Actions. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Second Priority Representative or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Priority Representative, it is understood that in all cases the Second Priority Representative shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such advice or

27

concurrence of the Required Holders, as it deems appropriate. This provision is intended solely for the benefit of the Second Priority Representative and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto, or impose any obligation on the First Priority Representative or any of the other First Priority Secured Parties to inquire as to the advice or concurrence of the Required Holders received by the Second Priority Representative prior to relying on the authority of the Second Priority Representative to take any action permitted hereunder.
     9.13 USA Patriot Act. The Borrower acknowledges that in accordance with Section 326 of the USA Patriot Act Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Borrower agrees that it will provide Deutsche Bank Trust Company Americas with such information as it may request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.

28

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMorgan Chase Bank, N.A., as First Priority Representative for and on behalf of the First Priority Secured Parties
By:
	Name:	Sabir A. Hashm
	Title:	Vice President

Address for Notices:
Attn:
Telecopy No.:

With a copy to:
Attn:
Telecopy No.:

[Intercreditor Agreement Signature Page]

Deutsche Bank Trust Company Americas, as Second Priority Representative for and on behalf of the Second Priority Secured Parties
By:	Deutsche Bank National Trust Company

By:
	Name:	Cynthia J. Powell
	Title:	Vice President

By:
	Name:	David Contino
	Title:	Vice President

Address for Notices: Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street, MS2710 New York, NY 10005 Attn: Deal Manager — Corporate Team

With a copy to: Deutsche Bank Trust Company Americas c/o Deutsche Bank Trust Company Trust & Securities Services 25 DeForest Avenue, MS SUM 01-0105 Summit, NJ 07901 Attn: Deal Manager — Corporate Team

[Intercreditor Agreement Signature Page]

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:
Title: EVP & CFO

Signature Page to MoneyGram Inter-creditor Agreement

MONEYGRAM INTERNATIONAL, INC.

MONEYGRAM PAYMENT SYSTEMS, INC.

MONEYGRAM INVESTMENTS, LLC

FSMC, INC.

PROPERTYBRIDGE, INC.

MONEYGRAM OF NEW YORK, LLC,
By: MONEYGRAM PAYMENT SYSTEMS, INC., its Sole Member

By:
Title: President and CEO

Signature Page to MoneyGram Intercreditor Agreement

Exhibit 4
Financial Information
See attached financial information

Project North Star	Draft — CONFIDENTIAL
Global Funds Transfer
($ in millions, except volume amounts)

	FY 2006
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Total Revenue	$59.0	$58.1	$65.9	$64.0	$68.6	$69.4	$69.0	$71.7	$72.8	$74.6	$70.6	$78.1	$821.7
Net Revenue	$35.8	$35.6	$39.4	$39.2	$40.5	$41.9	$41.5	$42.4	$41.6	$43.9	$40.8	$45.5	$488.2
Margin	60.7%	61.2%	59.8%	61.2%	59.1%	60.4%	60.2%	59.2%	57.1%	58.9%	57.8%	58.2%	59.4%

Operating Income	12.7	12.8	14.4	12.7	16.5	11.7	13.0	13.4	12.2	14.5	6.7	12.1	152.6
Margin	21.5%	22.0%	21.9%	19.8%	24.0%	16.8%	18.8%	18.7%	16.7%	19.5%	9.5%	15.5%	18.6%

	FY 2007
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Total Revenue	$72.4	$73.1	$81.1	$77.9	$85.1	$84.1	$84.4	$88.0	$85.1	$93.5	$88.0	$92.2	$1.004.8
Y-o-Y Growth	22.9%	25.7%	23.1%	21.7%	24.1%	21.1%	22.3%	22.7%	16.9%	25.3%	24.7%	18.0%	22.3%
Net Revenue	$42.2	$42.6	$46.8	$45.0	$48.6	$48.3	$48.6	$50.6	$47.9	$52.9	$49.6	$51.2	$574.2
Y-o-Y Growth	17.9%	19.5%	18.7%	14.7%	20.0%	15.1%	17.0%	19.2%	15.2%	20.5%	21.6%	12.5%	17.6%
Margin	58.3%	58.3%	57.7%	57.7%	57.2%	57.4%	57.5%	57.5%	56.3%	56.6%	56.4%	55.5%	57.1%

Operating Income	$10.7	$13.3	$13.6	$12.3	$14.4	$14.1	$14.2	$15.8	$15.8	$15.5	$11.3	$18.2	$169.1
Y-o-Y Growth	(15.9%)	3.4%	(5.4%)	(3.1%)	(12.5%)	21.0%	8.9%	18.2%	29.9%	6.9%	98.2%	50.3%	11.6%
Margin	14.7%	18.1%	16.8%	15.7%	16.9%	16.8%	16.8%	18.0%	18.6%	16.6%	12.8%	19.7%	16.8%
Money Transfer and ExpressPayment Transaction Volumes [1] (volumes in ‘000s)

	FY 2007
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Money Transfer	[ * ]
Express Payment
Total
Money Transfer and ExpressPayment Combined Net Revenue ($ in millions)

	FY 2007
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Net Revenue	[ * ]

1	The appearance of [ * ] denotes confidential information that has been omitted from the Exhibit and filed separately with the SEC pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Project North Star	Draft — CONFIDENTIAL
Consolidated Company EBITDA
($ in millions)

	FY 2006
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Operating Income	$15.1	$15.3	$17.2	$20.8	$20.3	$12.7	$14.9	$16.3	$12.8	$16.7	$9.3	$13.3	$184.7
D&A	2.7	2.8	2.9	3.0	3.0	3.4	3.4	3.3	3.7	3.3	3.5	3.9	39.0

EBITDA	$17.9	$18.1	$20.1	$23.8	$23.3	$16.1	$18.3	$19.7	$16.4	$20.0	$12.8	$17.3	$223.7

	FY 2007
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Annual
Operating Income	$12.9	$16.6	$16.5	$16.6	$15.6	$17.7	$17.4	$18.1	$16.0	$19.3	$14.5	$26.2	$207.3
D&A	3.8	3.8	4.0	4.0	4.3	3.9	4.4	4.5	5.0	4.7	4.5	5.0	52.0

EBITDA	$16.7	$20.5	$20.5	$20.6	$19.9	$21.6	$21.8	$22..6	$21.0	$24.0	$18.9	$31.1	$259.3
Y-o-Y Growth	(6.3%)	13.1%	2.1%	(13.3%)	(14.6%)	34.2%	18.9%	15.1%	28.0%	20.1%	47.5%	80.4%	15.9%

HOLDCO DISCLOSURE SCHEDULE TO
AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
among
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
MONEYGRAM INTERNATIONAL, INC.
And
GSMP V ONSHORE US, LTD.
GSMP V OFFSHORE US, LTD.
GSMP V INSTITUTIONAL US, LTD.
THL Credit Partners, L.P.
Dated as of March 17, 2008
Relating to up to:
$500,000,000
13.25% Senior Secured Second Lien Notes Due 2018

INTRODUCTION
          Reference is made to that certain Amended and Restated Note Purchase Agreement dated as of March 17, 2008 (the “Agreement”), among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”), Moneygram International, Inc., a Delaware Corporation (“Holdco”), GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”), GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with GSMP Onshore and GSMP Offshore, the “Initial Purchasers”) and THL Credit Partners, L.P., a Delaware limited partnership (the “THL Purchaser” and together with the Initial Purchasers, the “Purchasers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement. Section references are to sections of the Agreement.
          The information contained herein is deemed to be subject to the confidentiality provisions set forth in the Agreement.
          Matters reflected herein are not necessarily limited to the matters required by the Agreement to be reflected herein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. This Holdco Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of Holdco except as and to the extent provided in the Agreement or to expand the scope of the representations or warranties of Holdco under the Agreement. Any disclosure with respect to a particular paragraph or section of this Holdco Disclosure Schedule shall be deemed to be disclosed for other paragraphs and sections of this Holdco Disclosure Schedule to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Furthermore, the disclosure of a particular item of information in this Holdco Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission or a concession that such information is material to Holdco or any Holdco Subsidiary or represents a material exception from any representation or warranty or a fact, event or circumstance that would result in or has caused or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Holdco and the Holdco Subsidiaries.
          This Holdco Disclosure Schedule sets forth exceptions to the representations, warranties, covenants and other agreements made by Holdco in the Agreement and is intended to qualify such representations, warranties, covenants and agreements. No disclosure in this Holdco Disclosure Schedule relating to any possible noncompliance, breach or violation of any Disclosed Contract, Permit or Law shall be construed as an admission or indication that any such noncompliance, breach or violation exists or has actually occurred, and nothing in the Holdco Disclosure Schedule shall constitute an admission of liability or obligation of Holdco or any Holdco Subsidiary to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action, or other right.
          Certain matters are listed in this Holdco Disclosure Schedule for informational purposes only and may not be required to be listed herein by the terms of the Agreement. In disclosing this information, Holdco and the Holdco Subsidiaries expressly do not waive any

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attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.
          Section headings refer to sections of the Agreement to which they relate are inserted for convenience of reference only and will not affect the meaning or interpretation of the Agreement or this Holdco Disclosure Schedule. The terms “Disclosed Contract”, “Permit” and “Law” have the meanings given to them in the Agreement.

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Section 3.3
Material Adverse Effect and Termination Development
See Section 4.8 of this Holdco Disclosure Schedule.

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Section 4.3
Holdco Subsidiaries
1.	In addition to the Previously Disclosed list of subsidiaries of Holdco, on August 28, 2007, Holdco formed a Minnesota corporation for the purpose of confidentially applying for a new trademark in connection with the global branding initiative. The name of the corporation is: GBP Holdings, Inc. GBP Holdings, Inc. is a wholly-owned subsidiary of MoneyGram Payment Systems, Inc.

2.	Holdco formed MoneyGram Investments, LLC, a Delaware limited liability company on March 3, 2008, as a subsidiary of MoneyGram Payment Systems, Inc. CAG, Inc., a Nevada corporation and also a MoneyGram Payment Systems, Inc. subsidiary, was merged into MoneyGram Investments, LLC on March 4, 2008.

3.	Each Supervisory Board member of Holdco’s French subsidiary, MoneyGram France S.A., owns one share of that entity. Under French law, Supervisory Board members are required to be shareholders or need to become shareholders within six months of their appointment. There is a loan of share agreement with each Supervisory Board member pursuant to which Holdco may, without providing the shareholder any consideration, repossess the share for any reason.

4.	Pursuant to Amendment No. 3 to Credit Agreement and Waiver to the Amended and Restated Credit Agreement, dated as of June 29, 2005, as amended, by and among Holdco, JPMorgan Chase Bank, N.A., individually and as administrative agent, and the other financial institutions signatory thereto, and Amendment No. 2 to Credit Agreement and Waiver to the 364-Day Credit Agreement, dated as of November 15, 2007, as amended, by and between Holdco and JPMorgan Chase Bank, N.A., both effective January 25, 2008, (collectively, the “Amendments and Waivers to Credit Agreements”), Holdco granted the lenders a security interest in the non-financial assets of Holdco and its subsidiaries and the stock of its subsidiaries. A Security Agreement and Pledge Agreement of even date therewith were executed in connection with the Amendments and Waivers to Credit Agreements.

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Section 4.5
Authorization; No Default
1.	Pursuant to the Amended and Restated Credit Agreement, dated as of June 29, 2005, as amended, by and among Holdco, JPMorgan Chase Bank, N.A., individually and as administrative agent, and the other financial institutions signatory thereto, an acquisition of 20% or more of the outstanding shares of voting stock of Holdco is an event of default under the Agreement.

2.	Pursuant to the 364-Day Credit Agreement, dated as of November 15, 2007, as amended, by and between Holdco and JPMorgan Chase Bank, N.A., an acquisition of 20% or more of the outstanding shares of voting stock of Holdco is an event of default under the Agreement.

3.	Pursuant to the official check Agreement between MoneyGram Payment Systems, Inc. and Wachovia Corporation, dated September 1, 2006, Wachovia has a right to terminate the Agreement upon a merger or acquisition. Wachovia has an average balance of approximately $225 million and is one of Holdco’s official check customers that has a special purpose entity.

4.	Pursuant to the Ordering Document between MoneyGram International, Inc. and Oracle USA, Inc., effective May 18, 2007, the license period terminates upon an acquisition of Holdco.

5.	Various states and other jurisdictions require prior notice or approval prior to acquisition of various types of securities of companies (or parent entities of companies) authorized by such state to engage in the money transfer business. No representation is made as to whether the acquisition of Securities by the Investors prior to receipt of approval or prior to the expiration of such notice period complies with any such laws or requirements.

6.	MoneyGram Payment Systems, Inc is licensed as a money transmitter in the Netherlands. Holdco will need to provide advance notice to the Netherlands Authority for the Financial Markets (De Nederlandsche Bank) of new directors however, prior approval of any new directors appointed in conjunction with the Investment is not necessary. The Netherlands Authority for the Financial Markets has the right to make inquiries into the background of the directors.

7.	MoneyGram France S.A. is licensed as a credit institution in France. Holdco must obtain prior authorization from the French Credit Institutions and Investment Firms Committee (Comité des Établissements de Crédit et des Entreprises d’Investissement) of any acquisition (whether direct or indirect) of stockholdings in the credit institution granting to the purchaser “effective control.”

8.	MoneyGram Payment Systems, Inc is licensed as a money transmitter in Germany, which is regulated by the German banking regulator, Bundesanstalt für Finanzdienstleistungsaufsicht

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(BaFin). The German Banking Act requires that as soon as someone has the intent to acquire an interest exceeding 10%, which may include an indirect ownership through a chain of majority owned or controlled enterprises, he or she must file a notification with BaFin.

9.	Pursuant to the Master Agent Agreement between MoneyGram Payment Systems, Inc. and Advance America, Cash Advance Centers, Inc., dated March 9, 2007, Holdco is required to give Advance America immediate notice of a Change of Control. Change of Control under the Agreement includes an acquisition of more than 50% of the outstanding shares of voting stock of MPSI or an affiliate.

10.	Section 4.12 of this Holdco Disclosure Schedule is incorporated herein by reference.

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Section 4.6
SEC Documents
1.	Holdco received a comment letter from the Securities and Exchange Commission (“SEC”) dated December 21, 2007, pertaining to Holdco’s Form 10-K for the fiscal year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007. Holdco responded to the SEC by letter dated January 3, 2008, requesting additional time to respond to its comments. Holdco provided its responses to the SEC to the comment letter on January 23, 2008. Holdco received an additional letter from the SEC dated February 5, 2008, requesting additional information. Holdco filed a response to the February 5, 2008 letter on February 20, 2008. In subsequent verbal discussions with the SEC, the SEC asked for clarification on one additional item. Holdco filed a written response to such request on March 3, 2008. On March 7, 2008, Holdco received a letter from the SEC indicating it had no further questions at this time.

2.	Effective January 1, 2008, Holdco amended its 40l(k) Plan, to among other things, allow a participant to move existing account balances (as opposed to new deferrals) into and out of a Holdco Stock Fund. Holdco did not file a Form S-8 when such change was made, however on January 31, 2008, Holdco’s Board of Directors approved an amendment to the 401(k) plan to prohibit any further participant transfers of account balances into Holdco stock and thus no Form S-8 will be filed.

3.	By letter dated February 4, 2008, Holdco was advised that the SEC was conducting a non-public investigation to determine whether any violation of the federal securities laws had occurred. By letter dated February 11, 2008, Holdco was asked to voluntarily produce certain documentation related to its investment portfolio and securities holdings as well as correspondence with Euronet Worldwide, Inc. regarding a potential acquisition. Holdco is complying with both the retention and production requests. The first production of documents occurred on March 7, 2008 and the production will be completed by March 26, 2008.

4.	Section 4.10(4) of this Holdco Disclosure Schedule is incorporated herein by reference.

5.	Holdco has not filed its Annual Report for 2007 on Form 10-K by the required deadline.

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Section 4.7
Taxes
Clause (i)(c)
1.	Holdco is currently being audited by the Internal Revenue Service for its 2005 tax returns.

2.	The UK taxing authority has notified Holdco of its intent to review Holdco’s 2006 UK tax filings.

3.	Holdco is currently under audit for state income taxes in the following jurisdictions for the specified years: Arizona (2003-2004), California (2003-2004), Georgia (2003), New Jersey (2002-2004) and New York (2002-2005). The state of Minnesota has notified Holdco of its intent to review Holdco’s 2004, 2005 and 2006 state income tax returns.

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Section 4.8 1
Ordinary Course 1
1.	On October 17, 2007, Holdco announced the strategic review of Holdco’s payment systems segment. On January 7, 2008, Holdco’s Board of Directors approved the restructuring of its Official Check business model by changing its commission structure, enabling Holdco to continue providing these essential services by focusing on small to mid-sized institutions and exiting certain large customer relationships. Holdco expects to exit contracts with most of its top ten Official Check customers, who together account for approximately $2 billion of Holdco’s Official Check payment obligations.

2.	The Form 8-Ks filed with the SEC on January 14, 2008, January 15, 2008, January 31, 2008, February 12, 2008, March 5, 2008, and Form NT-10-K filed February 29, 2008, and Form NT-10-K/A filed March 13, 2008 are incorporated herein by reference.

3.	First Interstate has requested and Holdco has agreed to increase First Interstate’s funding frequency to limit end of day settlement to $40 million of exposure.

4.	Huntington National Bank has requested and Holdco has agreed to provide Huntington early day funding in the amount of approximately $130 million.

5.	Holdco has agreed with Wells Fargo to pre-paid funding status for ACH transaction (representing approximately $10 million) and international wires (approximately $100 million) and to ensure funds are available prior to cash letter posting.

6.	Since the beginning of 2008, Holdco received notices of cancellation and discontinuance of issuance from a number of Official Check customers. Holdco has also terminated or begun termination of a number of Official Check relationships. The Official Check customers that have provided formal or verbal notice of termination or have stopped issuing checks are listed as Exhibit A to this Section 4.8. The current status of Holdco’s relationships with its top 10 Official Check customers is summarized in Exhibit B to this Section 4.8..

7.	Holdco currently holds approximately $680 million in deposits from Official Check customers for same day remittances. In connection with Holdco’s recent disclosure of the unrealized losses in its investment portfolio, certain Official Check customers have asked Holdco to return their deposits for same day remittances. These customers are Huntington National Bank (representing $31 million in deposits), BankAtlantic (representing $9 million in deposits), Bancorp South (representing $6 million in deposits), and Farmer’s & Merchants Trust (representing $3 million in deposits). At this time, no deposits have been returned and it is Holdco’s current plan that such amounts shall not be returned until the customer has executed a termination agreement. Several additional Official Check customers have inquired about their deposits, but have not yet demanded a return of the deposit.

8.	From January 1, 2008 through March 14, 2008, Holdco sold a total of approximately $3.8 billion of securities (based on book value as of December 31, 2007), resulting in a realized

1	The appearance of [ * ] denotes confidential information that has been omitted from this Exhibit and filed separately with the SEC pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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loss of approximately $350 million, which was an incremental loss of approximately $1.2 billion in other than temporary impairments recorded in December of 2007.

9.	Holdco sought and obtained a waiver under the agreement described in Section 4.9(i)(A)(2) of this Holdco Disclosure Schedule of certain financial covenant defaults. The waiver remains effective until May 1, 2008.

10.	Holdco sought and obtained a waiver under the agreement described in Sections 4.5(10 and 4.5(2) of this Holdco Disclosure Schedule of certain financial covenant defaults. The waivers remain effective until May 1, 2008, subject to certain other termination events as set forth therein. In exchange for the waivers, Holdco has granted collateral in its non-financial assets and stock of its subsidiaries to the banks.

11.	Holdco maintains approximately $59 million in surety bonds in connection with licensing requirements in 47 states, plus Puerto Rico and the Virgin Islands. Holdco’s primary surety bond company, travelers Casualty & Surety of America, requested, and Holdco did execute, a new indemnity agreement providing for collateralization of the surety, effective February 11, 2008, and Holdco has provided approximately $45 million in cash collateral for the bonds. Holdco’s other surety bond company, Zurich American Insurance Co., asked Holdco to rectify technical execution faults in the original agreement between the companies, and Holdco did so effective February 7, 2008.

12.	Credit rating agencies have previously downgraded Holdco and placed it on negative watch for further ratings downgrades.

13.	In December of 2007, Holdco wrote-down approximately $6.5 million dollars for a decline in value of the goodwill of FSMC, Inc.

14.	In January 2008, CVS Stores indicated to Holdco that CVS is putting the roll out of money transfer services in additional stores on hold, citing Holdco’s financial position. CVS has indicated to Holdco that an escrow of the upfront payments associated with the rollout and signage ([ * ]) may allow CVS to continue with the rollout.

15.	Bank Pekao is merging with another bank in Poland that has a contract with Western Union. Holdco has pre-funded Bank Pekao approximately $1.5 million.

16.	Holdco has learned that Wal-Mart is developing a contingency plan if Holdco is unable to meet its obligations to consumers. Pursuant to Amendment 2 to the Money Services Agreement between Wal-Mart and MoneyGram Payment Systems, Inc., beginning on February 11, 2008, and on certain agreed upon dates, Wal-Mart will withhold certain money order proceeds from its remittance of funds to MPSI to accumulate a total amount of $160 million. Holdco had established a trust for the benefit of Wal-Mart in order to maintain funds for the payment of money orders.

17.	Holdco and ACE have executed an extension of Ace’s contract with MoneyGram Payment Systems, Inc. The extension is for a total of seven years (five years fixed plus a two year store expansion extension). The extension also calls for a [ * ].

[ * ]	Please refer to footnote on page 1 of this Section 4.8.

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18.	In January 2008, Holdco ceased the sale of receivables pursuant to the Sale of Receivables facility. Citibank, the sponsor of the facility, has asked Holdco to cancel the agreement given that there are no amounts outstanding. Holdco received a termination notice from Citibank.
19.	Holdco retained Blackstone Advisory Services, L.P., Kirkland & Ellis LLP and Alix Partners, LLP to provide certain contingency planning services.
20.	Section 4.9(ii)(A)(3) of this Holdco Disclosure Schedule is incorporated herein by reference.
21.	Since September 30, 2007, Ted Hill, Ann Jackson and Tammy Bauer were added as participants to Holdco’s Tier II Severance Plan.
22.	On January 31, 2008, Holdco’s Board of Directors approved an amendment to Holdco’s 401(k) plan prohibiting any further participant transfers of account balances into Holdco stock under the 401(k) Plan. The amendment also added to the Plan the titles of individuals that will serve on the Pension and 401(k) Committee (a change also made to Holdco’s Pension Plan).
23.	On January 31, 2008, the 401(k) and Pension Committee approved the appointment of an independent fiduciary to sit on the Committee.
24.	Holdco entered into an engagement letter with Duff and Phelps, LLC, dated January 27, 2008, as amended March 9, 2008, to obtain a second fairness opinion for the Transaction. Similarly, Holdco entered into an amended engagement letter with J.P. Morgan Securities Inc. on January 29, 2008 for similar services as part of its larger relationship with J.P. Morgan, and did receive such opinion on March 10, 2008.
25.	CitiCorp North America, Inc. (“Citi”) has required that Holdco deposit $10 million dollars into a demand account to serve as collateral supporting a Standby Letter of Credit dated June 29, 2005, issued by Citi on behalf of Holdco.
26.	Two individuals from Holdco’s internal audit department have resigned.
27.	Holdco’s Executive Vice President and Chief Technology Officer, Mr. David Albright, has resigned with separation of service on March 10, 2008. Holdco is in the process of negotiating a separation agreement and release of claims with Mr. Albright, a copy of which has been provided to Investors. Holdco’s Executive Vice President and Chief Investment Officer, William Putney, intends to resign and Holdco intends to engage him as a consultant pursuant to a contract.
28.	The Credit Union National Association (“CUNA”) had informed Holdco that it intended to send notices to its members informing them that items issued by Holdco are not CUNA insured. Holdco and CUNA have had discussions and CUNA has agreed to refrain from sending out mass communications to its members at this time. Two regional associations

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(WestCorp and SE Corp) have also indicated that they are contemplating sending notices to its members regarding the safety and soundness of Holdco.
29.	Since January 1, 2008, MoneyGram Payment Systems, Inc. (“MPSI”) has received a variety of requests from state regulators for additional information about MPSI’s operations and investments, as well as requests for information relating to the pending change in control and the new investors. In addition, MPSI has prepared new license applications that will soon be filed with the regulators in the required states. MPSI has also implemented, at the request of several states, monthly reporting of permissible investments/eligible securities to those states that have such requirements. Specific requests from states for information include the following:
California — The regulator has requested MPSI to provide weekly cash liquidity reports. The regulator has also requested information regarding outstanding payment obligations, eligible securities, official check customers, official check activity, cash flow statements, a summary of the Tsavorite Special Purpose Entity, agent past-due receivables, financial statements, and investment portfolio reports. MPSI has provided all of this information to the regulator.
Connecticut — The regulator has requested information regarding MPSI’s outstanding payment obligations, permissible investments, and losses from the sale of securities in MPSI’s investment portfolio. MPSI has provided all of this information to the regulator.
Hawaii — The regulator requested monthly permissible investments reports. In addition, at the time of license renewal, the regulator requested MPSI increase the amount of its surety bond from $1,000 to $500,000. MPSI has complied with the regulator’s requests.
Kentucky — The regulator requested MPSI to convey to the proposed investors the regulator’s request for financial statements from the appropriate entities which will serve as the new investors. MPSI has passed along this request to Buckley Kolar LLP which is assembling the license applications on behalf of the investors.
Ohio — The regulator requested a detailed investment report that identifies every security in the MPSI portfolio by CUSIP number, and a one-page report that summarizes the portfolio by category. MPSI has provided this information to the regulator.
30.	MoneyGram Payment Systems, Inc. is currently in the process of renegotiating its contract with Thomas Cook. Thomas Cook has indicated that it would consider signing with Western Union if the Transaction is not signed in the next several days.
31.	Standard Bank of South Africa has inquired about the possibility of a prefund. Holdco does not yet know the contemplated amount and no agreement has been reached on this issue.
32.	RBC Centura has verbally informed Holdco that it desires a change to remittance processes, and requested a funding account be created at its bank to hold same day funds for Official Check business. Holdco and RBC are negotiating a mutually-agreeable change.
33.	Holdco received letters dated March 7, 2008, and March 11, 2008, from NYSE Regulation

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division regarding, among other items, its request to proceed with the Amended and Restated Purchase Agreement, its late 10-K filing for 2007, and listing requirements of the Exchange.
34.	As part of Holdco’s recent sale of various investments, Holdco is currently in the process of restructuring its Treasury department and eliminating its Trading department. After a transition period, Holdco will contract with an outside vendor to effectuate its trading requirements. As part of this restructuring, Holdco is drafting a limited-period consulting agreement with William Putney, Holdco’s current Chief Investment Officer, to take effect upon Putney’s resignation. A reduction of force for an additional 5 employees is anticipated, and 3 current employees of the Trading department will be reassigned. Plans call for Holdco’s current Vice-President of Internal Audit, Daniel Collins, to transition into a role as Vice President and Treasurer, and Holdco’s Vice-President of Settlement Operations and various functions thereunder will report into that new area. Additionally, Holdco anticipates hiring a new director for Internal Audit.
35.	On March 14, 2008, Holdco’s independent fiduciary and investment manager of its Holdco Stock Fund 401(k) Plan (“Plan”) notified Company and T. Rowe Price Retirement Plan Services that it determined that permitting Plan participants to make new investments in Holdco stock through the Plan is no longer consistent with ERISA. T. Rowe Price was instructed to prevent additional purchases through the plan until directed otherwise, and the fiduciary is preparing a notification to send to all Plan participants.
36.	As a result of Holdco’s recent sale of various investments Holdco has determined that MPSI is no longer in compliance with the minimum net worth requirements of the various states in which it is licensed to conduct its money transfer and other payment services businesses. Holdco sought and obtained waivers under its credit agreements as described in Sections 4.5(1) and 4.5(2) of this Holdco Disclosure Schedule of certain financial covenant defaults. The waivers remain effective until May 1, 2008, subject to certain other termination events as set forth therein. The credit agreements contain a covenant requiring Holdco and its subsidiaries to comply with laws and regulations, except to the extent that non-compliance does not have a material adverse effect. The failure of MPSI to comply with minimum net worth requirements may be considered an Unmatured Default under this provision if the consequences are ultimately determined to have a material adverse effect. Unmatured Defaults are subject to cure for a 30 day grace period, with such cure not requiring any waiver or consent. Holdco has notified the Agent under the credit agreement of its failure to meet minimum net worth requirements and the possible existence of an Unmatured Default.

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Exhibit A to Schedule 4.8(g)
[Spreadsheet listing OC customer information has been provided to the Investors]

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Exhibit B to Schedule 4.8(g)
[Memorandum regarding status of top 10 OC customers has been provided to the Investors]

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Section 4.9 1
Commitments and Contracts 1
(i)(A)
Except for contracts filed with the SEC, all of Holdco’s contracts are entered into in the ordinary course of business and at the time of all previous periodic filings with the SEC, Holdco determined that it was not substantially dependent on any individual contract, as such term is defined in Item 60l(b)(10) of Regulation S-K under the Securities Act. Holdco’s Disclosure Committee is currently analyzing a number of contracts with top customers and vendors and is expected to reach conclusions in the next 10 days as to whether Holdco is substantially dependent on any such contracts or relationships. If a determination is made that Holdco is substantially dependent on one or more customers or vendors, it intends to file a redacted copy of the relevant contract as an Exhibit to its Form 10-K.
1.	Money Services Agreement effective February 1, 2005, as amended, between MoneyGram Payment Systems, Inc. and Wal-Mart Stores, Inc. Holdco and Wal-Mart have agreed to a Trust Agreement pursuant to which Wal-Mart will remit money transfer and money order proceeds and fees into the Trust and Holdco will be entitled to withdraw funds from the Trust on a specified schedule. Holdco has determined and JPMorgan Chase Bank, N.A. has agreed that no consents are necessary from the credit agreement banks.
2.	Restated Clearing Agreement, dated as of February 26, 2007, among U. S. Bank National Association, MoneyGram Payment Systems, Inc. and MoneyGram International, Inc., as amended.
3.	Clearing Agreement, dated April 30, 2003, between Travelers Express Company, Inc. and Branch Banking and Trust Company.
4.	Clearing Agreement, dated December 15, 1997, between Travelers Express Company, Inc. and First Interstate Bank.
5.	Restated and Amended Clearing Agreement, dated June 8, 2007, between MoneyGram Payment Systems, Inc. and The Huntington National Bank, as amended on February 15, 2008.
6.	Clearing Agreement/Addendum to Mellon Global Cash Management Terms and Conditions, dated August 13, 2001, between Travelers Express Company, Inc. and Boston Safe Deposit and Trust Company.
7.	Clearing Agreement, dated August 9, 1996, between Travelers Express Company, Inc. and Preferred Bank.
8.	Clearing Agreement, dated February 26, 2002, between Travelers Express Company, Inc. and SouthTrust Bank.

1	The appearance of [ * ] denotes confidential information that has been omitted from this Exhibit and filed separately with the SEC pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act, as amended

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9.	Clearing Agreement, dated March 31, 1993, between Travelers Express Company, Inc. and First Security State Bank.
10.	Clearing Agreement, dated July 31, 1998, between Travelers Express Company, Inc. and Community Resource Bank (f/k/a Community National Bank of Northfield).
11.	Presentment Services Agreement, dated June 12, 2002, among Travelers Express Company, Inc., WF National Bank South Central and Wells Fargo Bank Minnesota, National Association.
12.	Clearing Agreement, dated October 2, 1990, between First Regional Bank and Travelers Express Company, Inc.
13.	Clearing Agreement dated February 16, 2004, between Citizens State Bank of Clara City and Travelers Express Company, Inc.
14.	Hematite Trust (BB&T)
a.	Administration Agreement, dated June 30, 2000, between Travelers Express Company, Inc. and Hematite Trust.

b.	Liquidity Agreement, dated June 30, 2000, between CAG, Inc. and Hematite Trust.

c.	Trust Agreement, dated June 30, 2000, among Branch Banking and Trust Company, as Trustee, Wilmington Trust Company, as Delaware Trustee, and CAG, Inc., as Certificateholder.

d.	Transfer Agreement, dated as of June 30, 2000, between Travelers Express Company, Inc. and Hematite Trust.
15.	Monazite Trust (Huntington)
a.	Administration Agreement, dated September 14, 2001, between Travelers Express Company, Inc. and Monazite Trust.

b.	Liquidity Agreement, dated September 14, 2001, between CAG, Inc. and Monazite Trust.

c.	Trust Agreement, dated September 14, 2001, among The Huntington National Bank, as Trustee, Wilmington Trust Company, as Owner Trustee, and CAG, Inc., as Certificateholder.

d.	Transfer Agreement, dated as of September 14, 2001, between Travelers Express Company, Inc. and Monazite Trust.

e.	Trust Maintenance Agreement, dated as of September 14, 2001, among Monazite Trust, Travelers Express Company, Inc. and The Huntington Bank.
16.	Ferrum Trust (Wachovia)
a.	Administration Agreement, dated as of December 2, 2002, between Travelers Express Company, Inc. and Ferrum Trust.

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b.	Liquidity Agreement, dated as of December 2, 2002, between Travelers Express Company, Inc. and Ferrum Trust.

c.	Trust Agreement, dated as of December 2, 2002, between Allfirst Financial Center, N.A., as Trustee, and Travelers Express Company, Inc., as Certificateholder.

d.	Transfer Agreement, dated as of December 2, 2002, between Travelers Express Company, Inc. and Ferrum Trust.

e.	Trust Maintenance Agreement, dated as of December 2, 2002, among Ferrum Trust, Travelers Express Company, Inc. and Wachovia Bank, N.A.
17.	Tsavorite Trust (U.S. Bank)
a.	Administration Agreement, dated as of August 7, 2003, between Travelers Express Company, Inc. and Tsavorite Trust

b.	Liquidity Agreement, dated as of August 7, 2003, between Travelers Express Company, Inc. and Tsavorite Trust

c.	Trust Agreement, dated as of August 7, 2003, among U.S. Bank, N.A., as Trustee, U.S. Bank Trust, N.A., as Owner Trustee, and Travelers Express Company, Inc., as Certificateholder

d.	Transfer Agreement, dated as of August 7, 2003, between Travelers Express Company, Inc. and Tsavorite Trust.

e.	Omnibus Amendment to Tsavorite Trust Transaction documents, dated December 19, 2007, among Tsavorite Trust, MoneyGram Payment Systems, Inc., U.S. Bank, N.A., U.S. Bank Trust, N.A. and U.S. BANCORP extending the Maturity Date to July 31, 2008.
(i)(D)
1.	Items (1) and (2) of Schedule 4.5 are incorporated herein by reference.
2.	International Swap Dealers Association, Inc. Master Agreement, dated as of January 23, 2004, between Wachovia Bank, National Association and Travelers Express Company, Inc., together with related Swap Transaction Confirmation dated September 9, 2005, in the notional amount of $100,000,000.
3.	International Swap Dealers Association, Inc. Master Agreement, dated as of January 10, 2005, between Bank of America, N.A. and Travelers Express Company, Inc., together with related Swap Transaction Confirmation dated September 29, 2005, in the notional amount of $100,000,000.
4.	International Swap Dealers Association, Inc. Master Agreement, dated as of October 20, 2004, between Bank One, NA and Travelers Express Company, Inc., together with related Swap Transaction Confirmation dated March 5, 2004, in the notional amount of $100,000,000.

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5.	International Swap Dealers Association, Inc. Master Agreement, dated as of September 24, 1996, between Citibank, N.A. and Travelers Express Company, Inc., together with related Swap Transaction Confirmation dated February 2, 2007, in the notional amount of $150,000,000.

6.	International Swap Dealers Association, Inc. Master Agreement, dated as of May 26, 2006, between The Royal Bank of Scotland plc and MoneyGram Payment Systems, Inc., together with related Swap Transaction Confirmation dated June 6, 2006, in the notional amount of $100,000,000, and Swap Transaction Confirmation dated May 12, 2004, in the notional amount of $100,000,000.

7.	92,500,000 Euro Loan, dated January 17, 2003, from MoneyGram Payment Systems, Inc. to MoneyGram International Holdings Ltd.
(i)(E)
1.	Agreement and Plan of Merger, dated as of September 12, 2007, by and among MoneyGram Payment Systems, Inc., Project Oscar Acquisition, Inc., PropertyBridge, Inc. and the Stockholders’ Representative.
2.	In connection with the formation of the Stillwater ABS CDO 2006-1, LTD, Holdco sold $259.7 million of securities to Wachovia Capital Markets (“Wachovia”) and substantially all of those securities, along with others, were in turn sold by Wachovia to the Stillwater ABS CDO.
3.	Sale and Purchase Agreement, dated as of March 24, 2006, by and among Money Express S.r.l, Mr. Giuseppe Pipitone, MoneyGram Payment Systems, Inc. and MoneyGram Payment Systems Italy S.r.l.
Contracts with Limitations
1.	International Money Transfer Supply Agreement, dated March 3, 2006, between Poste Italiane S.p.A. and MoneyGram Payment Systems, Inc., which limits [ * ]
2.	Master Agency Agreement, dated October 12, 2006, between Walgreen Co. and MoneyGram Payment Systems, Inc. (“MPSI”), which restricts [ * ]
3.	Letter Agreement, dated July 12, 2006, between MoneyGram Payment Systems, Inc. and RIA Envia, Inc., which contains an employee non-solicitation provision that expires July 12, 2008.
4.	Letter Agreement, dated July 14, 2006, between MoneyGram Payment Systems, Inc. and

[ * ]	Please refer to footnote on page 1 of this Section 4.9.

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iPay Technologies, LLC, which contains an employee non-solicitation provision that expires July 14, 2008.
5.	Letter Agreement, dated March 21, 2007, between MoneyGram International, Inc. and Skylight Financial, Inc., which contains an employee non-solicit provision that expires March 21, 2009.
6.	Letter Agreement, dated March 2007, between MoneyGram Payment Systems, Inc. and Internet Transaction Solutions, Inc., which contains an employee non-solicitation provision that expires September 2009.
7.	Letter Agreement, dated August 2007, between MoneyGram Payment Systems, Inc. and UniRush LLC, which contains an employee non-solicitation provision that expires August 2008.
(ii)(A)
1.	The Services Agreement, dated May 2004, between Nextel Partners Operating Corp. and MoneyGram Payment Systems, Inc. contains a provision that the contracting party may terminate the agreement if Holdco receives a waiver of a covenant under its credit facility.
2.	The Master Agent Agreement between MoneyGram Payment Systems, Inc. (“MPSI”) and Advance America, Cash Advance Centers, Inc. contains a provision requiring MPSI to give Advance America notice if MPSI or an affiliate receives a waiver of a covenant under its credit facility.
3.	Pursuant to Holdco’s official check contracts with Wachovia Bank, Branch Banking and Trust Company (“BB&T”) and RBC Centura Bank, Holdco must maintain a certain credit rating. The agreement with Wachovia requires that the credit rating issued by Standard and Poors as of the date of the agreement (July 15, 2004) must be maintained; the agreement with BB&T requires that Holdco must maintain an investment grade rating with at least one of the nationally recognized rating agencies; and the agreement with RBC Centura provides that Holdco shall maintain an investment grade credit rating of at least a Baa3 from Moody’s and a BBB from Standard & Poor. In the event of a split rating, the lower of the two ratings shall apply. Holdco has not maintained the required credit rating, creating a right of termination for the applicable bank.
4.	MoneyGram Payment Systems, Inc. is party to a Call Center Services Agreement with the Bulgarian Telecommunications Company, dated September 30, 2004, as amended. Commencing in January, 2007, the Bulgarian Telecommunications Company started invoicing Holdco for a Value Added Tax associated with the call center services. Holdco contends that the services are not subject to the Value Added Tax. The amount in dispute is approximately $200,000.
5.	Under a majority of its contracts with top agents, official check customers and clearing banks, Holdco is or may be out of compliance with certain representations and/or covenants made stating that Holdco will maintain a “sound financial condition” (or other similar

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language) and/or be in compliance with laws. Except as Previously Disclosed on the Disclosure Schedules, no customer or clearing bank of Holdco has claimed the right to terminate its contract based on a breach of the foregoing representations and/or covenants.
6.	On February 28, 2008, Holdco received a letter from the Stockholders’ Representative under the Plan of Merger between Property Bridge, Inc. and MoneyGram Payment Systems, Inc. (“PB Agreement”). The letter alleged several aspects of failed integration representations claimed to be significant, and requested early payout of Earn Outs under the PB Agreement. Holdco strenuously denies failure of such requirements except for minor instances which are being remedied in the time frame required by the PB Agreement. Holdco does not believe the Stockholders’ Representatives has complied with any of the necessary procedural requirements set forth in the PB Agreement and in any event, believes the claims baseless and notes no payment could be made until the end of the Earn Out period in 2009, and then only after a proper assessment. The maximum payout under the Earn Out is $10 million.
7.	Section 4.8(9) of this Holdco Disclosure Schedule is incorporated herein by reference.
8.	Section 4.8(10) of this Holdco Disclosure Schedule is incorporated herein by reference.

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Section 4.10
Litigation and Other Proceedings
1.	Western Union Company vs. MoneyGram International, Inc., United States District Court Western District of Texas, Case No. 1:07-20978. Western Union alleges that MoneyGram infringed one of its patents, which MoneyGram contests. While Holdco does not currently believe that this claim would reasonably be expected to have a Material Adverse Effect on Holdco, the expected result is undeterminable at this time.
2.	Javier Reto vs. Travelers Express Company, Inc., MoneyGram Payment Systems Inc., Viad Corp. et al, Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 02 CH 16657. This is a purported class action alleging MoneyGram breached its contract and violated the Illinois Consumer Fraud Act by paying out transactions in U.S. dollars rather than local currency in certain foreign countries. Class certification will likely be decided in the first quarter of 2008. If the class is not certified, we expect the case to conclude shortly thereafter. If the class is certified, the probable exposure is undetermined at this time. MoneyGram has summary judgment motions pending as well. While Holdco does not currently believe that this claim would reasonably be expected to have a Material Adverse Effect on Holdco, the expected result is undeterminable at this time.
3.	L.A. Murphy v. MoneyGram International, Inc. et al., District Court of Hennepin County, Minnesota, Case No. 27-CV-07-26795. On December 19, 2007, Ms. L.A. Murphy, a stockholder of Holdco, filed a purported class action suit against Holdco, and its officers and directors, alleging breach of fiduciary duties for failing to fully investigate the Euronet offer. On January 15, 2008, Holdco received a call from the court informing it that the plaintiff had requested a hearing for a Temporary Restraining Order, which was heard on January 18, 2008, in Hennepin County District Court. Holdco prevailed on such motion. Holdco subsequently learned that the plaintiff made an additional motion for a Temporary Restraining Order seeking to enjoin the Transaction and the announced management bonuses. Holdco subsequently learned that the plaintiff decided to forego the Temporary Restraining Order hearing.
4.	Berney v. MoneyGram International, Inc., MoneyGram Payment Systems, Inc., Thomas H. Lee Partners, L.P., et al, Los Angeles Superior Court (Central), County of Los Angeles, State of California, Case No. BC384089. On January 22, 2008, Mr. Berney, a stockholder of Holdco, filed a complaint against Holdco and certain of its officers and directors, and Thomas H. Lee Partners, L.P., alleging, among other things, preparation, issuance, and/or dissemination of materially false and misleading information and press releases to the investing public, breach of fiduciary duties. Mr. Berney is requesting, among other things, preliminary and/or permanent injunctive relief and damages. The expected result is undeterminable at this time.

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Section 4.12 1
Compliance with Laws 1
(i)
1.	Holdco is cooperating with Civil Investigative Demands by ten State Attorney General Offices regarding a potential agreement relating to efforts to combat consumer fraud. MoneyGram Payment Systems, Inc. (“MoneyGram”) has finalized a draft agreement with the Executive Committee for the States Attorneys General, which has been circulated to all States for review and approval. The agreement provides that MoneyGram will provide consumers with fraud warnings, make other changes to certain business practices, and increase its training of agents on the issue of consumer fraud. MoneyGram will also contribute $1.1 million to a consumer education program sponsored by AARP (half in 2007/half in 2008) and pay the States $150,000 for their costs. CA, CO, FL, NE, PA and TN have objected to the release language and/or are refusing to sign the agreement. Holdco plans to continue to work to obtain an agreement that a sufficient number of states will agree to sign.
2.	On January 11, 2007, Holdco received a Civil Investigative Demand from the FTC. The FTC requested information regarding fraud-induced money transfers from the United States to Canada. The FTC initially informed Holdco that it is not the target of the investigation. Holdco is cooperating with the FTC and provided documents and information in March 2007, as well as several supplemental productions in response to demands. On December 5, 2007, counsel for Holdco received a letter from the FTC stating that it is the subject of an investigation relating to fraud-induced money transfers.
3.	MoneyGram Payment Systems, Inc. (MoneyGram) is subject to licensing laws and regulations in the states where its business activity is licensed. As of December 31, 2007, MoneyGram believed it was in compliance with all state licensing laws and regulations, with the exception of the California tangible net worth requirement. Holdco has notified the California Department of Financial Institutions (“DFI”) of its non-compliance with the tangible net worth requirement, and more recently of MoneyGram’s failure to meet the DFI’s 105% test for permissible investments as of January 31, 2008. The DFI has advised MoneyGram that it does not intend to take enforcement action against MoneyGram at this time but said it reserves the right to do so in the future after the Investment is complete.
4.	MoneyGram Payment Systems, Inc. (MoneyGram) is subject to New York banking law §652-b which provides that it shall be unlawful for any transmitter of money or its officers, affiliates or subsidiaries to enter into an agreement with a licensed check casher, whereby credit is extended to the check casher at the same time as, and on the condition that, the transmitter of money enters into an agreement with the check casher whereby the check casher will (1) sell only the New York instruments or New York traveler’s checks of the transmitter of money or (2) agree to the exclusive use of any of the other services of the transmitter of money. MoneyGram has from time to time provided loans to its check casher agents and in some instances these loans were entered into at the same time that an exclusive arrangement for the sale of Holdco’s money orders and/or money transfer services was executed. There are currently loans outstanding with 14 agents in the

1	The appearance of [ * ] denote confidential information that has been omitted from this Exhibit and filed separately with the SEC pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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aggregate amount of approximately [ * ] including approximately [ * ] in New York institutions. The New York licensing examiners are aware of the arrangements and have not indicated that Holdco is out of compliance with §652-b during any of its exams. The arrangements with [ * ]
and [ * ]
do not require Holdco to make regular principal payments.
5.	Section 4.5(5) to this Holdco Disclosure Schedule is incorporated by reference herein.

6.	Section 4.5(6) to this Holdco Disclosure Schedule is incorporated by reference herein.

7.	Section 4.5(7) to this Holdco Disclosure Schedule is incorporated by reference herein.

8.	Section 4.5(8) to this Holdco Disclosure Schedule is incorporated by reference herein.
9.	As part of Holdco’s recent sale of various investments and corresponding lack of anticipated incoming capital, as of March 14, 2008, Holdco has determined MoneyGram Payment Systems, Inc. is no longer in compliance with the minimum net worth requirements of the various states in which it is licensed to conduct its money transfer and other payment services businesses. MPSI is obligated to notify certain regulators of such status in varying time periods.
(ii)
1.	On June 8, 2007, MoneyGram International, Inc., self-reported to the U.S. Department of Commerce’s Bureau of Industry and Security (Bureau) possible violations of export regulations administered by the Bureau. The possible violations involved the use of encrypted software furnished by a vendor that facilitated money transfers for an agent of MoneyGram Payment Systems, Inc., (MoneyGram) in Libya. The possible violations would have been between the time period when the U.S. Department of Treasury’s Office of Foreign Assets Control removed Libya from its list of sanctioned countries in 2004, and August 31, 2006 when the U.S. Department of Commerce lifted sanctions on the use of certain forms of encryption technology in Libya. MoneyGram conducted a thorough internal investigation but was unable to determine with certainty whether prohibited encryption technology was used to conduct any money transfer transactions. Nonetheless, MoneyGram self-reported the possible violation. Since it self-reported, MoneyGram has been contacted by the Bureau for additional information and MoneyGram has fully cooperated with these requests. MoneyGram does not know what, if any, action the Bureau may take regarding this matter.
2.	On November 27, 2006, MoneyGram International, Inc., self-reported to the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) possible violations of regulations administered by OFAC. MoneyGram Payment System, Inc. (MoneyGram) is licensed by OFAC to send money transfers from the U.S. to Cuba. Under the terms of the license, payments to money transfer recipients in Cuba were to be made in U.S. dollars or U.S. dollar denominated instruments. In September 2006, MoneyGram learned that the

[ * ]	Please refer to footnote on page 1 of this Section 4.12.

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vendor it had authorized to pay money transfer receivers in Cuba may have paid some receivers in Cuban pesos. Upon learning of this possible violation, MoneyGram voluntarily suspended its money transfer service to Cuba and began an investigation to determine whether a violation had occurred. After extensive discussions with the vendor and a thorough internal investigation, MoneyGram was unable to determine with certainty whether violations had occurred. Nonetheless, MoneyGram self-reported the possible violations. Since it self-reported, MoneyGram has been contacted by OFAC for additional information and MoneyGram has fully cooperated with these requests. MoneyGram does not know what, if any, action OFAC may take regarding this matter.
3.	On July 24, 2007, the IRS issued a Letter 1112 to MoneyGram International, Inc., (MGI) listing several apparent violations of the Bank Secrecy Act (BSA) that were discovered during the course of an ordinary BSA exam the IRS conducted on MGI’s compliance program for the time period of October 1, 2004 through December 31, 2004. MGI responded to the Letter 1112 on August 31, 2007 with detailed information regarding the apparent violations. On February 22, 2008, the Department of the Treasury’s Financial Crimes Enforcement Network sent a letter to MGI stating that the IRS exam and Letter 1112 were now resolved by the issuance of the letter which it described as a warning letter.

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Section 4.13
Benefit Plans
(i)
1.	Employee Benefit Plans
i.	MoneyGram International Inc. 401(k) Plan, as amended

ii.	MoneyGram International, Inc. 2004 Omnibus Incentive Plan, as amended February 17, 2005

iii.	MoneyGram International, Inc. 2005 Omnibus Incentive Plan

iv.	MoneyGram International, Inc. Amended and Restated Management and Line of Business Incentive Plan, as amended and restated May 9, 2007

v.	MoneyGram Pension Plan (f/k/a Viad Corp Retirement Income Plan), restated as of January 1, 2004

vi.	MoneyGram Supplemental Pension Plan, as amended and restated effective December 28, 2007

vii.	MoneyGram International, Inc. Performance Unit Incentive Plan, as amended and restated May 9, 2007

viii.	MoneyGram International, Inc. Deferred Compensation Plan, as amended and restated August 16, 2007

ix.	MoneyGram International, Inc. Executive Severance Plan (Tier I), as amended and restated August 16, 2007

x.	MoneyGram International, Inc. Executive Severance Plan (Tier II), as amended and restated August 16, 2007

xi.	MoneyGram Employee Equity Trust, effective as of June 30, 2004 (closed)

xii.	Form of MoneyGram International, Inc. 2004 Omnibus Incentive Plan Restricted Stock Agreement, as amended February 16, 2005 (no longer in use)

xiii.	Form of MoneyGram International, Inc. 2004 Omnibus Incentive Plan Performance-Based Restricted Stock Agreement (no longer in use)

xiv.	Form of MoneyGram International, Inc. 2004 Omnibus Incentive Plan Incentive Stock Option Agreement (no longer in use)

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xv.	Form of MoneyGram International, Inc. 2004 Omnibus Incentive Plan Non-Qualified Stock Option Agreement, as amended February 16, 2005 (no longer in use)

xvi.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Performance-Based Restricted Stock Award Agreement, effective May 8, 2007

xvii.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Restricted Stock Agreement, effective June 30, 2005 (no longer in use)

xviii.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Restricted Stock Agreement, effective May 8, 2007

xix.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement, effective May 8, 2007

xx.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (US Version), effective August 17, 2005 (no longer in use)

xxi.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Restricted Stock Award Agreement (US Version), effective August 17, 2005 (no longer in use)

xxii.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (UK Version), effective August 17, 2005 (no longer in use)

xxiii.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Restricted Stock Agreement (UK Version), effective August 17, 2005 (no longer in use)

xxiv.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Performance-Based Restricted Stock Agreement (US Version), effective February 15, 2006 (no longer in use)

xxv.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (US version), effective February 15, 2006 (no longer in use)

xxvi.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (UK Version), effective February 15, 2006 (no longer in use)

xxvii.	Form of MoneyGram International, Inc. Executive Compensation Trust Agreement

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xxviii.	First Amendment of the MoneyGram International, Inc. Executive Compensation Trust Agreement

xxix.	Employee Benefits Agreement, dated as of June 30, 2004, by and among Viad Corp, MoneyGram International, Inc. and Travelers Express Company, Inc.

xxx.	Viad Corp Deferred Compensation Plan, amended and restated as of August 19, 2004 (closed)

xxxi.	On February 28, 2008, the Board of Directors authorized a contingent restructuring bonus to certain employees and disclosed as to its named executive officers in Holdco’s 8-K filed March 5, 2008. Approximate value of the potential bonus is $2,780,000.

xxxii.	On February 28, 2008, the Board of Directors authorized a discretionary contribution to Holdco’s 401(K) participants in the amount of 2 percent, and Holdco has paid the contribution.

xxxiii.	On February 28, 2008, the Board of Directors authorized a discretionary incentive bonus of 90 percent of target to non-senior leadership team employees, and Holdco has paid the bonus.
2.	Director Benefit Plans
i.	2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc., as amended and restated December 28, 2007

ii.	Form of MoneyGram International, Inc. 2004 Omnibus Incentive Plan Non-Qualified Stock Option Agreement for Directors, effective February 16, 2005 (no longer in use)

iii.	Form of MoneyGram International, Inc. 2004 Omnibus Incentive Plan Restricted Stock Agreement for Directors, effective February 16, 2005 (no longer in use)

iv.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement for Directors

v.	Form of MoneyGram International, Inc. 2005 Omnibus Incentive Plan Restricted Stock Agreement for Directors, effective August 17, 2005

vi.	The MoneyGram International, Inc. Outside Directors’ Deferred Compensation Trust

vii.	MoneyGram International, Inc. Director’s Charitable Matching Program

viii.	Form of Amended and Restated Indemnification Agreement between MoneyGram International, Inc. and Directors of MoneyGram International, Inc.

29

ix.	MoneyGram International, Inc. Compensation for Non-Management Members of Board of Directors effective February 15, 2007

x.	Deferred Compensation Plan for Directors of Viad Corp, as amended August 19, 2004 (closed)

xi.	Viad Corp Director’s Charitable Award Program
3.	Employment Agreements
i.	Amended and Restated Employment Agreement, dated November 5, 2007, between MoneyGram International, Inc. and Philip W. Milne
4.	Welfare Benefit Plans
i.	Employee Medical Insurance — Blue Cross Blue Shield of MN — MoneyGram International, Inc. Preferred Provider Organization Health Care Plan

ii.	CEO Medical — Blue Cross Blue Shield of MN — Comprehensive Major Medical Plan

iii.	Employee Dental — Delta Dental — MoneyGram International, Inc. Dental Plan

iv.	CEO Dental — Delta Dental — Comprehensive Enhanced with Orthodontic Coverage

v.	Basic Life Insurance, Additional Life Insurance and Retire Life Insurance — Unum — MoneyGram International, Inc. Life Plan

vi.	AD&D — Unum — MoneyGram International, Inc. Accidental Death and Dismemberment Plan

vii.	Short-term Disability — internal policy

viii.	Long-term Disability — Unum — MoneyGram International, Inc. Long Term Disability Plan

ix.	Business Travel Accident Insurance — Chubb — MoneyGram International, Inc. Business Travel Accident Plan

x.	Workers Compensation Insurance — Sentry Insurance

xi.	Health and Dependent Care Flexible Spending Accounts — Acclaim Benefits — MoneyGram International, Inc. Flexible Compensation Plan

xii.	Retiree Medical Insurance — Blue Cross Blue Shield of MN — MoneyGram International, Inc. Preferred Provider Organization Health Care Plan and

30

MoneyGram International, Inc. Comprehensive Major Medical Health Care Plan, Employee Assistance Program — Blue Cross Blue Shield of MN -MoneyGram International, Inc. Employee Assistance Plan

xiii.	Tuition Reimbursement Program — Company sponsored — internal policy
(ii)
(F) Members of senior management currently comprise the committee which administered Holdco’s 401(k) plan. As a result of the rapid decline in the price of Holdco’s common stock, Holdco and members of management who served as fiduciaries may be subject to claims of fiduciary liability from individuals who invested in Holdco stock in their 401(k) plan.
(G) Pursuant to the Agreement described in Section (i)(1)(xxix) of this Holdco Disclosure Schedule, Holdco’s termination rights are limited under the following plans:
1.	Deferred Compensation Plan for Directors of Viad

2.	Viad Corp Supplemental TRIM Plan

3.	Viad Corp Supplemental Pension Plan

4.	Premier Cruise Lines Supplemental Executive Retirement Plan

5.	Aircraft Services International Supplemental Executive Retirement Plan

6.	Greyhound Leisure Services, Inc. Key Management Deferred Compensation Plan

7.	Restaura, Inc. Key Management Deferred Compensation Plan

8.	Restaura, Inc. Voluntary Retirement Plan

9.	ProDine, Inc./Glacier Park, Inc. Supplemental Executive Retirement Plan

10.	The Viad Corp Director’s Charitable Award Program

11.	Viad Corp Limited Executive Medical Plan
Holdco acquired financial responsibility for the foregoing plans at the time of Holdco’s spin-off from Viad Corp in 2004. All of the foregoing plans are frozen and thus no new benefits are accruing under the plans. It is Holdco’s policy to fund the foregoing plans, with the exception of the Deferred Compensation Plan for Directors of Viad and the Charitable Trust Program, as benefits are paid. The approximate unfunded liability for those plans as of December 31, 2006 was $67M. The Deferred Compensation Plan for Directors of Viad has an approximate liability of $6.9 million and is fully funded through a rabbi trust. The Charitable Award Program is funded through various insurance policies. Holdco recognizes a liability under the plan to the extent the cash value of the insurance policies is less than the obligations under the Charitable Award Program. Currently there is a liability for this plan in the amount of $760k.

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Section 4.15
Intellectual Property
Section 4.10(1) of this Holdco Disclosure Schedule is incorporated herein by reference.

32

Section 4.17
Brokers and Finders
Holdco is obligated to pay certain fees pursuant to a Letter Agreement, dated December 30, 2007, between the Company and Blackstone Advisory Services L.P.

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Schedule 2.2
Information Relating to Purchasers

Principal
Amount of
Purchaser Name and Address	Notes
GSMP V Onshore US, Ltd. 85 Broad Street New York, NY 10004 Telecopy: (212) 357-5505 Attention: C/o Eric Goldstein, With a copy to: Edward S. Pallesen	$196,205,000
GSMP V Offshore US, Ltd. 85 Broad Street New York, NY 10004 Telecopy: (212) 357-5505 Attention: c/o Eric Goldstein With a copy to: Edward S. Pallesen	$284,536,000
GSMP V Institutional US, Ltd. 85 Broad Street New York, NY 10004 Telecopy: (212) 357-5505 Attention: c/o Eric Goldstein With a copy to: Edward S. Pallesen	$19,259,000

Total	$500,000,000

PAYMENT INSTRUCTIONS
Payments to the Initial Purchasers, should be wired as follows:
Bank: Citibank
ABA: 021-000-089
1st Beneficiary: Goldman Sachs & Co
Account: 3062-75-33
2nd Beneficiary: MontanaMezzPIA
Account: 471373
Ref: Adam Baicher